As filed with the Securities and Exchange Commission on August 21, 2023

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

STRAWBERRY FIELDS REIT, INC.

(Exact name of registrant as specified in its charter)

6101 Nimtz Parkway

South Bend, IN 46628

(574) 807-0800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David M. Gross, Esq.

Strawberry Fields REIT, Inc.

5683 North Lincoln Ave.

Chicago IL 60659

(574) 807-0800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Alfred G. Smith, Esq. J. Thomas Cookson, Esq. Shutts & Bowen LLP 200 South Biscayne Boulevard Suite 4100 Miami, Florida 33131 Telephone: (305) 379-9147 Facsimile: (305) 381-9982	Curt Creely, Esq. Carrie Long, Esq. Foley & Lardner LLP 100 N. Tampa St. Suite2700 Tampa, Florida 33602 Telephone: (813) 229-2300 Facsimile: (813) 221-4210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion,

Preliminary Prospectus dated August 21, 2023

STRAWBERRY FIELDS REIT, INC.

Common Stock

This is the initial public offering of Strawberry Fields REIT, Inc., a Maryland corporation. We are offering shares of our common stock.

Our common stock is listed for trading on the NYSE American under the symbol “STRW.” On           , 2023, the last reported sale price of our common stock on the NYSE American was $         .

We are organized and operate our business to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 24 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page 166 of this prospectus for additional information regarding underwriting compensation.

The underwriters may also purchase up to an additional            shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock sold in this offering on or about             , 2023.

Compass Point	Ladenburg Thalmann

The date of this prospectus is                  , 2023.

You should rely only on the information contained in this document or to which we have referred you. None of us or the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different information, you should not rely on it. None of us or the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, liquidity, funds from operations, or FFO, adjusted FFO, or AFFO, results of operations and prospects may have changed since those dates.

This prospectus contains market data and industry forecasts that were obtained from industry publications. We have not independently verified any of this information.

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GLOSSARY OF CERTAIN TERMS

The following is a glossary of certain terms used in this prospectus:

“ADA” means the Americans with Disabilities Act of 1990, as amended.

“ALF” means assisted living facility.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“BVI Company” means Strawberry Fields REIT, Ltd., a company organized under the laws of the British Virgin Islands. Upon the consummation of the formation transaction, the BVI Company became a wholly-owned subsidiary of the Operating Partnership.

“CAGR” means compound annual growth rate.

“CMS” means the Centers for Medicare and Medicaid Services, which administers Medicare, Medicaid and the State Children’s Health Insurance Program.

“Company” means Strawberry Fields REIT, Inc., a Maryland corporation.

“Dollars” or “$” means United States dollars.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and rent.

“EBITDARM” means earnings before interest, taxes, depreciation, amortization, rent and management fees.

“GLA” or “gross leasable area” or means the area in any building that may be leased to tenants.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act.

“HUD” means the U.S. Department of Housing and Urban Development, the federal government agency for housing and urban development.

“long-term acute care hospital” or “LTACH” means medical institutions in which patients requiring prolonged hospitalization (but who are stable) are given medical care and rehabilitation for several weeks. The operation of these institutions is subject to receipt of a suitable license.

“NIS” means New Israeli Shekels.

“Operating Partnership” means Strawberry Fields Realty LP, a Delaware limited partnership.

“OP units” means the units of limited partnership interests in the Operating Partnership.

“Predecessor Company” means Strawberry Fields REIT, LLC, an Indiana limited liability company. Prior to the consummation of the formation transaction, the Predecessor Company was the indirect owner of 73 of our properties.

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“SNF” means a skilled nursing facility.

“Series A Bonds” means the Series A Bonds issued by the BVI Company, which were first offered to the public in Israel in 2015. The net outstanding principal balance of the Series A Bonds on June 30, 2023, was approximately $20.2 million.

“Series B Bonds” means the Series B Bonds issued by the BVI Company, which were first offered to the public in Israel in 2018. The Series B Bonds were repaid in full during the year ended December 31, 2022.

“Series C Bonds” means the Series C Bonds issued by the BVI Company, which were first offered to the public in Israel on July 28, 2021. As of June 30, 2023, the Series C Bonds had an outstanding principal balance of approximately $63.7million.

“Series D Bonds” means the Series D Bonds issued by the BVI Company, which were first offered to the public in Israel on June 19, 2023. As of June 30, 2023, the Series D Bonds had an outstanding principal balance of approximately $22.4 million. In July 2023, the BVI Company issued an additional NIS 70.0 million ($19.2 million) in Series D Bonds.

“TASE” means the Tel Aviv Stock Exchange Ltd.

“TRS” means taxable REIT subsidiary.

TENANT INFORMATION

This prospectus includes information regarding certain of our tenants that lease properties from us and are not subject to SEC reporting requirements.

The information related to our tenants contained or referred to in this prospectus was provided to us by such tenants. We have not verified this information through an independent investigation or otherwise. We have no reason to believe that this information is inaccurate in any material respect, but we cannot provide any assurance of its accuracy. We are providing this data for informational purposes only.

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PROSPECTUS SUMMARY

The following summary highlights some of the information contained elsewhere in this prospectus. It is not complete and does not contain all of the information you should consider before making an investment decision. You should read carefully the more detailed information set forth under the heading “Risk Factors” and the other information included in this prospectus. References in this prospectus to “we,” “our,” “us” and “the Company” refer to Strawberry Fields REIT, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Strawberry Fields Realty LP, a Delaware limited partnership, which we refer to in this prospectus as our Operating Partnership. We are the sole general partner of our Operating Partnership. Certain historical and current operations described in this prospectus refer to historical and current operations of the businesses and assets of Strawberry Fields REIT, LLC, an Indiana limited liability company and our accounting predecessor (which we refer to in this prospectus as the Predecessor Company). On June 8, 2021, the Predecessor Company contributed all of its assets to the Operating Partnership, and the Operating Partnership assumed all of the liabilities of the Predecessor Company.

Business

We are a self-managed and self-administered real estate company that specializes in the acquisition, ownership and triple-net leasing of skilled nursing facilities and other post-acute healthcare properties. As of June 30, 2023, our portfolio consisted of 79 healthcare properties with an aggregate of 10,351 licensed beds. We hold fee title to 78 of these properties, and hold one property under a long-term lease. These properties are located across Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. Our 79 properties comprise 83 healthcare facilities, consisting of 78 skilled nursing facilities, 3 assisted living facilities and 2 long-term acute care hospitals.

We generate substantially all of our revenues by leasing our properties to tenants under long-term leases primarily on a triple-net basis, under which the tenant pays the cost of real estate taxes, insurance and other operating costs of the facility and capital expenditures. Our properties are currently leased to 83 tenants under 28 lease agreements. Approximately 77.1% of our properties are held under a master lease which provides for cross default provisions, cross collateralization and diversification of risk. As of June 30, 2023, our average remaining initial lease term is 5.9 years with average annual rent escalators of 2.7%. Most of our leases include two 5-year renewal options to extend the term.

We are entitled to monthly rent paid by the tenants and we do not receive any income or bear any expenses from the operation of such facilities. As of June 30, 2023, the aggregate annualized average base rent for the expected life of the leases for our properties was approximately $84.2 million. As of March 31, 2023 the rent coverage ratio for our portfolio was 1.95x, based on EBITDARM of our tenants.

Each healthcare facility located at our properties is managed by a qualified operator with an experienced management team. As of the date of this prospectus, 41 properties representing 62.2% of our annualized base rent as of June 30, 2023, are leased to and operated by related parties that are affiliates of Moishe Gubin, who is our Chairman and Chief Executive Officer and Michael Blisko, who is one of our directors. These properties are operated by affiliates of Infinity Healthcare Management (“Infinity Healthcare”), a healthcare consulting business . Infinity Healthcare and these affiliates are one of the largest groups of operators of skilled nursing facilities in the Midwest with over 10,000 beds. Our relationship with Infinity Healthcare provides us with unmatched insight into operating trends and industry developments. Additionally, our relationship with Infinity Healthcare provides us with operating flexibility with regard to evaluating potential new acquisitions or better understanding of operational issues pertaining to underperforming tenants.

Since our Predecessor Company was formed, we have grown significantly through acquisitions, having purchased 33 properties since January 2017, with an aggregate purchase price of approximately $236.6 million and weighted average lease yield of 14.3%. The weighted average lease yield is calculated as the annualized average annual base rent for the expected life of the leases divided by total purchase price. Since 2017, our aggregate annualized average base rent for the expected life of the leases for our properties has grown at an approximate 7.6% CAGR from $57.1 million in fiscal year 2017 to $82.5 million in fiscal year 2022. In addition, our Adjusted EBITDA and FFO from 2018 to 2022 grew at an approximate 10.8% and 23.4% CAGR, respectfully. During that period, we expanded our geographic footprint from six states to nine states.

We expect to grow our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of local, regional and national healthcare providers, which may include new or existing skilled nursing operators. We also anticipate diversifying our portfolio over time, including by acquiring properties in different geographic markets. In addition, we actively monitor the clinical, regulatory, and financial operating results of our tenants, and work to identify opportunities within their operations and markets that could improve their operating results at our facilities. We communicate such observations to our tenants; however, we have no contractual obligation to do so. Moreover, our tenants have sole discretion with respect to the day-to-day operation of the facilities they lease from us, and how and whether to implement any observation we may share with them. We also actively monitor the overall occupancy, skilled mix, and other operating metrics of our tenants monthly.

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Our management team has extensive experience in acquiring, owning, financing, operating and leasing skilled nursing facilities and other types of healthcare properties. The team is led by Moishe Gubin, our Chief Executive Officer and Chairman of our Board of Directors, Nahman Eingal, our Chief Financial Officer, and Jeffrey Bajtner who serves as our Chief Investment Officer. Combined, this team has over 50 years of experience investing in real estate and particularly in healthcare related real estate and operating companies. Mr. Gubin began his career working at a skilled nursing operator in 1998 and developed in-depth knowledge of the business before purchasing his first skilled nursing facility in 2003. Mr. Gubin has successfully raised equity and debt capital to facilitate over 100 real estate related/healthcare related acquisitions totaling over $1.1 billion in gross investment. In addition, our management team has extensive experience as operators of, and healthcare consultants to, skilled nursing facilities, having managed and operated over 70 skilled nursing facilities, including 41 of our current tenants. We believe our management team’s unique experience across both skilled nursing operations and real estate and its extensive knowledge of the skilled nursing industry position us favorably to take advantage of healthcare investment opportunities. Additionally, our deep and broad relationships with industry operators have allowed us to identify and acquire skilled nursing facilities to which many of our competitors do not have access.

COVID-19 presented a significant challenge for the SNF industry as occupancy declined, payroll expenses increased and operators were required to purchase additional personal protective equipment. Although profitability declined at our tenants’ facilities, we experienced rent deferrals equal to less than 1% of rental income during the past 3 years. As of June 30, 2023, none of the Company’s tenants are delinquent on the payment of rent. We believe our strong rent collection performance is attributed to selecting tenants with a demonstrated track record, financial strength and a large presence in local markets as well as close monitoring of our tenants’ operating results. Since reaching a low point in January 2021, the SNF industry has seen a significant increase in overall occupancy of approximately 8%.

We have assembled a high quality and diversified portfolio of skilled nursing and other healthcare related facilities and we plan to continue to invest primarily in skilled nursing facilities and other healthcare facilities that primarily provide services to the elderly. We believe these asset classes provide potential for higher risk-adjusted returns compared to other forms of net-leased real estate assets due to the specialized expertise necessary to acquire, own, finance and operate these properties, which are factors that tend to limit competition among investors, owners, operators and finance companies. Additionally, our management team’s strong relationships in the industry have allowed us to acquire healthcare-related properties at valuations that achieve attractive lease yields, with the goal of generating strong returns for our stockholders over the long-term. As we continue to acquire additional properties and expand our portfolio, we expect to continue diversifying our portfolio by geography and by tenant, while also maintaining balance sheet strength and liquidity.

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2022. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify for taxation as a REIT. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held through Strawberry Fields Realty, L.P. (the “Operating Partnership”). We are the general partner of the Operating Partnership and own approximately 12.3% of the outstanding OP units.

Recent Developments

Indiana Facilities Acquisition and Financing

On June 8, 2023, the Company entered into a Purchase and Sale Agreement with respect to the purchase of 24 healthcare facilities located in Indiana (the “Indiana Facilities”) for $102.0 million. The Indiana Facilities are comprised of 19 skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed. Annualized straight line rent for the facilities is expected to equal $12.7 million representing a weighted average lease yield of 12.4%.

The Company made an initial earnest money deposit of $4.0 million in June 2023 and a second deposit of $1.0 million in July 2023 under the Purchase and Sale Agreement, which will be applied to the purchase price at closing. The Company expects to pay the balance of the purchase price from the Company’s current working capital, which includes $19.1 million in proceeds from our sale of additional Series D Bonds, together with funds to be borrowed under a new $66.0 million credit facility from a commercial bank. The credit facility is expected to have a 5-year term and require payments of interest-only payments for 12 months at a floating rate of SOFR plus 3.5%. Under the Purchase and Sale Agreement, the Company has also agreed to make a loan of approximately $6.5 million to the sellers, which will be payable within 60 days of the closing.

The Indiana Facilities are currently leased under a master lease agreement dated November 1, 2022, between the sellers and a group of tenants affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. Under the master lease, the tenants are required to pay annual rent, on a triple net basis, commencing on November 1, 2022, in the amount of $9.5 million, which amount is subject to annual increases set forth in the master lease. The master lease has an initial term of seven years. The tenants have three options to extend the lease. The first option is for three years, the two remaining options are for five years each. The tenants have an option to buy the properties during the sixth or seventh year of the lease for $127.0 million. The material terms of the master lease will not be modified as a result of the purchase. The tenants operate the Indiana Facilities as skilled nursing and assisted living facilities.

Assuming that we successfully close the acquisition of the Indiana Facilities, our portfolio would increase from 79 healthcare properties to 103 properties, and our aggregate annualized average base rent for the expected life of our leases would increase from $84.2 million to $96.9 million, based on aggregate annualized average base rent as of June 30, 2023. Additionally, the number of properties leased to tenants affiliated with Mr. Gubin and Mr. Blisko would increase from 41 properties to 65 properties, and the percentage of annualized base rent received from related party leases would increase from 62.2% to 67.1%, based on aggregate annualized average base rent over the life of our leases as of June 30, 2023.

The Company anticipates closing the acquisition of the Indiana Facilities in August 2023.

Our Industry

The skilled nursing industry has evolved to meet the growing demand for post-acute and custodial healthcare services generated by an aging population, increasing life expectancies and the trend toward shifting patient care to lower cost settings. We believe this evolution has led to a number of favorable improvements in the industry, as described below:

●	Increased Demand Driven by Aging Populations. As seniors account for a higher percentage of the total U.S. population, we believe the overall demand for skilled nursing services will increase. At present, the primary market demographic for skilled nursing services is individuals aged 75 and older. The 2020 U.S. Census reported that there were over 56 million people in the United States in 2020 over the age of 65. The U.S. Census estimates this group to be one of the fastest growing segments of the United States population, projecting that it will increase 30% to 73 million people in 2030. According to the Centers for Medicare & Medicaid Services, skilled nursing facilities and continuing care retirement communities’ expenditures are projected to grow from approximately $196.8 billion in 2020, which includes federal expenditures in response to the COVID-19 pandemic, to approximately $266 billion in 2028. Although skilled nursing and seniors housing occupancy rates have declined during the COVID-19 pandemic, we believe that these trends in population will support an increasing demand for skilled nursing services in the long-term, which in turn will likely support an increasing demand for the services provided within our properties.

●	Shift of Patient Care to Lower Cost Alternatives. The growth of the senior population in the United States continues to increase healthcare costs. In response, federal and state governments have adopted cost-containment measures that encourage the treatment of patients in more cost-effective settings such as SNFs, for which the staffing requirements and associated costs are often significantly lower than acute care hospitals, inpatient rehabilitation facilities (“IRF”) and other post-acute care settings. SNFs Medicare average cost per day is $547 compared to $2,607, $1,689 and $1,671 for Hospitals, IRF and LTACH’s respectively. As a result, SNFs are generally serving a larger population of higher-acuity patients than in the past.

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●	Significant Acquisition and Consolidation Opportunities. The skilled nursing industry is large and highly fragmented, characterized predominantly by numerous local and regional providers. Public REITs own approximately 11% of skilled nursing facilities. We believe this fragmentation provides significant acquisition and consolidation opportunities.

●	Widening Supply and Demand Imbalance. The number of SNFs has declined modestly over the past several years. According to the Valuation & Information Group, which provides appraisal and market reports for the industry, the nursing home industry is currently comprised of approximately 14,800 facilities, as compared with over 16,700 facilities as of December 2000. Supply of new facilities is limited due to certificate of need restrictions. 71% of states have certificate of need restrictions., We expect that the supply/demand imbalance in the skilled nursing industry will increasingly favor skilled nursing providers due to the shift of patient care to lower cost settings and an aging population to meet the growing need for post-acute healthcare.

Competitive Strengths

We believe that the following competitive strengths provide a solid foundation for the sustained growth of our business and successful execution of our business strategies:

Diversified Portfolio. We have a portfolio that is diversified in terms of both geography and tenant composition. As of the date of this prospectus, our portfolio is comprised of 79 healthcare-related properties with a total of 10,351 licensed beds located throughout Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. We believe that our geographic diversification limits the potential impact of any regulatory, reimbursement, competitive dynamic or other changes in any single market on the overall performance of our portfolio. We lease our properties to 83 tenants, with no single tenant accounting for more than 3.1% of our annualized base rent. 64 of these tenants are held under master leases which provides for cross default provisions, cross collateralization and diversification of risk This diversification limits our exposure for any single tenant that encounters financial or operational difficulties. We expect to continue growing our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of operators in different geographic markets.

Protected Markets. In eight of the nine states in which we operate, we benefit from CON laws that require state approval for the construction and expansion of certain types of healthcare facilities. These laws represent significant barriers to entry and limit competition in these markets.

Demonstrated Ability to Identify and Structure Accretive Acquisition Opportunities. Our management team has long-standing relationships in the skilled nursing and post-acute industries. Through their experience in acquiring these types of facilities, we have the proven ability to identify and complete complex and accretive transactions. Since 2017 we have acquired 33 properties with an aggregate purchase price of approximately $236.6 million and with a weighted average first-year lease yield of 14.3%. Additionally, because many of our acquisitions are off-market opportunities sourced through our management team’s network of industry relationships, and later financed through HUD guaranteed loans, we believe we do not typically compete with larger healthcare-focused real estate companies for acquisitions as they tend to focus on larger, platform acquisition opportunities. As a result, we have consistently acquired assets at attractive valuations and believe we can continue to identify these types of opportunities to expand our portfolio.

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Significant Experience Acquiring Underperforming Assets. Although we primarily seek to acquire properties that have had consistent profitability, we may also acquire underperforming properties if we believe that the underlying facilities can become successful through better management. Our management team’s prior experience as operators gives it the ability to evaluate these types of facilities and their potential for improved revenue enhancement and increased operating efficiencies. For example, in 2018 and 2019 we acquired 16 properties for total purchase price of $80.4 through the assumption or payment of the outstanding loan on the facilities or directly from the lender and generated a lease yield of 17%. We will consider the acquisition of underperforming properties if they are available at attractive valuations and provide us with significant upside potential once their new operators have successfully stabilized and optimized their operations. If we acquire underperforming properties, we expect to lease them to tenants and operators that have significant turnaround experience and support from experienced consultants.

Experienced and Adept Operators. We have strong and long-standing relationships with operators and their principals who have significant experience in operating successful skilled nursing facilities. These operators and their principals have a strong track record of operating in challenging markets where operators are subject to increased regulatory issues and significant competition. Additionally, these operators and their principals have learned to successfully operate facilities in which most of the revenue is earned from providing services to patients covered by Medicaid which are subject to lower reimbursement rates than other revenue sources.

Consulting Firms Provide Additional Resources for the Operators of our Facilities. Most of the operators of our facilities utilize the services of experienced healthcare consulting firms to provide them with expert advice and assistance with their operations. We believe these consulting firms provide the operators with additional expertise and resources that materially enhance their ability to operate efficiently and to meet applicable regulatory requirements.

Close Relationships with Tenants, Operators and Consultants Provide Enhanced Oversight, Market Intelligence and Strong Alignment of Interests. The nature of our close relationships with the tenants and operators of our properties and their consulting firms allows us to maintain close communication and obtain early knowledge of potential issues faced by our tenants, enabling us to address those issues that affect us as the lessor. These relationships also provide us with intelligence on the markets in which we own properties and assistance in locating new and replacement tenants. Additionally, the consulting firms assist us without charge in evaluating potential acquisitions and operators. This assistance provides us with insight of local market trends, which is particularly valuable for new markets. These relationships also provide a strong alignment of interests between our interests as a property owner and our tenants’ interests.

Well-Structured, Long-Term, Triple-Net Leases Generate Predictable and Growing Rental Income Streams. Most of our owned properties are leased to tenants under long-term, non-cancellable, triple-net leases, pursuant to which the tenants are responsible for all maintenance and repairs, insurance and taxes associated with the leased properties and the business conducted at the properties. As of June 30, 2023, 100% of the gross leasable area of our facilities was leased with an average remaining initial lease term of 5.9 years. Most of our leases include two remaining 5-year renewal options. Our leases generally have terms that range from 10 to 20 years with two five-year extensions, and annual rent escalators of 1% to 3% per year, which provides us with a steady and growing cash rental stream. Additionally, our leases are structured to provide us with key credit support and have credit enhancement provisions that may include non-refundable security deposits of up to 6 months, personal and corporate guarantees and cross-default provisions under our master leases. Approximately 71.1% of our total annualized rental revenue is generated through our 9 master leases that have cross-default and cross-collateralization provisions.

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Seasoned Management Team with Significant Experience. Moishe Gubin, our Chairman and Chief Executive Officer, has over 25 years of operating and real estate experience in the skilled nursing and long-term care industries. Prior to founding the Predecessor Company, Mr. Gubin worked as an operator of skilled nursing facilities and built a strong operational knowledge base that has been incorporated into the day-to-day management of our current portfolio. Additionally, Mr. Gubin has significant acquisition experience having completed over 100 healthcare real estate related acquisitions with an aggregate investment amount of over $1.1 billion since 2003. Nahman Eingal, our Chief Financial Officer, has an extensive background in real estate finance with over 20 years of experience in the banking industry focusing on commercial lending to healthcare providers. Mr. Gubin and Mr. Eingal also have significant experience accessing the debt capital markets to fund growth, having raised over $310 million of publicly traded bonds that are listed on the Tel Aviv Stock Exchange. We believe that the diverse operational and financial background and expertise of our management team gives us the ability to successfully manage our portfolio and sustain our growth.

Our Portfolio

As of the date of this prospectus, we own and lease a geographically diverse portfolio of 79 healthcare- related properties in nine states, with an aggregate of 10,351 licensed beds. Of these 79 properties, 76 are skilled nursing facilities, two are dual-purpose facilities used as both skilled nursing facilities and long-term acute care hospitals, and three are assisted living facilities.

The following table contains information regarding our owned and leased healthcare facility portfolio by facility type, as of the date of this prospectus, except for Annualized Average Base Rent and % of Total Annualized Base Rent, which are calculated as of June 30, 2023.

Summary of Our Facilities
Facility Type	Number of Facilities(1)	Licensed Bed Count	Annualized Average Base Rent(2)(3)	% of Total Annualized Base Rent
			(Amounts in $000s)
Skilled Nursing Facilities(i)	78	10,206	$82,321	97.7%
Long-Term Acute Care Hospitals	2	63	1,311	1.6%
Assisted Living Facilities	3	82	603	07%
Total	83	10,351	$84,235	100.0%

(1)	Number of facilities does not equate to the number of properties because, in the case of four properties, the properties include both an SNF and either an LTACH or an ALF.

(2)	Annualized average base rent does not represent historical rental amounts. Rather, annualized average base rent represents the average annual base rent for the expected life of the lease, except as otherwise noted. Base rent does not include tenant recoveries, additional rents or other related adjustments, but does include contractual annual rent escalation and averages the base rent over the life of the lease. For additional information on the expiration of these leases, see “Business and Properties — Lease Expirations.”

(3)	There are no material differences between the annualized average base rent for the properties leased to related parties and the properties leased to third parties. In most cases, the base rent is equal to ten percent of the purchase price of the property, subject to adjustments based on changes in the consumer price index.

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Property Types

Skilled Nursing Facilities. Skilled nursing facilities, or SNFs, provide services for individuals that don’t need to be in a hospital but can’t be cared for at home. Most SNFs have skilled nurses and additional medical staff on duty 24 hours a day. The staff provides daily nursing, therapeutic rehabilitation, social services, housekeeping, nutrition and administrative services for individuals and patients requiring certain assistance for daily living activities. A typical SNF includes mostly one or two bed units, each equipped with a private or shared bathroom and community dining halls.

The need for SNF’s can be instantaneous, such as after an acute hospitalization, stroke, or heart attack.  SNF’s are not only occupied by the elderly. In past years, a SNF are a place that provided care for residents, of all ages, who were often too frail/sick to be considered candidates for any type of rehabilitative treatment.

Assisted Living Facilities. Assisted living facilities, or ALFs, provide services that include minimal nursing assistance, housekeeping, nutrition, laundry and administrative services for individuals and patients requiring minimal assistance for daily living activities. ALFs enable residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. ALFs are typically comprised of one- and two-bedroom suites equipped with private bathrooms and efficiency kitchens. Services bundled within one regular monthly fee usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24- hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are available at the facility on-call or at scheduled times.

Long-Term Acute Care Hospitals. Long term acute care hospitals, or LTACHs, provide a range of services and treatments for acute care domains such as emergency care; urgent care; short- term stabilization; trauma care and acute care surgery; critical care; and prehospital care. The acute service domains mentioned are for individuals and patients with acute life- or limb- threatening medical surgical needs, ambulatory care needs, acute needs before delivery of definitive treatment, community care needs until patient transfer, life- threatening conditions requiring comprehensive care and constant monitoring, and life- threatening injuries requiring acute surgical attention.

Geographic Diversification

Our portfolio of 79 properties is diversified by geographic location across nine U.S. states, comprising Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas.

The following table contains information regarding our healthcare facility portfolio by geography, as of the date of this prospectus, other than Annualized Average Base Rent and % of Total Annualized Base Rent which are calculated as of June 30, 2023:

State	Number of Properties	Facility Type	Licensed Bed Count	Annualized Average Base Rent (Amounts in $000s)	% of Total Annualized Average Base Rent
Illinois(1)	20	20 SNFs	4,226	$25,203	29.9%
Tennessee	12	12 SNFs	1,056	17,129	20.3%
Indiana	15	15 SNFs	1,388	14,258	16.9%
Arkansas	13	12 SNFs 2 ALFs	1,568	11,044	13.1%
Kentucky	10	10 SNFs 1 ALF	1,165	9,783	11.6%

Texas	3	3 SNFs 1 LTACH	473	3,963	4.7%
Oklahoma	1	1 SNFs 1 LTACH	137	1,151	1.4%
Ohio	4	4 SNFs	238	864	1.0%
Michigan	1	1 SNF	100	840	1.0%

Totals	79	78 SNFs 2 LTACHs 3 ALFs	10,351	$84,235	100.0%

(1)	In February 2023 one of the SNF we own in Southern Illinois was closed by the tenant for efficiency reasons. This SNF is under a master lease with 2 other facilities and the full amount of the rent payments under the master lease are continuing to be paid. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

Principal Consulting Firms to Operators

The principal consulting firms engaged by our tenants are described below. They provide the tenants with a wide range of advice and assistance that we believe significantly enhances the operators’ ability to operate successfully. As further described below, certain operators and consultants are related to one or more of our affiliates.

Infinity Healthcare. Infinity Healthcare is a consulting group that provides healthcare consulting services to the healthcare industry, including facilities that offer skilled and intermediate nursing, short-term rehabilitation, services for residents with dementia and Alzheimer’s disease, behavioral health, ventilator units, in-house dialysis, and home health. Infinity Healthcare was founded in 2008 by Moishe Gubin and Michael Blisko, whom are the CEO and a Director, respectively, of the Company. Infinity Healthcare has an experienced management team with over 25+ years, on average, which has been focused on the SNF industry. With offices in Chicago, Illinois., Fort Lauderdale, Florida., Indianapolis, Indiana. and Gallatin, Tennessee., Infinity Healthcare provides consulting services to 70 facilities (of which 41 are leased from us) in Illinois, Indiana, and Tennessee. As of 2021, Infinity Healthcare was ranked the 16th largest skilled nursing company in America.

Benchmark Healthcare (“Benchmark”). Benchmark is a healthcare consulting service provider to the skilled nursing facility industry. Benchmark was founded in 2015 and primarily provides consulting services to A&M Healthcare which, through its subsidiaries, holds the licenses to 18 skilled nursing facilities. A&M Healthcare operates under the trade name Landmark. Benchmark provides consulting services to 18 facilities (of which 17 are leased from us) in Kentucky, Illinois Texas, Michigan and Oklahoma.

Oasis Healthcare Group – Oasis is a diverse healthcare consulting firm founded in 2020 by three healthcare experienced individuals, Abraham Schreiber, Zalman Scheinbaum, and Matis Herzka. The Company is based in New York. Oasis provides consulting services to 13 skilled nursing facilities and 2 assisted living facilities (of which all are leased from us) in Arkansas.

AOM Healthcare Management (“AOM”). AOM is a diverse and experienced healthcare consulting firm founded in the 2000’s and based in New York. AOM provides consulting services to 22 skilled nursing facilities (of which four are leased from us) in New York and Ohio.

Paramount Healthcare Consultants (“Paramount”). Paramount is a diverse and experienced healthcare consulting firm founded in 2008 and based in Louisiana. Paramount provides consulting services to 11 healthcare facilities (of which one is leased from us) in Louisiana and Texas.

Bria Health Services (“Bria”). Bria is a healthcare consulting company that provides consulting services to the skilled nursing facility industry. Bria was founded in 2012 by Avrum Weinfeld, Daniel Weiss and Natan Weiss and headquartered in Skokie, Illinois. Bria provides consulting services to 17 operators in Illinois with over 2,800 beds (including five Strawberry facilities located in southern Illinois with 654 licensed beds).

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Regulatory

Although there is presently no Federal regulation on the lessor itself from Federal government agencies that regulate and inspect the operators and no regulation of the lessor in the States in which we own real property, our tenants (the operators of skilled nursing facilities, long-term acute care hospitals and other healthcare providers) are subject to extensive federal, state and local government healthcare laws and regulations.

Our tenants and operators receive payments for patient services from the federal government under the Medicare program, state governments under their respective Medicaid or similar programs, managed care plans, private insurers and directly from patients. As of March 31, 2023, approximately 74% of payments were from Medicaid, 11% from Medicare and 15% from other sources.

The amounts of program payments received by our tenants/operators can be changed from time to time by legislative or regulatory actions and by determinations by agents for the programs. The states in which we operate generally set reimbursement rates on a quarterly, bi-annual or annual basis. The majority of our states utilize a prospective, cost and price-based reimbursement system. This allows state regulatory authorities to review historical costs as well as take into account expected pricing and acuity to set appropriate reimbursement rate levels for our operators See “Regulatory – Key Market Overview” for more information.

Our Business and Growth Strategies

Our objective is to generate attractive returns for our stockholders over the long-term through dividends and capital appreciation. Key elements of our strategy include the following:

Acquire Additional Healthcare Properties in Concentrated Geographic Areas. We plan to invest primarily in real estate used as skilled nursing facilities and other healthcare facilities that provide services to the elderly, where our management team has substantial experience and relationships. We believe these facilities have the potential to provide higher risk-adjusted returns compared to other forms of net-leased real estate assets due to the specialized expertise necessary to acquire, own, finance and manage these properties, which are factors that tend to limit competition among investors, owners, operators and finance companies. We will seek to acquire properties in states where we believe we can build regional density in order to create competitive advantages and drive operational and cost efficiencies.

Negotiate Well-Structured Net Leases. Our primary ownership structure is a facility purchase with a long-term triple-net lease with the healthcare operator. We seek to structure our leases with lease terms of 10 years with tenant options to extend the lease for an additional period of 5 to 10 years and rent escalators that provide a steadily growing cash rental stream. Our lease structures are designed to provide us with credit support for our rents, including, in certain cases, lease deposits, covenants regarding liquidity, and various provisions for cross-default. We believe these features help insulate us from variability in operator cash flows and enable us to minimize our expenses while we continue to build our portfolio.

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Leverage Existing and Develop New Operator Relationships. Our management team has long-standing relationships in the healthcare industry through which we have sourced our existing portfolio, and we intend to continue to expand our portfolio by leveraging these existing relationships. Forty-one of our properties are leased to related parties. One of our goals is to reduce our dependence on related party tenants in order to diversify our tenant base. Although we expect to continue to lease properties to related party tenants in markets in which the related party tenants have substantial experience and operations, we intend to lease properties in other markets to unrelated tenants if we are able to identify qualified operators. Additionally, we will consider leasing properties to unrelated parties in markets in which related parties operate if we are able to identify qualified operators that are willing to lease properties on terms that are no less favorable than those available from related parties.

Utilize Prudent Investment Underwriting Criteria. We have adopted what we believe to be a thorough investment underwriting process based on careful analysis and due diligence with respect to both the healthcare real estate and the healthcare service operations. We seek to make investments in healthcare properties that have the following attributes: well-located, visible to traffic, in good physical condition with predictable future capital improvement needs and with attractive prospects for future profitability.

Monitor the Performance of our Facilities and Industry Trends. We carefully monitor the financial and operational performance of our tenants and of the specific facilities in which we invest through a variety of methods, such as reviews of periodic financial statements, and regular meetings with the facility operators. Pursuant to the terms of our leases, our tenants are required to provide us with certain periodic financial statements and operating data.

Utilize Targeted Leverage in Our Investing Activities. We seek to utilize a targeted level of leverage that is appropriate in light of market conditions, future cash flows, the creditworthiness of tenants and future rental rates. We will seek to achieve a ratio of debt to asset fair market value in the range of 45% to 55%. However, our charter and bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total amount of our borrowings.

Tenants and Operators

Our properties are currently leased to 83 tenants under 28 lease agreements. Our leases include 9 master lease agreements that cover 64 facilities leased to 64 tenants, with the remaining 19 leases each covering a single facility leased to one tenant. 41 of our tenants are related parties.

Each property is operated as a healthcare facility by a licensed operator, which may be the tenant or a separate operator. Each operator holds a license granted by state regulators to operate a specific type of facility. All the operators have experienced management teams and senior healthcare staff with substantial knowledge of their respective local markets. We target healthcare operators that are owned by principals with a history of quality care, and the demonstrated ability to successfully navigate in a changing healthcare operating environment. Certain operators are related parties.

We believe that each of the operators of our properties is primarily focused on serving the needs of the local community. Unlike operators that are part of a large national healthcare conglomerate, we believe the operators at our properties can manage their facilities more efficiently because they are not burdened by costly infrastructure and have the flexibility to rapidly adjust their cost structure to respond to changes in the reimbursement environment.

In order to operate efficiently and improve profitability, most of the operators at our facilities have engaged large consulting firms that specialize in healthcare and skilled nursing operations. These consulting firms provide advice and assistance on marketing, operating policies and procedures, billing, collections and regulatory compliance. The operators and consultants work together to develop and standardize best practices in the facilities, while operating in a cost-efficient manner. The operators at our properties primarily use one of nine principal consulting firms, including three firms that are part of Infinity Healthcare, a healthcare consulting business that is owned by Moishe Gubin, who is our Chairman and Chief Executive Officer and Michael Blisko, who is one of our directors.

The tenants and operators of our properties have demonstrated the ability to generate consistent profitability despite the challenging markets in which they operate. In many cases, these tenants and operators have successfully optimized and stabilized underperforming skilled nursing facilities. While these tenants and operators have been successful, we expect to seek opportunities to diversify our tenant/operator mix through future acquisitions that will be leased to new operators.

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The following table contains information regarding our healthcare facility portfolio by tenant, as of June 30, 2023.

Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
Master Lease Indiana
1020 West Vine Street Realty LLC	The Waters of Princeton II LLC	IN	SNF	95	2025	32,571	100%	1,045,506	1.24%	32.10
12803 Lenover Street Realty LLC	The Waters of Dillsboro – Ross Manor II LLC	IN	SNF	123	2025	67,851	100%	1,353,655	1.61%	19.95
1350 North Todd Drive Realty, LLC	The Waters of Scottsburg II LLC	IN	SNF	99	2025	28,050	100%	1,089,527	1.29%	38.84
1600 East Liberty Street Realty LLC	The Waters of Covington II, LLC	IN	SNF	119	2025	40,821	100%	1,309,634	1.55%	32.08
1601 Hospital Drive Realty LLC	The Waters of Greencastle II LLC	IN	SNF	100	2025	31,245	100%	1,100,532	1.31%	35.22
1712 Leland Drive Realty, LLC	The Waters of Huntingburg II LLC	IN	SNF	95	2025	45,156	100%	1,045,506	1.24%	23.15
2055 Heritage Drive Realty LLC	The Waters of Martinsville II LLC	IN	SNF	103	2025	30,060	100%	1,133,548	1.35%	37.71
3895 South Keystone Avenue Realty LLC	The Waters of Indianapolis II LLC	IN	SNF	81	2025	25,469	100%	891,431	1.06%	35.00
405 Rio Vista Lane Realty LLC	The Waters of Rising Sun II LLC	IN	SNF	58	2025	16,140	100%	638,309	0.76%	39.55
950 Cross Avenue Realty LLC	The Waters of Clifty Falls II LLC	IN	SNF	138	2025	39,438	100%	1,518,735	1.80%	38.51
958 East Highway 46 Realty LLC	The Water of Batesville II LLC	IN	SNF	86	2025	59,582	100%	946,458	1.12%	15.88
2400 Chateau Drive Realty, LLC	The Waters of Muncie II LLC	IN	SNF	72	2025	22,350	100%	792,383	0.94%	35.45
The Big H2O LLC	The Waters of New Castle II LLC	IN	SNF	66	2025	24,860	100%	726,351	0.86%	29.22
Master Lease Central Illinois 1
253 Bradington Drive, LLC	Bria of Columbia LLC	IL	SNF	119	2032	43,189	100%	410,821	0.49%	9.51
3523 Wickenhauser, LLC	Bria of Alton LLC	IL	SNF	181	2032	44,840	100%	624,862	0.74%	13.94
727 North 17TH Street, LLC	Belleville Healthcare Center LLC	IL	SNF	180	2032	50,650	100%	621,410	0.74%	12.27
Master Lease Central Illinois 2
107 South Lincoln Street LLC (3)	Bria of Smithton, LLC	IL	SNF	0	0	0	0%	-	0.00%	-
1623 West Delmar Avenue, LLC	Bria of Godfrey LLC	IL	SNF	68	2032	15,740	100%	234,755	0.28%	14.91
393 Edwardsville Road, LLC	Bria of WoodRiver LLC	IL	SNF	106	2032	29,491	100%	365,941	0.43%	12.41
Master Lease Landmark
1621 Coit Road Realty, LLC	Landmark of Plano Rehabilitation and Nursing Center, LLC	TX	SNF	160	2032	74,718	100%	1,343,689	1.60%	17.98
8200 National Avenue Realty, LLC	Landmark of Midwest City Rehabilitation and Nursing Center, LLC	OK	SNF	106	2032	39,789	100%	890,194	1.06%	22.37
8200 National Avenue Realty, LLC	Landmark of Midwest City Hospital, LLC	OK	LTACH	31	2032	49,319	100%	260,340	0.31%	5.28
5601 Plum Creek Drive Realty, LLC	Landmark of Amarillo Rehabilitation and Nursing Center, LLC	TX	SNF	99	2032	90,046	100%	831,408	0.99%	9.23

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Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
9300 Ballard Road Realty, LLC	Landmark of Des Plaines Rehabilitation and Nursing Center, LLC	IL	SNF	231	2032	70,556	100%	1,939,952	2.30%	27.50
911 South 3rd Street, LLC	Chalet Of Niles, LLC	MI	SNF	100	2032	31,895	100%	839,806	1.00%	26.33
1015 Magazine Street, LLC	Landmark of River City Rehabilitation and Nursing Center, LLC	KY	SNF	92	2032	36,050	100%	772,621	0.92%	21.43
900 Gagel Avenue, LLC	Landmark of Iroquois Park Rehabilitation and Nursing Center, LLC	KY	SNF	120	2032	36,374	100%	1,007,767	1.20%	27.71
308 West Maple Avenue, LLC	Landmark of Lancaster Rehabilitation and Nursing Center, LLC	KY	SNF	96	2032	42,438	100%	806,214	0.96%	19.00
1155 Eastern Parkway, LLC	Landmark of Louisville Rehabilitation and Nursing Center, LLC	KY	SNF	252	2032	106,250	100%	2,116,311	2.51%	19.92
203 Bruce Court, LLC	Landmark of Danville Rehabilitation and Nursing Center, LLC, Goldenrod Village Assisted Living Center, LLC	KY	SNF/ ALF	108	2032	46,500	100%	906,990	1.08%	19.51
120 Life Care Way, LLC	Landmark of Bardstown Rehabilitation and Nursing Center, LLC	KY	SNF	100	2032	36,295	100%	839,806	1.00%	23.14
1033 North Highway 11, LLC	Landmark of Laurel Creek Rehabilitation and Nursing Center, LLC	KY	SNF	106	2032	32,793	100%	890,194	1.06%	27.15
945 West Russell Street, LLC	Landmark of Elkhorn City Rehabilitation and Nursing Center, LLC	KY	SNF	106	2032	31,637	100%	890,194	1.06%	28.14
1253 Lake Barkley Drive, LLC	Landmark of Kuttawa, A Rehabilitation & Nursing Center, LLC	KY	SNF	65	2032	37,892	100%	545,874	0.65%	14.41
420 Jett Drive, LLC	Landmark of Breathitt County Rehabilitation and Nursing Center, LLC	KY	SNF	120	2031	32,581	100%	1,007,767	1.20%	30.93
Master Lease Ohio
3090 Five Points Hartford Realty, LLC	Continent Health Company of Hartford, LLC	OH	SNF	54	2025	15,504	100%	196,012	0.23%	12.64
3121 Glanzman Road Realty, LLC	Continent Health Company of Toledo, LLC	OH	SNF	84	2025	24,087	100%	304,908	0.36%	12.66
620 West Strub Road Realty, LLC	Continent Health Company of Sandusky, LLC	OH	SNF	50	2025	18,984	100%	181,493	0.22%	9.56
4250 Sodom Hutchings Road Realty, LLC	Continent Health Company of Cortland, LLC	OH	SNF	50	2025	14,736	100%	181,493	0.22%	12.32

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Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
Master Lease Tennessee 1
115 Woodlawn Drive, LLC	Lakebridge A Waters Community, LLC	TN	SNF	109	2031	37,734	100%	1,511,463	1.79%	40.06
146 Buck Creek Road, LLC	The Waters of Roan Highlands, LLC	TN	SNF	80	2031	30,139	100%	1,109,331	1.32%	36.81
704 5TH Avenue East, LLC	The Waters of Springfield, LLC	TN	SNF	66	2031	19,900	100%	915,198	1.09%	45.99
2501 River Road, LLC	The Waters of Cheatham, LLC	TN	SNF	80	2031	37,953	100%	1,109,331	1.32%	29.23
202 Enon Springs Road East, LLC	The Waters of Smyrna, LLC	TN	SNF	91	2031	34,070	100%	1,261,864	1.50%	37.04
140 Technology Lane, LLC	The Waters of Johnson City, LLC	TN	SNF	84	2031	34,814	100%	1,164,797	1.38%	33.46
835 Union Street, LLC	The Waters of Shelbyville, LLC	TN	SNF	96	2031	44,327	100%	1,331,197	1.58%	30.03
Master Lease Tennessee 2
505 North Roan Street, LLC	Agape Rehabilitation & Nursing Center, A Water’s Community, LLC	TN	SNF	84	2031	27,100	100%	1,628,910	1.93%	60.11
14510 Highway 79, LLC	Waters of McKenzie, A Rehabilitation & Nursing Center, A Water’s Community, LLC	TN	SNF	66	2031	22,454	100%	1,279,858	1.52%	57.00
6500 Kirby Gate Boulevard, LLC	Waters of Memphis, A Rehabilitation & Nursing Center, LLC	TN	SNF	90	2031	51,565	100%	1,745,261	2.07%	33.85
978 Highway 11 South, LLC	Waters of Sweetwater, A Rehabilitation & Nursing Center, LLC	TN	SNF	90	2031	30,312	100%	1,745,261	2.07%	57.58
2830 Highway 394, LLC	Waters of Bristol, A Rehabilitation & Nursing Center, LLC	TN	SNF	120	2031	53,913	100%	2,327,014	2.76%	43.16
Master Lease Arkansas 1
5301 Wheeler Avenue, LLC	Wheeler Avenue Operating LLC	AR	SNF	117	2028	41,490	100%	821,950	0.98%	19.81
414 Massey Avenue, LLC	Massey Avenue ALF Operating LLC	AR	ALF	32	2028	12,548	100%	224,807	0.27%	17.92
706 Oak Grove Street, LLC	Oak Grove Street Operating LLC	AR	SNF	97	2028	31,586	100%	681,445	0.81%	21.57
8701 Riley Drive, LLC	Riley Drive Operating LLC	AR	SNF	140	2028	61,543	100%	983,530	1.17%	15.98
1516 Cumberland Street, LLC	Cumberland Street Operating LLC	AR	SNF	120	2028	82,328	100%	843,025	1.00%	10.24
5720 West Markham Street, LLC	West Markham Street Operating LLC	AR	SNF	154	2028	56,176	100%	1,081,883	1.28%	19.26
2501 John Ashley Drive, LLC	John Ashley Drive Operating LLC	AR	SNF	140	2028	65,149	100%	983,530	1.17%	15.10
1513 South Dixieland Road, LLC	South Dixieland Road Operating LLC	AR	SNF	110	2028	32,962	100%	772,773	0.92%	23.44
826 North Street, LLC	North Street Operating LLC	AR	SNF	94	2028	30,924	100%	660,370	0.78%	21.35

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Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
Individual Leases
Ambassador Nursing Realty, LLC	Ambassador Nursing and Rehabilitation Center II, LLC	IL	SNF	190	2026	37,100	100%	1,005,313	1.19%	27.10
Momence Meadows Realty, LLC	Momence Meadows Nursing and Rehabilitation Center, LLC	IL	SNF	140	2026	37,139	100%	1,038,000	1.23%	27.95
Oak Lawn Nursing Realty, LLC(4)	Oak Lawn Respiratory and Rehabilitation Center, LLC	IL	SNF	143	2031	37,854	100%	637,092	0.76%	16.83
Forest View Nursing Realty, LLC	Forest View Rehabilitation and Nursing Center, LLC	IL	SNF	144	2024	34,152	100%	1,215,483	1.44%	35.59
Lincoln Park Holdings, LLC	Lakeview Rehabilitation and Nursing Center, LLC	IL	SNF	178	2031	34,362	100%	1,260,000	1.50%	36.67
Continental Nursing Realty, LLC	Continental Nursing and Rehabilitation Center, LLC	IL	SNF	208	2028	53,653	100%	1,575,348	1.87%	29.36
Westshire Nursing Realty, LLC	City View Multicare Center, LLC	IL	SNF	485	2025	124,020	100%	1,788,365	2.12%	14.42
Belhaven Realty, LLC	Belhaven Nursing and Rehabilitation Center, LLC	IL	SNF	221	2026	60,000	100%	2,134,570	2.53%	35.58
West Suburban Nursing Realty, LLC	West Suburban Nursing and Rehabilitation Center, LLC	IL	SNF	259	2027	70,314	100%	1,961,604	2.33%	27.90
Niles Nursing Realty, LLC	Niles Nursing & Rehabilitation Center, LLC	IL	SNF	304	2026	46,480	100%	2,409,998	2.86%	51.85
Parkshore Estates Nursing Realty, LLC	Parkshore Estates Rehabilitation and Nursing Center, LLC	IL	SNF	318	2024	94,018	100%	2,454,187	2.91%	26.10
Midway Neurological and Rehabilitation Realty, LLC	Midway Neurological and Rehabilitation Center, LLC	IL	SNF	404	2026	120,000	100%	2,547,712	3.02%	21.23
516 West Frech Street LLC	Parker Rehab & Nursing Center, LLC	IL	SNF	102	2030	24,979	100%	498,350	0.59%	19.95
4343 Kennedy Drive, LLC	Hope Creek Nursing and Rehabilitation Center, LLC	IL	SNF	245	2030	104,000	100%	478,958	0.57%	4.61
1316 North Tibbs Avenue Realty, LLC	Westpark A Waters Community, LLC	IN	SNF	89	2024	26,572	100%	549,884	0.65%	20.69
1585 Perry Worth Road, LLC	The Waters of Lebanon, LLC	IN	SNF	64	2027	32,650	100%	116,677	0.14%	3.57

2301 North Oregon Realty, LLC	MPD Operators Mesa Hills, LLC	TX	SNF	182	2027	19,895	100%	737,455	0.88%	37.07
2301 North Oregon Realty, LLC	Mesa Hills Specialty Hospital Operator, LLC	TX	LTACH	32	2029	24,660	100%	1,050,852	1.25%	42.61
9209 Dollarway Road, LLC	Dollarway Road Operating LLC	AR	SNF	120	2029	45,771	100%	843,026	1.00%	18.42
Master Lease Arkansas 2
326 Lindley Lane, LLC	Lindley Lane Operating LLC	AR	SNF	120	2029	49,675	100%	850,639	1.01%	17.12
2821 West Dixon Road, LLC	West Dixon Road Operating LLC & West Dixon Road ALF Operating LLC	AR	SNF/ALF	172	2029	50,382	100%	1,219,250	1.45%	24.20
552 Golf Links Road, LLC	Golf Links Road Operating LLC	AR	SNF	152	2029	30,372	100%	1,077,476	1.28%	35.48
Total/Average				10,351		3,512,982	100%	84,235,434	100.00%	23.98

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(1) The tenant and the operator are the same for each facility other than the 13 SNFs leased under the Indiana master lease agreement and one SNF in Amarillo, Texas. In the case of these other facilities, the tenants are county hospitals which have entered into management agreements with the operators listed in the table. These arrangements permit the facilities to participate in a CMS program that pays higher Medicaid reimbursement rates for facilities associated with hospitals in underserved areas.

(2) The expiration dates do not reflect the exercise of any renewable options.

(3) In February 2023 the facility was closed. The closure was a result of the tenant request and mainly for efficiency reasons. This SNF is under a master lease with 2 other facilities and the full amount of the rent payments under the master lease are continuing to be paid. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

(4) We expect to execute a new lease for this property with a non-affiliated tenant. The new lease is expected to be a triple net lease, which will remove the property tax and property insurance exposure from the Company to the tenant. We expect there will be no material change in the net rent payment the Company will receive. However, there is no assurance that we will execute a new lease for this property on the foregoing terms or at all.

Related Party Transactions

As further described in “Certain Relationships and Related Transactions,” and throughout this prospectus, we have engaged in certain related party transactions.

Related Party Consulting Firms

Most of the operators at our facilities have engaged large consulting firms that specialize in healthcare and skilled nursing operations. The operators at our properties primarily use one of nine principal consulting firms, including three firms that are part of Infinity Healthcare, a healthcare consulting group that is owned by Moishe Gubin, our chairman and Chief Executive Officer and Michael Blisko, one of our directors. See “—Principal Consulting Firms to Operators”.

Related Party Tenants

As of the date of this prospectus, we lease 41 of our facilities to tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer, and Michael Blisko, who serves as one of our directors. As of June 30, 2023, approximately 62.2% of our annualized base rent is received from such related-party tenants. The failure of these tenants to fulfill their obligations under their leases or renew their leases upon expiration could have a material adverse effect on our business, financial condition and results of operations.

Rental income from leases with these related party tenants represented 62.2% of all rental income for the quarter ended June 30, 2023. We believe these affiliated relationships provide a strong alignment of interests between us and our tenants and offers us increased operating flexibility with regards to potentially replacing underperforming tenants or evaluating acquisitions in new states. As we continue to grow and expand our portfolio, we intend to develop new relationships with unrelated party tenants and operators in order to diversify our tenant base and reduce our dependence on related party and operators.

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We monitor the creditworthiness of our tenants by evaluating the ability of the tenants to meet their lease obligations to us based on the tenants’ financial performance, including the evaluation of any guarantees of tenant lease obligations. The primary basis for our evaluation of the credit quality of our tenants (and more specifically the tenants’ ability to pay their rent obligations to us) is the tenants’ lease coverage ratios. These coverage ratios compare (i) EBITDAR and (ii) EBITDARM to rent coverage. We utilize a standardized 5% management fee when we calculate lease coverage ratios. We obtain various financial and operational information from our tenants each month. We regularly review this information to calculate the above-described coverage metrics, to identify operational trends, to assess the operational and financial impact of the changes in the broader industry environment (including the potential impact of government reimbursement and regulatory changes), and to evaluate the management and performance of the tenants’ operations. These metrics help us identify potential areas of concern relative to our tenants’ credit quality and ultimately the tenants’ ability to generate sufficient liquidity to meet their ongoing obligations, including their obligations to continue paying contractual rents due to us and satisfying other financial obligations to third parties, as prescribed by our triple-net leases.

Other Related Party Transactions

On June 8, 2021, in connection with the contribution by the Predecessor Company of all of its assets to the Operating Partnership, we entered into a tax protection agreement with the Predecessor Company pursuant to which we agreed to indemnify the protected parties against certain potential adverse tax consequences to them, including future “built-in” gains relating to assets that the protected parties are deemed to contribute to the Company.

The total amount of protected built-in gain on the properties and other assets contributed to the Company in connection with the formation transaction was approximately $423.4 million. Such indemnification obligations could result in aggregate payments, based on current tax laws, of up to 177.0 million. The amount of tax is calculated without regard to any deductions, losses or credits that may be available. Therefore, although it may be otherwise in our stockholders’ best interests that we sell one of these properties, it may be economically prohibitive for us to do so because of these indemnification obligations to the protected parties incurred by our Operating Partnership.

For a complete list of the related party transactions, see “Certain Relationships and Related Transactions.”

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Our Acquisition Pipeline

As of the date of this prospectus, we have executed two non-binding LOI’s to acquire three properties with an aggregate of 331 licensed skilled nursing beds and 28 assisted living beds in Tennessee, representing total expected purchase consideration of approximately $11.2 million. The expected first year rental yield is 10% based on total in-place contracted lease revenue divided by total estimated purchase price. The acquisitions of the properties are subject to ongoing diligence, final approval of our board of directors and the satisfaction of customary closing conditions, and there can be no assurance that we will consummate the acquisitions of the properties on the terms anticipated, or at all.

As of the date of this prospectus, our senior management team has identified and is in various stages of reviewing approximately $350.0 million of additional potential properties for acquisition, which amount is estimated based on the sellers’ asking prices for the properties, preliminary discussions with sellers or our internal assessment of the values of such properties after taking into account the current and expected annualized lease revenue, operating history, age and condition of the property and other relevant factors. There can be no assurance that we will consummate the acquisition of any of the properties in our current acquisition pipeline on the terms anticipated, or at all, including the properties for which we have executed a definitive purchase agreement or a non-binding letter of intent.

Potential Dispositions

In December 2022, the Company, through one of its subsidiaries, acquired title to a property located in Massachusetts through a foreclosure of the Company’s lien on the property. The property is carried at estimated fair value of $1.2 million. The Company is actively seeking a qualified buyer for the property.

In February 2023, the operator of one of the SNF’s owned by the Company in Southern Illinois closed a SNF with the consent of the Company. The SNF was leased to the operator under a master lease with 2 other facilities. The Company agreed to the closure subject to the operators’ agreement to continue to pay the full amount of the rental payment under the master lease. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills. The Company is attempting to sell the property and will receive the proceeds from the sale.

For additional information regarding our recently completed and pending acquisitions and dispositions, see “Business and Properties.”

Indebtedness

As of June 30, 2023, we had outstanding indebtedness of approximately $482.1 million, consisting of $275.2 million in HUD guaranteed mortgage loans, $100.6 million in borrowings under our principal credit facility and $106.3 million under the Series A Bonds, Series C Bonds and Series D Bonds. Our HUD guaranteed loans have staggered maturities with a weighted average debt maturity of approximately 25.0 years, with a weighted average interest rate of 3.88% per annum (including mortgage insurance premium). Approximately 79.1% of our debt is fixed rate debt. Our principal credit facility has a term of 3.8 years, with loans bearing interest at the rate of SOFR plus 3.5% per annum (but no less than 4.0% per annum).

In July 2023, we issued an additional NIS 70.0 million ($19.2 million) in Series D Bonds. We expect to utilize the proceeds from the sale of these Bonds, together with a $66.0 million commercial bank mortgage loan, to finance a portion of the purchase price of our planned acquisition of the Indiana Facilities.

In the future, our overall leverage will depend on how we choose to finance our portfolio, including future acquisitions, and the cost of leverage. Neither our charter nor our investment policies restrict the amount of leverage that we may incur.

Structure and Formation of Our Company

Our Operating Entities

Our Company

We were formed as a Maryland corporation in July 2019 and commenced operations on June 8, 2021 following the completion of our formation transaction. We conduct our business through a traditional UPREIT structure in which our properties are owned by our Operating Partnership directly or through limited partnerships, limited liability companies or other subsidiaries, as described below under “—Our Operating Partnership.” We are the sole general partner of our Operating Partnership and currently own approximately 12.3% of the outstanding OP units. Our board of directors oversees our business and affairs.

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Our Operating Partnership

Our Operating Partnership was formed as a Delaware limited partnership in July 2019 and commenced operations on June 8, 2021 upon completion of the formation transaction. Our operations are conducted through our Operating Partnership. As the sole general partner of our Operating Partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of Strawberry Fields Realty LP.” In the future, we may issue additional OP units or preferred OP units of limited partnership interest in our Operating Partnership, or preferred OP units, from time to time in connection with property acquisitions, compensation or otherwise.

Formation Transaction

On June 8, 2021, the Predecessor Company contributed all of its assets to the Operating Partnership, and the Operating Partnership assumed all of the liabilities of the Predecessor Company. In exchange, the Predecessor Company and its current members received 45,861,434 OP units in the Operating Partnership and 5,824,846 shares of our common stock.

The assets contributed to the Operating Partnership by the Predecessor Company included all of the shares of the BVI Company and all of the membership interests in three property-owning limited liability companies owned directly by the Predecessor Company. At the date of the Formation Transaction closed, the BVI Company continues to own, through wholly owned subsidiaries, 71 of our 76 properties and to hold, through wholly-owned subsidiaries, leases for two additional properties.

Our Ownership Structure

The following diagram depicts our ownership structure.

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Restrictions on Transfer

Under the partnership agreement for our Operating Partnership, holders of OP units may not transfer their units without our prior consent, as general partner of the Operating Partnership. Each of our executive officers, directors and director nominees and their respective affiliates have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into shares of our common stock (including OP units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days without the written consent of the underwriters. The current holders of OP units may tender their units for redemption by the Operating Partnership in exchange for cash equal to the market price of our common stock at the time of redemption or, at our option, for shares of common stock on a one-for-one basis as described under “Description of the Partnership Agreement of Strawberry Fields Realty LP—Redemption Rights.”

In the event that the Predecessor Company or its affiliates tender their OP units for cash redemption or exchange for shares of our common stock, we will treat this request as a related party transaction. The determination will be made by our audit committee, comprised of independent directors, pursuant to our related party transaction policy. In making this determination, the audit committee would consider the impact of the redemption or exchange on the Company and its shareholders, including any impact on the Company’s status as a REIT. See “Policies With Respect To Certain Activities and Transactions —Policies Applicable to All Directors and Officers.”

Restrictions on Ownership of our Capital Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, effective upon the completion of this offering and subject to certain exceptions, our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value of the aggregate outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of any class or series of our preferred stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Our charter also prohibits any person from, among other things:

● beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

● transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

● beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 9.9% or more of stocks or interest (determined in accordance with Section 856(d)(2)(B) of the Code) of a tenant, other than a TRS, of our real property; or

● beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described above and may establish or increase an excepted holder percentage limit for such person if our board of directors obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable years) or otherwise failing to qualify as a REIT.

Our charter also provides that any ownership or purported transfer of our stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. If the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Conflicts of Interest

We have previously entered into a contribution agreement with the Predecessor Company and the Operating Partnership, pursuant to which the Predecessor Company contributed all of its assets to the Operating Partnership, and the Operating Partnership assumed all of its liabilities. In exchange, the Predecessor Company and certain of its current members received shares of our common stock and OP units in the Operating Partnership. See “Structure and Formation of Our Company”. The contribution agreement was not negotiated on an arms’ length basis and may not be as favorable to us as an agreement negotiated on an arms’ length basis. We have not obtained third-party property appraisals of the properties contributed to us in the formation transaction or fairness opinions in connection with our formation transaction. As a result, the consideration received by the Predecessor Company and its members for the contributed properties and other assets in our formation transaction may have exceeded their fair market value. See “Certain Relationships and Related Party Transactions—Formation Transaction.”

We have also entered into a tax protection agreement with the Predecessor Company pursuant to which we agreed to indemnify the Predecessor Company and certain of its affiliates, including affiliates of Moishe Gubin, who is our Chairman and Chief Executive Officer and Michael Blisko, who is one of our directors, against certain potential adverse tax consequences to such parties, which may affect the way in which we conduct our business, including with respect to when and under what circumstances we sell properties in our initial portfolio or interests therein or repay debt during the restriction period. The amount of indemnified tax is calculated without regard to any deductions, losses or credits that may be available. Because of our obligations under the tax protection agreement, we may pursue growth and acquisition opportunities less vigorously than if we did not have these obligations. See “Structure and Formation of Our Company—Tax Protection Agreement.”

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To the extent that any breach, dispute or ambiguity arises with respect to any of the contribution agreement or the tax protection agreement, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationships with the members of our executive management team and directors.

Conflicts of interest may arise between the holders of OP units, on the one hand (including the Predecessor Company), and our stockholders, on the other hand, with respect to certain transactions, such as the sale of properties or a reduction of indebtedness, which could have adverse tax consequences to holders of OP units, thereby making those transactions less desirable to such holders. See “Policies with respect to Certain Activities and Transactions—Conflict of Interest Policies” and “Description of the Partnership Agreement of Strawberry Fields Realty LP”.

As of the date of this prospectus, we lease 41 of our properties to related parties. These lease agreements may give rise to conflicts of interest between the Company and such related parties. See “Risk Factors—Risks Related to Business - The leases with affiliates of Moishe Gubin, Michael Blisko and the other Controlling Members of the Predecessor Company have not been negotiated on an arm’s-length basis, and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.”

For additional information about these relationships, see “Certain Relationships and Related Transactions.”

Our Tax Status

We have elected to be taxed as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2022. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification as a REIT under the Code and that our manner of operation enabled us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2022.

As a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. For as long as we are an emerging growth company, among other things:

● we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.

● we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

● we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until December 31, 2025 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of shares of common stock held by non-affiliates, or issue more than $1 billion of non-convertible debt securities over a three-year period.

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Corporate Information

Our principal executive offices are located at 6101 Nimtz Parkway, South Bend, In 46628. Our telephone number at our executive offices is (574) 807-0800 and our corporate website is www.strawberryfieldsreit.com. The information contained on, or accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus.

Summary Risk Factors

An investment in our shares involves various risks, and prospective investors are urged to carefully consider the matters discussed under “Risk Factors” prior to making an investment in our shares. The following is a list of some of these risks:

● We lease 41 of our properties to tenants that are affiliates, including entities controlled by Moishe Gubin who serves as our Chairman of the Board and our Chief Executive Officer, and Michael Blisko, who serves as one of our directors.

● We have entered into 9 master lease agreements with respect to 64 of our facilities. As of June 30, 2023, these leases represented approximately 71.1% of the annualized base rent under all of our leases. The failure of these tenants/operators to meet their obligations to us could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

● Our real estate investments are, and are expected to continue to be, concentrated in skilled nursing facilities, which could adversely affect our operations relative to a more diversified portfolio of assets.

● Our growth depends on our ability to obtain additional debt and equity financing from third-party sources. Such financing is outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to qualify and maintain our qualification as a REIT.

● We expect to have approximately $             million of indebtedness outstanding following completion of this offering, which may expose us to the risk of default under our debt obligations and our debt agreements may include covenants that restrict our ability to pay distributions to our stockholders.

● Certain of our debt agreements include restrictive covenants which could limit our ability to make distributions and require us to repay the indebtedness prior to its maturity.

● Our current debt arrangements include balloon payment obligations, and our future debt arrangements may contain such obligations. These types of obligations may materially adversely affect us, including our cash flows, financial condition and ability to make distributions.

● Properties in Illinois, Indiana Tennessee and Arkansas account for approximately 80.3% of the annualized base rent from our portfolio as of June 30, 2023.

● We may incur additional costs in acquiring or re-leasing properties, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

● We may have difficulty finding suitable replacement tenants in the event of a tenant default or non-renewal of our leases.

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● Our use of OP units as consideration to acquire properties could result in stockholder dilution or limit our ability to sell such properties, which could have a material adverse effect on our business, results of operations and cash flows.

● We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make common stock less attractive to investors.

● We have elected to avail ourselves of the extended transition period for adopting new or revised accounting standards available to emerging growth companies under the JOBS Act and will, therefore, not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, which could make our common stock less attractive to investors.

●A pandemic, epidemic or outbreak of an infectious disease in the United States, such as the recent outbreak of the coronavirus known as COVID-19, could adversely affect the operating results and financial condition of the operators of our facilities, which in turn could undermine their ability to meet their lease obligations to us.

● Adverse trends in healthcare provider operations may negatively affect the operations at our properties, which in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

● We and our tenants and operators may be adversely affected by healthcare regulation and enforcement.

● Our business is subject to risks associated with real estate assets and the real estate industry, which could materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution and our ability to service our debt obligations.

● As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

● Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

● Our charter contains certain provisions restricting the ownership and transfer of our stock that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

● We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

● Certain provisions of Maryland General Corporation Law, or MGCL, could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

● Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

● The tax protection agreement with the Predecessor Company and its affiliates could limit our ability to sell or otherwise dispose of certain properties.

● We may pursue less vigorous enforcement of terms of the contribution and other agreements with the Predecessor Company and its affiliates because of their relationship with member of our management and board of directors.

● Our rights and the rights of our stockholders to take action against our directors and officers are limited.

● If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face substantial tax liability, which would substantially reduce funds available for distribution to our stockholders.

● Our ownership of and relationship with any current or future taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

● REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

● The share ownership limit imposed by the Code for REITs, and our certificate of incorporation, may inhibit market activity in our shares and restrict our business combination opportunities.

● If you invest in this offering, you will experience immediate dilution in the book value of your shares.

● The number of shares of our common stock available for future issuance or sale could materially adversely affect the per share trading price of our common stock.

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THE OFFERING

Common stock offered by us	shares (or shares if the underwriters’ option to purchase additional shares is exercised in full).

Shares of common stock to be outstanding upon completion of this offering	shares(1)

Common stock and OP units to be outstanding upon completion of this offering (excluding OP units held by us)	shares(1) and OP units

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $      million (or approximately $          million if the underwriters’ option to purchase additional shares is exercised in full) based on an assumed public offering price of $           per share, the last reported sale price of our common stock on the NYSE American on         , 2023, after deducting underwriting discounts of approximately $         million (or approximately $         million if the underwriters’ option to purchase additional shares is exercised in full) and estimated offering expenses of approximately $ payable by us.

We intend to contribute the net proceeds of the offering received by us in the offering to our Operating Partnership in exchange for OP units. The Operating Partnership intends to use these net proceeds for general working capital purposes, including acquisitions of additional properties.

See “Use of Proceeds.”

Ownership and transfer restrictions	The ownership and transfer of our common stock are subject to restrictions set forth in our charter. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 24 and other information included in this prospectus before investing in our common stock.

NYSE American symbol	“STRW”

(1)	Based on shares outstanding as of , 2023. Excludes (i) up to shares of common stock that may be issued by us upon exercise of the underwriters’ option to purchase additional shares, (ii) 225,100 shares of our common stock available for future issuance under the equity incentive plan, and (iii) shares of common stock that may be issued, at our option, upon redemption of outstanding OP units not held by us.

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SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical and pro forma financial data should be read in conjunction with the audited and unaudited financial statements and the related notes, and our unaudited pro forma financial information and the related notes, included elsewhere in this prospectus.

The following table sets forth summary financial and operating data on a consolidated pro forma and historical basis for the Company.

The historical consolidated balance sheet information of the Company and its Predecessor as of June 30, 2023 and 2022, and as of December 31, 2022 and December 31, 2021, and the statements of operations information of the Company and its Predecessor for the six months ended June 30, 2023 and 2022, and for the years ended December 31, 2022 and December 31, 2021 have been derived from the historical consolidated financial statements of the Company and its Predecessor included elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet data is presented to reflect the historical consolidated balance sheet of the Company at June 30, 2023 and the planned acquisition of the Indiana Facilities as if the acquisition had all been completed on June 30, 2023.

The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2023, reflect the historical operations of the Indiana Facilities for the period from January 1, 2023 through June 30, 2023, and the historical results of operations of the Company for the six months ended June 30, 2023, as if the acquisition of the Indiana Facilities had been completed on November 1, 2022.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2022, reflect the historical operations of the Indiana Facilities for the period from November 1, 2022 through December 31, 2022, and the historical results of operations of the Company for the year ended December 31, 2022, as if the acquisition of the Indiana Facilities had been completed on November 1, 2022. The operating results of the Indiana Facilities for the period from January 1, 2022 to October 31, 2022, were excluded because the Indiana Facilities were leased to unaffiliated tenants on substantially different terms during this period, including significantly higher rent for the first six months of 2022 and no rent for the period from July 1, 2022 through October 31, 2022.

Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The information presented below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business – Recent Developments – Indiana Facilities Acquisition and Financing” and our audited and unaudited financial statements and related notes, which are included elsewhere in this prospectus.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries and Predecessor

UNAUDITED PRO FORMA AND HISTORICAL

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Amounts in $000’s, except share data)

	Six Months Ended June 30,			Year Ended December 31,
	Consolidated
	2023	2023	2022	2022	2022	2021
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical

Revenues
Rental revenues	$55,338	48,554	44,737	94,804	92,543	87,032

Expenses:
Depreciation	15,615	12,461	13,051	26,581	25,530	24,460
Amortization	1,514	1,514	1,514	3,028	3,028	3,028
Loss on real estate investment impairment	2,451	2,451	-	-	-	-
General and administrative expenses	2,413	2,413	3,421	6,012	6,012	6,297
Property taxes	7,885	7,435	5,620	13,281	13,131	10,623
Facility rent expenses	272	272	259	532	532	735
Provision for credit losses	-	-	663	(5,636)	(5,636)	5,128
Total expenses	30,150	26,546	24,528	43,798	42,597	50,271
Income from operations	25,188	22,008	20,209	51,006	49,946	36,761

Interest expense, net	(13,796)	(10,118)	(9,039)	(21,733)	(20,507)	(21,261)
Amortization of deferred financing costs	(399)	(253)	(187)	(553)	(504)	(379)
Mortgage insurance premium	(833)	(833)	(861)	(1,704)	(1,704)	(1,769)
Total interest expense	(15,028)	(11,204)	(10,087)	(23,990)	(22,715)	(23,409)
Other (loss) income:
Gain from sale of real estate investments	-	-	-		-	3,842
Foreign currency transaction loss	-	-	(10,100)	(10,932)	(10,932)	(8,775)
Other (expense) income	(983)	(983)	-	120	120	-
Total other loss	(983)	(983)	(10,100)	(10,812)	(10,812)	(4,933)
Net income	9,177	9,821	22	16,204	16,419	8,419
Less:
Net income attributable to non-controlling interest		(8,628)	(20)		(14,567)	(3,083)
Net income attributable to predecessor		-	-		-	(4,943)
Net income attributable to common stockholders		1,193	2		1,852	393
Other comprehensive income (loss):		-	-		-	-
Gain (loss) due to foreign currency translation		4,284	14,010		14,256	(6,751)
Reclassification of foreign currency transaction losses		-	10,100		10,932	8,775
Comprehensive income attributable to predecessor						(9,681)
Comprehensive (income) loss attributable to non-controlling interest		(3,765)	(21,458)		(22,347)	6,795
Comprehensive income (loss)		1,712	2,654		4,693	(469)
Net income attributable to common stockholders	$	1,193	2		1,852	393
Basic and diluted income per common share	$	0.19	-		0.31	0.07

Weighted average number of common shares outstanding		6,365,856	5,864,789		6,008,953	5,846,195
Number of shares and OP Units Outstanding		51,867,424	53,256,276		53,256,276	53,256,276

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities		$25,553	18,009		50,926	44,786
Investing activities		(4,421)	(7,613)		(10,101)	(58,288)
Financing activities		264	(19,514)		(47,249)	(23,571)

Other Data:
FFO(1)		$23,796	14,587		44,977	32,065
AFFO(1)		$26,460	24,845		51,076	43,936

(1) FFO & AFFO are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of these measures and a reconciliation to net income, the most comparable GAAP measure.

Balance Sheet Data:
Real estate held for investment, net	532,030	430,030	449,677	438,911	462,728
Cash, cash equivalents and restricted cash	42,714	67,100	43,010	45,704	52,128
Total assets	642,843	557,653	554,683	547,000	569,964
Total liabilities	590,751	505,561	500,377	497,616	534,914
Total stockholders’ equity	8,098	8,098	4,919	7,786	2,265
Noncontrolling interests	43,994	43,994	49,387	41,598	32,785
Total equity	52,092	52,092	54,306	49,384	35,050

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RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, liquidity, FFO, AFFO and results of operations and our ability make distributions to our stockholders and achieve our goals could be materially and adversely affected, the value of our common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Business and Operations

We lease 41 of our facilities to tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer, and Michael Blisko, who serves as one of our directors. As of June 30, 2023, approximately 62.2% of our annualized base rent was attributable to these related-party tenants. Assuming that we successfully close the acquisition of the Indiana Facilities, we would lease 65 of our facilities to affiliates of Mr. Gubin and Mr. Blisko, and 67.1% of our annualized base rent would be attributable to these related-party tenants. The failure of these tenants to perform their obligations under their leases or renew their leases upon expiration could have a material adverse effect on our business, financial condition and results of operations.

As of the date of this prospectus, 41 of our facilities are leased to tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer and Michael Blisko, who serves as one of our directors. As of June 30, 2023, approximately 62.2% of our annualized base rent was attributable to these related party tenants. Assuming that we successfully close the acquisition of the Indiana Facilities, we would lease 65 of our facilities to affiliates of Mr. Gubin and Mr. Blisko, and 67.1% of our annualized base rent would be attributable to these related-party tenants. We expect that leases to related party tenants will continue to be the primary source of our revenues for the foreseeable future. Due to such concentration, any failure by these entities to perform their obligations under their leases or a failure to renew their leases upon expiration, could cause interruptions in the receipt of lease revenue or result in vacancies, or both, which would reduce our revenue until the affected properties are leased, and could decrease the ultimate value of the affected property upon sale and have a material adverse effect on our business, financial condition and results of operations.

The leases with related parties have not been negotiated on an arm’s-length basis, and the terms of those agreements may be less or more favorable to us than they might otherwise have been in arm’s-length transactions.

While we endeavor to have our leases with related parties reflect customary, arm’s-length commercial terms and conditions, these agreements were not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements were as favorable to us as if they had been negotiated with unaffiliated third parties. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under these leases because of our desire to maintain our ongoing relationship with these affiliates. As of the date of this prospectus, Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, are the controlling members of 41 of our tenants and related operators. Messrs. Gubin and Blisko are subject to potential conflicts of interest due to their ownership of these tenants and their duties as directors of the Company. As a result of these conflicts, transactions between the Company and these related party tenants would require approval of the audit committee of our board of directors, comprised of independent directors, under our conflicts of interest policies. See “Business. Policies With respect to Certain Activities and Transactions—Conflict of Interest Policies.” For a description of these agreements and the other agreements that we have entered into with the Predecessor Company, see “Certain Relationships and Related Party Transactions.”

We have entered into nine master lease agreements with respect to 64 of our facilities, including three master lease agreements with tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer, and Michael Blisko, who serves as one of our directors. As of June 30, 2023, these nine master leases represent approximately 71.1% of the annualized base rent under all of our leases. The failure of these tenant/operators to meet their obligations to us could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Each master lease agreement provides that the tenants under the master lease are jointly and severally liable for the obligations of all of the other tenants under such master lease. The tenants under each master lease agreement are affiliates of each other.

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Rental income under the master leases represents approximately 71.1% of our annualized base rent. Four of these master lease agreements account for more than 5% of our annualized base rent and range from 8.0% to 16.3% of our annualized base rent.

Because our tenants under each master lease agreement are affiliates of each other, the failure of one tenant, or operator under a master lease, may cause the decline in the performance of all of the tenants or operators under the master lease, leading to a lease payment default by multiple tenants.

In addition, the affiliation of the tenants under each master lease increases the potential financial impact to us of an adverse event that affects one of these tenant/operators, such as legal proceedings that seek to suspend or exclude an operator or its principals or employees from Medicaid, Medicare or similar government programs, or otherwise make the tenant/operator ineligible for reimbursement. This type of event could affect all of the tenants under a particular master lease, which could lead to defaults by all of the tenants under that master lease.

Lease payment defaults under any lease including the master lease agreements or declines in the operating performance of groups of tenants could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If a substantial number of our tenants default, we could lose a significant portion of our revenue. In the event of such a default, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment and re-leasing these properties. Further, we cannot assure you that we will be able to re-lease these properties for the rent previously received, or at all, or that lease terminations will not cause us to sell the properties at a loss. The result of any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our growth strategy will depend upon future acquisitions of healthcare properties, and we may be unsuccessful in identifying and consummating attractive acquisitions or taking advantage of other investment opportunities, which would impede our growth.

Our ability to expand through acquisitions is integral to our business strategy and requires that we identify and consummate suitable acquisition or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We may not be successful in identifying and consummating acquisitions or investments in healthcare properties that meet our investment criteria, which would impede our growth. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. Our ability to acquire healthcare properties on favorable terms, or at all, may be adversely affected by the following significant factors:

● competition from other real estate investors, including public and private REITs, private equity investors and institutional investment funds, many of whom may have greater financial and operational resources and lower costs of capital than we have and may be able to accept more risk than we can prudently manage;

● competition from other potential acquirers, which could significantly increase the purchase prices for properties we seek to acquire;

● we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

● increases in interest rates, inflationary pressures on the margins of our portfolio assets may impact our investment activities.

Our failure to identify and consummate attractive acquisitions or take advantage of other investment opportunities without substantial expense, delay or other operational or financial problems, would impede our growth and negatively affect our results of operations and cash available for distribution to our stockholders.

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Our real estate investments are, and are expected to continue to be, concentrated in skilled nursing facilities, which could adversely affect our operations relative to a more diversified portfolio of assets.

We primarily invest in properties operated as skilled nursing facilities. As of June 30, 2023, approximately 97.7% of our total annualized base rent is derived from skilled nursing facilities. We are subject to risks inherent in concentrating investments in real estate, and the risks resulting from a lack of diversification may become even greater as a result of our business strategy to concentrate our investments in these types of healthcare properties. Any adverse effects that result from these risks could be more pronounced than if we diversified our investments outside of these types of healthcare properties. Given our focus on skilled nursing facilities , our tenant base is limited to operators of this type of facility and dependent upon the healthcare industry generally, and in particular, that the Federal and State governments, through their administration of the Medicare and Medicaid programs, have significant control over the amount and conditions of payment for services rendered and increasingly on conditions for operation, which impact our tenants’ revenues. Any changes in reimbursement or conditions of payment or operation which adversely impact our tenants’ revenues, as well as, any industry downturn or negative regulatory or governmental development could adversely affect the ability of our tenants to make lease payments and our ability to maintain current rental and occupancy rates. Accordingly, a downturn in the healthcare industry generally, or in the healthcare-related facility specifically, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

A pandemic, epidemic or outbreak of an infectious disease in the United States, such as the outbreak of the coronavirus known as COVID-19, could adversely affect the operating results and financial condition of the operators of our facilities, which in turn could undermine their ability to meet their lease obligations to us.

Our operating results and financial condition are dependent on the ability of our tenants to meet their lease obligations to us. A pandemic, epidemic or outbreak of an infectious disease, such as the recent outbreak of respiratory illness caused by the novel coronavirus known as COVID-19, could adversely affect the ability of our tenants to meet their lease obligation by increasing their operating costs and reducing their income. Tenants may be required to make significant expenditures to prevent or contain such illnesses. Tenants’ revenues could be affected if public trust in skilled nursing facilities and long-term acute care hospitals were undermined because of such illnesses. Tenants’ revenues could also be adversely affected if a pandemic caused a temporary shutdown or diversion of patients, disrupted the delivery of medical supplies or caused staffing shortages or substantially increased the costs of supplies or staffing or resulted in increased costs as a result of new conditions of operation. The risk to our tenants is enhanced because their facilities primarily serve the elderly, who are particularly at risk for respiratory illnesses such as COVID-19.

Although the amount of rent we receive from our tenants is not dependent on our tenants’ operating results, our tenants’ ability to fulfill their lease obligations, including the payment of rent, could be adversely affected if our tenants encountered significant financial difficulties due to a pandemic.

As of the date of this prospectus, the pandemic caused by the coronavirus known as COVID-19 has not had a material adverse effect on our financial performance, results of operations, liquidity or access to financing. However, our operations and financial performance are dependent on the ability of our tenants to meet their lease obligations to us.

To our knowledge and based on information provided to us by our tenants, the principal financial effects of the COVID-19 pandemic on our tenants have been to increase their payroll expenses, to require additional purchases of personal protective equipment, and to decrease occupancy at their facilities. We believe that the decline in occupancy was primarily due to declining referrals as a result of hospitals postponing elective surgeries as well as patients’ concerns regarding the risk of infection from COVID-19.

As a result of the COVID-19 pandemic, our tenants have received financial support under several government programs. These programs consisted of forgivable loans under the Paycheck Protection Program, grants to operators under the Coronavirus Aid, Relief and Economic Security (CARES) Act in an amount equal to 2% of their historical annual revenues, the waiver of the three day hospital stay required by Medicare (which ended on May 11th, 2023), accelerated payments under Medicare, and increased funding for Medicaid patients by some state governments.

Our management does not expect that the discontinuation of these government programs will have a material adverse effect on our tenants’ ability to pay rent for three reasons. First, our management believes that most nursing home residents in the United States have received vaccines for COVID-19, which have been highly effective in preventing cases of COVID-19. Second, occupancy significantly increased between April 2021 and May 2023. Third, most of our tenants have the ability to maintain profitability notwithstanding the decrease in revenues because approximately 85% to 90% of their operating costs are variable items (such as labor costs, food, drugs and supplies, including personal protection equipment and cleaning supplies) that can be reduced when occupancy decreases.

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To our knowledge, our tenants are complying with all applicable governmental requirements and guidelines for addressing the risks posed by COVID-19. Although there have been a limited number of confirmed cases of COVID-19 at the facilities operated by our tenants, to our knowledge, these cases have not had a material impact on any of the operators or resulted in any claims against any of the operators.

As a landlord, we do not control the operations of our tenants, including related party tenants, and are not able to cause our tenants to take any specific actions to address trends in occupancy at the facilities operated by our tenants, other than to monitor occupancy and income of our tenants, discuss trends in occupancy with tenants and possible responses, and, in the event of a default, to exercise our rights as a landlord. However, Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, as the controlling members of 41 of our tenants and related operators, have the ability to obtain information regarding these tenants and related operators and cause the tenants and operators to take actions, including with respect to occupancy. Messrs. Gubin and Blisko are subject to potential conflicts of interest due to their ownership of these tenants and their duties as our directors. As a result of these conflicts, actions by us with respect to these related party tenants would be directed by the audit committee of our board of directors, comprised of independent directors, under our conflicts of interest policies. See “Business. Policies With respect to Certain Activities and Transactions—Conflict of Interest Policies.”

Except as described below, COVID-19 has not caused any of our tenants to be unable to meet their lease obligations to us, including their obligation to pay rent in a timely manner.

On April 4, 2022, we were notified that the tenants under the master leases for 6 facilities located in central Illinois intended to default with respect to their lease agreements due to operating losses. The tenants indicated that their operating losses were partially due to decreased occupancy caused by COVID-19. The tenants are affiliates of Steven Blisko, who is the brother of Michael Blisko, one of our directors. These leases provided for a combined rent of $225,000 per month, or $2.7 million per year. All payments due under these leases were paid through mid-June 2022. On July 1, 2022, we entered into 2 new master lease agreements with an unaffiliated third-party operator to lease these properties. The new leases have terms of 10 years each and provide first year base rent of $180,000 per month, or $2.3 million per year over the life of the leases. The Company recognized a loss of approximately $1.1 million in the second quarter of 2022 due to the write-off of straight-line rent receivable related to the former leases.

As of the date of this prospectus, none of our tenants are delinquent on the payment of rent, and none of them have requested us to amend the terms of their leases to reduce current or future lease payments. We accordingly believe that our current tenants have the ability to meet their lease obligations based on their current levels of occupancy. However, if tenants were to experience additional decreases in occupancy due to the emergence of new variants of COVID-19, and such decreases adversely affected our tenants’ operating income, tenants might be unable to meet their lease obligations. The Company is unable to determine what level of decreased occupancy would result in lease defaults because decreases in occupancy also allow tenants to reduce operating costs due to reduced staffing requirements.

In the event that tenants were to default due to decreased occupancy, the Company would seek to obtain new operators to take over the leases and the facilities. This could result in decreases in the Company’s rental income if the new tenants required lower rental payments. This could have a material adverse effect on our financial condition and results of operation.

The COVID-19 pandemic has also caused and is likely to continue to cause regulatory changes and, as a result, healthcare operators may face increased regulatory scrutiny and new requirements for operations and/or payment, especially from government payors including Medicare and Medicaid. Any changes in the regulatory framework or the intensity or extent of government or private enforcement actions could materially increase operating costs incurred by us or our tenants, operators and managers for monitoring and reporting compliance, which could have a material effect on us.

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Inflation could adversely impact our operators and our results of operations.

Inflation, both real or anticipated, as well as any resulting governmental policies, could adversely affect the economy and the costs of labor, goods and services to our operators or borrowers. Our long-term leases and loans typically contain provisions such as rent and interest escalators that are designed to mitigate the adverse impact of inflation on our results of operations. However, these provisions may have limited effectiveness at mitigating the risk of high levels of inflation due to contractual limits on escalation that exist in substantially all of our escalation provisions. Our leases are triple-net and typically require the operator to pay all property operating expenses, and therefore, increases in property-level expenses at our leased properties generally do not directly affect us. However, increased operating costs resulting from inflation have had, and may continue to have, an adverse impact on our operators and borrowers if increases in their operating expenses exceed increases in their reimbursements, which has affected, and may continue to adversely affect, our operators’ or borrowers’ ability to pay rent or other obligations owed to us.

Increased labor costs and historically low unemployment may adversely affect our business, results of operations, cash flows and financial condition.

The market for qualified personnel is highly competitive and our tenants, borrowers and Senior Housing – Managed communities have experienced and may continue to experience difficulties in attracting and retaining such personnel, in particular due to a reduction in the supply of such personnel and wage increases relating to the COVID-19 pandemic and inflation. An inability to attract and retain trained personnel has negatively impacted, and may continue to negatively impact, our occupancy rates, operating income and the ability of our tenants and borrowers to meet their obligations to us. A shortage of caregivers or other trained personnel, minimum staffing requirements or general inflationary pressures on wages may continue to force tenants, borrowers and Senior Housing – Managed communities to enhance pay and benefits packages to compete effectively for skilled personnel, or to use more expensive contract personnel, and they may be unable to offset these added costs by increasing the rates charged to residents and patients. Any further increase in labor costs or any failure by our tenants, borrowers and Senior Housing – Managed communities to attract and retain qualified personnel could adversely affect our cash flow and have a materially adverse effect on our results of operations.

An increase in market Interest rates could increase our interest costs on borrowings on our outstanding indebtedness and future debt and could adversely affect our stock price.

Interest rates rose substantially since March 2022 and may continue to rise. Increases in interest rates could increase our interest costs for borrowings on our outstanding debt and any new debt we may incur. This increased cost could make the financing of any new investments more costly. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could negatively impact the access to and cost of financing available to third parties interested in purchasing assets we may make available for sale, thereby decreasing the amount they are willing to pay for those assets, and consequently limit our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

We depend on the efforts and expertise of Mr. Gubin, our Chief Executive Officer and Chairman of our board of directors, Mr. Eingal, our Chief Financial Officer, and Mr. Jeffrey Bajtner, our Chief Investment Officer, to execute our business strategy. If we were to lose the services of one or more of our executive officers and were unable to find suitable replacements, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We have substantial indebtedness, which could adversely affect our financial condition, results of operations and cash flows.

As of June 30, 2023, we had total indebtedness of approximately $482.1 million, consisting of $275.2 million in HUD guaranteed debt, $106.3 million in Series A, Series C Bonds and Series D Bonds outstanding and $100.6 million in commercial mortgage loans from third party lenders that were not guaranteed by HUD. In July 2023, we issued an additional NIS 70.0 million ($19.2 million) in Series D Bonds. We expect to utilize the proceeds from the sale of these Bonds, together with a $66.0 million commercial bank mortgage loan, to finance a portion of the purchase price of our planned acquisition of the Indiana properties. We also expect to incur additional debt to finance future acquisitions.

We currently anticipate that we will have sufficient liquidity to meet our working capital obligations, including our debt service obligations.

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Nevertheless, payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the dividends currently contemplated or necessary to qualify and maintain our qualification as a REIT.

Our substantial level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

● our cash flows may be insufficient to meet our required principal and interest payments;

● we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

● we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

● we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

● we may default on our obligations, in which case the lenders or mortgagees may have the right to foreclose on any properties that secure the loans and/or directly collect rents and other income from our properties;

● increased inflation may have a pronounced negative impact on the variable portion of the interest expense we pay in connection with our outstanding indebtedness, as these costs could increase at a rate higher than our rents; and

● we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations or reduce our ability to pay, or prohibit us from paying, distributions to our stockholders.

If any one of these events were to occur, our financial condition, results of operations and cash flows could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”

Certain of our debt agreements include restrictive covenants which could limit our ability to make distributions.

The indentures for our Series A Bonds, Series C Bonds and Series D Bonds contain restrictions on the payment of dividends by the BVI Company.

Under these indentures, the BVI Company may not make any distribution unless certain conditions set forth in the indentures are fulfilled. These conditions include limitations on annual dividends to a percentage of current income after tax, subject to certain adjustments, and restrictions on dividends based on BVI Company’s equity and the ratio of BVI Company’s equity to its balance sheet. See “Management Discussion and Analysis of Results of Operations and Financial Condition – Liquidity and Capital Resources.” At June 30, 2023, the BVI Company would have been permitted to pay dividends of up to $21.8 million under the indentures.

Additionally, our subsidiaries that have received HUD guaranteed mortgage loans are parties to customary healthcare regulatory agreements with HUD. These agreements restrict the ability of these subsidiaries to make distributions in the event that the subsidiary does not have surplus funds to make a distribution. Surplus funds are calculated semi-annually and are funds in excess of the amount then required to make the payments under the loan and other obligations related to the mortgaged property.

The restrictions under the indentures for the Series A Bonds, Series C Bonds, Series D Bonds and the loan agreements for our other loans could affect the ability of the BVI Company and its subsidiaries to make distributions to the Operating Partnership. This in turn could affect our ability to make distributions to our stockholders, including cash dividends required to meet the annual distribution requirements applicable to the Company as a REIT. In such event, we would seek to obtain additional loans or sell additional OP units in order to fund required distributions or make elective stock dividends.

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Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Substantially all of our properties have been financed with mortgage debt. Mortgage and other secured debt obligations increase our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures could also trigger our tax indemnification obligations under the terms of our tax protection agreements with respect to the sales of certain properties.

The indenture for the Series C Bonds and Series D Bonds provides for a balloon payment of the entire remaining principal in 2026. The loan agreement for our $105 million term loan provides for a balloon payment in 2027. We may also obtain additional financing that contains balloon payment obligations. Refinancing these indentures and loans with balloon payment obligations may be difficult and have a direct effect on us, including our cash flows, financial condition and ability to make distributions.

The indenture for the Series C Bond provides for the principal to be repaid in five annual payments. Payments for each of the first four years covers 6% of the principal total under the Series C Bond and a balloon payment of the entire remaining principal is due in 2026. The indenture for the Series D Bond provides for the principal to be repaid in three annual payments. Payments for each of the first two years covers 6% of the principal total under the Series D Bond and a balloon payment of the entire remaining principal is due in 2026. The loan agreement for our $105 million term loan provides for monthly payments of principal and interest and a final balloon payment of the unpaid principal balance together with accrued interest in 2027.

It is also possible that our future debt arrangements may require us to make a similar lump-sum or “balloon” payment at maturity.

To the extent we have these types of obligations, our ability to make a balloon payment at maturity will depend on our working capital at the time of repayment, our ability to obtain additional financing or our ability to sell any property securing such indebtedness. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell any related property at a price sufficient to make the balloon payment. In addition, balloon payments and other payments of principal and interest on our indebtedness may leave us with insufficient cash to pay the distributions that we are required to pay to qualify and maintain our qualification as a REIT. In such event, we would seek to obtain additional loans or sell additional OP units in order to fund required distributions or make elective stock dividends.

The loan agreement for our $105 million commercial bank term loan contains covenants and other terms that impose material operating and financial restrictions. The loan agreement also contains provisions that allow the lender to accelerate the amounts due under the loan agreement if Moishe Gubin, our Chairman and Chief Executive Officer, ceases to be actively involved in the executive management of the Operating Partnership or ceases to be a director of the Company or if any person or group (other than Mr. Gubin) acquires more than 30% of the common stock of the Company. A breach of these covenants and restrictions could result in the acceleration of the amounts due under the loan agreement, which would have a material adverse effect on the Company’s financial conditions and results of operations.

On March 18, 2022, the Operating Partnership and 21 of its subsidiaries received a $105 million mortgage loan from a commercial bank. The loan is secured by a lien on all of the assets of the Operating Partnership and the 21 subsidiaries that are borrowers. The collateral primarily consists of 21 properties owned by these subsidiaries. The loan is also secured by guarantees of the Company and the BVI Company. The borrowers must pay down a portion of the loan in the event that the outstanding balance of the loan exceeds 65% of the fair market value of the properties pledged to the lenders as collateral in order to bring that percentage down to 65% or lower.

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The loan agreement contains a number of restrictive covenants that impose material operating and financial restrictions and may limit our ability to undertake transactions that we may believe are in our long-term best interest. These restrictions limit the ability of the Operating Partnership and the borrower subsidiaries to, among other things:

●	incur additional indebtedness, other than indebtedness incurred by the Operating Partnership that would not result in a violation of the financial covenants described below;

●	pay dividends or make other distributions or repurchase or redeem capital stock, other than dividends or distributions that would not result in an event of default, including a violation of the financial covenants described below and distributions made by the Operating Partnership and subsidiary borrowers that are used by the Company to make distributions that are necessary to maintain our REIT status;

●	make loans and investments, other than loans and investments by the Operating Partnership that would not result in a violation of the financial covenants described below;

●	sell assets, other than the sale of assets by the Operating Partnership;

●	incur liens on any of the collateral for the loan or on the other assets of the borrower subsidiaries other than certain enumerated, permitted liens;

●	enter into transactions with affiliates except in the ordinary course of business on arm’s length terms; and

●	enter into any transaction, including any merger or consolidation, that could result in a change of control.

The loan agreement defines a change of control as the occurrence of any of the following events:

●	the BVI Company fails to own all of the equity interests in the borrower subsidiaries;

●	the Operating Partnership fails to own all of the equity interests in the BVI Company;

●	the failure of the Company to be the general partner of the Operating Partnership;

●	the failure of Moishe Gubin to be a voting member of the board of directors of each of the Company and the BVI Company; and

●	the failure of Moishe Gubin to be actively involved in the executive management of the Operating Partnership; or

●	any person (other than Moishe Gubin) shall have acquired beneficial ownership, directly or indirectly, of more than 30% of the common stock of the Company.

In addition, the loan agreement contains financial covenants that require us to maintain specified financial ratios and maintain a minimum amount of equity in our subsidiaries.

The financial covenants consist of (i) a covenant that the ratio of the Company’s indebtedness to its EBITDA cannot exceed 8.0 to 1.0, (ii) a covenant that the ratio of the Company’s net operating income to its debt service before dividend distribution is at least 1.25 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, (iii) a covenant that the ratio of the Company’s net operating income to its debt service after dividend distribution is at least 1.05 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, and (iv) a covenant that the Company’s equity in its subsidiaries equal at least $20.0 million.

Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

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As a result of these restrictions, we may be:

●	limited in how we conduct our business;

●	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

●	unable to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results and our substantial indebtedness could adversely affect the availability and terms of additional financing.

A breach of the covenants or restrictions under the loan agreement could result in an event of default under the loan agreement. Such a default would allow the lender to accelerate the loan and may result in the acceleration of any debt to which a cross-acceleration or cross-default provision applies.

The restrictions related to a change of control include a requirement that Mr. Gubin remain actively involved in the management of our business and serving as a director. Although we expect that Mr. Gubin will continue to be actively involved in the Company’s business because he owns a significant portion of our common stock and the OP units in the Operating Partnership, it is possible that he could become unavailable for reasons outside of his control such as illness or injury. Such an event could result in the breach of the loan agreement.

The restrictions related to a change of control also include a requirement that no person or group (other than Mr. Gubin) acquire more than 30% of our common stock. We believe that the risk of a violation of this restriction is limited because the Company’s organizational documents prohibit any person or such person’s affiliates from acquiring more than 9.9% of our common stock.

In the event of any breach of the covenants or restrictions under the loan agreement, we would seek to obtain a waiver from the lender. If the lender refused to grant a waiver, we would seek to refinance the loan with a new lender or seek to sell properties in order to obtain funds to repay the loan. If we were unable to refinance the loan or repay the loan utilizing the proceeds from the sale of our properties, the lenders could foreclose their mortgage lien against the properties pledged as collateral for the loan. Such an event would have a material adverse effect on our financial condition and our operating results because it would eliminate a substantial portion of our income generating assets and potentially result in the acceleration of any other debt that is subject to default if the loan agreement is accelerated.

For addition information concerning our commercial bank term loan, see “Financial Information-Management’s Discussion and Analysis of Financial Condition and Results of Operations–- Liquidity and Capital Resources- Commercial Bank Term Loan.”

We have experienced and expect to continue to experience significant growth and may not be able to adapt our management and operational systems to respond to the integration of the healthcare properties we expect to acquire without unanticipated disruption or expense, which could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

We have experienced and expect to continue to experience significant growth through the potential acquisition of healthcare properties that we identify. We may not be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to manage such potential acquisitions without operating disruptions or unanticipated costs. Our failure to successfully manage our growth could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may be unsuccessful in our efforts to develop relationships with unaffiliated operators.

Part of our business strategy is to develop relationships with unaffiliated operators. We believe these efforts will assist us in expanding our portfolio and reducing our dependency on operators that are related parties. As of June 30, 2023, 42 of our facilities, or approximately 50.6% of the total, were leased and operated by unaffiliated third parties. We do not have any commitments from any unaffiliated operators to lease facilities and there can be no assurance that we will be able to establish such relationships or enter into leases with such third parties.

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Properties in Illinois, Indiana, Tennessee and Arkansas account for approximately 80.2% of the annualized base rent from our portfolio as of June 30, 2023.

As of June 30, 2023, approximately 80.2% of our annualized base rent was derived from properties located in the states of Illinois (29.9%), Indiana (16.9%), Tennessee (20.3%) and Arkansas (13.1%). As a result of this geographic concentration, we are particularly exposed to downturns in the economies of, as well as other changes in the real estate and healthcare industries in, these geographic areas or in increased regulation or new conditions on operations or payment. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in these geographic areas could have a disproportionate effect on our overall business results. In the event of negative economic or other changes in these geographic areas, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be adversely affected.

We face potential adverse consequences of bankruptcy or insolvency by our tenants, operators, borrowers, managers and other obligors.

We are exposed to the risk that our tenants, operators, borrowers, managers or other obligors could become bankrupt or insolvent. Although our lease agreements will provide us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding. In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code. This statutory cap could be substantially less than the remaining rent actually owed under the lease, and any claim we have for unpaid rent might not be paid in full. In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement. If such a claim is successful, our rights and remedies as a lender, compared to a lessor, are generally more limited. In the event of an obligor bankruptcy, we may also be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of our properties, avoid the imposition of liens on our properties or transition our properties to a new tenant, operator or manager. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be adversely affected if an obligor becomes bankrupt or insolvent.

Long-term leases may result in below market lease rates over time, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We have entered into long-term leases with tenants/operators at most of our properties. Our long-term leases provide for rent to increase over time. However, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of such long-term leases at levels such that even after contractual rental increases, the rent under our long-term leases could be less than then-current market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We may incur additional costs in acquiring or re-leasing properties, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may invest in properties designed or built primarily for a particular tenant/operator of a specific type of use known as a single-user facility. If the tenant/operator fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant/operator without making substantial capital improvements or incurring other significant costs. We also may incur significant litigation costs in enforcing our rights against the defaulting tenant/operator. These consequences could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

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We may have difficulty finding suitable replacement tenants in the event of a tenant default or non-renewal of our leases.

We cannot predict whether our tenants will renew existing leases beyond their current terms. If any of our leases are not renewed upon expiration, we would attempt to lease those properties to another tenant. In case of non-renewal, we generally expect to have advance notice before expiration of the lease term to arrange for repositioning of the properties and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration. However, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacement tenants or entering into leases with new tenants on a timely basis or on terms as favorable to us as our current leases, or at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. Our ability to reposition our properties with a suitable tenant could be significantly delayed or limited by state licensing, receivership, certificate of need or other laws, relating to debtor-creditor rights and obligations and the ownership and operation of health care facilities, as well as by the Medicare and Medicaid change-of-ownership rules. We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings, which can be complex and time consuming and can sometimes require that new tenants comply with new or additional requirements for a facility’s physical plant or operations which might not have been imposed on prior tenants because of grandfathering provisions in law or regulation. In addition, our ability to locate suitable replacement tenants could be impaired by the specialized healthcare uses or contractual restrictions on use of the properties which are designed for specific health care purposes, and we may be required to spend substantial amounts to adapt the properties to other uses or obtain governmental approvals to do so. Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a material adverse effect on us. In addition, if we are unable to re-let the properties to healthcare operators with the expertise necessary to operate the type of properties in which we intend to invest, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by potential purchasers.

All of these risks may be greater in smaller markets, where there may be fewer potential replacement tenants, making it more difficult to replace tenants, especially for specialized space, and could have a material adverse effect on us.

On April 4, 2022, we were notified that the tenants under the master leases for 6 facilities located in central Illinois intended to default with respect to their lease agreements due to operating losses. The tenants indicated that their operating losses were partially due to decreased occupancy caused by COVID-19. The tenants are affiliates of Steven Blisko, who is the brother of Michael Blisko, one of our directors. These leases provided for a combined rent of $225,000 per month, or $2.7 million per year. All payments due under these leases were paid through mid-June 2022. On July 1, 2022, the Company entered into two new master lease agreements with an unaffiliated third-party operator to lease these properties. The new leases have terms of 10 years each and provide for first year base rent of $180,000 per month, or $2.3 million per year over the life of the leases. The Company recognized a loss of approximately $1.1 million in the second quarter of 2022 due to the write-off of straight-line rent receivable related to the former leases.

Our computer systems may be subject to potential cyberattacks by state actors as a result of the conflict between Russia and Ukraine.

The invasion of Ukraine by Russia on February 24, 2022 has increased the risk of potential cyberattacks of businesses located in the United States, including our business. In the event that our computer systems or database were subject to such an attack, our ability to operate our business could be significantly impaired until we were able to address the attack by rebuilding the parts of our computer systems and database affected by such an attack. Our computer database primarily consists of financial information relating to our rental properties, including information concerning rental payments from tenants and the payment of property and operating expenses by us and our tenants. We do not have any patient information. To address the risk of a possible cyberattack by state actors, the Company has engaged a third-party consultant to implement additional security protections for our systems, including restrictions on the ability of persons utilizing URLs located outside of the United States to log on to our systems. We also maintain backups of our data on third party servers. Although these steps provide additional protection from cyberattacks, they are not full proof, and it is possible that we may experience a cyberattack that materially disrupts our business.

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We and our directors and officers may become subject to litigation and disputes, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

We and our directors and officers may become subject to litigation, including claims relating to our operations, properties, offerings, and otherwise in the ordinary course of business.

For example, the sellers of certain properties acquired by the Predecessor Company in Arkansas and Kentucky have commenced legal proceedings against two of our directors, Moishe Gubin, Michael Blisko, the Predecessor Company and certain of its subsidiaries, as well as the operators of the facilities located at the acquired properties, asserting claims for fraud, breach of contract and rescission based on defendants’ alleged failure to perform certain post-closing obligations. We have potential direct exposure for these claims because the subsidiaries of the Predecessor Company that were named as defendants are now subsidiaries of the Operating Partnership. Additionally, the Operating Partnership is potentially liable for the claims made against Moishe Gubin, Michael Blisko and the Predecessor Company pursuant to the provisions of the contribution agreement, under which the Operating Partnership assumed all of the liabilities of the Predecessor Company and agreed to indemnify the Predecessor Company and its affiliates for such liabilities. See “Business and Properties-Legal Proceedings.” Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. In addition, we are regularly named as a defendant in claims made against our tenants/operators due to patient injuries. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

In addition, the COVID-19 pandemic may cause our business and the businesses of our tenants, operators and managers to face increased exposure to union or other disputes, lawsuits or other legal or regulatory proceedings filed at the same time across multiple jurisdictions, such as professional liability litigation alleging wrongful death and negligence claims, some of which may result in large damage awards and not be indemnified or subject to sufficient insurance coverage. Federal, state, local and industry-initiated efforts may limit our tenants’, operators’ and managers’ liabilities from COVID-19 related quality of care litigation but the extent of such limitations are uncertain and, to the extent such limitations of liability may not be applicable or enforced, such liabilities could adversely impact the business and financial conditions of our tenants, operators and managers. If, in turn, such tenants, operators or managers fail to make contractual rent payments to us or, with respect to our senior living operating portfolio, cash flows are adversely affected, it could have a material adverse effect on us.

Our use of OP units as consideration to acquire properties could result in stockholder dilution or limit our ability to sell such properties, which could have a material adverse effect on our business, results of operations and cash flows.

In the future, we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for OP units in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell properties at a time, or on terms, that would be favorable absent such restrictions, which could have a material adverse effect on our business, results of operations and cash flows.

We have limited operating history as a REIT and may not be able to operate our business successfully as a REIT.

We elected to be taxed as a REIT for the 2022 calendar year. As a result, we have a limited operating history as a REIT. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate the Company as a REIT. We will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT, and this transition could place a significant strain on our management systems, infrastructure and other resources. See “—Risks Related to Our Status as a REIT.”

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We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the first sale of shares pursuant to a registration statement filed under the Securities Act, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and decline significantly.

We have elected to avail ourselves of the extended transition period for adopting new or revised accounting standards available to emerging growth companies under the JOBS Act and will, therefore, not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, which could make our common stock less attractive to investors.

The JOBS Act provides that an emerging growth company can take advantage of exemption from various reporting requirements applicable to other public companies and an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We intend to avail ourselves of these exemptions and the extended transition periods for adopting new or revised accounting standards and therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We intend to avail ourselves of these options although, subject to certain restrictions, we may elect to stop availing ourselves of these exemptions in the future even while we remain an “emerging growth company.” We cannot predict whether investors will find our stock less attractive as a result of this election. If some investors find shares of our common stock less attractive as a result of this election, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will be subject to the requirements of the Sarbanes-Oxley Act.

As long as we remain an emerging growth company, as that term is defined in the JOBS Act, we will be permitted to gradually comply with certain of the on-going reporting and disclosure obligations of public companies pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes- Oxley Act”).

However, our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act may require our auditors to deliver an attestation report on the effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which this prospectus becomes effective if we are no longer an “emerging growth company”. Substantial work on our part may be required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process may be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Section 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our consolidated financial statements that could require us to restate our consolidated financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the per share trading price of our common stock.

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We face possible risks and costs associated with severe weather conditions, natural disasters or the physical effects of climate change.

Some of our properties are located in areas particularly susceptible to revenue loss, cost increase or damage caused by severe weather conditions or natural disasters such as hurricanes, earthquakes, tornadoes, fires and floods, as well as the effects of climate change. To the extent that climate change impacts changes in weather patterns, our markets could experience more frequent and severe natural disasters. Operationally, such events could cause a major power outage, leading to a disruption of our operators’ operations or require them to incur additional costs associated with evacuation plans. Over time, any of these conditions could result in increased operator costs, delays in construction, resulting in increased construction costs, or in the inability of our operators to operate our facilities at all. Such events could also have a material adverse impact on our tenants’ operations and ability to meet their obligations to us. In the event of a loss in excess of insured limits, we could lose our capital invested in the affected property, as well as anticipated future revenue from that property. Any such loss could materially and adversely affect our business and our financial condition and results of operations.

Climate change may also have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable. To the extent that significant changes in the climate occur in areas where our properties are located, we may experience more frequent extreme weather events which may result in physical damage to or a decrease in demand for properties located in these areas or affected by these conditions. In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties and could also require us to spend more on our new development properties without a corresponding increase in revenue. Should the impact of climate change be material in nature, including destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected.

Risks Related to Healthcare Industry

Adverse trends in healthcare provider operations may negatively affect the operations at our properties, which in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We believe the healthcare industry is currently experiencing the following trends:

● changes in the demand for and methods of delivering healthcare services;

● changes in third-party reimbursement policies, including a shift to Medicaid managed care, and changes in Medicare reimbursement for skilled nursing facility services which commenced on October 1, 2019;

● significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

● increased expense for uninsured patients;

● increased expense arising from an older and sicker patient mix;

● increased competition among healthcare providers;

● shortage of qualified health care workers due to competition from other health industry employers and enhancement of credentials required to perform specified services;

● substantial increases in costs associated with employing health care workers due to competition and health care industry specific wage mandates, general inflationary pressures on wages and other statutory and regulatory requirements associated with the employment of worker in the health industry and specifically for skilled nursing facilities;

● increased liability insurance expense and reductions in the availability of certain coverages resulting in gaps;

● increasing shift of the plaintiffs’ bar from medical malpractice to skilled nursing facility industry liability;

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● continued pressure by private and governmental payors to reduce payments to providers of services along with the consolidation of payors, which has resulted in a decreased ability to negotiate levels and conditions of payment;

● increased scrutiny of billing, referral and other practices by federal and state authorities and private insurers; and

● increasing focus by relators and the qui tam bar on the skilled nursing facility industry.

These factors may materially adversely affect the economic performance of some or all of our tenants/operators, which in turn could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Both we and the tenants and operators of our properties may be adversely affected by healthcare regulation and enforcement.

The regulatory environment of the long-term healthcare industry has generally intensified over time both in the amount, complexity and type of regulations and in the efforts to enforce those regulations. The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. Moreover, changes in enforcement policies by federal and state governments have resulted in an increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, and certain services as well as more aggressive imposition of exclusions from participation in, and receipt of reimbursement from, the Medicare and Medicaid programs, civil monetary penalties and even criminal penalties. See “Business and Properties — Regulation.” We are unable to predict the scope of future federal, state and local regulations and legislation, including the Medicare and Medicaid statutes and regulations, or the intensity of enforcement efforts with respect to such regulations and legislation, and any changes in the regulatory framework could have a material adverse effect on our tenants, operators, guarantors and managers, which, in turn, could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Further, if our tenants and operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties (some of which are discussed below), they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant changes to their operations. We also may become subject directly to healthcare laws and regulations because of the broad nature of some of these restrictions. Our tenants, operators, borrowers, guarantors, managers and we also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations or in implementing new or additional measures to reduce the possibility of enforcement action. In such event, the results of operations and financial condition of our tenants, operators, borrowers, guarantors and managers and the results of operations of our properties operated or managed by those entities could be adversely affected, which, in turn, could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

All healthcare providers who accept Medicare and Medicaid reimbursement are subject to the federal Anti-Kickback Statute, which establishes civil, criminal and administrative penalties with respect to any person who knowingly and willfully offers, pays, solicits, or receives any remuneration to induce or in return for (1) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service payable in whole or in part under a Federal healthcare program; or (2) purchasing, leasing, ordering or arranging for, or recommending the purchasing, leasing or ordering of any good, facility service, or item payable under a Federal healthcare program, such as Medicare and Medicaid. Remuneration is defined broadly to include the transfer of anything of value, in case or in kind, directly or indirectly, overtly or covertly. Certain healthcare facilities are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law prohibits the submission of claims to Medicare for payment if the claim results from a physician referral (including an order or prescription) for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on kickbacks, physician self-referrals and submission of claims apply to state Medicaid programs and may also apply to private payors under state laws, which in some cases are even broader and contain stricter prohibitions or requirements than Federal prohibitions. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs or result in criminal prosecution, the imposition of civil monetary penalties, the imposition of treble damages and fines and/or other penalties as well as potential civil liability under the Federal False Claims Act. In addition, criminal liability under the Federal Travel Act is increasingly used to prosecute healthcare providers for certain business relationships. Healthcare facilities and providers may also experience an increase in audits and medical record reviews from public and private payors and a host of government agencies and contractors, including the HHS Office of the Inspector General, the Department of Justice, Zone Program Integrity Contractors, and Recovery Audit Contractors.

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Other laws that impact how the operators conduct their operations include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting the operators’ management of property and equipment and how the operators generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting assisted living facilities mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration. For example, HIPAA imposes extensive requirements on the way in which certain healthcare entities use, disclose, and safeguard protected health information (as that term is defined under HIPAA), including requirements to protect the integrity, availability, and confidentiality of electronic medical records. Many of these obligations were expanded under the HITECH Act. In order to comply with HIPAA and the HITECH Act, covered entities often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records, personal health information about individuals, or protected health information. HIPAA violations are also potentially subject to criminal penalties. See “Business and Properties—Regulation.”

We may also be adversely affected by possible changes to CON laws which serve as a barrier to entry in eight of the nine states in which we own properties. If these laws are repealed in states in which we own properties, we and the tenants and operators of our properties could be subject to increased competition.

Our tenants/operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us and, thus, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

As is typical in the healthcare industry, our tenants/operators may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants/operators may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by tenants/operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants/operators due to state law prohibitions or limitations of availability. As a result, these types of tenants/operators of our healthcare properties operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid overbilling and compliance with the conditions of payment and participation and false claims, as well as an increase in debar actions resulting from these investigations. Insurance is generally not available to cover such losses, including the costs of investigation and any penalties in the absence of specialized underwriting. None of our related party tenants, and to our knowledge, none of our other tenants, have such insurance. Additionally, neither the Company nor its subsidiaries have such insurance. The costs of a comprehensive investigation along with any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future or a condition imposed as a result of an investigation such as a monitoring by an independent review organization (“IRO”) under a Corporate Integrity Agreement, could have a material adverse effect on a tenant/operator’s financial condition. Neither our related party tenants nor, to our knowledge, our other tenants, are subject to any pending or threatened legal proceedings or investigations by any governmental authorities, and none of them has entered into any Corporate Integrity Agreements. If a tenant/operator were unable to obtain or maintain insurance coverage, if judgments were obtained in excess of the insurance coverage, if a tenant/operator were required to pay uninsured or uninsurable punitive damages, or if a tenant/operator were subject to an uninsured or uninsurable payor audit or government enforcement action, the tenant/operator could be exposed to substantial additional liabilities, which could affect the tenant/operator’s ability to pay rent to us, which in turn could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders. Neither the Company nor its subsidiaries are subject to any pending or threatened legal proceedings or investigations by any governmental authorities, and none of them has entered into any Corporate Integrity Agreements.

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Risks Related to Real Estate Industry

Our business is subject to risks associated with real estate assets and the real estate industry, which could materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution and our ability to service our debt obligations.

Our ability to pay dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our Business and Operations,” as well as the following:

● adverse changes in financial conditions of buyers, sellers and tenants of properties;

● vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

● increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

● civil unrest, acts of war, terrorist attacks and natural disasters, including hurricanes, which may result in uninsured or underinsured losses;

● geopolitical challenges and uncertainties (including wars and other forms of conflict, terrorist acts and security operations), such as the war between Russia and Ukraine and the severe economic sanctions and export controls imposed by the U.S. and other governments against Russia and Russian interests;

● decreases in the underlying value of our real estate; and

● changing market demographics.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which could materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution and ability to service our debt obligations.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner of real property, we may be liable for costs and damages resulting from the presence or release of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for any alleged harm to human health, property or natural resources. Such laws often impose strict liability without regard to fault, including whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required investigation, remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. See “Business and Properties —Regulation—Environmental Matters.”

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Some of our properties may have been or may be impacted by contamination arising from current or prior uses of the property, or adjacent properties, for commercial or industrial purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. In most cases, the Company or the Predecessor Company obtained Phase I Environmental Site Assessments for acquired properties. The Phase I Environmental Site Assessments are of limited scope and may not have conducted comprehensive asbestos, lead-based paint, lead in drinking water, mold or radon assessments. Although these assessments provide some assurance regarding environmental issues at the properties, they are not a guarantee that the properties do not have an environmental issue. As a result, we may not be aware of all potential or existing environmental contamination liabilities at the properties in our portfolio. There also exists the risk that material environmental conditions, liabilities or compliance concerns may arise in the future. If any of our properties are subject to environmental issues, we could potentially incur material liability for these issues. The realization of any or all of these environmental issues may also have an adverse effect on our business, financial condition and results of operations.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials, such as asbestos or lead, or other adverse conditions, such as poor indoor air quality, in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance and could be required to abate, remove or otherwise address the hazardous material to achieve compliance with applicable environmental laws and regulations. Also, we could be liable to third parties, such as occupants or employees of the buildings, for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. If we incur material environmental liabilities in the future, we may find it difficult to sell or lease any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our sole tenant, employees of our sole tenant or others if property damage or personal injury is alleged to have occurred.

Our properties may be subject to impairment charges.

On a quarterly basis, we will assess whether there are any indicators that the value of our properties may be impaired. A property’s value is considered to be impaired only if the estimated aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In our estimate of cash flows, we will consider factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. If we are evaluating the potential sale of an asset or development alternatives, the undiscounted future cash flows analysis will consider the most likely course of action at the balance sheet date based on current plans, intended holding periods and available market information. We will be required to make subjective assessments as to whether there are impairments in the value of our properties. These assessments may be influenced by factors beyond our control, such as early vacating by a tenant or damage to properties due to earthquakes, tornadoes, hurricanes and other natural disasters, fire, civil unrest, terrorist acts or acts of war. These assessments may have a direct impact on our earnings because recording an impairment charge results in an immediate negative adjustment to earnings. There can be no assurance that we will not take impairment charges in the future related to the impairment of our properties. Any such impairment could have a material adverse effect on our business, financial condition and results of operations in the period in which the charge is taken.

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We may incur significant costs complying with various federal, state and local laws, regulations and covenants, as well as the terms and conditions of any recorded instruments, that are applicable to our properties.

Properties are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers upon each property may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from third parties (such as, but not limited to, adjacent land owners, applicable governmental authorities, and local officials of community standards organizations) at any time with respect to our properties, including prior to developing or acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to construction, permitted uses, fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future development, acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Existing improvements within a property may be in violation of recorded instruments or may otherwise have been constructed in a manner inconsistent with the requirements of such instruments and/or applicable features of the underlying land. Our growth strategy may be affected by our ability to obtain permits, licenses, and zoning, and any other relief that may be applicable in connection with any such applicable covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988, or FHAA, impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that all our properties are in compliance with the requirements of the ADA and the FHAA, if one or more of the properties in our portfolio were not in compliance with the ADA, the FHAA or any other regulatory requirements, we could incur additional costs to bring such properties into compliance, be subject to governmental fines or the award of damages to private litigants or be unable to refinance such properties. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations and cash flow.

Risks Related to Organizational Structure

Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, are the beneficial owners of approximately 8.4% of our outstanding shares and approximately 83.5% of the OP units in the Operating Partnership. They have the ability to influence decisions by the Company and the Operating Partnership, including the approval of matters involving conflicts of interest and significant corporate transactions.

Moishe Gubin, our Chairman and our Chief Executive Officer, and Michael Blisko, one of our directors, control the tenants and operators of 41 of our facilities.

As a result of their ownership of our common stock and the OP units, and their board positions, Moishe Gubin and Michael Blisko and their affiliates have the ability to influence the outcome of matters presented to our directors or stockholders, including the election of our board of directors, matters related to the leases of our properties to their affiliates and approval of significant corporate transactions, including business combinations, consolidations and mergers.

As a landlord, the Company does not control the operations of its tenants, including related party tenants, and is not able to cause its tenants to take any specific actions to address trends in occupancy at the facilities operated by its tenants, other than to monitor occupancy and income of its tenants, discuss trends in occupancy with tenants and possible responses, and, in the event of a default, to exercise its rights as a landlord. However, Mr. Gubin and Mr. Blisko, as the controlling members of 41 of our tenants and related operators, have the ability to obtain information regarding these tenants and related operators and cause the tenants and operators to take actions, including with respect to occupancy. Mr. Gubin and Mr. Blisko are subject to potential conflicts of interest due to their ownership of these tenants and their duties as directors of the Company.

The ability of Mr. Gubin and Mr. Blisko to influence decisions by the Board is limited by our conflicts of interest policy, which requires transactions in which a director has a conflict of interest to be approved by the audit committee of the Board, which consists exclusively of independent directors. The ability of Mr. Gubin, Mr. Blisko and their affiliates to influence decisions by the Company’s stockholders is limited by the terms of our articles of incorporation, which prohibit any stockholder from holding more than 9.8% of the shares of our common stock. Additionally, the ability of Mr. Gubin, Mr. Blisko and their affiliates to influence decisions by the Operating Partnership is limited because the Operating Partnership is controlled by the Company as its sole general partner and the OP units issued to the Predecessor Company have no voting rights.

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Nevertheless, Moishe Gubin, Mr. Blisko and their affiliates have significant influence over us and it is possible that they could exercise influence in a manner that is not in the best interests of our other stockholders. Furthermore, as discussed above, certain conflicts of interest may exist between the interests of Mr. Gubin, Mr. Blisko, and their affiliates and the interests of our stockholders. Their voting power might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial.

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of OP units in the Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and the Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to the Company under Maryland law in connection with their management of the Company. At the same time, we, as the general partner of the Operating Partnership, have fiduciary duties and obligations to the Operating Partnership and its limited partners under Delaware law and the partnership agreement of the Operating Partnership in connection with the management of the Operating Partnership. Our fiduciary duties and obligations as the general partner of the Operating Partnership may come into conflict with the duties of our directors and officers to the Company. Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, beneficially own 83.5% of the OP units in the Operating Partnership and may have conflicts of interest in making decisions that affect both our stockholders and the limited partners of the Operating Partnership, particularly since their ownership interests in the Operating Partnership is significantly greater than their 8.4% ownership interest in shares of the common stock of the Company.

The partnership agreement provides that we will be under no obligation to consider the separate interests of the limited partners of our Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions. The partnership agreement also provides that, in the event of a conflict between the interests of the Operating Partnership or any limited partner, on the one hand, and the separate interests of the Company or our stockholders, on the other hand, that cannot be resolved in a manner not adverse to either our stockholders or the limited partners, we, in our capacity as the general partner of the Operating Partnership, shall resolve the conflict in favor of the Company and our stockholders. Additionally, any action or failure to act on our part or on the part of our board of directors that does not violate the contract rights of the limited partners of the Operating Partnership but does give priority to the separate interests of the Company or our stockholders shall not be deemed to violate our duty of loyalty to the Operating Partnership and its limited partners that arises from our role as the general partner of the Operating Partnership.

Additionally, the partnership agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith. Our Operating Partnership must indemnify us, our directors and officers, officers of the Operating Partnership and our designees from and against any and all claims that relate to the operations of the Operating Partnership, unless it is established that: (i) the act or omission of the person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to the Operating Partnership on any portion of any claim in the action.

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Our charter contains certain provisions restricting the ownership and transfer of our stock that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Our charter contains certain ownership limits with respect to our stock. Our charter, among other restrictions, prohibits, subject to certain exceptions, the beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of any class or series of our preferred stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” This ownership limit as well as other restrictions on ownership and transfer of our stock in our charter may:

● discourage a tender offer, proxy contest, or other transactions or a change in management or of control that might result in a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; and

● result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of certain of the benefits of owning the additional shares.

We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. In addition, under our charter, our board of directors, without stockholder approval, has the power to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the preference, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for such newly classified or reclassified shares. See “Description of the Registrant’s Securities to be Registered - Description of Capital Stock—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common and Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Certain provisions of Maryland General Corporation Law, or MGCL, could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

● “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes certain fair price and/or supermajority stockholder voting requirements on these combinations; and

● “control share” provisions that provide that holders of “control shares” of the Company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

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We have opted out of the business combination provisions of the MGCL, which provides that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. If implemented, these provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Description of Registrant’s Securities - Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws generally provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or in certain circumstances, the United States District Court for the District of Maryland, Northern Division) shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to the Company, our directors, our officers or our employees. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state and we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements. These provisions of our bylaws will not apply to claims that may be asserted under federal securities laws.

Certain provisions in the partnership agreement of the Operating Partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of the Operating Partnership may delay, or make more difficult, unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some of our stockholders might consider such proposals, if made, desirable. These provisions include, among others:

● redemption rights;

● a requirement that we may not be removed as the general partner of the Operating Partnership without our consent;

● transfer restrictions on OP units;

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● our ability, as general partner, in some cases, to amend the partnership agreement and to cause the Operating Partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or the Operating Partnership without the consent of the limited partners; and

● the right of the limited partners to consent to direct or indirect transfers of the general partnership interest, including as a result of a merger or a sale of all or substantially all of our assets, in the event that such transfer requires approval by our common stockholders.

The tax protection agreement with the Predecessor Company and its affiliates could limit our ability to sell or otherwise dispose of certain properties.

In connection with the formation transaction, we entered into a tax protection agreement with members of the Predecessor Company and certain of their affiliates, including affiliates of Moishe Gubin, our Chairman and Chief Executive Officer and Michael Blisko, one of our directors, that provides that if we dispose of any interest in the protected initial properties in a taxable transaction prior to the tenth anniversary of the completion of the formation transaction, subject to certain exceptions, we will indemnify with the Predecessor Company, its members and their beneficial owners (the “protected parties”) for their tax liabilities attributable to the built-in gain that exists with respect to such property interests as of the time of the formation transaction, and the tax liabilities incurred as a result of such tax protection payment. Pursuant to the tax protection agreement, it is anticipated that the total amount of protected built-in gain on the properties and other assets contributed to the Company in connection with the formation transaction will be approximately $423.4 million. Such indemnification obligations could result in aggregate payments, based on current tax laws, of up to $177.0 million. The amount of tax is calculated without regard to any deductions, losses or credits that may be available.

In this regard, the Company has granted the tenants of six of the Company’s properties in southern Illinois an option to purchase the properties for an aggregate price of $27 million. If the tenants had exercised its option as of June 30, 2023, the Company would have recognized a built-in gain of approximately $19.2 million on such properties, which could have required the Company to make a tax indemnity payment of approximately $8.1 million. The Company has also entered into an option agreement with the tenants in 13 of the Company’s properties in Arkansas to grant these tenants an option to purchase the properties for an aggregate price of $90 million. If the Company had sold these properties for this price as of June 30, 2023, the Company would have recognized a built-in gain of approximately $54.4 million on such properties, which could have required the Company to make a tax indemnity payment of approximately $22.6 million.

In light of our indemnification obligations under the tax protection agreement, it may be economically prohibitive for us to sell our properties even if it may be otherwise in our stockholders’ best interests to do so. Moreover, as a result of these potential tax liabilities, Moishe Gubin and Michael Blisko may have a conflict of interest with respect to our determination as to the disposition of these properties. In addition, to the extent that any breach, dispute or ambiguity arises with respect to the tax protection agreement, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationships with the members of our executive management team and directors.

Our board of directors may change our strategies, policies and procedures without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment, financing, leverage and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations, will be determined exclusively by our board of directors, and may be amended or revised at any time by our board of directors without notice to or a vote of our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could materially adversely affect our financial condition, results of operations and cash flow.

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Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

● actual receipt of an improper benefit or profit in money, property or services; or

● active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter requires us to indemnify, and advance expenses to, each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. We intend to enter into indemnification agreements with each of our executive officers and directors whereby we will indemnify our directors and executive officers to the fullest extent permitted by Maryland law against all expenses and liabilities incurred in their capacity as an officer and/or director, subject to limited exceptions. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter or that might exist with other companies.

We are a holding company with no direct operations and, as such, we will rely on funds received from our limited ownership interest in the Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of the Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through the Operating Partnership. We do not have, apart from our limited ownership interest in the Operating Partnership, which represents only 12.3% of the outstanding OP units, any independent operations. As a result, we rely on cash distributions from the Operating Partnership to pay any dividends we might declare on shares of our common stock. We also rely on distributions from the Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from the Operating Partnership. In addition, because we are a holding company, your claims as a stockholder will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of the Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and the Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional OP units to third parties without the consent of our stockholders, which would reduce our limited ownership percentage in the Operating Partnership even further and could have a dilutive effect on the amount of distributions made to us by the Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

As discussed above, we own approximately 12.3% of the outstanding OP units as of the date of this prospectus. We may, in connection with our acquisition of properties or otherwise, issue additional OP units to third parties. Such issuances would reduce our limited ownership percentage in the Operating Partnership and could affect the amount of distributions made to us by the Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of the Operating Partnership.

If we are deemed to be an investment company under the Investment Company Act, our stockholders’ investment return may be reduced.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), based on exceptions we believe are available to us. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on specified investments, prohibitions on transactions with affiliates, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

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Risks Related to Status as a REIT

Our ownership of and relationship with any future taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries (“TRSs”). A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Any domestic TRS that we own or form will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification.

We do not currently own any subsidiaries that are expected to be TRSs, nor do we have any plans to establish any TRSs in the future. However, in the event we were to form a TRS, it would need to comply with the foregoing requirements.

Our ownership of and relationship with our tenants will be limited and a failure to comply with such limits would jeopardize our REIT status.

If a REIT owns, actually or constructively, 10% or more (measured by voting power or fair market value) of the stock of a corporate lessee, or 10% or more of the assets or net profits of any non-corporate lessee (each a “related party tenant”), other than a TRS, any income that a REIT receives from the lessee will be non-qualifying income for purposes of a REIT’s 75% or 95% gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, the REIT is considered as owning the shares or other equity interests owned, directly or indirectly, by or for such person. A REIT that fails either the 75% or 95% gross income tests, or both, in a taxable year, may nonetheless continue to qualify as a REIT, if the failure was due to reasonable cause and not willful neglect and the nature and amounts of the REIT’s items of gross income are properly disclosed to the Internal Revenue Service. However, in such a case, the REIT would be required to pay a penalty tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

Our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should not own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date. At the present time, to our knowledge, no person beneficially or constructively owns more than 9.8% of our stock. Two of our directors, Moishe Gubin and Michael Blisko, beneficially own approximately 8.4% of our outstanding common stock as well as 83.5% of the outstanding OP units in the Operating Partnership. They also own majority interests in more than 41 of our tenants. We believe that these tenants would not currently be treated as related party tenants for purposes of the REIT qualification requirements because we believe that Mr. Gubin and Mr. Blisko do not constructively own 10% of the Company. However, if their constructive ownership of the Company were to exceed 10% in the future, or if interests in these tenants are otherwise treated as constructively owned by us, the rental income from the tenants controlled by Mr. Gubin and Mr. Blisko would not be qualifying income for REIT qualification purpose, which would cause us to fail to satisfy the REIT gross income tests and could cause us to fail to qualify as a REIT or be subject to a substantial penalty tax. The Company intends to closely monitor their ownership of the Company to avoid this issue.

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We must distribute earnings and profits in our first taxable year as a REIT that were attributable to any period before we were a REIT.

We were taxable as a C corporation prior to 2022, and have taxable income and accumulated earnings and profits for the period from June 8, 2021, to December 31, 2021. We made a distribution of such accumulated earnings and profits attributable to this period during the tax year beginning on January 1, 2022

We may potentially have additional tax exposure from built-in gains from the disposal of assets that we held at the time that we became a REIT.

We elected to be taxed as a REIT for the tax year beginning on January 1, 2022. Notwithstanding our qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances. If we recognize gain on the disposition of any REIT asset that is held by us on the date that we become a REIT (i.e., January 1, 2022) during a specified period (generally five years) thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 21%, on the lesser of (a) the excess, if any, of the asset’s fair market value over our basis in the asset, each determined on January 1, 2022, or (b) our gain recognized in the disposition. Accordingly, any taxable disposition during the specified period of a REIT asset we held on January 1, 2022 could be subject to this built-in gains tax.

If any of the Promissory Notes or other Obligations we hold do not meet the straight debt safe harbor under Code Section 856(m) and cause the Company to not satisfy the 10% value test, then the Company will not satisfy the REIT asset tests and our REIT qualification could be threatened.

To qualify as a REIT, we must satisfy certain asset tests at the end of each quarter of each taxable year, including that we may not own more than 10% of the value of any one issuer’s outstanding securities. Most promissory notes and debt obligations are treated as securities for purposes of this test. Promissory notes and debt obligations secured by real estate, issued by individuals, estates or REITs or which meet the straight debt safe harbor in Code Section 856(m) are not counted for purposes of this test. We hold various unsecured promissory notes and other obligations issued by entities that have arisen in the course of our business. The IRS has issued very limited guidance to date regarding qualification under the straight debt safe harbor. As a result, it is possible that the IRS may take the position that one or more of the promissory notes or obligations we own do not meet the straight debt safe harbor. If any of these unsecured promissory notes or other obligations do not meet the straight debt safe harbor or another exemption and constitute more than 10% of the value of any one issuer’s outstanding securities, then we will not meet the REIT asset tests if held at the end of any calendar quarter.

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In the event that we violate the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of the 10% value test, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy this asset test. It is not possible to state whether we would be entitled to the benefit of these relief provisions with regard any promissory notes or obligations we hold or may hold or in any other circumstances. If these relief provisions are inapplicable to the holding of a promissory note or obligation that violates the 10% value test, we will not qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Dividends payable by non-REIT corporations to non-REIT stockholders that are individuals, trusts and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including shares of our common stock. However, dividends received from a REIT by certain noncorporate taxpayers, including individuals, may qualify for a deduction of up to 20% for REIT ordinary dividends under Section 199A of the Code for taxable years prior to 2026.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualifying as a REIT involves the application of highly technical and complex provisions of the Code for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Compliance with these requirements must be carefully monitored on a continuing basis, and there can be no assurance that our personnel responsible for doing so will be able to successfully monitor our compliance. In addition, our ability to satisfy the requirements to qualify to be taxed as a REIT may depend, in part, on the actions of third parties over which we have either no control or only limited influence.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a tax of 100%. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation.

If our Operating Partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will be treated as a partnership for federal income tax purposes. As a partnership, our Operating Partnership generally will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. For example, the IRS could attempt to classify the Operating Partnership as a publicly traded partnership for U.S. income tax purposes if the IRS does not agree that the Operating Partnership qualifies for the private placement exclusion. See “Material U.S. Federal Income Tax Consequences — Other Tax Consequences — Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships - Classification as Partnerships”.

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Furthermore, if the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we may fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we could cease to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would significantly reduce the amount of cash available for debt service and for distribution to its partners, including us.

Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS, could have an adverse impact on our investors or us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws, such as the tax law informally known as the Tax Cuts and Jobs Act enacted on December 22, 2017 (“TCJA”) or the PATH Act enacted on December 18, 2015, or interpretations thereof by the IRS and the Treasury, with or without retroactive application, could materially and adversely affect our investors or the Company. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and the Company of such qualification.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

In order for us to qualify to be taxed as a REIT, and assuming that certain other requirements are also satisfied, we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders each year, so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT, but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% non-deductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year (“deficiency dividends”). Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

The IRS has also issued Revenue Procedure 2017-45, authorizing elective stock dividends to be made by public REITs. Pursuant to this revenue procedure, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective stock dividend as a distribution of property under Section 301 of the Code (i.e., as a dividend to the extent of our earnings and profits), as long as at least 20% of the total dividend is available in cash and certain other requirements outlined in the revenue procedure are met. In the case of a taxable stock dividend, stockholders may be required to include the dividend as income and would be required to satisfy the potential tax liability associated with the distribution with cash from other sources.

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From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or make taxable distributions of our capital stock or debt securities to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Further, amounts distributed will not be available to fund investment activities. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our shares. Any restrictions on our ability to incur additional indebtedness or make certain distributions could preclude us from meeting the 90% distribution requirement. Decreases in FFO due to unfinanced expenditures for acquisitions of properties or increases in the number of shares outstanding without commensurate increases in FFO each would adversely affect our ability to maintain distributions to our stockholders. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate. Please refer to “Distribution Policy.”

Complying with REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consist of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer.

Additionally, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more TRSs. Please refer to “Material U.S. Federal Income Tax Considerations.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain potential hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfy the REIT gross income tests (including gain from the termination of such a transaction) does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. Please refer to “Material U.S. Federal Income Tax Considerations.”

As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a total return swap. This could increase the cost of our hedging activities because the total return swap may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in the total return swap will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the total return swap.

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The share ownership limit imposed by the Code for REITs and our certificate of incorporation may inhibit market activity in our shares and restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first taxable year as a REIT. Our certificate of incorporation, with certain exceptions, will authorize our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may beneficially own more than 9.8% of our outstanding common stock or more than 9.8% of any outstanding class or series of our preferred stock, as determined by value. The board of directors may exempt a person from the ownership limit if the board of directors receives a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize our status as a REIT or such other documents the board deems appropriate. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to federal, state and local taxes in certain situations. For example:

● Since we were not qualified as a REIT with respect to 2021, we paid U.S. federal corporate income tax on our net income in 2021.

● Income and gain from “foreclosure property” are subject to special rules. Generally, income and gain from foreclosure property is subject to corporate income tax at the highest applicable rate.

● If we sell an asset that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax.

● If we fail to meet the gross income requirements but the failure is not due to reasonable cause and not willful neglect, we will be required to pay a 100% tax equal to the product of the amount by which the nonqualifying income caused us to fail the gross income test and a fraction intended to reflect our profitability.

● If we fail to meet certain gross asset test and cannot cure the violation with 30 days of quarter end, but the failure is not due to reasonable cause and not willful neglect, we will be required to pay a tax of the greater of (i) $50,000 or (ii) the product of the value of the excess assets that caused the violation and the highest applicable corporate tax rate.

● If we fail to meet any REIT requirement other than the income or asset requirements and the failure is due to reasonable cause and not willful neglect, we will be required to pay a $50,000 penalty per violation.

If the Infinity Healthcare consulting services provided to certain tenants are treated as provided by the REIT due to the ownership and control of Infinity Healthcare by Mr. Gubin, the Company’s Chairman and Chief Executive Officer, and Mr. Blisko, a director of the Company, then the rents paid by the tenants may not qualify as “rents from real property” and our REIT qualification could be threatened.

We may only provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a taxable REIT subsidiary, as long as our income from the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of our income from the property. If we provide other services to our tenants which exceed this threshold, then the rents from the tenants will not qualify as “rents from real property” and our REIT qualification could be threatened.

If any of the consulting services provided by Infinity Healthcare to our tenants are “noncustomary services” and are treated as provided by the REIT to the tenants due to the fact that the Company’s Chairman and Chief Executive Officer and director own and control Infinity Healthcare and these individuals hold officer and/or director positions with the Company, the rents from these tenants will not qualify as “rents from real property” and our REIT qualification could be threatened.

Risks Related to Ownership of our Common Stock

Although the shares of our common stock currently listed on the NYSE American, there has been limited trading of our shares. Following the offering, an active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.

To date, there has been only limited trading of our shares on the NYSE American. Following the offering, there can no assurance that an active market for shares of our common stock would develop or be sustained. In the absence of an active public trading market, shareholders may not be able to sell their shares of our common stock. The lack of an active market for our shares may also impair our ability to raise capital by selling shares, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares as consideration.

We are required to satisfy NYSE American’s continued qualification standards. If we fail to do so, our shares would no longer be eligible for trading on the NYSE American.

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The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the trading price of the common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

● the number of shares of our common stock publicly owned and available for trading;

● overall performance of the equity markets and/or publicly listed healthcare REITs;

● actual or anticipated fluctuations in our revenue or other operating metrics;

● our actual or anticipated operating performance and the operating performance of our competitors;

● changes in the financial projections we provide to the public or our failure to meet these projections;

● failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

● any major change in our Board, management, or key personnel;

● the economy as a whole and market conditions in our industry;

● rumors and market speculation involving us or other companies in our industry;

● announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments;

● new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to data privacy and cyber-security in the U.S. or globally;

● lawsuits threatened or filed against us;

● other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

● sales or expected sales of our common stock by us and our officers, directors and principal stockholders.

In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

If you invest in this offering, you will experience immediate dilution in the book value of your shares.

As of June 30, 2023, the net tangible book value per share of our common stock was approximately $          million, or $          per share of our common stock. The difference between the public offering price per share and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to the investors in this offering. Based on the assumed public offering price per share of common stock being sold in this offering of $          (the last reported sale price of our common stock on NYSE American on          , 2023), and our net tangible book value per share as of June 30, 2023, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $          per share with respect to the net tangible book value of the common stock. This means that investors who purchase shares of common stock will pay a price per share that exceeds the pro forma net tangible book value of our assets after subtracting our liabilities. See “Dilution.”

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Sales of substantial amounts of our common stock in the public market following the offering or the perception that sales might occur, could cause the market price of our common stock to decline.

In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our common stock into any public market for our shares, particularly sales by our directors, executive officers and principal stockholders, or the perception that these sales might occur in large quantities, could cause the market price of our common stock to decline.

We currently have 6,365,856 shares of common stock outstanding. A total of 5,281,626 of these shares are held by non-affiliates of the Company, all of which can be publicly resold under Rule 144. Additionally, our directors, executive officers and other affiliates who have beneficially owned our common stock for at least six months, are entitled to sell their shares of our common stock subject to volume limitations under Rule 144 under the Securities Act.

We currently have 45,501,568 shares reserved for issuance upon the redemption of the OP units. Under the partnership agreement for our Operating Partnership, we have agreed to register any shares issued to the holders of the OP units that were issued in the formation transaction once we become eligible to file a registration statement on Form S-3. On July 31, 2023 the Company became eligible to file a Form S-3 for purposes of registering the resale of shares of our common stock. If shares of our common stock are issued in redemption of our OP units under Rule 144 or under a registration statement on Form S-3, such resales, or the perception of such resales, could depress the market price for common stock. We plan on filing a registration statement on Form S-3 shortly after the completion of this offering.

We have reserved an aggregate of 225,100 shares for the exercise of options and awards that may be granted pursuant to our equity incentive plan. We may file one or more registration statements under the Securities Act to register the shares reserved for issuance under our equity incentive plan and, if we file such a registration statement,, any shares of common stock that could be acquired upon vesting or exercise of any awards that we may grant under our equity incentive plan would also be freely tradeable under the Securities Act, unless acquired by our affiliates.

We also may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments, or otherwise, but we will not conduct any such issuance during any period in which this registration statement is effective. Any such issuance could result in substantial dilution to our Registered Stockholders and cause the public price of our common stock to decline.

Increases in market interest rates may have an adverse effect on the trading prices of our common stock as prospective purchasers of our common stock may expect a higher dividend yield.

One of the factors that will influence the trading prices of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield (with a resulting decline in the trading prices of our common stock) and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. This prospectus also contains forward-looking statements by third parties relating to market and industry data and forecasts; forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations, Funds From Operations (“FFO”), our strategic plans and objectives, cost management, potential property acquisitions, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. Readers are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

● risks and uncertainties related to the national, state and local economies, particularly the economies of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas, and the real estate and healthcare industries in general;

● availability and terms of capital and financing;

● the impact of existing and future healthcare reform legislation on our tenants, borrowers and guarantors;

● adverse trends in the healthcare industry, including, but not limited to, changes relating to reimbursements available to our tenants by government or private payors;

● competition in long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including skilled nursing facilities;

● the impact of COVID-19 on our business and the business of our tenants and operators, including without limitation, increased costs and decreased occupancy levels experienced by operators of skilled nursing facilities;

● our tenants’ ability to make rent payments;

● our dependence upon key personnel whose continued service is not guaranteed;

● availability of appropriate acquisition opportunities and the failure to integrate successfully;

● ability to source target-marketed deal flow;

● ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to deploy the proceeds therefrom on favorable terms;

● fluctuations in mortgage and interest rates;

● changes in the ratings of our debt securities;

● risks and uncertainties associated with property ownership and development;

● the potential need to fund improvements or other capital expenditures out of operating cash flow;

● potential liability for uninsured losses and environmental liabilities;

● the outcome of pending or future legal proceedings;

● changes in tax laws and regulations affecting REITs;

● our ability to maintain our qualification as a REIT; and

● the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action; particularly in the healthcare industry.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. New risks and uncertainties may also emerge from time to time that could materially and adversely affect us.

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USE OF PROCEEDS

After deducting the underwriting discount and commissions and estimated expenses of this offering payable by us, we expect to receive net proceeds from this offering of approximately $          million, based on an assumed public offering price of $          per share, the last reported sale price of our common stock on the NYSE American on          , 2023, or approximately $          million if the underwriters’ option to purchase additional shares is exercised in full.

A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease, as applicable, the net proceeds from this offering by approximately $          million, assuming the number of shares offered by us remains the same. Similarly, an increase or decrease of 100,000 shares in the number of shares of common stock offered by us, would increase or decrease the net proceeds from this offering by approximately $          million, assuming no change in the assumed public offering price per share of $          per share.

We intend to contribute the net proceeds of this offering to our Operating Partnership in exchange for OP units.

Our Operating Partnership intends to use the net proceeds received from us for general working capital purposes, including investments in additional properties.

The net proceeds received by us will be invested in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, in a manner that is consistent with our intention to qualify for taxation as a REIT and maintain our exclusion from registration under the 1940 Act.

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DISTRIBUTION POLICY

We elected to be treated as a REIT commencing with our taxable year ending December 31, 2022. We paid pro rata initial dividends of $0.10 per share during the year ended December 31, 2022. On March 31, 2023 and June 30, 2023, respectively, we paid $0.11 per share and have announced on August 15, 2023 we will be paying a dividend of $0.11 to shareholders of record at the close of business on September 15, 2023, U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “Material Federal Income Tax Considerations.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we generally intend to make regular quarterly distributions to holders of our common stock, as our board of directors determines that we have sufficient cash flow to do so, over time in an amount equal to our taxable income. Although we anticipate continuing to make quarterly distributions to our stockholders over time, our board of directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any future distributions to our stockholders. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our portfolio of assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

If we elect to pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock and the distribution will be made in accordance with such elections, provided that if the stockholders’ elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated and the excess of each such stockholder’s entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock. In order to pay dividends in the form of stock, we would need to register the shares to be issued under the Securities Act, unless an exemption from the registration requirements is available. We have no current plans to file a registration statement for this purpose, although the board may elect to do so in the future.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to fund distributions from working capital, sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, we could be required to utilize the net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash that we have available for investing and other purposes. For more information, see “Material Federal Income Tax Considerations—Distribution Requirements.”

Our charter allows us to issue preferred stock that could have a preference over our common stock with respect to distributions. We currently have no intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

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CAPITALIZATION

The following table sets forth (i) the historical unaudited combined capitalization of the Company as of June 30, 2023 on an actual basis and (ii) our unaudited pro forma capitalization on an as adjusted basis to give effect to the sale by us of shares of common stock in this offering at an assumed public offering price of $       per share (the last reported sale price of our common stock on the NYSE American on          , 2023) and the use of net proceeds as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2023 (Unaudited) (amounts in $000s)
	Historical		Pro Forma as Adjusted(1)
Cash and cash equivalents		37,600
Debt:
Notes payable and other debt		375,840
Series A Bonds, Series C Bonds and Series D Bonds net		102,744
Equity:
Common stock
Common stock, par value $0.0001 per share; 500,000,000 shares authorized; no shares issued and outstanding (historical) and shares issued and outstanding (pro forma, as adjusted)		-
Preferred stock
Preferred stock, par value $0.0001 per share; 100,000,000 shares authorized; no shares issued and outstanding (historical) and no shares issued and outstanding (pro forma, as adjusted)		-
Other comprehensive loss
Paid-in capital		5,792
Accumulated other comprehensive income		905
Retained earnings		1,401
Total Stockholders’ Equity		$8,098
	$
Non-controlling interest		43,994
Total Equity		52,092

(1) The number of shares of our common stock outstanding is based on                    shares of our common stock outstanding as of                   , 2023, assumes no exercise of the underwriters’ option to purchase additional shares of common stock, and excludes 225,100 shares of our common stock available for future issuance under our equity incentive plan.

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DILUTION

Purchasers of shares of our common stock offered by this prospectus will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock immediately after this offering.

At June 30, 2023, the Company had a combined net tangible book value of approximately $          million, or $          per share of our common stock. After giving effect to the sale of the shares of our common stock offered by this prospectus at an assumed public offering price of $          per share, including the expected use of the net proceeds of this offering as described under “Use of Proceeds,” and the deduction of underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value at June 30, 2023, attributable to holders of our common stock would have been $          million, or $          per share of our common stock. This amount represents an immediate increase in net tangible book value of $          per share for shares to be issued in the offering and an immediate dilution in net tangible book value of $          per share from the assumed public offering price of $          per share of our common stock to new public investors. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock		$
Net tangible book value per share before this offering(1)	$
Increase in pro forma net tangible book value per share after giving effect to this offering(3)	$
Pro forma net tangible book value per share after giving effect to this offering(4)		$
Dilution in pro forma net tangible book value per share of common stock to new investors(5)		$

(1) Net tangible book value per share of our common stock is determined by dividing the sum of the net tangible book value based on June 30, 2023, net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) of the Company by the number of shares of our common stock held by prior investors before this offering.

(2) The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the net tangible book value per share after giving effect to the formation transaction but before this offering (see note (2) above) from (b) the pro forma net tangible book value per share of our common stock after this offering (see note (4) below).

(3) Based on pro forma net tangible book value of approximately $          million, divided by the sum of shares of our common stock, and OP units to be outstanding after this offering (excluding OP units held by us), not including (a) shares of common stock issuable upon the exercise of the underwriters’ option to purchase additional shares, or (b) shares of our common stock available for issuance under the equity incentive plan.

(4) Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering from the public offering price paid by a new investor for a share of our common stock.

Differences between New Investors and Prior Investors

The following table summarizes, as of June 30, 2023, the differences between the average price per share or unit paid by the current stockholders and by new investors purchasing shares of our common stock in this offering at an assumed initial price to public of $ per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering, in each case assuming the exchange of all outstanding OP units for shares of our common stock on a one-for-one basis:

	Shares of Common Stock/OP Units(1)		Total Consideration		Average Price Per
	Number	Percentage	Amount	Percentage	Share
Current stockholders	502				$
New investors(2)					$
Total					$

(1) Assumes no exercise of the underwriters’ option to purchase additional shares.

(2) Represents shares of common stock to be sold in this offering at an assumed offering price of $ per share, the last reported sale price of our common stock on the NYSE American on              , 2023.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition in conjunction with the Company’s unaudited consolidated financial statements and notes thereto as of June 30, 2023 and the three and six months ended June 30, 2023 and 2022 and the Company’s audited consolidated financial statements and related notes thereto as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, of the Company, and the unaudited condensed combined pro forma financial information included elsewhere in this prospectus, as well as “Risk Factors” and “Business and Properties” included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Strawberry Fields REIT, Inc. (the “Company”) is engaged in the ownership, acquisition, financing and triple-net leasing of skilled nursing facilities and other post-acute healthcare properties. Currently, our portfolio consists of 79 healthcare properties with an aggregate of 10,351 licensed beds. We hold fee title to 78 of these properties and hold one property under a long-term lease. These properties are located in Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. We generate substantially all our revenues by leasing our properties to tenants under long-term leases primarily on a triple-net basis, under which the tenant pays the cost of real estate taxes, insurance and other operating costs of the facility and capital expenditures. Each healthcare facility located at our properties is managed by a qualified operator with an experienced management team.

We employ a disciplined approach in our investment strategy by investing in healthcare real estate assets. We seek to invest in assets that will provide attractive opportunities for dividend growth and appreciation in asset value, while maintaining balance sheet strength and liquidity, thereby creating long-term stockholder value. We expect to grow our portfolio by diversifying our investments by tenant, facility type and geography.

We are entitled to monthly rent paid by the tenants and we do not receive any income or bear any expenses from the operations of such facilities. As of June 30, 2023, the aggregate annualized average base rent for the expected life of the leases for our properties was approximately $84.2 million.

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2022. We are organized in an UPREIT structure in which we own substantially all of our assets and conduct substantially all of our business through the Operating Partnership. We are the general partner of the Operating Partnership and as of June 30, 2023 owned approximately 12.3% of the outstanding OP units.

Recent Developments

COVID-19 Update

The pandemic caused by the coronavirus known as COVID-19 has not had a material adverse effect on the Company’s financial performance, results of operations, liquidity or access to financing. However, the Company’s operations and financial performance are dependent on the ability of its tenants to meet their lease obligations to the Company.

To the Company’s knowledge and based on information provided to the Company by our tenants, the financial effects of the pandemic on the Company’s tenants increased operating costs resulting from the implementation of safety protocols and procedures our tenants took to prevent and mitigate the potential outbreak and spread of COVID-19 at their facilities. Our tenants are also experiencing labor shortages resulting in limited admissions, reduced occupancy and higher agency expenses. The Company believes that the declines in occupancy were primarily due to declining referrals as a result of hospitals postponing elective surgeries as well as patients’ concerns regarding the risk of infection from COVID-19.

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As a result of the COVID-19 pandemic, our tenants received financial support under several government programs. These programs consisted of forgivable loans under Paycheck Protection Program, grants to operators under the Coronavirus Aid, Relief and Economic Security (CARES) Act in an amount equal to 2% of their historical annual revenues, accelerated payments under Medicare, and increased funding for Medicaid patients by some state governments. The financial support provisions of the CARES Act expired during 2022.

The Company’s management does not expect that the discontinuation of these government programs will have a material adverse effect on the tenants’ ability to pay rent for four reasons. First, the Company’s management believes that most nursing home residents in the United States have received vaccines for COVID-19, which have been effective in preventing serious illness. Second, occupancy significantly increased between April 2021 and May 2023. Third, most of the Company’s tenants have the ability to maintain profitability notwithstanding the decrease in revenues because approximately 85% to 90% of their operating costs are variable items (such as labor costs, food, drugs and supplies, including personal protection equipment and cleaning supplies) that can be reduced when occupancy decreases.

To the Company’s knowledge, its tenants are complying with all applicable governmental requirements and guidelines for addressing the risks posed by COVID-19. Although there have been a limited number of confirmed cases of COVID-19 at the facilities operated by the Company’s tenants, to its knowledge, other than our tenants operated under two master leases for a combine six facilities in central Illinois, these cases have not had a material impact on any of the operators.

On April 4, 2022, we were notified that the tenants under the master leases for 6 facilities located in central Illinois intended to default with respect to their lease agreements due to operating losses. The tenants indicated that their operating losses were due in part to decreased occupancy caused by COVID-19. The tenants are affiliates of Steven Blisko, who is the brother of Michael Blisko, one of our directors. These leases provided for a combined rent of $225,000 per month, or $2.7 million per year. All payments due under these leases were paid through mid-June 2022. On July 1, 2022, the Company entered into two new master lease agreements with an unaffiliated third-party operator to lease these properties. The new leases have terms of 10 years each and provide for a combined first year base rent of $180,000 per month, or $2.3 million per year over the life of the leases. The Company recognized a loss of approximately $1.1 million in the second quarter of 2022 due to the write-off of straight-line rent receivable related to the former leases.

In October 2022, the Company extended a line of credit in the amount of $2.5 million to the new tenants for the Southern Illinois properties. This line of credit is secured by accounts receivable of the tenants. The line of credit bears interest at the greater of the prime rate or 4% per annum, plus margin of 2.75%. The maturity date of the line of credit is August 31, 2024.

Issuance of Additional Series C Bonds

During February 2023, the Company issued an additional NIS 40.0 million in par value of Series C Bonds and received a gross amount of $10.7 million (NIS 38.1 million). The Bonds were issued at a price of 95.25%.

Closure of SNF in Southern Illinois

In February 2023 one of the SNF’s owned by the Company in Southern Illinois was closed. The closure was a result of the tenant request and mainly for efficiency reasons. This SNF is under a master lease with 2 other facilities and the full amount of the rental payments under the master lease are continuing to be paid. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

Repurchase of OP Units

On May 1, 2023, the Operating Partnership paid $15.6 million to redeem 1,454,308 OP units granted to the sellers of five properties in Tennessee and one in Kentucky the Company acquired in 2021. In connection with this payment, the Company contributed $0.7 million to the Operating Partnership and was issued 65,455 OP units.

Acquisition of SNF in Kentucky

On January 3, 2023, the Company acquired a property located in Kentucky for an aggregate cost of $6.0 million, including $1 million in finder fees and $0.7 million in leasehold improvements, which was paid in cash. This property contains a skilled nursing facility with 120 licensed beds and approximately 34,824 square feet. Concurrently with the closing of the acquisition, we added the property to an existing master lease with an unaffiliated third-party operator. The lease has an initial term of 10 years, with two 5-year extension options. The initial annualized base rent of the master lease was increased by $0.6 million. In addition, at the loan made by us in August 2022 to the seller was repaid at closing.

Indiana Facilities Acquisition and Financing

On June 8, 2023, the Company entered into a Purchase and Sale Agreement with respect to the purchase of 24 healthcare facilities located in Indiana (the “Indiana Facilities”) for $102.0 million. The Indiana Facilities are comprised of 19 skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed. Annualized straight line rent for the facilities is expected to equal $12.7million representing a weighted average lease yield of 12.4%.

The Company made an initial earnest money deposit of $4.0 million in June 2023 and a second deposit of $1.0 million in July 2023 under the Purchase and Sale Agreement, which will be applied to the purchase price at closing. The Company expects to pay the balance of the purchase price from the Company’s current working capital, which includes $19.1 million in proceeds from our sale of additional Series D Bonds, together with funds to be borrowed under a new $66.0 million credit facility from a commercial bank. The credit facility is expected to have a 5-year term and require payments of interest-only payments for 12 months at a floating rate of SOFR plus 3.5%. Under the Purchase and Sale Agreement, the Company has also agreed to make a loan of approximately $6.5 million to the sellers, which will be payable within 60 days of the closing.

The Indiana Facilities are currently leased under a master lease agreement dated November 1, 2022, between the sellers and a group of tenants affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. Under the master lease, the tenants are required to pay annual rent, on a triple net basis, commencing on November 1, 2022, in the amount of $9.5 million, which amount is subject to annual increases set forth in the master lease. The master lease has an initial term of seven years. The tenants have three options to extend the lease. The first option is for three years, the two remaining options are for five years each. The tenants have an option to buy the properties during the sixth or seventh year of the lease for $127.0 million. The material terms of the master lease will not be modified as a result of the purchase. The tenants operate the Indiana Facilities as skilled nursing and assisted living facilities.

Assuming that we successfully close the acquisition of the Indiana Facilities, our portfolio would increase from 79 healthcare properties to 103 properties, and our aggregate annualized average base rent for the expected life of our leases would increase from $84.2 million to $96.9 million, based on aggregate annualized average base rent as of June 30, 2023. Additionally, the number of properties leased to tenants affiliated with Mr. Gubin and Mr. Blisko would increase from 41 properties to 65 properties, and the percentage of annualized base rent received from related party leases would increase from 62.2% to 67.1%, based on aggregate annualized average base rent over the life of our leases as of June 30, 2023.

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The Company anticipates closing the acquisition of the Indiana Facilities in August 2023.

Series D Bond Financing

On June 19, 2023 the Company completed an initial offering of Series D Bonds with a par value of NIS 82.9 million ($22.9 million). The Series D Bonds were issued at par and the interest rate is 9.1%.

The principal amount of the Series D Bonds is payable in three annual installments due on September 30th of each of the years 2024 through 2026. The first two principal payments were equal to 6% of the original principal amount of the Series D Bonds, and the final principal payment is the remaining 88% of original principal amount of the Series D Bonds.

The Series D Bonds are not secured except for an interest reserve. The indenture for the Series D Bonds requires the BVI Company to maintain an interest reserve with the trustee equal to the next interest payment on the Series D Bonds. In addition, the BVI Company committed not to further encumber its assets under a general lien without obtaining the approval of the holders of the Series D Bonds, provided that the BVI Company may grant specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register general and specific liens on their assets.

The financial covenants of the BVI Company are measured based on its financial statements prepared in accordance with IFRS accounting principles. The annual rate of interest on the Series D Bonds will increase by 0.5%, but only once with respect to each breach of any such covenant, if: (i) the shareholders’ equity of the BVI Company (excluding minority interests) is less than $230 million, (ii) the ratio of adjusted net financial debt to adjusted EBITDA (for the latest four quarters) exceeds 12 or (iii) the ratio of equity to total assets is less than 25%. Compliance with these financial covenants is measured annually and quarterly based on the BVI Company’s annual financial statements and quarterly financial statements. As of June 30, 2023, the BVI Company was in compliance with the above covenants.

Additionally, the annual rate of interest on the Series D Bonds will increase by 0.25% if there is a decrease in the rating of the Series D Bonds, up to a maximum increase of 1.5% per year. In the event of the increase in the rate of interest on the Series D Bonds for the above reasons, the rate will be decreased if the underlying cause of the interests is eliminated, provided that the rate of interest will not be less than 9.1%.

The BVI Company committed not to pledge its assets under general liens without obtaining the consent in advance of the Bond holders. Nevertheless, the BVI Company is entitled to register specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register liens, including general and specific, on their assets.

The Series D Bonds are traded on the Tel Aviv Stock Exchange Ltd. (“TASE”).

During July 2023, the BVI Company issued additional Series D Bonds with a par value of NIS 70.0 million and raised a gross amount of $19.2 million (NIS 69.8 million). The Bonds were issued at a price of 99.7%.

Factors That May Influence Future Results of Operations

Our revenues are primarily derived from rents we earn pursuant to the lease agreements we enter into with our tenants. Our tenants operate in the healthcare industry, generally providing nursing and medical care to patients. The capacity of our tenants to pay our rents is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our tenants operate is generally positive for efficient operators. However, our tenants’ operations are subject to economic, regulatory and market conditions that may affect their profitability, which could impact our results of operations. Accordingly, we actively monitor certain key factors, including changes in those factors that we believe may provide early indications of conditions that may affect the level of risk in our lease portfolio.

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Key factors that we consider in underwriting prospective tenants and borrowers and in monitoring the performance of existing tenants include, but are not limited to, the following:

● the current, historical and projected cash flow and operating margins of each tenant and at each facility;

● the ratio of our tenants’ operating earnings both to facility rent and to facility rent plus other fixed costs, including debt costs;

● the quality and experience of the tenant and its management team;

● construction quality, condition, design and projected capital needs of the facility;

● the location of the facility;

● local economic and demographic factors and the competitive landscape of the market;

● the effect of evolving healthcare legislation and other regulations on our tenants’ profitability and liquidity;

● the payor mix of private, Medicare and Medicaid patients at the facility; and

● whether such tenants are related parties.

One of our goals is to reduce our dependence on related party tenants in order to diversify our tenant base. Although we expect to continue to lease properties to related party tenants in markets in which the related party tenants have substantial experience and operations, we intend to lease properties in other markets to unrelated tenants if we are able to identify qualified operators. Additionally, we will consider leasing properties to unrelated parties in markets in which related parties operate if we are able to identify qualified operators that are willing to lease properties on terms that are no less favorable than those available from related parties.

We also actively monitor the credit risk of our tenants. The methods we use to evaluate a tenant’s liquidity and creditworthiness include reviewing certain periodic financial statements, operating data and clinical outcomes data of the tenant. Over the course of a lease, we also have regular meetings with the facility management teams. Through these means we are able to monitor a tenant’s credit quality.

Certain business factors, in addition to those described above that directly affect our tenants, which in turn will likely materially influence our future results of operations:

● the financial and operational performance of our tenants;

● trends in the cost and availability of capital, including market interest rates, which our prospective tenants may use for their working capital financing;

● reductions in reimbursements from Medicare, state healthcare programs and commercial insurance providers that may reduce our tenants’ profitability and our lease rates; and

● competition from other financing sources.

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Results of Operations

Operating Results

Three Months Ended June 30, 2023 Compared to Three Months Ended June 30, 2022:

	Three Months Ended June 30,		Increase /	Percentage
(dollars in thousands except per share data)	2023	2022	(Decrease)	Difference
Revenues:
Rental revenues	$24,307	$21,778	$2,529	11.6%

Expenses:
Depreciation	6,230	6,524	(294)	(4.5)%
Amortization	757	757	-	-
General and administrative expenses	951	832	119	14.3%
Property and other taxes	3,717	2,677	1,040	38.9%
Facility rent expenses	136	128	8	6.3%
Provision for credit losses	-	413	(413)	(100)%
Total Expenses	11,791	11,331	460	4.1%
Interest expense, net	5,310	4,550	760	16.7%
Amortization of interest expense	123	129	(6)	(4.7)%
Mortgage insurance premium	418	430	(12)	(2.8)%
Total Interest Expenses	5,851	5,109	742	14.5%
Other expense
Miscellaneous expense	(983)	-	(983)	(100)%
Net income	5,682	5,338	344	6.4%
Net income attributable to non-controlling interest	(4,984)	(4,751)	(233)	(4.9)%
Net income attributable to common stockholders	698	587	111	18.7%
Basic and diluted income per common share	$0.11	$0.10	0.01	10.0%

Rental revenues: The increase in Rental Revenues of $2.5 million or 11.6% is due to annual lease escalations, lease renewals and increased property taxes collected from tenants.

Depreciation and Amortization: The decrease in depreciation of $0.30 million or 4.5% is primarily due to certain equipment and personal property having been fully depreciated between the quarters ended June 30, 2023 and June 30, 2022, offset by certain site improvements.

General and administrative expenses: The increase in general and administrative expenses of $0.1 million or 14.3% reflects corporate salaries and expenses.

Property and other taxes: The increase in property taxes of $1 million or 38.9% is primarily due to increases in property taxes due.

Provision for credit losses: The decrease in the provision for credit losses of $0.4 million or a 100.0% is related to write-offs of receivables related to certain defaulted leases and defaulted loan interest in 2022.

Interest expense, net: The increase in interest expense of $0.8 million or 16.7% is primarily due to an increase in the floating rate on the commercial bank loan facility and additional interest on Series C Bonds and Series D Bonds issuances that occurred in 2023.

Miscellaneous expense: The increase in miscellaneous expense of $1.0 million is a result of a fee paid to an investment banking firm to cancel an agreement with respect to a proposed financing transaction.

Net Income: The increase in net income from $5.3 million during the second quarter of 2022, to $5.7 million income during the second quarter of 2023 is primarily a result of higher rental income in the second quarter of 2023 offset by higher general and administrative expenses due to one-time consulting fees, higher property taxes, and an increase in interest expense.

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Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022:

	Six Months Ended June 30,	Six Months Ended June 30,		Increase /	Percentage
(dollars in thousands)	2023	2023	2022	(Decrease)	Difference
	Pro Forma	Historical		Historical	Historical
Revenues:
Rental revenues	$55,338	$48,554	$44,737	$3,817	8.5%

Expenses:

Depreciation	15,615	12,461	13,051	(590)	(4.5)%
Amortization	1,514	1,514	1,514	-	-
Loss on real estate investment impairment	2,451	2,451	-	2,451	100.0%
General and administrative expenses	2,413	2,413	3,421	(1,008)	(29.5)%
Property and other taxes	7,885	7,435	5,620	1,815	32.3%
Facility rent expenses	272	272	259	13	5.0%
Provision for credit losses	-	-	663	(663)	(100.0)%
Total Expenses	30,150	26,546	24,528	2,018	8.2%
Interest expense, net	13,796	10,118	9,039	1,079	11.9%
Amortization of interest expense	399	253	187	66	35.3%
Mortgage Insurance Premium	833	833	861	(28)	(3.3)%
Total Interest Expenses	15,028	11,204	10,087	1,117	11.1%
Other expense
Miscellaneous Expense	(983)	(983)	-	(983)	(100.0)%
Foreign currency transaction loss	-	-	(10,100)	10,100	100.0%

Net Income	9,177	9,821	22	9,796	445.3%
Net income attributable to non-controlling interest		(8,628)	(20)	(8,608)	430.4%
Net Income Attributable to common stockholders		1,193	2	1,191	595.5%
Basic and diluted income per common share		$0.19	$-	0.19	100.0%

Rental revenues: Rental revenues for the first six months of 2023 were $48.6 million compared to $44.7 million for the first six months of 2022. The increase in rental revenue of $3.8 million or 8.5% was due to renegotiation of certain leases, acquisition of new property and additional property taxes being reimbursed by the tenants. Pro forma rental revenues for the six months ended June 30, 2023, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $55.3 million due to the additional rent payable by the tenants for the Indiana Facilities.

Depreciation and Amortization: Depreciation and amortization for the first six months of 2023 were $12.5 million compared to $13.1 million for the first six months of 2022. The decrease in depreciation of $0.6 million or 4.5% was primarily due to due to certain equipment and personal property having been fully depreciated. Pro forma depreciation and amortization for the six months ended June 30, 2023, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $15.6 million due to additional depreciation for the Indiana Facilities.

Loss on real estate investment impairment: In February 2023, one facility under our southern Illinois master lease was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility is leased under a master lease with two other facilities. The closure did not result in any reduction in the aggregate rent payable under the master lease, which has been paid without interruption. As a result of the closure, the Company is seeking to sell the property. Since the facility is no longer licensed to operate as a skilled nursing facility, we wrote off its remaining book value.

General and administrative: The decrease in general and administrative of $1.0 million or 29.5% was primarily a result of certain executive compensation expenses incurred in the period ended June 30, 2022 that was not incurred in the 2023 period.

Property and other taxes: Property and other taxes for the first six months of 2023 were $7.4 million compared to $5.6 million for the first six months of 2022. The increase in property taxes of $1.8 million or 32.3% is primarily due to increases in real estate taxes and franchise taxes. Pro forma property and other taxes for the six months ended June 30, 2023, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $7.9 million due to additional $391,000 in property taxes payable on the Indiana Facilities, which were fully reimbursed by the tenants.

Provision for credit losses: The decrease in the provision for credit losses of $0.6 million or 100% was primarily related to write-offs of receivables related to certain defaulted leases and defaulted loan interest during the six month period ended June 30, 2022.

Interest expense: Interest expense for the first six months of 2023 was $11.2 million compared to $10.1 million for the first six months of 2022. The increase in interest expense of $1.1 million or 11.9% was primarily related to increases in the floating rate on the commercial bank loan facility and additional interest on Series C Bonds and Series D Bonds issuances that occurred during 2023. Pro forma interest expense for the six months ended June 30, 2023, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $15.0 million due to additional indebtedness to finance the purchase of the acquired properties. These borrowings consist of $19.1 million received from the sale of additional Series D Bonds and a planned $66 million commercial bank mortgage loan.

Foreign Currency Transaction Loss: The decrease in foreign currency transaction loss of $10.1 million related to losses incurred in 2022 resulting from the repayment of the Series B Bonds. These losses were the result of changes in the value of the U.S. dollar relative to the New Israeli Shekel (NIS).

Miscellaneous Expense: The increase in miscellaneous expense of $1.0 million was the result of a fee paid to an investment banking firm in connection with the cancellation of an agreement with respect to a proposed financing transaction.

Net Income: Net income for the first six months of 2023 was $9.8 million compared to $22,000 for the first six months of 2022. The increase in net income of $9.8 million in 2023 was primarily due to the absence of the foreign currency transaction losses realized in 2022. Pro forma net income for the six months ended June 30, 2023, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $9.2 million due to the net effect of the factors described above.

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Year Ended December 31, 2022 Compared to Year Ended December 31, 2021:

	Year Ended December 31,	Year Ended December 31,		Increase /	Percentage
(dollars in thousands)	2022	2022	2021	(Decrease)	Difference
	Pro Forma	Historical		Historical	Historical
Revenues:
Rental revenues	$94,804	$92,543	$87,032	$5,511	6.3%

Expenses:

Depreciation	26,581	25,530	24,460	1,070	4.4%
Amortization	3,028	3,028	3,028	-	0.0%
General and administrative expenses	6,012	6,012	6,297	(285)	(4.5)%
Property and other taxes	13,281	13,131	10,623	2,508	23.6%
Facility rent expenses	532	532	735	(203)	(27.6)%
(Credit) Provision for doubtful accounts	(5,636)	(5,636)	5,128	(10,764)	(210)%
Total Expenses	43,798	42,597	50,271	(7,674)	(15.3)%
Interest expense, net	21,733	20,507	21,261	(754)	(3.5)%
Amortization of interest expense	533	504	379	125	33.0%
Mortgage Insurance Premium	1,704	1,704	1,769	(65)	(3.7)%
Total Interest Expenses	23,990	22,715	23,409	(694)	(3.0)%
Other (loss) income
Other income	120	120	-	120	100%
Gain from sale of real estate investments	-	-	3,842	(3,842)	(100)%
Foreign currency transaction loss	(10,932)	(10,932)	(8,775)	(2,157)	(24.6)%

Net Income	16,204	16,419	8,419	8,000	95%
Net income attributable to noncontrolling interest		(14,567)	(3,083)	(11,484)	(372.5)%
Net income attributable to predecessor		-	(4,943)	4,943	100%
Net Income attributable to common stockholders		1,852	393	1,459	371.3%
Basic and diluted income per common share		$0.31	$0.07	-	-

Rental revenues: Rental revenues for 2022 were $92.5 million compared to $87.0 million for 2021. Rental revenues during 2022 increased by $5.5 million or 6.3% compared to fiscal year 2021 due to the six new properties acquired in August of 2021. This increase was offset by a one-time loss of $1.1 million in the second quarter of 2022 due to the write-offs of straight-line rent receivables related to certain defaulted leases. Additionally, revenue was increased by $1.9 million due to additional property taxes being reimbursed by the tenants. Pro forma rental revenues for 2022, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $94.8 million due to an additional two months of rent payable by the tenants for the Indiana Facilities. The rent for the first ten months of 2022 as well as all expenses related to the Indiana Facilities were excluded from the pro forma financial information because the lease in effect for the first six months of 2022 was with an different tenant and had substantially different lease terms and no rent was paid for the properties between July 1, 2022 and October 31, 2022, because the tenant did not renew the lease, although it agreed to continue to operate the facilities while the owners sought new tenants. See “Business – Recent Developments – Planned Acquisition and Financing of Indiana Facilities.”

Depreciation and Amortization: Depreciation and amortization for 2022 were $28.6 million compared to $27.5 million for 2021. Increase in depreciation of $1.1 million or 4.4% from fiscal year 2021 to fiscal year 2022 is primarily due to $64.1 million of new real estate investments in the third quarter of 2021. Pro forma depreciation and amortization for 2022, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $29.6 million due to additional depreciation for the Indiana Facilities.

General and Administrative Expense: Decrease in general and administrative expenses of $0.3 million or 4.5% during fiscal year 2022 compared to fiscal year 2021 was primarily due to no stock-based compensation expense in 2022. In 2021, $250,000 of stock-based compensation was recognized.

Property and other Taxes: Property and other taxes for 2022 were $13.1 million compared to $10.6 million for 2021. The increase in property taxes of $2.5 million or 23.6% during fiscal year 2022 compared to fiscal year 2021 was primarily due to increases in real estate taxes on gross leased properties and Tennessee franchise taxes paid in 2022. We regularly appeal our property tax assessments and in many cases we are successful. Pro forma property and other taxes for 2022, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $13.3 million due to additional $72,000 in property taxes payable on the Indiana Facilities, which were fully reimbursed by the tenants.

(Credit) Provision for Doubtful Accounts: During 2022, the Company recognized $5.6 million in income from the successful foreclosure of mortgages held by the Company on properties located in Massachusetts with respect to loans written off on December 31, 2021.

Interest expense: Interest expense for 2022 was $22.7 million compared to $23.4 million for 2021. The decrease in interest expense of $0.7 million or 3.7% from Fiscal year 2021 to fiscal year 2022 is primarily related to lower amount of bond principal and decline in total debt. Pro forma interest expense for 2022, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $24.0 million due to additional indebtedness to finance the purchase of the acquired properties. These borrowings consist of $19.1 million received from the sale of additional Series D Bonds and a planned $66 million commercial bank mortgage loan.

Gain from Sale of Real Estate Investments: There were no gains from the sale of real estate during 2022 because there were no asset dispositions during this year.

Foreign Currency Transaction Loss: Our bond indebtedness is denominated in NIS. As a result, we are subject to potential foreign currency transaction loss due to changes in the value of the U.S. dollar relative to the New Israel Shekel. In 2022, we recorded a foreign currency transaction loss of $10.9 million in connection with the repayment of the Series B Bonds in 2022.

Net Income: Net income for 2022 was $16.4 million compared to $28.4 million for 2021. The increase in net income of $8.0 million during 2022was mainly due to increases in rental revenue (net of increase in real estate taxes) and recoveries of provisions made during fiscal year 2021 offset by the increase in foreign currency transaction losses of $2.2 million, and the absence of the $3.8 million in gain from sale of real estate investments recorded in 2021. Pro forma net income for 2022, assuming that the planned acquisition of the Indiana Facilities had occurred on November 1, 2022, would have been $16.2 million due to the net effect of the factors described above.

Liquidity and Capital Resources

To qualify as a REIT for federal income tax purposes, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders on an annual basis. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly dividends to common stockholders from cash flow from operating activities. All such dividends are at the discretion of our board of directors.

As of June 30, 2023, we had cash and cash equivalents and restricted cash and equivalents of $67.1 million. We also had the ability to offer an additional $136.2 million in Series C Bonds and an additional $84.8 million in Series D Bonds subject to compliance with covenants and market conditions.

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. Our primary sources of cash include operating cash flows and borrowings. Our primary uses of cash include funding acquisitions and investments consistent with our investment strategy, repaying principal and interest on any outstanding borrowings, making distributions to our equity holders, funding our operations and paying accrued expenses.

Our long-term liquidity needs consist primarily of funds necessary to pay for the costs of acquiring additional healthcare properties and principal and interest payments on our debt. We expect to meet our long-term liquidity requirements through various sources of capital, including future equity issuances or debt offerings, net cash provided by operations, long-term mortgage indebtedness and other secured and unsecured borrowings.

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We may utilize various types of debt to finance a portion of our acquisition activities, including long-term, fixed-rate mortgage loans, variable-rate term loans and secured revolving lines of credit. As of June 30, 2023, on a consolidated basis, we had total indebtedness of approximately $482.1 million, consisting of $275.2 million in HUD guaranteed debt, $106.3 million in Series A Bonds, Series C Bonds and Series D Bonds outstanding and $100.6 in commercial mortgages. Under our Bonds and our commercial mortgages, we are subject to continuing covenants, and future indebtedness that we may incur, may contain similar provisions. In the event of a default, the lenders could accelerate the timing of payments under the debt obligations, and we may be required to repay such debt with capital from other sources, which may not be available on attractive terms, or at all, which would have a material adverse effect on our liquidity, financial condition, results of operations and ability to make distributions to our stockholders.

Our debt arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make the balloon payments due under our existing and future indebtedness will depend on our working capital at the time of repayment, our ability to obtain additional financing or our ability to sell any property securing such indebtedness. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original bond or loan or sell any related property at a price sufficient to make the balloon payment. In addition, balloon payments and other payments of principal and interest on our indebtedness may leave us with insufficient cash to pay the distributions that we are required to pay to qualify and maintain our qualification as a REIT.

Through 2027 there are three balloon payment obligations consisting of a payment of $51.6 million due under the Series C Bonds in 2026, a payment of $19.7 million due under the Series D Bonds in 2026 and a payment of $86.0 million due under our commercial bank term loan due in 2027. We may also obtain additional financing that contains balloon payment obligations. These types of obligations may materially adversely affect us, including our cash flows, financial condition and ability to make distributions.

The Company believes that its overall level of indebtedness is appropriate for the Company’s business in light of its cash flow from operations and value of its properties. The Company expects to generate sufficient positive cash flow from operations to meet its ongoing debt service obligations and the distribution requirements for maintaining its REIT status.

Pro Forma Liquidity and Indebtedness

As of June 30, 2020, assuming the closing of the acquisition of the Indiana Facilities, on a pro forma basis we would have had $13.2 million in cash and cash equivalents, and indebtedness of $563.7 million, or $85.2 million of additional indebtedness, consisting of $19.1 million in additional Series D Bonds and a planned $66.0 million commercial bank mortgage loan to be used to finance a portion of the purchase price of our planned acquisition of the Indiana Facilities.

Cash Flows

The following table presents selected data from our Condensed Consolidated statements of cash flows for the periods presented:

	Six Months Ended June 30,
	2023	2022

(dollars in thousands)
Net cash provided by operating activities	$25,553	$18,009
Net cash used in investing activities	(4,421)	(7,613)
Net cash provided by (used in) financing activities	264	(19,514)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	21,396	(9,118)
Cash and cash equivalents, and restricted cash and cash equivalents beginning of period	45,704	52,128
Cash and cash equivalents and restricted cash and cash equivalents, end of period	$67,100	$43,010

Net cash provided by operating activities was $25.5 million for the six months ended June 30, 2023 and primarily consisted of net earnings of $9.8 million adjusted by depreciation and amortization of $14.0 million and a loss on real estate impairment of $2.5 million. Net cash provided by operating activities for the six months ended June 30, 2022 of $18.0 million primarily consisted of net earnings of $0.02 million adjusted by depreciation and amortization of $14.6 million and a foreign currency transaction loss of $10.1 million, offset by a decrease in accounts payable and accrued liabilities of $7.9 million.

Cash used in investing activities for the six months ended June 30, 2023 was comprised of the acquisition of a new facility in Kentucky for $6.0 million offset by $1.6 million of principal payments on notes receivable. Net cash used in investing activities for the six months ended June 30, 2022 of $7.6 million was primarily due to funding the purchase of a note receivable.

Cash provided by financing activities for the six months ended June 30, 2023 were primarily comprised of a private placement of Series C Bonds which netted $10.4 million, issuance of Series D Bonds which netted $22.3 million and a new HUD loan of $3.1 million. These amounts were offset by $8.4 million in principal debt payments, dividends paid to common shareholders of $1.4 million, a $10.0 million distribution to the non-controlling interest holders and repayment of non-controlling interest redemption liability of $15.8 million.  Cash used in financing activities for the six months ended June 30, 2022 were primarily comprised of proceeds from senior debt of $103.5 million used to repay Bond B at maturity for $91.8 million, repayment of bank loans of $26.4 million and non-controlling interest distributions of $4.9 million.

	Years Ended December 31,
	2022	2021

(dollars in thousands)
Net cash provided by operating activities	$50,926	$44,786
Net cash used in investing activities	(10,101)	(58,288)
Net cash (used in) provided by financing activities	(47,249)	23,571
Net (decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(6,424)	10,069
Cash and cash equivalents, and restricted cash and cash equivalents beginning of year	52,128	42,059
Cash and cash equivalents and restricted cash and cash equivalents, end of year	$45,704	$52,128

Net cash provided by operating activities increased $6.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to an increase of $8.0 million in net income.

Cash used in investing activities for the year ended December 31, 2022 primarily consisted of a net increase in notes receivable of $9.6 million, of which $8.0 million is a result of a note purchased related to our Arkansas properties and a loan of $2.0 million made to an unaffiliated nursing home operator in Illinois. The decrease of $48.2 million compared to the year ended December 31, 2021 is due to the decrease in real estate purchases partially offset by changes in notes receivables.

Cash flows used in financing activities for the year ended December 31, 2022 were primarily comprised of $106 million in principal bond payments, REIT dividends of $0.6 million, a $10.9 million in distribution to the non-controlling interest holders and a decrease of $33.2 million in senior debt offset by a $105.0 million new borrowings under a mortgage loan facility. Cash flows generated from financing activities for the year ended December 31, 2021 were primarily comprised of $63.0 million in new bond proceeds and proceeds from the sale of bonds held by a subsidiary of $1.7 million. These amounts were offset by $22.4 million in principal bond payments, $17.2 million of repayment of senior debt and payment of preferred dividends by the Predecessor Company of $1.5 million.

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Indebtedness

Mortgage Loans Guaranteed by HUD

As of June 30, 2023, we had non-recourse mortgage loans of $275.2 million from third party lenders that were guaranteed by HUD.

Each loan is secured by first mortgages on certain specified properties, interests in the leases for these properties and second liens on the operator’s assets. In the event of default on any single loan, the loan agreement provides that the applicable lender may require the tenants for the property securing the loan to make all rental payments directly to the lender. In exchange for the HUD guarantee, we pay HUD, on an annual basis, 0.65% of the principal balance of each loan as mortgage insurance premium, in addition to the interest rate denominated in each loan agreement. As a result, the overall average interest rate paid with respect to the HUD guaranteed loans as of June 30, 2023, was 3.88% per annum (including the mortgage insurance payments). The loans have an average maturity of 25.0 years.

Commercial Bank Term Loan

On March 21, 2022, the Company closed a mortgage loan with a commercial bank pursuant to which the Company borrowed approximately $105.0 million. The loan agreement provides for monthly payments of principal based on a 20-year amortization with a balloon payment due in March 2027. The rate is based on the one-month Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.5% and a floor of 4% (as of the June 30, 2023 the rate was 8.67%). As of June 30, 2023 and December 31, 2022, total outstanding principal amount was $100.6 million and $102.4 million, respectively. This loan is collateralized by 21 properties owned by the Company. The loan proceeds were used to repay the Series B Bonds and prepay commercial loans not secured by HUD guarantees. The Company recognized a foreign currency transaction loss of approximately $10.1 million in connection with the repayment of the Series B Bonds.

The loan agreement covenants consist of (i) a covenant that the ratio of the Company’s indebtedness to its EBITDA cannot exceed 8.0 to 1, (ii) a covenant that the ratio of the Company’s net operating income to its debt service before dividend distribution is at least 1.20 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, (iii) a covenant that the ratio of the Company’s net operating income to its debt service after dividend distribution is at least 1.05 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, and (iii) a covenant that the Company’s GAAP equity is at least $20 million. As of June 30, 2023, the Company was in compliance with the loan covenants.

Outstanding Bond Debt

As of June 30, 2023, the Company had outstanding Series A Bonds, Series C Bonds and Series D Bonds.

Series A Bonds

In November 2015, Strawberry Fields REIT, Ltd., a wholly owned subsidiary of the Company (“BVI Company”) issued Series A Bonds in the face amount of New Israeli Shekels (“NIS”) 265.2 million ($68 million) and received the net amount, after issuance costs of NIS 251.2 million ($64.3 million). Since then, the Company extended the series amount twice in September 2016 and May 2017 and received a combined net amount of $30.1 million.

As of June 30, 2023, the outstanding principal amount of the Series A Bonds was NIS 74.9 million ($20.2 million).

A portion of the Series A Bonds have been repurchased by a subsidiary of the BVI Company. As of June 30, 2023, we held NIS 3.7 million ($1.0 million) of these Bonds that we have repurchased. The Series A Bonds interest rate was 6.4% at June 30, 2023.

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The Series A Bonds are traded on the Tel Aviv Stock Exchange Ltd. (“TASE”).

Series C Bonds

In July 2021, the Company completed an initial offering of Series C Bonds with a par value of NIS 208.0 million ($64.7 million). The Series C Bonds were issued at par. During February 2023, the BVI Company issued additional Series C Bonds in the face amount of NIS 40.0 million ($11.2 million) and raised a net amount of NIS 38.1 million ($10.7 million). These Series C Bonds were issued at a price of 95.25%. The Series C Bonds interest rate is 5.7% at June 30, 2023.

As of June 30, 2023, the outstanding principal amount of the Series C Bonds was NIS 235.5 million ($63.7 million).

The Series C Bonds are traded on the TASE.

Series D Bonds

On June 19, 2023 the Company completed an initial offering of Series D Bonds with a par value of NIS 82.9 million ($22.9 million). The Series D Bonds were issued at par and the interest rate was 9.1%.

As of June 30, 2023, the outstanding principal amount of the Series D Bonds was NIS 82.9 million ($22.4 million).

During July 2023, the Company issued additional Series D Bonds with a par value of NIS 70.0 million and raised a gross amount of $19.19 million (NIS 69.8 million). The Bonds were issued at a price of 99.7%.

The Series D Bonds are traded on the TASE.

Summary of fixed and variable loans:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2023	2022	2022	2021
	(Amounts in $000s)		(Amounts in $000s)
Fixed rate loans	$380,525	$370,769	$351,566	$479,388
Variable rate loans	100,617	106,998	105,225	24,789
Gross Notes Payable and other Debt	$481,142	$477,767	$456,791	$504,177

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

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The following table reconciles our calculations of FFO and AFFO for the six and three months ended June 30, 2023 and 2022, and years ended December 31, 2022 and 2021to net income (loss), the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO:

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
(dollars in $1,000s)
Net income	$9,821	$22	$5,682	$5,338
Depreciation and amortization	13,975	14,565	6,987	7,281
Funds from Operations	23,796	14,587	12,669	12,619
Adjustments to FFO:
Straight-line rent	(787)	(917)	(296)	(423)
Straight-line rent receivable write-off(1)	-	1,075	-	1,075
Foreign currency transaction loss	-	10,100	-	-
Loss on real estate investment impairment	2,451	-	-	-
Contract cancellation expense for proposed financing(2)	1,000	-	1,000	-

Funds from Operations, as Adjusted	$26,460	$24,845	$13,373	$13,271

(1)	The Company recognized a loss of $1.1 million in the second quarter 2022 due to the write-off of straight-line rent receivables related to the Western Illinois facilities.

(2)	The Company incurred a non-recurring expense of $1.0 million in the second quarter of 2023 in connection the cancellation of a contract with an investment banking firm related to a proposed financing.

	Year Ended
	December 31,
	2022	2021
(dollars in $1,000s)
Net income	$16,419	$8,419
Depreciation and amortization	28,558	27,488
Gain from Sale of Real Estate Investments	-	(3,842)
Funds from Operations	44,977	32,065
Adjustments to FFO:
(Credit) Provision for doubtful accounts(1)	(5,636)	5,128
Straight-line rent	(272)	(2,032)
Straight-line rent receivable write-off(2)	1,075	-
Foreign currency transaction loss	10,932	8,775
Funds from Operations, as Adjusted	$51,076	$43,936

(1) During the year ended December 31, 2022, the Company recovered $4.4 million in cash with respect to foreclosure sales of assets in Massachusetts. In addition, the Company recognized $1.2 million with respect to a foreclosed property in Massachusetts.

(2) The Company recognized a loss of $1.1 million in the second quarter of 2022 due to the write-off of straight-line rent receivables related to the Southern Illinois facilities

Dividend Plans

We are required to pay dividends in order to maintain our REIT status and we expect to make quarterly dividend payments in cash with the annual dividend amount no less than 90% of our annual REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with generally accepted accounting principles, or GAAP, in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management considers accounting estimates or assumptions critical in either of the following cases:

● the nature of the estimates or assumptions is material because of the levels of subjectivity and judgment needed to account for matters that are highly uncertain and susceptible to change; and

● the effect of the estimates and assumptions is material to the consolidated financial statements.

Management believes the current assumptions used to make estimates in the preparation of the consolidated financial statements are appropriate and not likely to change in the future. However, actual experience could differ from the assumptions used to make estimates, resulting in changes that could have a material adverse effect on our consolidated results of operations, financial position and/or liquidity. These estimates will be made and evaluated on an on-going basis using information that is available as well as various other assumptions believed to be reasonable under the circumstances.

The following presents information about our critical accounting policies including the material assumptions used to develop significant estimates. Since the Company was recently formed and just completed the formation transaction, certain of these critical accounting policies contain discussion of judgments and estimates that have not yet been required by management but that it believes may be reasonably required of it to make in the future.

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Principles of Consolidation

The consolidated financial statements include the accounts of our Operating Partnership and its wholly owned subsidiaries, and all material intercompany transactions and balances are eliminated in consolidation.

From inception, we continually evaluate all of our transactions and investments to determine if they represent variable interests subject to the variable interest entity, or VIE, consolidation model and then determine which business enterprise is the primary beneficiary of its operations. We make judgments about which entities are VIEs based on an assessment of whether (i) the equity investors as a group, if any, do not have a controlling financial interest, or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. We consolidate investments in VIEs when we are determined to be the primary beneficiary. This evaluation is based on our ability to direct and influence the activities of a VIE that most significantly impact that entity’s economic performance.

For investments not subject to the variable interest entity consolidation model, we will evaluate the type of rights held by the limited partner(s) or other member(s), which may preclude consolidation in circumstances in which the sole general partner or managing member would otherwise consolidate the limited partnership. The assessment of limited partners’ or members’ rights and their impact on the presumption of control over a limited partnership or limited liability corporation by the sole general partner or managing member should be made when an investor becomes the sole general partner or managing member and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners or members, (ii) the sole general partner or member increases or decreases its ownership in the limited partnership or corporation, or (iii) there is an increase or decrease in the number of outstanding limited partnership or membership interests.

Our ability to assess correctly our influence or control over an entity at inception of our involvement or on a continuous basis when determining the primary beneficiary of a VIE affects the presentation of these entities in our consolidated financial statements. Subsequent evaluations of the primary beneficiary of a VIE may require the use of different assumptions that could lead to identification of a different primary beneficiary, resulting in a different consolidation conclusion than what was determined at inception of the arrangement.

Revenue Recognition

We recognize rental revenue for operating leases on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of a leased asset. For assets acquired subject to leases, we recognize revenue upon acquisition of the asset provided the tenant has taken possession or control of the physical use of the leased asset. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical leased asset until the tenant improvements are substantially completed.

When the tenant is the owner of the tenant improvements, any tenant improvement allowance funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. The determination of ownership of the tenant improvements is subject to significant judgment. If our assessment of the owner of the tenant improvements for accounting purposes were different, the timing and amount of our revenue recognized would be impacted.

We monitor the liquidity and creditworthiness of our tenants and operators on a continuous basis to determine the need for an allowance for doubtful accounts, including an allowance for operating lease straight-line rent receivables, for estimated losses resulting from tenant defaults or the inability of tenants to make contractual rent and tenant recovery payments. This evaluation considers industry and economic conditions, property performance, credit enhancements and other factors. For straight-line rent amounts, our assessment is based on income recoverable over the term of the lease. We exercise judgment in establishing allowances and consider payment history and current credit status in developing these estimates. These estimates may differ from actual results, which could be material to our consolidated financial statements. As of June 30, 2023 and 2022 we determined that no allowance was necessary to cover the potential loss of rent from our tenants.

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Real Estate Investments

We make estimates as part of our allocation of the purchase price of acquisitions (whether an asset acquisition acquired via purchase/leaseback or a business combination via an asset acquired from the current lessor) to the various components of the acquisition based upon the relative fair value of each component for asset acquisitions and at fair value of each component for business combinations. In making estimates of fair values for purposes of allocating purchase prices of acquired real estate, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The most significant components of our allocations are typically the allocation of fair value to land and buildings and, for certain of our acquisitions, in-place leases and other intangible assets. In the case of the fair value of buildings and the allocation of value to land and other intangibles, the estimates of the values of these components will affect the amount of depreciation and amortization we record over the estimated useful life of the property acquired or the remaining lease term. In the case of the value of in-place leases, including the assessment as to the existence of any above-or below-market in-place leases, our management makes its best estimates based on the evaluation of the specific characteristics of each tenant’s lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions and costs to execute similar leases. These assumptions affect the amount of future revenue that we will recognize over the remaining lease term for the acquired in-place leases. The values of any identified above-or below-market in-place leases are based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, or for below-market in-place leases including any bargain renewal option terms. Above-market lease values are recorded as a reduction of rental income over the lease term while below-market lease values are recorded as an increase to rental income over the lease term. The recorded values of in-place lease intangibles are recognized in amortization expense over the initial term of the respective leases.

We evaluate each purchase transaction to determine whether the acquired assets meet the definition of a business. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets, while transaction costs related to acquisitions that are deemed to be businesses are expensed as incurred.

Asset Impairment

Real estate asset impairment losses are recorded when events or changes in circumstances indicate the asset is impaired and the estimated undiscounted cash flows to be generated by the asset are less than its carrying amount. Management assesses the impairment of properties individually and impairment losses are calculated as the excess of the carrying amount over the fair value of assets to be held and used, and carrying amount over the fair value less cost to sell in instances where management has determined that we will dispose of the property. In determining fair value, we use current appraisals or other third-party opinions of value and other estimates of fair value such as estimated discounted future cash flows.

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Quantitative and Qualitative Disclosure About Market Risk

Inflation

We are exposed to inflation risk as income from long-term leases are a main source of our cash flows from operations. For our leased properties, we expect there to be provisions in the majority of our leases that will protect us from the impact of inflation. These provisions may include rent escalators, and leases that are triple net. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set frequently enough to cover inflation.

Foreign Currency Exchange Rate Risk

A substantial portion of our indebtedness is denominated in New Israeli Shekels and all payments on such indebtedness are required to be made in that currency. As of June 30, 2023, this indebtedness consisted of the Series A, Series B and Series D Bonds. As of June 30, 2023, the outstanding amount of such indebtedness was 393.3 million New Israeli Shekels (NIS), which was equal to $106.3 million.

As a result of the denomination of such indebtedness in a foreign currency, we may incur gains and losses arising from fluctuations in the exchange rate between the New Israeli Shekels and the U.S. dollar. We incur losses if at the time of any debt payment the NIS has appreciated relative to the U.S. Dollar and we will incur gains if the U.S. dollar has appreciated. We do not engage in any hedging of this foreign currency risk. To mitigate the potential effect of such fluctuations, we may undertake to prepay such indebtedness at times when the exchange rate between the New Israeli Shekel and the U.S. dollar is relatively favorable. However, we are required to make scheduled interest and principal payments on such indebtedness, including significant balloon payments, which exposes us to potential losses if the NIS has appreciated relative to the U.S. dollar at the time of the repayment.

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BUSINESS AND PROPERTIES

We are a self-managed and self-administered company that specializes in the acquisition, ownership and triple-net leasing of skilled nursing facilities, assisted living facilities and other healthcare properties. As of the date of this prospectus, our portfolio consisted of 79 healthcare properties with an aggregate of 10,351 licensed beds. We hold fee title to 78 of these properties and hold one property under a long-term lease. These properties are located across Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. Our 79 properties comprise 83 healthcare facilities, consisting of the following:

●	76 stand-alone skilled nursing facilities;
●	two dual-purpose facilities used as both skilled nursing facilities and long-term acute care hospitals; and
●	three assisted living facilities.

We generate substantially all of our revenues by leasing our properties to tenants under long-term leases on a triple-net basis, under which the tenant pays the cost of real estate taxes, insurance and other operating costs of the facility and capital expenditures. Each healthcare facility located at our properties is managed by a qualified operator with an experienced management team.

We are entitled to monthly rent paid by the tenants and we do not receive any income or bear any expenses from the operation of such facilities. As of June 30, 2023, the aggregate annualized average base rent for the expected life of the leases for our properties was approximately $84.2 million.

Since the Predecessor Company was formed, we have grown significantly through acquisitions, having purchased 33 properties since January 2017, with an aggregate purchase price of approximately $236.6 million and weighted average first-year lease yield of 14.3%. The weighted average lease yield is calculated as the annualized average annual base rent for the expected life of the leases divided by total purchase price. Since 2017, our aggregate annualized average base rent for the expected life of the leases for our properties has grown at an approximate 7.6% CAGR from $57.1 million in fiscal year 2017 to $82.5 million in fiscal year 2022. In addition, our Adjusted EBITDA and FFO from 2018 to 2022 grew at an approximate 10.8% and 23.4% CAGR, respectfully. During that period, we expanded our geographic footprint from six states to nine states.

From January 1, 2022, through the date of this prospectus, we acquired one SNF for a total cost of approximately $6.0 million (including finder fees and leasehold improvements), which includes capitalized acquisition costs. This acquisition is expected to generate initial annual cash revenues of approximately $0.6 million.

Our management team has extensive experience in acquiring, owning, financing, operating and leasing of skilled nursing facilities and other types of healthcare properties. The team is led by Moishe Gubin, our Chief Executive Officer and Chairman of our Board of Directors, Nahman Eingal, our Chief Financial Officer, and Jeffrey Bajtner who serves as our Chief Investment Officer. Combined, this team has over 50 years of experience investing in real estate and particularly in healthcare related real estate and operating companies. They have completed over 100 real estate related/healthcare related acquisitions totaling over $1.1 billion in gross investment through various investment vehicles. Our management team also has extensive experience as operators of, and healthcare consultants to, skilled nursing facilities, having managed and operated over 70 skilled nursing facilities, including 41 of our current tenants. We believe our management team’s unique experience across both skilled nursing operations and real estate and its extensive knowledge of the skilled nursing industry position us favorably to take advantage of healthcare investment opportunities. Additionally, our deep and broad relationships with industry operators have allowed us to identify and acquire skilled nursing facilities to which many of our competitors do not have access.

We have assembled a high quality and diversified portfolio of skilled nursing and other healthcare related facilities and we plan to continue to invest primarily in skilled nursing facilities and other healthcare facilities that primarily provide services to the elderly. We believe these asset classes provide potential for higher risk-adjusted returns compared to other forms of net-leased real estate assets due to the specialized expertise necessary to acquire, own, finance and operate these properties, which are factors that tend to limit competition among investors, owners, operators and finance companies. Additionally, our management team’s strong relationships in the industry have allowed us to acquire healthcare-related properties at valuations that achieve attractive lease yields, with the goal of generating strong returns for our stockholders over the long-term. As we continue to acquire additional properties and expand our portfolio, we expect to continue diversifying our portfolio by geography and by tenant, while also maintaining balance sheet strength and liquidity.

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As of June 30, 2023, we had notes receivable consisting of a working capital loan to one of our tenants with a balance of $0.7 million, two uncollateralized loans to purchasers of our former properties with an aggregate balance due of $8.6 million, and an $8.0 million uncollateralized note that the Company purchased related to our Arkansas properties. All of the notes receivable are current.

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2022. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify for taxation as a REIT. We operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held through Strawberry Fields Realty, L.P. (the “Operating Partnership”). We are the general partner of the Operating Partnership and own approximately 12.3% of the outstanding OP units. To maintain REIT status, we must meet certain organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains.

We generate revenues primarily by leasing healthcare-related properties to healthcare operators in triple-net lease arrangements, under which the tenant is solely responsible for the costs related to the property (including property taxes, insurance, maintenance and repair costs and capital expenditures). From time to time, we also extend loans to healthcare operators, generally secured by their receivables. We conduct and manage our business as one operating segment for internal reporting and internal decision-making purposes. We expect to grow our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of local, regional and national healthcare providers, which may include new or existing skilled nursing operators. We also anticipate diversifying our portfolio over time, including by acquiring properties in different geographic markets, and in different asset classes. In addition, we actively monitor the clinical, regulatory, and financial operating results of our tenants, and work to identify opportunities within their operations and markets that could improve their operating results at our facilities. We communicate such observations to our tenants; however, we have no contractual obligation to do so. Moreover, our tenants have sole discretion with respect to the day-to-day operation of the facilities they lease from us, and how and whether to implement any observation we may share with them. We also actively monitor the overall occupancy, skilled mix, and other operating metrics of our tenants monthly.

We have replaced tenants in the past, and may elect to replace tenants in the future, if they fail to meet the terms and conditions of their leases with us. The replacement tenants may include tenants with whom we have had no prior landlord-tenant relationship as well as current tenants with whom we are comfortable expanding our relationships. In addition, we periodically reassess the investments we have made and the tenant relationships we have entered, and have selectively disposed of facilities or investments, or terminated such relationships, and we expect to continue making such reassessments and, where appropriate, taking such actions.

Our Industry

The skilled nursing industry has evolved to meet the growing demand for post-acute and custodial healthcare services generated by an aging population, increasing life expectancies and the trend toward shifting patient care to lower cost settings. We believe this evolution has led to a number of favorable improvements in the industry, as described below:

●	Increased Demand Driven by Aging Populations. As seniors account for a higher percentage of the total U.S. population, we believe the overall demand for skilled nursing services will increase. At present, the primary market demographic for skilled nursing services is individuals aged 75 and older. The 2020 U.S. Census reported that there were over 56 million people in the United States in 2020 over the age of 65. The U.S. Census estimates this group to be one of the fastest growing segments of the United States population, projecting that it will increase 30% to 73 million people in 2030. According to the Centers for Medicare & Medicaid Services, skilled nursing facilities and continuing care retirement communities’ expenditures are projected to grow from approximately $196.8 billion in 2020, which includes federal expenditures in response to the COVID-19 pandemic, to approximately $266 billion in 2028. Although skilled nursing and seniors housing occupancy rates have declined during the COVID-19 pandemic, we believe that these trends in population will support an increasing demand for skilled nursing services in the long-term, which in turn will likely support an increasing demand for the services provided within our properties.

●	Shift of Patient Care to Lower Cost Alternatives. The growth of the senior population in the United States continues to increase healthcare costs. In response, federal and state governments have adopted cost-containment measures that encourage the treatment of patients in more cost-effective settings such as SNFs, for which the staffing requirements and associated costs are often significantly lower than acute care hospitals, inpatient rehabilitation facilities (“IRF”) and other post-acute care settings. SNFs Medicare average cost per day is $547 compared to $2,607, $1,689 and $1,671 for Hospitals, IRF and LTACH’s respectively. As a result, SNFs are generally serving a larger population of higher-acuity patients than in the past.

●	Significant Acquisition and Consolidation Opportunities. The skilled nursing industry is large and highly fragmented, characterized predominantly by numerous local and regional providers. Public REITs own approximately 11% of skilled nursing facilities. We believe this fragmentation provides significant acquisition and consolidation opportunities.

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●	Widening Supply and Demand Imbalance. The number of SNFs has declined modestly over the past several years. According to the Valuation & Information Group, which provides appraisal and market reports for the industry, the nursing home industry is comprised of approximately 14,800 facilities, as compared with over 16,700 facilities as of December 2000. Supply of new facilities is limited due to certificate of need restrictions. 71% of states have certificate of need restrictions., We expect that the supply/demand imbalance in the skilled nursing industry will increasingly favor skilled nursing providers due to the shift of patient care to lower cost settings and an aging population to meet the growing need for post-acute healthcare.

Tenants and Operators

Our properties are currently leased to 83 tenants under 28 lease agreements. Our leases include 9 master lease agreements that cover 64 facilities leased to 64 tenants, with the remaining 19 leases each covering a single facility leased to one tenant. Forty-one of our tenants are related parties.

Each property is operated as a healthcare facility by a licensed operator, which may be the tenant or a separate operator. Each operator holds a license granted by state regulators to operate a specific type of facility. All the operators have experienced management teams and senior healthcare staff with substantial knowledge of their respective local markets. We target healthcare operators that are owned by principals with a history of quality care, and the demonstrated ability to successfully navigate in a changing healthcare operating environment. Certain operators are related parties.

We believe that each of the operators of our properties is primarily focused on serving the needs of the local community. Unlike operators that are part of a large national healthcare conglomerate, we believe the operators at our properties can manage their facilities more efficiently because they are not burdened by costly infrastructure and have the flexibility to rapidly adjust their cost structure to respond to changes in the reimbursement environment.

In order to operate efficiently and improve profitability, most of the operators at our facilities have engaged large consulting firms that specialize in healthcare and skilled nursing operations. These consulting firms provide advice and assistance on marketing, operating policies and procedures, billing, collections and regulatory compliance. The operators and consultants work together to develop and standardize best practices in the facilities, while operating in a cost-efficient manner. The operators at our properties primarily use one of nine principal consulting firms, including three firms that are part of Infinity Healthcare, a healthcare consulting business that is owned by Moishe Gubin, who is our Chairman and Chief Executive Officer and Michael Blisko, who is one of our directors.

The tenants and operators of our properties have demonstrated the ability to generate consistent profitability despite the challenging markets in which they operate. In many cases, these tenants and operators have successfully optimized and stabilized underperforming skilled nursing facilities. While these tenants and operators have been successful, we expect to seek opportunities to diversify our tenant/operator mix through future acquisitions that will be leased to new operators.

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The following table contains information regarding our healthcare facility portfolio by tenant, as of June 30, 2023.

Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
Master Lease Indiana
1020 West Vine Street Realty LLC	The Waters of Princeton II LLC	IN	SNF	95	2025	32,571	100%	1,045,506	1.24%	32.10
12803 Lenover Street Realty LLC	The Waters of Dillsboro – Ross Manor II LLC	IN	SNF	123	2025	67,851	100%	1,353,655	1.61%	19.95
1350 North Todd Drive Realty, LLC	The Waters of Scottsburg II LLC	IN	SNF	99	2025	28,050	100%	1,089,527	1.29%	38.84
1600 East Liberty Street Realty LLC	The Waters of Covington II, LLC	IN	SNF	119	2025	40,821	100%	1,309,634	1.55%	32.08
1601 Hospital Drive Realty LLC	The Waters of Greencastle II LLC	IN	SNF	100	2025	31,245	100%	1,100,532	1.31%	35.22
1712 Leland Drive Realty, LLC	The Waters of Huntingburg II LLC	IN	SNF	95	2025	45,156	100%	1,045,506	1.24%	23.15
2055 Heritage Drive Realty LLC	The Waters of Martinsville II LLC	IN	SNF	103	2025	30,060	100%	1,133,548	1.35%	37.71
3895 South Keystone Avenue Realty LLC	The Waters of Indianapolis II LLC	IN	SNF	81	2025	25,469	100%	891,431	1.06%	35.00
405 Rio Vista Lane Realty LLC	The Waters of Rising Sun II LLC	IN	SNF	58	2025	16,140	100%	638,309	0.76%	39.55
950 Cross Avenue Realty LLC	The Waters of Clifty Falls II LLC	IN	SNF	138	2025	39,438	100%	1,518,735	1.80%	38.51
958 East Highway 46 Realty LLC	The Water of Batesville II LLC	IN	SNF	86	2025	59,582	100%	946,458	1.12%	15.88
2400 Chateau Drive Realty, LLC	The Waters of Muncie II LLC	IN	SNF	72	2025	22,350	100%	792,383	0.94%	35.45
The Big H2O LLC	The Waters of New Castle II LLC	IN	SNF	66	2025	24,860	100%	726,351	0.86%	29.22
Master Lease Central Illinois 1
253 Bradington Drive, LLC	Bria of Columbia LLC	IL	SNF	119	2032	43,189	100%	410,821	0.49%	9.51
3523 Wickenhauser, LLC	Bria of Alton LLC	IL	SNF	181	2032	44,840	100%	624,862	0.74%	13.94
727 North 17TH Street, LLC	Belleville Healthcare Center LLC	IL	SNF	180	2032	50,650	100%	621,410	0.74%	12.27
Master Lease Central Illinois 2
107 South Lincoln Street LLC (3)	Bria of Smithton, LLC	IL	SNF	-	-	-	0%	-	0.00%	-
1623 West Delmar Avenue, LLC	Bria of Godfrey LLC	IL	SNF	68	2032	15,740	100%	234,755	0.28%	14.91
393 Edwardsville Road, LLC	Bria of WoodRiver LLC	IL	SNF	106	2032	29,491	100%	365,941	0.43%	12.41
Master Lease Landmark
1621 Coit Road Realty, LLC	Landmark of Plano Rehabilitation and Nursing Center, LLC	TX	SNF	160	2032	74,718	100%	1,343,689	1.60%	17.98
8200 National Avenue Realty, LLC	Landmark of Midwest City Rehabilitation and Nursing Center, LLC	OK	SNF	106	2032	39,789	100%	890,194	1.06%	22.37
8200 National Avenue Realty, LLC	Landmark of Midwest City Hospital, LLC	OK	LTACH	31	2032	49,319	100%	260,340	0.31%	5.28
5601 Plum Creek Drive Realty, LLC	Landmark of Amarillo Rehabilitation and Nursing Center, LLC	TX	SNF	99	2032	90,046	100%	831,408	0.99%	9.23

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Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
9300 Ballard Road Realty, LLC	Landmark of Des Plaines Rehabilitation and Nursing Center, LLC	IL	SNF	231	2032	70,556	100%	1,939,952	2.30%	27.50
911 South 3rd Street, LLC	Chalet Of Niles, LLC	MI	SNF	100	2032	31,895	100%	839,806	1.00%	26.33
1015 Magazine Street, LLC	Landmark of River City Rehabilitation and Nursing Center, LLC	KY	SNF	92	2032	36,050	100%	772,621	0.92%	21.43
900 Gagel Avenue, LLC	Landmark of Iroquois Park Rehabilitation and Nursing Center, LLC	KY	SNF	120	2032	36,374	100%	1,007,767	1.20%	27.71
308 West Maple Avenue, LLC	Landmark of Lancaster Rehabilitation and Nursing Center, LLC	KY	SNF	96	2032	42,438	100%	806,214	0.96%	19.00
1155 Eastern Parkway, LLC	Landmark of Louisville Rehabilitation and Nursing Center, LLC	KY	SNF	252	2032	106,250	100%	2,116,311	2.51%	19.92
203 Bruce Court, LLC	Landmark of Danville Rehabilitation and Nursing Center, LLC, Goldenrod Village Assisted Living Center, LLC	KY	SNF/ ALF	108	2032	46,500	100%	906,990	1.08%	19.51
120 Life Care Way, LLC	Landmark of Bardstown Rehabilitation and Nursing Center, LLC	KY	SNF	100	2032	36,295	100%	839,806	1.00%	23.14
1033 North Highway 11, LLC	Landmark of Laurel Creek Rehabilitation and Nursing Center, LLC	KY	SNF	106	2032	32,793	100%	890,194	1.06%	27.15
945 West Russell Street, LLC	Landmark of Elkhorn City Rehabilitation and Nursing Center, LLC	KY	SNF	106	2032	31,637	100%	890,194	1.06%	28.14
1253 Lake Barkley Drive, LLC	Landmark of Kuttawa, A Rehabilitation & Nursing Center, LLC	KY	SNF	65	2032	37,892	100%	545,874	0.65%	14.41
420 Jett Drive, LLC	Landmark of Breathitt County Rehabilitation and Nursing Center, LLC	KY	SNF	120	2031	32,581	100%	1,007,767	1.20%	30.93
Master Lease Ohio
3090 Five Points Hartford Realty, LLC	Continent Health Company of Hartford, LLC	OH	SNF	54	2025	15,504	100%	196,012	0.23%	12.64
3121 Glanzman Road Realty, LLC	Continent Health Company of Toledo, LLC	OH	SNF	84	2025	24,087	100%	304,908	0.36%	12.66
620 West Strub Road Realty, LLC	Continent Health Company of Sandusky, LLC	OH	SNF	50	2025	18,984	100%	181,493	0.22%	9.56
4250 Sodom Hutchings Road Realty, LLC	Continent Health Company of Cortland, LLC	OH	SNF	50	2025	14,736	100%	181,493	0.22%	12.32

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Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
Master Lease Tennessee 1
115 Woodlawn Drive, LLC	Lakebridge A Waters Community, LLC	TN	SNF	109	2031	37,734	100%	1,511,463	1.79%	40.06
146 Buck Creek Road, LLC	The Waters of Roan Highlands, LLC	TN	SNF	80	2031	30,139	100%	1,109,331	1.32%	36.81
704 5TH Avenue East, LLC	The Waters of Springfield, LLC	TN	SNF	66	2031	19,900	100%	915,198	1.09%	45.99
2501 River Road, LLC	The Waters of Cheatham, LLC	TN	SNF	80	2031	37,953	100%	1,109,331	1.32%	29.23
202 Enon Springs Road East, LLC	The Waters of Smyrna, LLC	TN	SNF	91	2031	34,070	100%	1,261,864	1.50%	37.04
140 Technology Lane, LLC	The Waters of Johnson City, LLC	TN	SNF	84	2031	34,814	100%	1,164,797	1.38%	33.46
835 Union Street, LLC	The Waters of Shelbyville, LLC	TN	SNF	96	2031	44,327	100%	1,331,197	1.58%	30.03
Master Lease Tennessee 2
505 North Roan Street, LLC	Agape Rehabilitation & Nursing Center, A Water’s Community, LLC	TN	SNF	84	2031	27,100	100%	1,628,910	1.93%	60.11
14510 Highway 79, LLC	Waters of McKenzie, A Rehabilitation & Nursing Center, A Water’s Community, LLC	TN	SNF	66	2031	22,454	100%	1,279,858	1.52%	57.00
6500 Kirby Gate Boulevard, LLC	Waters of Memphis, A Rehabilitation & Nursing Center, LLC	TN	SNF	90	2031	51,565	100%	1,745,261	2.07%	33.85
978 Highway 11 South, LLC	Waters of Sweetwater, A Rehabilitation & Nursing Center, LLC	TN	SNF	90	2031	30,312	100%	1,745,261	2.07%	57.58
2830 Highway 394, LLC	Waters of Bristol, A Rehabilitation & Nursing Center, LLC	TN	SNF	120	2031	53,913	100%	2,327,014	2.76%	43.16
Master Lease Arkansas 1
5301 Wheeler Avenue, LLC	Wheeler Avenue Operating LLC	AR	SNF	117	2028	41,490	100%	821,950	0.98%	19.81
414 Massey Avenue, LLC	Massey Avenue ALF Operating LLC	AR	ALF	32	2028	12,548	100%	224,807	0.27%	17.92
706 Oak Grove Street, LLC	Oak Grove Street Operating LLC	AR	SNF	97	2028	31,586	100%	681,445	0.81%	21.57
8701 Riley Drive, LLC	Riley Drive Operating LLC	AR	SNF	140	2028	61,543	100%	983,530	1.17%	15.98
1516 Cumberland Street, LLC	Cumberland Street Operating LLC	AR	SNF	120	2028	82,328	100%	843,025	1.00%	10.24
5720 West Markham Street, LLC	West Markham Street Operating LLC	AR	SNF	154	2028	56,176	100%	1,081,883	1.28%	19.26
2501 John Ashley Drive, LLC	John Ashley Drive Operating LLC	AR	SNF	140	2028	65,149	100%	983,530	1.17%	15.10
1513 South Dixieland Road, LLC	South Dixieland Road Operating LLC	AR	SNF	110	2028	32,962	100%	772,773	0.92%	23.44
826 North Street, LLC	North Street Operating LLC	AR	SNF	94	2028	30,924	100%	660,370	0.78%	21.35

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Lessor/ Company Subsidiary	Manager/Tenant/ Operator (1)	State	Property type	Number of licensed beds	Tenant Lease Expiration Year (2)	Rentable square feet	Percent leased	Annualized Lease Income (in $)	% of total Annualized Lease Income	Annualized lease income per SQF (in $)
Individual Leases
Ambassador Nursing Realty, LLC	Ambassador Nursing and Rehabilitation Center II, LLC	IL	SNF	190	2026	37,100	100%	1,005,313	1.19%	27.10
Momence Meadows Realty, LLC	Momence Meadows Nursing and Rehabilitation Center, LLC	IL	SNF	140	2026	37,139	100%	1,038,000	1.23%	27.95
Oak Lawn Nursing Realty, LLC(4)	Oak Lawn Respiratory and Rehabilitation Center, LLC	IL	SNF	143	2031	37,854	100%	637,092	0.76%	16.83
Forest View Nursing Realty, LLC	Forest View Rehabilitation and Nursing Center, LLC	IL	SNF	144	2024	34,152	100%	1,215,483	1.44%	35.59
Lincoln Park Holdings, LLC	Lakeview Rehabilitation and Nursing Center, LLC	IL	SNF	178	2031	34,362	100%	1,260,000	1.50%	36.67
Continental Nursing Realty, LLC	Continental Nursing and Rehabilitation Center, LLC	IL	SNF	208	2028	53,653	100%	1,575,348	1.87%	29.36
Westshire Nursing Realty, LLC	City View Multicare Center, LLC	IL	SNF	485	2025	124,020	100%	1,788,365	2.12%	14.42
Belhaven Realty, LLC	Belhaven Nursing and Rehabilitation Center, LLC	IL	SNF	221	2026	60,000	100%	2,134,570	2.53%	35.58
West Suburban Nursing Realty, LLC	West Suburban Nursing and Rehabilitation Center, LLC	IL	SNF	259	2027	70,314	100%	1,961,604	2.33%	27.90
Niles Nursing Realty, LLC	Niles Nursing & Rehabilitation Center, LLC	IL	SNF	304	2026	46,480	100%	2,409,998	2.86%	51.85
Parkshore Estates Nursing Realty, LLC	Parkshore Estates Rehabilitation and Nursing Center, LLC	IL	SNF	318	2024	94,018	100%	2,454,187	2.91%	26.10
Midway Neurological and Rehabilitation Realty, LLC	Midway Neurological and Rehabilitation Center, LLC	IL	SNF	404	2026	120,000	100%	2,547,712	3.02%	21.23
516 West Frech Street LLC	Parker Rehab & Nursing Center, LLC	IL	SNF	102	2030	24,979	100%	498,350	0.59%	19.95
4343 Kennedy Drive, LLC	Hope Creek Nursing and Rehabilitation Center, LLC	IL	SNF	245	2030	104,000	100%	478,958	0.57%	4.61
1316 North Tibbs Avenue Realty, LLC	Westpark A Waters Community, LLC	IN	SNF	89	2024	26,572	100%	549,884	0.65%	20.69
1585 Perry Worth Road, LLC	The Waters of Lebanon, LLC	IN	SNF	64	2027	32,650	100%	116,677	0.14%	3.57

2301 North Oregon Realty, LLC	MPD Operators Mesa Hills, LLC	TX	SNF	182	2027	19,895	100%	737,455	0.88%	37.07
2301 North Oregon Realty, LLC	Mesa Hills Specialty Hospital Operator, LLC	TX	LTACH	32	2029	24,660	100%	1,050,852	1.25%	42.61
9209 Dollarway Road, LLC	Dollarway Road Operating LLC	AR	SNF	120	2029	45,771	100%	843,026	1.00%	18.42
Master Lease Arkansas 2
326 Lindley Lane, LLC	Lindley Lane Operating LLC	AR	SNF	120	2029	49,675	100%	850,639	1.01%	17.12
2821 West Dixon Road, LLC	West Dixon Road Operating LLC & West Dixon Road ALF Operating LLC	AR	SNF/ALF	172	2029	50,382	100%	1,219,250	1.45%	24.20
552 Golf Links Road, LLC	Golf Links Road Operating LLC	AR	SNF	152	2029	30,372	100%	1,077,476	1.28%	35.48
Total/Average				10,351		3,512,982	100%	84,235,434	100.00%	23.98

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(1) The tenant and the operator are the same for each facility other than the 13 SNFs leased under the Indiana master lease agreement and one SNF in Amarillo, Texas. In the case of these other facilities, the tenants are county hospitals which have entered into management agreements with the operators listed in the table. These arrangements permit the facilities to participate in a CMS program that pays higher Medicaid reimbursement rates for facilities associated with hospitals in underserved areas.

(2) The expiration dates do not reflect the exercise of any renewable options.

(3) In February 2023 the facility was closed. The closure was a result of the tenant request and mainly for efficiency reasons. This SNF is under a master lease with 2 other facilities and the full amount of the rent payments under the master lease are continuing to be paid. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

(4) We expect to execute a new lease for this property with a non-affiliated tenant. The new lease is expected to be a triple net lease, which will remove the property tax and property insurance exposure from the Company to the tenant. We expect there will be no material change in the net rent payment the Company will receive. However, there is no assurance that we will execute a new lease for this property on the foregoing terms or at all.

Related Party Tenants

As of the date of this prospectus, we leased 41 of our facilities to tenants that are affiliates of Moishe Gubin who serves as Chairman of the Board and our Chief Executive Officer, Michael Blisko, who serves as one of our directors. As of the date of this prospectus, approximately 62.2% of our annualized base rent is received from such related-party tenants. The failure of these tenants to fulfill their obligations under their leases or renew their leases upon expiration could have a material adverse effect on our business, financial condition and results of operations.

Rental income from leases with these related party tenants represented 62.2% of all rental income for the quarter ended June 30, 2023. We believe these affiliated relationships provide a strong alignment of interests between us and our tenants and offers us increased operating flexibility with regards to potentially replacing underperforming tenants or evaluating acquisitions in new states. As we continue to grow and expand our portfolio, we intend to develop new relationships with unrelated party tenants and operators in order to diversify our tenant base and reduce our dependence on related party and operators.

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The following table contains information regarding tenant/operators that are related parties of the Company as of the date of this prospectus:

Manager/Tenant/Operators that are Related Parties
Lessor/Company Subsidiary	Manager/Tenant/Operator	Beneficial Owner Percentage in Tenant/Operator by Related Party
		Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP
Master Lease Indiana
1020 West Vine Street Realty, LLC	The Waters of Princeton II LLC	49.24%	50.25%
12803 Lenover Street Realty LLC	The Waters of Dillsboro – Ross Manor II LLC	49.24%	50.25%
1350 North Todd Drive Realty, LLC	The Waters of Scottsburg II LLC	49.24%	50.25%
1600 East Liberty Street Realty LLC	The Waters of Covington II, LLC	49.24%	50.25%
1601 Hospital Drive Realty LLC	The Waters of Greencastle II LLC	49.24%	50.25%
1712 Leland Drive Realty, LLC	The Waters of Huntingburg II LLC	49.24%	50.25%
2055 Heritage Drive Realty LLC	The Waters of Martinsville II LLC	49.24%	50.25%
3895 South Keystone Avenue Realty LLC	The Waters of Indianapolis II LLC	49.24%	50.25%
405 Rio Vista Lane Realty LLC	The Waters of Rising Sun II LLC	49.24%	50.25%
950 Cross Avenue Realty LLC	The Waters of Clifty Falls II LLC	49.24%	50.25%
958 East Highway 46 Realty LLC	The Water of Batesville II LLC	49.24%	50.25%
2400 Chateau Drive Realty, LLC	The Waters of Muncie II LLC	49.24%	50.25%
The Big H2O, LLC	The Waters of New Castle II LLC	49.24%	50.25%
Master Lease Tennessee
115 Woodlawn Drive, LLC	Lakebridge, a Waters Community, LLC	50.00%	50.00%
146 Buck Creek Road, LLC	The Waters of Roan Highlands, LLC	50.00%	50.00%
704 5TH Avenue East, LLC	The Waters of Springfield, LLC	50.00%	50.00%
2501 River Road, LLC	The Waters of Cheatham, LLC	50.00%	50.00%
202 Enon Springs Road East, LLC	The Waters of Smyrna, LLC	50.00%	50.00%
140 Technology Lane, LLC	The Waters of Johnson City, LLC	50.00%	50.00%
835 Union Street, LLC	The Waters of Shelbyville, LLC	50.00%	50.00%
Master Lease Tennessee 2
505 North Roan Street, LLC	Agape Rehabilitation & Nursing Center, A Water’s Community, LLC	50.00%	50.00%
14510 Highway 79, LLC	Waters of McKenzie, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%
6500 Kirby Gate Boulevard, LLC	Waters of Memphis, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%
978 Highway 11 South, LLC	Waters of Sweetwater, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%
2830 Highway 394, LLC	Waters of Bristol, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%
Individual Leases
Ambassador Nursing Realty, LLC	Ambassador Nursing and Rehabilitation Center II, LLC	40.00%	40.00%
Momence Meadows Realty, LLC	Momence Meadows Nursing and Rehabilitation Center, LLC	50.00%	50.00%
Oak Lawn Nursing Realty, LLC (1)	Oak Lawn Respiratory and Rehabilitation Center, LLC	50.00%	50.00%
Forest View Nursing Realty, LLC	Forest View Rehabilitation and Nursing Center, LLC	50.00%	50.00%
Lincoln Park Holdings, LLC	Lakeview Rehabilitation and Nursing Center, LLC	40.00%	40.00%
Continental Nursing Realty, LLC	Continental Nursing and Rehabilitation Center, LLC	40.00%	40.00%
Westshire Nursing Realty, LLC	City View Multicare Center LLC	50.00%	50.00%
Belhaven Realty, LLC	Belhaven Nursing and Rehabilitation Center, LLC	50.00%	50.00%
West Suburban Nursing Realty, LLC	West Suburban Nursing and Rehabilitation Center, LLC	40.00%	40.00%
Niles Nursing Realty LLC	Niles Nursing & Rehabilitation Center, LLC	50.00%	50.00%
Parkshore Estates Nursing Realty, LLC	Parkshore Estates Nursing and Rehabilitation Center, LLC	50.00%	50.00%
Midway Neurological and Rehabilitation Realty, LLC	Midway Neurological and Rehabilitation Center, LLC	50.00%	50.00%
516 West Frech Street, LLC	Parker Rehab & Nursing Center, LLC	50.00%	50.00%
4343 Kennedy Drive, LLC	Hope Creek Nursing and Rehabilitation Center, LLC	27.50%	27.50%
1316 North Tibbs Avenue Realty LLC	Westpark A Waters Community, LLC	50.00%	50.00%
1585 Perry Worth Road LLC	The Waters of Lebanon LLC	50.00%	50.00%

(1) We expect to enter into a new lease with an unaffiliated tenant for this facility. The new lease will be a triple net lease, which will remove the property tax and property insurance exposure from the Company to the tenant. There will be no material change in the net rent payment the Company will receive.

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We monitor the creditworthiness of our tenants by evaluating the ability of the tenants to meet their lease obligations to us based on the tenants’ financial performance, including the evaluation of any guarantees of tenant lease obligations. The primary basis for our evaluation of the credit quality of our tenants (and more specifically the tenants’ ability to pay their rent obligations to us) is the tenants’ lease coverage ratios. These coverage ratios compare (i) EBITDAR to rent coverage, and (ii) EBITDARM to rent coverage. We utilize a standardized 5% management fee when we calculate lease coverage ratios. We obtain various financial and operational information from our tenants each month. We regularly review this information to calculate the above-described coverage metrics, to identify operational trends, to assess the operational and financial impact of the changes in the broader industry environment (including the potential impact of government reimbursement and regulatory changes), and to evaluate the management and performance of the tenants’ operations. These metrics help us identify potential areas of concern relative to our tenants’ credit quality and ultimately the tenants’ ability to generate sufficient liquidity to meet their ongoing obligations, including their obligations to continue paying contractual rents due to us and satisfying other financial obligations to third parties, as prescribed by our triple-net leases.

Geographic Diversification

As of the date of this prospectus, our portfolio of 79 properties is broadly diversified by geographic location across nine U.S. states, comprising Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas.

The following table contains information regarding our healthcare facility portfolio by geography, as of the date of this prospectus, other than Annualized Average Base Rent and % of Total Annualized Base Rent which are calculated as of June 30, 2023:

State	Number of Properties	Facility Type	Licensed Bed Count	Annualized Average Base Rent (Amounts in $000s)	% of Total Annualized Average Base Rent
Illinois(1)	20	20 SNFs	4,226	$25,203	29.9%
Indiana	15	15 SNFs	1,388	14,258	16.9%
Arkansas	13	12 SNFs 2 ALFs	1,568	11,044	13.1%
Tennessee	12	12 SNFs	1,056	17,129	20.3%

Kentucky	10	10 SNFs 1 ALF	1,165	9,783	11.6%
Ohio	4	4 SNFs	238	864	1.0%

Texas	3	3 SNFs 1 LTACH	473	3,963	4.7%
Oklahoma	1	1 SNFs 1 LTACH	137	1,151	1.4%

Michigan	1	1 SNF	100	840	1.0%

Totals	79	78 SNFs 2 LTACHs 3 ALFs	10,351	$84,235	100.0%

(1)	In February 2023 one of the SNF we own in Southern Illinois was closed by the tenant for efficiency reasons. This SNF is under a master lease with 2 other facilities and the full amount of the rent payments under the master lease are continuing to be paid. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

Competitive Strengths

We believe that the following competitive strengths provide a solid foundation for the sustained growth of our business and successful execution of our business strategies:

Diversified Portfolio. We have a portfolio that is diversified in terms of both geography and tenant composition. As of the date of this prospectus, our portfolio is comprised of 79 healthcare-related properties with a total of 10,351 licensed beds located throughout Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. We believe that our geographic diversification limits the potential impact of any regulatory, reimbursement, competitive dynamic or other changes in any single market on the overall performance of our portfolio. We lease our properties to 83 tenants, with no single tenant accounting for more than 3.1% of our annualized base rent. 64 of these tenants are held under a master lease which provides for cross default provisions, cross collateralization and diversification of risk This diversification limits our exposure for any single tenant that encounters financial or operational difficulties. We expect to continue growing our portfolio by pursuing opportunities to acquire additional properties that will be leased to a diverse group of operators in different geographic markets.

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Protected Markets. In eight of the nine states in which we operate, we benefit from CON laws that require state approval for the construction and expansion of certain types of healthcare facilities. These laws represent significant barriers to entry and limit competition in these markets.

Demonstrated Ability to Identify and Structure Accretive Acquisition Opportunities. Our management team has long-standing relationships in the skilled nursing and post-acute industries. Through their experience in acquiring these types of facilities, we have the proven ability to identify and complete complex and accretive transactions. Since 2017 we acquired $236.6 of property with a weighted average first-year lease yield of 14.3%. Additionally, because many of our acquisitions are off-market opportunities sourced through our management team’s network of industry relationships, and later financed through HUD guaranteed loans, we believe we do not typically compete with larger healthcare-focused real estate companies for acquisitions as they tend to focus on larger, platform acquisition opportunities. As a result, we have consistently acquired assets at attractive valuations and believe we can continue to identify these types of opportunities to expand our portfolio.

Significant Experience Acquiring Underperforming Assets. Although we primarily seek to acquire properties that have had consistent profitability, we may also acquire underperforming properties if we believe that the underlying facilities can become successful through better management. Our management team’s prior experience as operators gives it the ability to evaluate these types of facilities and their potential for improved revenue enhancement and increased operating efficiencies. For example, in 2018 and 2019 we acquired 16 properties for total purchase price of $80.4 through the assumption or payment of the outstanding loan on the facilities or directly from the lender and generated a lease yield of 17%. We will consider the acquisition of underperforming properties if they are available at attractive valuations and provide us with significant upside potential once their new operators have successfully stabilized and optimized their operations. If we acquire underperforming properties, we expect to lease them to tenants and operators that have significant turnaround experience and support from experienced consultants.

Experienced and Adept Operators. We have strong and long-standing relationships with operators and their principals who have significant experience in operating successful skilled nursing facilities. These operators and their principals have a strong track record of operating in challenging markets where operators are subject to increased regulatory issues and significant competition. Additionally, these operators and their principals have learned to successfully operate facilities in which most of the revenue is earned from providing services to patients covered by Medicaid which are subject to lower reimbursement rates than other revenue sources.

Consulting Firms Provide Additional Resources for the Operators of our Facilities. Most of the operators of our facilities utilize the services of experienced healthcare consulting firms to provide them with expert advice and assistance with their operations. We believe these consulting firms provide the operators with additional expertise and resources that materially enhance their ability to operate efficiently and to meet applicable regulatory requirements.

Close Relationships with Tenants, Operators and Consultants Provide Enhanced Oversight, Market Intelligence and Strong Alignment of Interests. The nature of our close relationships with the tenants and operators of our properties and their consulting firms allows us to maintain close communication and obtain early knowledge of potential issues faced by our tenants, enabling us to address those issues that affect us as the lessor. These relationships also provide us with intelligence on the markets in which we own properties and assistance in locating new and replacement tenants. Additionally, the consulting firms assist us without charge in evaluating potential acquisitions and operators. This assistance provides us with insight of local market trends, which is particularly valuable for new markets. These relationships also provide a strong alignment of interests between our interests as a property owner and our tenants’ interests.

Well-Structured, Long-Term, Triple-Net Leases Generate Predictable and Growing Rental Income Streams. Most of our owned properties are leased to tenants under long-term, non-cancellable, triple-net leases, pursuant to which the tenants are responsible for all maintenance and repairs, insurance and taxes associated with the leased properties and the business conducted at the properties. As of June 30, 2023, 100% of the gross leasable area of our facilities was leased with an average remaining initial lease term of 5.9 years. Most of our leases include two remaining 5-year renewal options. Our leases generally have terms that range from 10 to 20 years with two five-year extensions, and annual rent escalators of 1% to 3% per year, which provides us with a steady and growing cash rental stream. Additionally, our leases are structured to provide us with key credit support and have credit enhancement provisions that may include non-refundable security deposits of up to 6 months, personal and corporate guarantees and cross-default provisions under our master leases. Approximately 71.1% of our total annualized rental revenue is generated through our 9 master leases that have cross-default and cross-collateralization provisions.

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Seasoned Management Team with Significant Experience. Moishe Gubin, our Chairman and Chief Executive Officer, has over 25 years of operating and real estate experience in the skilled nursing and long-term care industries. Prior to founding the Predecessor Company, Mr. Gubin worked as an operator of skilled nursing facilities and built a strong operational knowledge base that has been incorporated into the day-to-day management of our current portfolio. Additionally, Mr. Gubin has significant acquisition experience having completed over 100 healthcare real estate related acquisitions with an aggregate investment amount of over $1.1 billion since 2003. Nahman Eingal, our Chief Financial Officer, has an extensive background in real estate finance with over 20 years of experience in the banking industry focusing on commercial lending to healthcare providers. Mr. Gubin and Mr. Eingal also have significant experience accessing the debt capital markets to fund growth, having raised over $310 million of publicly traded bonds that are listed on the Tel Aviv Stock Exchange. We believe that the diverse operational and financial background and expertise of our management team gives us the ability to successfully manage our portfolio and sustain our growth.

Our Business and Growth Strategies

Our objective is to generate attractive returns for our stockholders over the long-term through dividends and capital appreciation. Key elements of our strategy include the following:

Acquire Additional Healthcare Properties in Concentrated Geographic Areas. We plan to invest primarily in real estate used as skilled nursing facilities and other healthcare facilities that provide services primarily to the elderly, where our management team has substantial experience and relationships. We believe these facilities have the potential to provide higher risk-adjusted returns compared to other forms of net-leased real estate assets due to the specialized expertise necessary to acquire, own, finance and manage these properties, which are factors that tend to limit competition among investors, owners, operators and finance companies. We will seek to acquire properties in states where we believe we can build regional density in order to create competitive advantages and drive operational and cost efficiencies.

Negotiate Well-Structured Net Leases. Our primary ownership structure is a facility purchase with a long-term triple-net lease with the healthcare operator. We seek to structure our leases with lease terms of 10 years with tenant options to extend the lease for an additional period of 5 to 10 years, and rent escalators that provide a steadily growing cash rental stream. Our lease structures are designed to provide us with credit support for our rents, including, in certain cases, lease deposits, covenants regarding liquidity, and various provisions for cross-default. We believe these features help insulate us from variability in operator cash flows and enable us to minimize our expenses while we continue to build our portfolio.

Leverage Existing and Develop New Operator Relationships. Our management team has long-standing relationships in the healthcare industry through which we have sourced our existing portfolio, and we intend to continue to expand our portfolio by leveraging these existing relationships. Forty-one of our properties are leased to related parties. One of our goals is to reduce our dependence on related party tenants in order to diversify our tenant base. Although we expect to continue to lease properties to related party tenants in markets in which the related party tenants have substantial experience and operations, we intend to lease properties in other markets to unrelated tenants if we are able to identify qualified operators. Additionally, we will consider leasing properties to unrelated parties in markets in which related parties operate if we are able to identify qualified operators that are willing to lease properties on terms that are no less favorable than those available from related parties.

Utilize Prudent Investment Underwriting Criteria. We have adopted what we believe to be a thorough investment underwriting process based on careful analysis and due diligence with respect to both the healthcare real estate and the healthcare service operations. We seek to make investments in healthcare properties that have the following attributes: close proximity to local hospitals, in good physical condition with predictable future capital improvement needs and attractive prospects for future profitability.

Monitor the Performance of our Facilities and Industry Trends. We carefully monitor the financial and operational performance of our tenants and of the specific facilities in which we invest through a variety of methods, such as reviews of periodic financial statements, and regular meetings with the facility operators. Pursuant to the terms of our leases, our tenants are required to provide us with certain periodic financial statements and operating data.

Utilize Targeted Leverage in Our Investing Activities. We seek to utilize a targeted level of leverage that is appropriate in light of market conditions, future cash flows, the creditworthiness of tenants and future rental rates. We will seek to achieve a ratio of debt to asset fair market value in the range of 45% to 55%. However, our charter and bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total amount of our borrowings.

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Policy for the Acquisition and Sale of Properties

In considering these performance targets, readers should bear in mind that targeted performance for each acquisition is not a guarantee, projection, forecast or prediction and is not necessarily indicative of future results. These performance targets are as of the date hereof and may change in the future. The performance targets are based on an assumption that economic, market and other conditions will not deteriorate and, in some cases, will improve. These performance targets are also based on estimates and assumptions about performance believed to be reasonable under the circumstances, but actual realized returns of our investments will depend on, among other factors, the ability to consummate attractive investments, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may differ from the assumptions and circumstances on which targeted returns are based.

We believe our management team’s depth of experience in healthcare real estate, operations and finance provides us with unique perspective in underwriting potential investments. Our real estate underwriting process focuses on both real estate and healthcare operations. The process includes a detailed analysis of the facility and the financial strength and experience of the tenant and its management. Key factors that we consider in the underwriting process include the following:

● the current, historical and projected cash flow and operating margins of each tenant and at each facility;

● the ratio of our tenants’ operating earnings both to facility rent and to facility rent plus other fixed costs, including debt costs;

● the quality and experience of the tenant and its management team;

● construction quality, condition, design and projected capital needs of the facility and property condition assessments;

● competitive landscape;

● drivers of healthcare-related needs;

● the location of the facility;

● local economic and demographic factors and the competitive landscape of the market;

● licensure and accreditation;

● the effect of evolving healthcare legislation at both federal and state levels and other existing and future regulations and compliance with such regulations have a direct effect on our tenants’ profitability and liquidity; and

● the payor mix of private, Medicare and Medicaid patients at the facility.

We also require tenants to furnish property and operator-level financials, among other data, on a monthly basis; we evaluate individual and portfolio property performance, liquidity metrics, lease and debt coverage, occupancy, planned capital expenditures, and other measures; and we conduct in- person visits to each facility in the portfolio at least two times per year. We believe our underwriting process enables us to acquire desirable properties with strong tenants that will support our ability to deliver attractive risk-adjusted returns to our stockholders.

The policy does not limit the authority of our board of directors to change or deviate from the policy as it sees fit from time to time. Changes to the policy do not require stockholder approval.

Our management does not have a fixed policy relating to the sale of properties. Accordingly, each potential sale opportunity will be examined on its merits in view of the business opportunity involved.

Sourcing and Initial Screening

Our management team has developed and maintains an extensive network of relationships among active participants within the healthcare services industry. We believe these broad reaching relationships help identify potential healthcare properties for us to acquire and we intend to source acquisitions in off-market and target-marketed transactions from our existing operators and their consulting firms with whom we have strong existing relationships.

Underwriting and Analysis

Once a potential healthcare facility is identified, we begin our initial due diligence process. We generally require an initial pro forma EBITDAR for the potential facility, which is calculated based on current facility census, current facility Medicaid rate, projected Medicare rate based on a similar facility we own, and projected expenses also based on a similar facility (size, location and structure) we own. Once we have formulated a pro forma EBITDAR, we then allocate 80% of EBITDAR to future first year rent payment and 20% of EBITDAR to profit that is kept by the operator. We then leverage our relationships with the various consulting firms that are engaged by our tenants and collaborate with them in an effort to ensure the analysis is accurate and the facility’s EBITDAR goal is achievable. Their local market insights and experience operating skilled nursing facilities help us with our acquisition underwriting and assist us in determining valuations and projected rent payments. Once the financial analysis is confirmed, we apply a 10% capitalization rate on the target rent amount to set a maximum purchase price. We then submit a letter of intent, or LOI, to a seller for the purchase of the property. If the LOI is accepted, we request initial due diligence information and materials from the seller, which includes information on operational history, financial results, operational statistics, referral patterns and sources, payor mix, the various governmental oversight survey results and responses thereto, accreditation surveys and responses, payroll information and the competitive landscape of the market. After evaluating the due diligence materials, submitted by the potential tenant, our management team presents the opportunity to our investment committee to decide whether or not to pursue the acquisition.

Approval by Investment Committee and Board of Directors

The BVI Company has an investment committee that reviews all acquisitions and makes recommendations regarding each acquisition to the board of directors of the BVI Company. If any transaction involves a related party, the transaction must first be approved by the audit committee of the BVI Company. All acquisitions must be approved by a majority of the board of directors of the BVI Company. The members of the audit committee of the BVI Company, and a majority of the directors of the BVI Company, are deemed to be independent for purposes of the Israeli Companies Law and the Israeli Securities Act.

Additionally, the Company has implemented a similar approval process. Each acquisition is first reviewed by an investment committee. If the acquisition is recommended by the investment committee, it would then be submitted to our board of directors for approval. If any transaction involves a related party, the transaction would need to be approved by our audit committee, all of whom will be independent directors or the affirmative vote of a majority of the disinterested members of the board.

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At the present time, the investment committee of the Company consists of Moishe Gubin, Michael Blisko, Ted Lerman, Mark Myers and Stanford Gertz. Mr. Gubin is our Chairman and Chief Executive Officer. Mr. Blisko is a director of the Company. Mr. Gubin and Mr. Blisko are also Controlling Members of the Predecessor Company. Mr. Myers is a broker with Walker & Dunlop, Inc., a real estate brokerage firm, and specializes in senior healthcare transaction. He is serving as member of the committee in his personal capacity and not as a representative of Walker & Dunlop, Inc. Mr. Gertz is a former commercial banker with substantial experience in healthcare lending.

We expect that the investment committee will review an in-depth investment package that is prepared by our management team for each acquisition. The investment package would typically include the facility type, operator, operator parent company (lease guarantor), acquisition price (in gross dollars, per bed, or other manner as deemed appropriate), operator and parent financial statements (3 to 5 years), operator statistical trends (payor mix, referral sources, patient acuity, etc.), initial lease term, initial lease rate, annual increases to lease rate, optional renewal periods, lease coverage, fixed charge coverage, regulatory compliance and history of deficiencies, demographic and competitive information for the location, all of which are accompanied with a general discussion and summary of why our management team believes the property should be acquired.

Remaining Due Diligence and Closing

Typically, our in-house legal counsel will prepare an asset purchase agreement, review the title report and the applicable federal, state or local regulatory compliance requirements. We typically engage third-party consultants to perform property environmental assessments, structural analyses, ALTA surveys and other applicable inspections or reports prior to closing on the transaction. Legal counsel is responsible for coordinating the flow of documents and reports.

Our Leases

Each of our properties is leased under a separate lease agreement, although 9 groups of properties, covering a total of 64 facilities, are subject to 9 master lease agreements. Each master lease agreement provides that the tenants under the master lease are jointly and severally liable for the obligations of all of the other tenants under such master lease. We entered into these master lease agreements in order to facilitate financing the underlying properties. Rental income under these master leases represents a substantial portion of our rental income.

To our knowledge, except as noted below, none of our current tenants are in default under any of the leases.

The following table summarizes information concerning the master lease agreements as of June 30, 2023 (dollars in thousands):

Master Lease Agreements
Master Lease Name	States	Facilities Count	GLA	Annualized Average Base Rent ($000s)	% of Total Annualized Average Base Rent
Master Lease Indiana (1)	IN	13	463,593	$13,592	16.1%
Master Lease Central Illinois 1	IL	3	138,679	$1,657	2.0%
Master Lease Central Illinois 2 (2)	IL	2	45,231	$601	0.7%
Master Lease Landmark	TX/OK/ MI/IL/KY	17	795,133	$15,889	18.9%
Master Lease Ohio	OH	4	73,311	$864	1.0%
Master Lease Tennessee 1 (1)	TN	7	238,937	$8,403	10.0%
Master Lease Tennessee 2 (1)	TN	5	185,344	$8,726	10.4%
Master Lease Arkansas 1	AR	9	414,706	$7,053	8.4%
Master Lease Arkansas 2	AR	4	130,429	$3,147	3.7%
Total (9)		64	2,485,363	$59,932	71.2%

(1) The tenants under the master leases in Indiana and the two Tennessee master leases are affiliated with Moishe Gubin, who is our Chairman and Chief Executive Officer and Michael Blisko, who is one of our directors. See “Business and Properties—Our Leases.”

(2) In February 2023 one of the SNF under the Southern Illinois Master Lease was closed. The closure was a result of the tenant request and mainly for efficiency reasons. The full amount of the rent payments under the master lease are continuing to be paid. Additionally, the operator continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

The following table summarizes information concerning the lease agreements that are not subject to a master lease agreement as of June 30, 2023 (dollars in thousands):

Individual Leases
Lessor	State	Facility Type	Rentable Sq. Ft.	Annualized Average Base Rent ($000s)	% of Total Annualized Average Base Rent
Ambassador Nursing Realty, LLC	Illinois	SNF	37,100	$1,005	1.2%
Momence Meadows Realty, LLC	Illinois	SNF	37,139	$1,038	1.2%
Oak Lawn Nursing Realty, LLC	Illinois	SNF	37,854	$637	0.8%
Forest View Nursing Realty, LLC	Illinois	SNF	34,152	$1,215	1.4%
Lincoln Park Holdings, LLC	Illinois	SNF	34,362	$1,260	1.5%
Continental Nursing Realty, LLC	Illinois	SNF	53,653	$1,575	1.9%
Westshire Nursing Realty, LLC	Illinois	SNF	124,020	$1,788	2.1%
Belhaven Realty, LLC	Illinois	SNF	60,000	$2,135	2.5%
West Suburban Nursing Realty, LLC	Illinois	SNF	70,314	$1,962	2.3%
Niles Nursing Realty LLC	Illinois	SNF	46,480	$2,410	2.9%
Parkshore Estates Nursing Realty, LLC	Illinois	SNF	94,018	$2,454	2.9%
Midway Neurological and Rehabilitation Realty, LLC	Illinois	SNF	120,000	$2,548	3.0%
516 West Frech Street, LLC	Illinois	SNF	24,979	$498	0.6%
4343 Kennedy Drive, LLC	Illinois	SNF	104,000	$479	0.6%
1316 North Tibbs Avenue Realty, LLC	Indiana	SNF	26,572	$550	0.7%
1585 Perry Worth Rd, LLC	Indiana	SNF	32,650	$117	0.1%
2301 North Oregon Realty, LLC	Texas	SNF	19,895	$739	0.9%
2301 North Oregon Realty, LLC	Texas	LTACH	24,660	$1,050	1.2%
9209 Dollarway Road, LLC	Arkansas	SNF	45,771	$843	1.0%
Total (19)			1,027,619	$24,303	28.8%

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Investment and Financing Policies

Our properties are located in 9 states and we intend to continue to acquire properties in other states throughout the United States. Our investment objectives are to increase cash flow, provide quarterly cash dividends, maximize the value of our properties and acquire properties with cash flow growth potential. We intend to invest primarily in SNFs and seniors housing, including ALFs and we may determine in the future to expand our investments to include medical office buildings, and inpatient rehabilitation facilities. Although our portfolio currently consists primarily of owned real property, future investments may include first mortgages, mezzanine debt and other securities issued by, or joint ventures with, REITs or other entities that own real estate consistent with our investment objectives.

Competition

The market for making investments in healthcare properties is highly fragmented, and increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our investment objectives. In acquiring and leasing healthcare properties, we compete with private equity funds, real estate developers, REITs, other public and private real estate companies and private real estate investors. We also face competition in leasing or subleasing available facilities to prospective tenants.

Regulation

Healthcare Regulatory Matters

The following discussion describes certain material healthcare laws and regulations that may affect our operations and those of our tenants/operators. Although there is presently no Federal regulation on the lessor itself from Federal government agencies that regulate and inspect the operators and no regulation of the lessor in the States in which we own real property, our tenants (the operators of skilled nursing facilities, long-term acute care hospitals and other healthcare providers) are subject to extensive federal, state and local government healthcare laws and regulations. These laws and regulations include requirements related to licensure, conduct of operations, ownership of the facilities operation, addition or expansion of facilities and services, prices for services, billing for services and the confidentiality and security of health-related information. Different properties within our portfolio may be more or less subject to certain types of regulation, some of which are specific to the type of facility or provider. These laws and regulations are wide-ranging and complex, may vary or overlap from jurisdiction to jurisdiction, and are subject frequently to change. Compliance with these regulatory requirements can increase operating costs and, thereby, adversely affect the financial viability of our tenants/operators’ businesses. Our tenants/operators’ failure to comply with these laws and regulations could adversely affect their ability to successfully operate our properties, or receive reimbursement for services rendered within them, which could negatively impact their ability to satisfy their contractual obligations to us. Our leases will require the tenants/operators to comply with all applicable laws, including healthcare laws.

Our tenants are subject directly to healthcare laws and regulations, because of the broad nature of some of these restrictions, such as the Anti-Kickback Statute discussed below. We intend for all of our business activities and operations to conform in all material respects with all applicable laws and regulations, including healthcare laws and regulations. We expect that the healthcare industry will continue to face increased regulation and pressure in the areas of fraud, waste and abuse, cost control, healthcare management and provision of services.

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Healthcare Reform Measures. The Affordable Care Act changed how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid reimbursement, including but not limited to, Disproportionate Share Hospital, or DSH payments, and expanding efforts by governmental and private third party payors to tie reimbursement to quality and efficiency. In addition, the law reformed certain aspects of health insurance, contains provisions intended to strengthen fraud and abuse enforcement, and encourage the development of new payment models, including the creation of Accountable Care Organizations, or ACOs. The status of the Affordable Care Act is subject to substantial uncertainty due to proposals to terminate or modify its provisions. We are not able to predict the effect of such changes on our business since the nature of any changes is undetermined. However, any changes that result in a decrease in payments made on behalf of patients are likely to reduce the income that our tenants receive from the operation of facilities at our properties.

Sources of Revenue and Reimbursement. Our tenants and operators receive payments for patient services from the federal government under the Medicare program, state governments under their respective Medicaid or similar programs, managed care plans, private insurers and directly from patients. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons, persons with end-stage renal disease and persons with Lou Gehrig’s Disease. Medicaid is a federal-state program, administered by the states pursuant to certain conditions imposed by the Federal government, which provides hospital and medical benefits to qualifying individuals who are unable to afford healthcare. Generally, revenues for services rendered to Medicare patients are determined under a prospective payment system, or PPS. CMS annually establishes payment rates for the PPS for each applicable facility type and level of care provided.

Amounts received under Medicare and Medicaid programs are generally significantly less than established facility gross charges for the services provided and may not reflect the provider’s costs. Healthcare providers generally offer discounts from established charges to certain group purchasers of healthcare services, including private insurance companies, employers, health maintenance organizations, or HMOs, preferred provider organizations, or PPOs and other managed care plans. These discount programs generally limit a provider’s ability to increase revenues in response to increasing costs. Patients are generally not responsible for the total difference between established provider gross charges and amounts reimbursed for such services under Medicare, Medicaid, HMOs, PPOs and other managed care plans, but are responsible to the extent of any exclusions, deductibles or coinsurance features of their coverage. The amount of such exclusions, deductibles and coinsurance continues to increase. Collection of amounts due from individuals is typically more difficult than from governmental or third-party payers takes considerably longer and often requires the involvement of, and payment to, third parties to collect.

Payments to providers are being increasingly tied to quality and efficiency. These initiatives include requirements to report clinical data and patient satisfaction scores, reduced Medicare payments to hospitals based on “excess” readmission rates as determined by CMS, denial of payments under Medicare, Medicaid and some private payors for services resulting from a hospital or facility-acquired condition, or HAC, and reduced Medicare payments to hospitals with high risk-adjusted HAC rates. Certain provider types, including, but not limited to, inpatient rehabilitation facilities and long-term acute care hospitals, are subject to specific limits and restrictions on eligibility for admissions which, in turn, affect reimbursement at these facilities.

The amounts of program payments received by our tenants/operators can be changed from time to time by legislative or regulatory actions and by determinations by agents for the programs. Level of payment has also been impacted by the Federal budget sequestration which automatically reduces payments as a result of funding limitations. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid. Federal healthcare program reimbursement changes may be applied retroactively under certain circumstances. In recent years, the federal government has enacted various measures to reduce spending under federal healthcare programs. In April 2018, CMS announced as part of its patient driven payment model (“PDPM”) a skilled-nursing preferred payor system (“SNF-PPS”) intended to reduce administrative burden, and foster innovation to improve care and quality for patients. CMS estimates the program of payment redesign and policy changes would increase Medicare payments to SNFs by 2.4% ($850 million) during 2019.

In addition, many states have enacted, or are considering enacting, measures designed to reduce their Medicaid expenditures and change private healthcare insurance, and states continue to face significant challenges in maintaining appropriate levels of Medicaid funding due to state budget shortfalls. Many States have also sought to control costs by implementing a variety of alternative care and payment models authorized under Federal Medicaid waivers and such models often impose new or enhanced administrative requirements on health care providers as a condition of payment. Further, non-government payers may reduce their reimbursement rates in accordance with payment reductions by government programs or for other reasons. Healthcare provider operating margins may continue to be under significant pressure due to the deterioration in pricing flexibility and payor mix, as well as increases in operating expenses that exceed increases in payments under the Medicare and Medicaid programs.

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Anti-Kickback Statute. A section of the Social Security Act known as the “Anti-Kickback Statute” prohibits, among other things, the offer, payment, solicitation or acceptance of remuneration, directly or indirectly, in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Courts have interpreted this statute broadly and held that the Anti-Kickback Statute is violated if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. The Affordable Care Act provides that knowledge of the Anti-Kickback Statute or specific intent to violate the statute is not required in order to violate the Anti-Kickback Statute. Violation of the Anti-Kickback Statute is a crime, punishable by fines of up to $25,000 per violation, five years imprisonment, or both. Violations may also result in civil and administrative liability and sanctions, including civil penalties of up to $50,000 per violation, liability under the False Claims Act, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid, and additional monetary penalties in amounts treble to the underlying remuneration.

There are a limited number of statutory exceptions and regulatory safe harbors for categories of activities deemed protected from prosecution under the Anti-Kickback Statute. Currently, there are statutory exceptions and safe harbors for various activities, including the following: certain investment interests, space rental, equipment rental, practitioner recruitment, personnel services and management contracts, sale of practice, referral services, warranties, discounts, employees, managed care arrangements, investments in group practices, freestanding surgery centers, ambulance replenishing and referral agreements for specialty services. The safe harbor for space rental arrangements requires, among other things, that the aggregate rental payments be set in advance, be consistent with fair market value and not be determined in a manner that takes into account the volume or value of any referrals. The fact that conduct or a business arrangement does not fall within a safe harbor does not necessarily render the conduct or business arrangement illegal under the Anti-Kickback Statute. However, such conduct and business arrangements may lead to increased scrutiny by government enforcement authorities.

Many states have laws similar to the Anti-Kickback Statute that regulate the exchange of remuneration in connection with the provision of healthcare services, including prohibiting payments to physicians for patient referrals. The scope of these state laws is broad because they can often apply regardless of the source of payment for care. These statutes typically provide for criminal and civil penalties, as well as potential loss of facility licensure and eligibility for reimbursement by government payors.

We intend to use commercially reasonable efforts to structure our arrangements, including any lease/operating arrangements involving facilities in which local physicians are investors, so as to satisfy, or meet as closely as possible, safe harbor requirements. The safe harbors are narrowly structured, and there are not safe harbors available for every type of financial arrangement that we or our tenants/operators may enter. Although it is our intention to fully comply with the Anti-Kickback Statue, as well as all other applicable state and federal laws, we cannot assure you that all of our arrangements or the arrangements of our tenants/operators will meet all the conditions for a safe harbor. There can be no assurance regulatory authorities enforcing these laws will determine our financial arrangements or the financial relationships of our tenants/operators comply with the Anti-Kickback Statute or other similar laws and such regulatory authorities or private qui tam relators bringing actions on behalf of government entities in exchange for a portion of any recovery may allege non-compliance and seek financial or other penalties.

Stark Law. The Social Security Act also includes a provision commonly known as the “Stark Law.” The Stark Law is a strict liability statute that prohibits a physician from making a referral to an entity furnishing “designated health services” paid by Medicare or Medicaid if the physician or a member of the physician’s immediate family has a financial relationship with that entity unless an exception to the law is met. Designated health services include, among other services, inpatient and outpatient hospital services, clinical laboratory services, physical therapy services and radiology services. The Stark Law also prohibits entities that provide designated health services from billing the Medicare and Medicaid programs for any items or services that result from a prohibited referral and requires the entities to refund amounts received for items or services provided pursuant to the prohibited referral. Sanctions for violating the Stark Law are imposed without consideration to intent and include denial of payment, civil monetary penalties of up to $15,000 per prohibited service provided for failure to return amounts received in a timely manner, and exclusion from the Medicare and Medicaid programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. Failure to refund amounts received pursuant to a prohibited referral may also constitute a false claim and result in additional penalties under the False Claims Act, which is discussed in greater detail below.

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There are exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. There is also an exception for a physician’s ownership interest in an entire hospital, as opposed to an ownership interest in a hospital department if such ownership interests and capacity were in place as of March 23, 2010. Unlike safe harbors under the Anti-Kickback Statute, an arrangement must comply with every requirement of a Stark Law exception, or the arrangement will be in violation of the Stark Law. Through a series of rulemakings, CMS has issued final regulations implementing the Stark Law. While these regulations were intended to clarify the requirements of the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes and even an inadvertent failure to comply with the strict requirements, such as assuring a signature, can result in imposition of penalties under certain circumstances.

Many states also have laws similar to the Stark Law that prohibit certain self-referrals. The scope of these state laws is broad because they can often apply regardless of the source of payment for care, and little precedent exists for their interpretation or enforcement. These statutes typically provide for criminal and civil penalties, as well as loss of facility licensure.

Although our lease agreements will require tenants to comply with the Stark Law, we cannot offer assurance that the arrangements entered into by us or by our tenants/operators will be found to be in compliance with the Stark Law or similar state laws.

The False Claims Act. The federal False Claims Act prohibits knowingly making or presenting any false claim for payment to the federal government. The government may use the False Claims Act to prosecute Medicare and other government program fraud in areas such as coding errors, billing for services not provided, submitting false cost reports and failing to report and repay an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later. The False Claims Act defines the term “knowingly” broadly. Although simple negligence will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard to its truth or falsity or failing to correct an error within specified period of time constitutes a “knowing” submission.

The False Claims Act contains qui tam, or whistleblower, provisions that allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Whistleblowers under the False Claims Act may collect a portion of the government’s recovery, which serves as an incentive to bring claims which then must be defended whether or not they have merit. Every entity that receives at least $5 million annually in Medicaid payments must have written policies for all employees, contractors or agents, providing detailed information about false claims, false statements and whistleblower protections under certain federal laws, including the False Claims Act, and similar state laws.

In some cases, whistleblowers and the federal government have taken the position, and some courts have held, that providers who allegedly have violated other statutes, such as the Anti-Kickback Statute and the Stark Law, have thereby submitted false claims under the False Claims Act. The Affordable Care Act clarifies this issue with respect to the Anti-Kickback Statute by providing that submission of claims for services or items generated in violation of the Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. If a defendant is found liable under the False Claims Act, the defendant may be required to pay three times the actual damages sustained by the government, additional civil penalties of up to $10,000 per false claim, plus reimbursement of the fees of counsel for the whistleblower.

Many states have enacted similar statutes preventing the presentation of a false claim to a state government, and we expect more to do so because the Social Security Act provides a financial incentive for states to enact statutes establishing state level liability.

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Other Fraud & Abuse Laws. There are various other fraud and abuse laws at both the federal and state levels that cover false claims and false statements and these may impact our business. For example, the Civil Monetary Penalties law authorizes the imposition of monetary penalties against an entity that engages in a number of prohibited activities. The penalties vary by the prohibited conduct, but include penalties of $10,000 for each item or service, $15,000 for each individual with respect to whom false or misleading information was given, and treble damages for the total amount of remuneration claimed. The prohibited actions include, but are not limited to, the following:

● knowingly presenting or causing to be presented, a claim for services not provided as claimed or which is otherwise false or fraudulent in any way;

● knowingly giving or causing to be giving false or misleading information reasonably expected to influence the decision to discharge a patient;

● offering or giving remuneration to any beneficiary of a federal healthcare program likely to influence the receipt of reimbursable items or services; arranging for reimbursable services with an entity which is excluded from participation from a federal healthcare program; or knowingly or willfully soliciting or receiving remuneration for a referral of a federal healthcare program beneficiary.

Any violations of the Civil Monetary Penalties Law by management or our tenants/operators could result in substantial fines and penalties, and could have an adverse effect on our business.

HIPAA Administrative Simplification and Privacy and Security Requirements. HIPAA, as amended by the HITECH Act, and its implementing regulations create a national standard for protecting the privacy and security of individually identifiable health information (called “protected health information”). Compliance with HIPAA is mandatory for covered entities, which include healthcare providers such as tenants/operators of our facilities. Compliance is also required for entities that create, receive, maintain or transmit protected health information on behalf of healthcare providers or that perform services for healthcare providers that involve the disclosure of protected health information, called “business associates.”

Covered entities must report a breach of protected health information that has not been secured through encryption or destruction to all affected individuals without unreasonable delay, but in any case, no more than 60 days after the breach is discovered. Notification must also be made to HHS and, in the case of a breach involving more than 500 individuals, to the media. In the final rule issued in January, 2013, HHS modified the standard for determining whether a breach has occurred by creating a presumption that any non-permitted acquisition, access, use or disclosure of protected health information is a breach unless the covered entity or business associate can demonstrate that there is a low probability that the information has been compromised, based on a risk assessment.

Covered entities and business associates are subject to civil penalties for violations of HIPAA of up to $1.5 million per year for violations of the same requirement. In addition, criminal penalties can be imposed not only against covered entities and business associates, but also against individual employees who obtain or disclose protected health information without authorization. The criminal penalties range up to $250,000 and up to 10 years imprisonment. In addition, state Attorneys General may bring civil actions for HIPAA violations, HHS must conduct periodic HIPAA compliance audits of covered entities and business associates. If any of our tenants/operators are subject to an investigation or audit and found to be in violation of HIPAA, such tenants/operators could incur substantial penalties, which could have a negative impact on their financial condition. Our tenants/operators may also be subject to more stringent state law privacy, security and breach notification obligations. Enforcement of HIPAA and the Health Information Technology for Economic and Clinical Health (HITECH) Act, which substantially augmented the requirements under HIPAA have become increasingly stringent and the penalties for non-compliance have become increasingly harsh.

Licensure, Certification and Accreditation. Healthcare property construction and operation are subject to numerous federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, fire prevention, rate-setting and compliance with building codes and environmental protection laws. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may become necessary for our tenants/operators to make changes in their facilities, equipment, personnel and services.

Facilities in our portfolio will be subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. We will require our healthcare properties to be properly licensed under applicable state laws. Except for provider types not eligible for participation in Medicare and Medicaid, we expect our tenant/operators to participate in the Medicare and Medicaid programs. The loss of Medicare or Medicaid certification would result in our tenants/operators that operate Medicare/Medicaid-eligible providers from receiving reimbursement from federal healthcare programs. The loss of accreditation, where applicable, would result in increased scrutiny by CMS and likely the loss of payment from non-government payers which often condition participation and payment on participation in the Medicare program.

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In some states, the construction or expansion of healthcare properties, the acquisition of existing facilities, the transfer or change of ownership and the addition of new beds or services may be subject to review by and prior approval of, or notifications to, state regulatory agencies under a Certificate of Need, or CON program. Such laws generally require the reviewing state agency to determine the public need for additional or expanded healthcare properties and services and have begun to expect some level of revenue from enforcement action in their budget planning. Some states in which we operate have also adopted limitations on the opening of new skilled nursing facilities. See “Business and Properties – Skilled Nursing Facility Industry Business in the United States.” The requirements for licensure, certification and accreditation also include notification or approval in the event of the transfer or change of ownership or certain other changes. Further, federal programs, including Medicare, must be notified in the event of a change of ownership or change of information at a participating provider. Failure by our tenants/operators to provide required federal and state notifications, obtain necessary state licensure and CON approvals could result in significant penalties as well as prevent the completion of an acquisition or effort to expand services or facilities. We may be required to provide ownership information or otherwise participate in certain of these approvals and notifications.

Antitrust Laws. The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-skilled nursing facilities. These laws prohibit price fixing, concerted refusal to deal, market allocation, monopolization, attempts to monopolize, price discrimination, tying arrangements, exclusive dealing, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare industry is currently a priority of the Federal Trade Commission and the Antitrust Division of the Department of Justice. We intend to operate so that we and our tenants/operators are in compliance with such federal and state laws, but future review by courts or regulatory authorities could result in a determination that could adversely affect the operations of our tenants/operators and, consequently, our operations. In addition to enforcement by Federal and State agencies, in an effort to control health care costs, private payors such as employee welfare benefit plans administered by or for employers or unions have become increasing aggressive in bringing actions against providers alleging violations of antitrust laws.

Healthcare Industry Investigations. Significant media and public attention have focused in recent years on the healthcare industry. The federal government is dedicated to funding additional federal enforcement activities related to healthcare providers and preventing fraud and abuse. Our tenants/operators will engage in many routine healthcare operations and other activities that could be the subject of governmental investigations or inquiries. For example, our tenants/operators will likely have significant Medicare and Medicaid billings and numerous financial arrangements with physicians who are referral sources. In recent years, Congress and the States have increased the level of funding for fraud and abuse enforcement activities. It is possible that governmental entities could initiate investigations or litigation in the future and that such proceedings could result in significant costs and penalties, as well as adverse publicity. It is also possible that our executives could be included in governmental investigations or litigation or named as defendants in private litigation.

Governmental agencies and their agents, such as the Medicare Administrative Contractors, fiscal intermediaries and carriers, as well as the HHS-OIG, CMS and state Medicaid programs, may conduct audits of our tenants/operator’s operations. Private payers may conduct similar post-payment audits, and our tenants/operators may also perform internal audits and monitoring. Many of these audits employ the use of statistical sampling and extrapolation whereby a small number of claims are reviewed but adverse results are applied against a provider’s claims for long periods of time. Depending on the nature of the conduct found in such audits and whether the underlying conduct could be considered systemic such that results are extrapolated, the resolution of these audits which can often require substantial repayments could have a material, adverse effect on our portfolio’s financial position, results of operations and liquidity.

Under the Recovery Audit Contractor, or RAC program, CMS contracts with RACs on a contingency basis to conduct post-payment reviews to detect and correct improper payments in the fee-for-service Medicare program, to managed Medicare plans and in the Medicaid program. CMS has also initiated a RAC prepayment demonstration program in 11 states. CMS also employs Medicaid Integrity Contractors, or MICs to perform post-payment audits of Medicaid claims and identify overpayments. In addition to RACs and MICs, the state Medicaid agencies and other contractors have increased their review activities. Aside from the costs associated with responding to a myriad of requests for substantiation of services, should any of our tenants/operators be found out of compliance with any of these laws, regulations or programs, our business, our financial position and our results of operations could be negatively impacted.

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Market Overview of Our Key Tenants

Indiana: Nursing facilities in Indiana are licensed and regulated by The Indiana State Department of Health (ISDH), Division of Long- Term Care. Effective July 1, 2019, the state has approved the usage of a bed need methodology. The Indiana Medicaid reimbursement system is a prospective, cost-based, case mix adjusted, facility-specific rate setting system. Indiana uses the following five cost centers to calculate its facility-specific Medicaid rates: The Direct Care cost component includes all expenses related to nursing and nursing aide services, nursing consulting services, pharmacy consultants, medical director services, nursing aid training, medical supplies, oxygen and medical records. The Indirect Care cost component includes expenses related to dietary services and supplies, raw food, patient laundry services and supplies, patient housekeeping services and supplies, plant operations services and supplies, utilities, social services, activity supplies and services, recreational supplies and services, and repairs and maintenance. The Administrative cost component includes expenses related to administrator and co-administrator services, owners’ compensation (including director’s fees) for patient related services, services and supplies related to a home office, office and clerical staff, legal and accounting fees, advertising, travel, telephone, license dues and subscriptions, office supplies, working capital interest, state gross receipt taxes, utilization review costs, liability insurance, and management and other consulting fees. The Capital cost component includes a fair rental value allowance, property insurance and property taxes. The Therapy cost component includes all expenses related to providing therapy services to Medicaid residents, including audiology, physical therapy, speech therapy, occupational therapy and respiratory therapy.

Indiana annually rebases nursing facility Medicaid rates utilizing the most recent cost report data available. All allowable costs are adjusted for inflation using the CMS Nursing Home Without Capital Market Basket Index published by Global Insight. The adjustments will be made from the midpoint of the cost report year to the midpoint of the effective rate year. The state utilizes a July 1 to June 30 rate.

Lastly, In the 2009 legislation session, Indiana approved the Intergovernmental Transfer (IGT) Program. Similar to the quality assessment fees (i.e. provider taxes) this is another mechanism that states use to draw extra matching funds from the Centers of Medicare and Medicaid (CMS). This typically involves temporarily transferring funds from local/county hospitals to the state. The state claims this as Medicaid funding provided by the state, which CMS matches at the state’s Federal Medical Assistance Percentage (FMAP). These percentages range from approximately 50.0% to 76.98% in fiscal year 2020. After collecting the matching funds from CMS, the state reimburses county hospitals for their contributions and provides them with a portion of the additional funds generated through the IGT program.

Illinois: Nursing facilities in Illinois are licensed and regulated by the Illinois Department of Public Health (IDPH). Illinois utilizes a bed need methodology when considering CON applications. The bed need methodology is based on the expected utilization rates per 1,000 population for three age cohorts (ages 0 to 64, 65 to 74, and 75 and older) in the state’s 11 Health Service Areas (HSAs). Effective October 26, 2021, projected bed need is calculated for 2024 utilizing population data derived from the 2010 census.

Effective July 1, 2022, the state implemented a new Medicaid rate calculation. This rate will be calculated utilizing the Patient Driven Payment Model (PDPM) to adjust rates for acuity. The transition to the new rate began in July 2022 utilizing a split in the rate between the “old” method which was cost based and the “new” method that was acuity based. On October 1, 2023 there will no longer be a split and the rate will be determined completely by the acuity of the residents.

Nursing facility rates are adjusted quarterly for each facility.

Tennessee: Nursing facilities in Tennessee are licensed by the Department of Health, Division of Health Care Facilities (DHCF). Currently, there is an indefinite moratorium on the development of nursing home beds in the state.

Effective October 1, 2021, the state amended their CON program to include the following: A-Nursing Homes may now increase their beds by up to 10% once every three years. B-CON-holders that wish to relocate a short distance that will not result in an underserved population may request administrative approval of the relocation without obtaining a CON. The exemption from the CON requirement to relocate a healthcare facility if (1) at least 75% of the patients to be served following relocation are reasonably expected to reside in the same zip codes as the facility’s existing patient base and (2) relocation would not reduce access to consumers, particularly individuals who live in underserved communities, are uninsured or underinsured, receive TennCare or other Medicaid benefits, are women and/or members of racial or ethnic minorities, or are low income.

The Tennessee Medicaid reimbursement system is prospective, cost and price based and facility specific, but adjusts rates semiannually for acuity. Tennessee reimbursement system consists of one cost center that encompasses all reimbursable expenses allowed by the state. The new system includes five cost components as follows: The Direct Care Component, including the Case Mix Adjusted sub-component, the Direct Care Non-Case Mix Adjusted sub-component. The Case Mix Adjusted sub-component includes costs that are attributable to salaries, contract labor, and direct/apportioned payroll tax and employee benefit expense for registered nurses (RN), licensed practical/vocational nurses (LPN/ LVN), and certified nurse aides (CNA) or orderlies that are providing direct SNF/NF patient care services. The Case Mix Adjusted component is attributable to salaries, contract labor, and direct/apportioned payroll tax and employee benefit expense associated with director of nursing and assistant direct of nursing duties, the cost of raw food and special dietary supplements reported on the Medicaid supplemental cost report (includes those dietary supplements used for tube feeding or oral feeding). The Administrative and Operating Component. This component includes costs attributable to the general administration and operation of the nursing facility. The Capital (Fair Rental Value) Component. This component is determined by calculating a Fair Rental Value (FRV) rate, which is in lieu of reimbursement for capital costs such as depreciation, amortization, interest, rent/lease expense, etc. The Cost-Based Component, including the property tax sub-component and assessment fee add-on. A Stand-Alone Quality Incentive Payment Per Diem.

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Arkansas: Nursing facilities in Arkansas are licensed by the Arkansas Office of Long-Term Care (OLTC) of the Arkansas Department of Human Services.

The Arkansas Health Services Permit Commission (the Commission) and the Arkansas Health Services Permit Agency (the Agency) jointly administer the state’s Certificate of Need (CON) program, which is referred to in Arkansas as a “permit of approval” (POA). Projects requiring a POA include the following: A-The construction of a new nursing facility and the conversion of services and/or renovation of an existing facility resulting in a capital expenditure of $1.0 million or more. B-The development of any additional beds at an existing facility (unless exempted by the Agency or by the Commission). C-Any transfer of nursing facility beds from one site to another within the service area. D-Any transfer of a POA from a site location approved for construction to another site. A POA may not be transferred to a county other than the county in which the current POA has been assigned.

The Arkansas Medicaid reimbursement system is a prospective, cost- and price-based rate setting system. All nursing facilities within the state receive a standard, statewide Indirect, Administrative and Operating cost component rate. The four major cost components are as follows: The Direct Care cost component encompasses nursing care salaries and related benefits, contract nursing, therapy expenses, pharmacy expenses, medical supplies, raw food, supplements, incontinence supplies and other miscellaneous costs. The Indirect, Administrative and Operating cost component encompasses administrative and ancillary salaries and related benefits, office expenses, activities and social service expenses, dietary supplies, depreciation expense, housekeeping and laundry supplies, legal and accounting fees, repairs and maintenance, and miscellaneous costs. The Fair Market Rental (FMR) cost component is used to reimburse nursing facilities for property costs. The QAF cost component is a statewide standard payment ($11.35 per Medicaid day) that all nursing facilities receive for paying the QAF.

The rate period and state fiscal year in Arkansas is from July 1 to June 30. The Direct Care and FMR components of the rate are rebased annually utilizing data from cost reports for the previous fiscal year. The statewide Indirect, Administrative and Operating rate is rebased at least once every three years utilizing data from cost reports for the previous fiscal year. Only full-year cost reports are used to establish the Direct Care cost component ceiling and the Indirect, Administrative and Operating cost component rate. Given this factor, the state determines interim rates until the state has completed audits of the prior fiscal year’s cost reports. In non-rebasing years, the statewide Indirect, Administrative and Operating cost component rate is inflated by the inflation rate.

Kentucky: Nursing facilities in Kentucky are licensed by the Division of Health Care Facilities and Service, part of the Office of the Inspector General in the Kentucky Cabinet for Health and Family Services (CHFS).

Though no official CON moratorium currently exists, the state has a substantial bed surplus, which precludes the issuance of CONs for new beds. This statewide bed surplus overrides the determination of bed need within a county, which would typically allow for the granting of CONs for new long-term care beds within that county. Based on the most recent bed need calculation completed by the state (completed in 2021), there is a surplus of nursing facility beds in every county within the state, with a statewide surplus of 32,650 nursing facility beds.

The nursing facility Medicaid reimbursement system in Kentucky utilizes a prospective, price-based and case mix adjusted Medicaid reimbursement system. The state reimburses facilities based upon two peer groups, rural and urban, also known as the “price.” The price is composed of non-capital cost components. Nursing facilities are reimbursed the capital costs utilizing a fair rental value system (FRV). In addition, a portion of the standard price is adjusted quarterly for each individual facility’s case mix index (CMI).

Kentucky utilizes the following components to calculate its facility-specific Medicaid rates: The Case Mix Adjusted Labor cost component reflects reimbursement for salaries and wages of registered nurses, licensed practical nurses and nursing assistants along with activities and medical records; a proportionate allocation of allowable employee benefits; and the direct allowable cost of utilizing registered nurses, licensed practical nurses and nurse aide staff from outside staffing companies. The Case Mix Adjusted Non-Labor cost component reflects reimbursement for medical and activity supplies along with education and training. The Non-Case Mix Adjusted Labor cost component reflects reimbursement for salaries and wages of social services, dietary, housekeeping, maintenance and laundry. The Non-Case Mix Adjusted Non-Labor cost component reflects reimbursement for raw food, medical and dietary consultants, and administration (including the offset to the bed tax assessment fee). The Non-Capital Facility Related cost component reflects historical average costs for property insurance, property taxes, repairs and utilities. The Capital cost component reflects the cost of capital and is reimbursed under a FRVS based upon actual depreciated cost appraisals using the E.H. Boeckh/Marshall & Swift valuation model.

Nursing facility rates are adjusted quarterly for CMI for each facility. The state fiscal year and rate period in Kentucky is from July 1 to June 30.

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Environmental Matters

A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect healthcare property operations. These complex federal and state statutes, and their enforcement, involve a myriad of regulations, many of which involve strict liability on the part of the potential offender. Some of these federal and state statutes may directly impact us. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The cost of any required remediation, removal, fines or personal or property damages and the owner’s or secured lender’s liability therefore could exceed or impair the value of the property, and/or the assets of the owner or secured lender. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenues.

Prior to closing any property acquisition or loan, we or our lender ordinarily obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the facilities. These assessments will be carried out in accordance with an appropriate level of due diligence and will generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Many States and localities have similar requirements that are in addition to, and sometime more stringent than, Federal requirements. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA or a comparable State or local requirement could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find common stock less attractive as a result. The result may be a less active trading market for common stock and our stock price may be more volatile.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period for adopting new or revised accounting standards available to emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the first sale of shares pursuant to a registration statement filed under the Securities Act, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

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Human Capital Resource Management

As of the date of this prospectus, we had 9 full-time employees. Our employees are primarily located at our corporate office in Chicago. Our employees are not members of any labor union, and we consider our relations with our employees to be satisfactory.

We endeavor to maintain workplaces that are free from discrimination or harassment on the basis of color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression or any other status protected by applicable law. The basis for recruitment, hiring, development, training, compensation and advancement at the Company is qualifications, performance, skills and experience. We believe our employees are fairly compensated, and compensation and promotion decisions are made without regard to gender, race and ethnicity. Employees are routinely recognized for outstanding performance.

Insurance

We require our tenants to maintain general liability, property liability, all risks and other insurance coverages and to name us as an additional insured under these policies. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Legal Proceedings

We are not currently a party to any material legal proceedings other than the following:

In March 2020, Joseph Schwartz, Rosie Schwartz and certain companies owned by them filed a complaint in the U.S. District Court for the Northern District of Illinois against Moishe Gubin, Michael Blisko, the Predecessor Company and 21 of its subsidiaries, as well as the operators of 17 of the facilities operated at our properties. The complaint was related to the Predecessor Company’s acquisition of 16 properties located in Arkansas and Kentucky that were completed between May 2018 and April 2019 and the attempt to purchase an additional five properties located in Massachusetts. The complaint was dismissed by the Court in 2020 on jurisdictional grounds. The plaintiffs did not file an appeal with respect to this action, and the time for an appeal has expired.

In August 2020, Joseph Schwartz, Rosie Schwartz and several companies controlled by them filed a second complaint in the Circuit Court in Pulaski County, Arkansas. The second complaint had nearly identical claims as the federal case, but was limited to matters related to the Predecessor Company’s acquisition of properties located in Arkansas. The sellers, which were affiliates of Skyline Health Care, had encountered financial difficulties and requested the Predecessor Company to acquire these properties. The defendants have filed an answer denying the plaintiffs’ claims and asserting counterclaims based on breach of contract. The parties are currently engaged in discovery.

In January 2021, Joseph Schwartz, Rosie Schwartz and certain companies owned by them filed a third complaint in Illinois state court in Cook County, Illinois, which has nearly identical claims to the initial federal case but was limited to claims related to the Kentucky and Massachusetts properties. The complaint has not been properly served on any of the defendants, and, accordingly, the defendants did not respond to the complaint. On January 11, 2023, the Cook County Circuit Court granting a motion to quash service on all defendants. In March 2023, the plaintiffs filed a new complaint and again attempted to serve it on the defendants. The defendants filed a motion to dismiss the complaint on the basis that service was defective. The court granted this motion and dismissed the complaint on June 20, 2023.

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In each of these complaints, the plaintiffs asserted claims for fraud, breach of contract and rescission arising out of the defendants alleged failure to perform certain post-closing obligations under the purchase contracts. We have potential direct exposure for these claims because the subsidiaries of the Predecessor Company that were named as defendants are now subsidiaries of the Operating Partnership. Additionally, the Operating Partnership is potentially liable for the claims made against Moishe Gubin, Michael Blisko and the Predecessor Company pursuant to the provisions of the contribution agreement, under which the Operating Partnership assumed all of the liabilities of the Predecessor Company and agreed to indemnify the Predecessor Company and its affiliates for such liabilities. We and the named defendants believe that the claims set forth in the complaints are without merit. The named defendants intend to vigorously defend the litigation and to assert counterclaims against the plaintiffs based on their failure to fulfill their obligations under the purchase contracts, interim management agreement, and operations transfer agreements. We believe this matter will be resolved without a material adverse effect to the Company.

As noted above, the March 2020 and January 2021 complaints also related to the Predecessor Company’s planned acquisition of five properties located in Massachusetts. Certain subsidiaries of the Predecessor Company purchased loans related to these properties in 2018 for a price of $7.74 million with the expectation that the subsidiaries would acquire title to the properties and the loans would be retired. The subsidiaries subsequently advanced $3.1 million under the loans to satisfy other liabilities related to the properties. The planned acquisition/settlement with the sellers/owners and borrowers was cancelled because they were forced to surrender their licenses to operate healthcare facilities on these properties due to their cash flow issues. In July 2022, the Company as lender sold four of the five properties at auction for the total amount of $4.4 million. In December 2022, the Company took title to the fifth property. The Company is in the process of pursuing collection efforts with respect to the balance outstanding and plans to sell the foreclosed property and pursue the guarantors of the loans to recover the unpaid principal balances as well as protective advances and collection costs.

Corporate Information

Our principal executive offices are located at 6101 Nimtz Parkway, South Bend, Indiana 46628. Our telephone number at our executive offices is (574) 807-0800 and our corporate website is www.strawberryfieldsreit.com. The information contained on, or accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus.

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MANAGEMENT

Our Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers.

Name	Age	Position
Moishe Gubin	46	Chairman of the Board and Chief Executive Officer

Essel Bailey	79	Director*

Michael Blisko	47	Director

Jack Levine	72	Director*

Reid Shapiro	52	Director*

Nahman Eingal	60	Chief Financial Officer

Jeffrey Bajtner	38	Chief Investment Officer

*These directors qualify as “independent” under NYSE American and Exchange Act standards.

The following is a biographical summary of the experience of our directors and executive officers.

Moishe Gubin has served as the Chief Executive Officer and as a director of the Company since its organization. He has served as the Company’s Chairman of the Board since June 2021. He has served as the Chief Executive Officer of the Predecessor Company since 2014 and as the Co-Chief Executive Officer and Chairman of the Board of the BVI Company since 2015. From 2004 to 2014, Mr. Gubin was the Chief Financial Officer and a manager of Infinity Healthcare Management, LLC, a company engaged in managing skilled nursing facilities and other healthcare facilities. Mr. Gubin graduated from Touro Liberal Arts and Science College, in New York, New York, with a B.S. in Accounting and Information Systems and a Minor in Jewish Studies. Mr. Gubin is the founder of the Midwest Torah Center Inc., a non-profit spiritual outreach center (www.midwesttorah.org). He also attended Yeshiva Bais Israel where he received a B.A. in Talmudic Law. Mr. Gubin is a licensed certified public accountant in the State of New York. He also serves as a director of OptimumBank Holdings, Inc., a bank holding company based in Ft. Lauderdale, Florida. Mr. Gubin was named as a director based on his substantial experience in acquiring, owning and operating skilled nursing facility industries and similar healthcare facilities.

Essel Bailey has served as a director of the Company since June 2021. Mr. Bailey spent the last 50 years engaged in the public and private capital markets, first as a lawyer specializing in corporate and real estate finance and then as a senior officer or director of several healthcare companies. During the last 15 years, he has been a private investor in healthcare services and finance. From January 1992 to July 2000, he served as the chief executive officer of Omega Healthcare Investors, Inc., a NYSE listed REIT engaged in the ownership and leasing of healthcare properties, and from 1996 also at Omega Worldwide, Inc., a Nasdaq company engaged in ownership and leasing of healthcare properties in the United Kingdom and in Australia. He has previously served on the boards of Vitalink Pharmacy, Inc. (NYSE), Evergreen Healthcare, Inc. (NYSE) and NAREIT, the international trade association of real estate investment trusts. As a private investor, Mr. Bailey has served as an officer, director and stockholder of several private healthcare operating and finance companies, and has served on the boards of charitable organizations related to education and the environment. Mr. Bailey received his B.A. from Wesleyan University and his J.D. from University of Michigan Law School and is a member of the American Bar Association and the Michigan Bar Association. Mr. Bailey was named as a director based on his substantial experience in acquiring, owning and operating skilled nursing facilities and similar healthcare facilities.

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Michael Blisko has served as a director of the Company since June 2021. Mr. Blisko is the Chief Executive Officer for Infinity Healthcare Management. Mr. Blisko is a veteran of leading healthcare consultancy portfolios, as well as the architect in creating cutting edge leadership teams. Mr. Blisko has served as a board member of Strawberry Fields REIT, LLC, the Predecessor Company. Mr. Blisko is a principal for a myriad of ancillary companies including United Rx, a long-term pharmacy, Xcel Med, and Bella Monte Recovery, a behavioral health addiction center. Currently, Mr. Blisko is on the national executive committee for Post-Acute Care for the American Healthcare Association (AHCA) in Washington D.C. Mr. Blisko founded and currently serves on the Board of Directors of The Ambassador Group which represents regional Post-Acute Operators serving over one hundred thousand residents throughout the country. He also serves on the Board of Directors for Optimum Bank (OPHC), a publicly traded bank based in Florida. Mr. Blisko is on the Deans Advisory Board for Hofstra University Graduate School for Health and Applied Sciences. Mr. Blisko is a Licensed Nursing Home Administrator with a Master’s Degree in Healthcare Administration from Hofstra University and a BA in Talmudic Law from Bais Yisroel, Jerusalem. Mr. Blisko was named as a director based on his substantial experience in acquiring, owning and operating skilled nursing facilities and similar healthcare facilities.

Jack Levine is qualified as an SEC financial expert who has served as a director of the Company since June 2021. Mr. Levine is a certified public accountant who has provided financial and consulting services to private and public companies for over 35 years. Since 2019, he has served as Chairman of the Audit Committee and Lead Director for Blink Charging Co. (NASDAQ: BLNK), a leading owner, operator, and supplier of proprietary electric vehicle (“EV”) charging equipment and networked EV charging services. Since 2010, he has served as a board member and chairman of the audit committee of SignPath Pharma, Inc., a clinical stage biopharmaceutical company. SignPath was a public reporting company prior to 2017. Mr. Levine also served as a chairman of the audit committee for Provista Diagnostics, Inc., a cancer detection and diagnostics company from 2011 to 2018.

Mr. Levine has been a licensed CPA in Florida since 1983 and in New York since 2009. He received an M.A from New York University and B.A from Hunter College of City University of New York. Mr. Levine was named as a director based on his substantial experience on boards of public entities

Reid Shapiro has served as a director of the Company since June 2021. Mr. Shapiro has been the owner of Shappy LLC, a company engaged in business consulting since 2014. From 1998 to 2014, he was a partner and co-founder of Elephant Group, Inc., a company engaged in the retail sale of electronic products which grew to approximately 120 locations. Mr. Shapiro was responsible for site selection for new stores, lease negotiations, build-out and retail management. Following the sale of this business to AT&T, Elephant Group transitioned to become DISH Network’s largest reseller of satellite television systems. It further diversified into the cable, telephone and home security businesses. As part of his duties at Elephant Group, Mr. Shapiro also served as the Chief Development Officer of Saveology.com, Inc., which operated a daily deal business on the internet. Mr. Shapiro has also served on the Florida Panthers NHL Advisory Board. Mr. Shapiro graduated from Yeshiva University in New York. Mr. Shapiro was named as a director based on his substantial experience in creating value for investors and entrepreneurial experience.

Nahman Eingal has served as our Chief Financial Officer since 2019. He also has served as the Chief Operating Officer of the Predecessor Company from 2014 to 2021 and as the Co-Chief Executive Officer and director of the BVI Company since 2015. From 2009 to 2014, Mr. Eingal served as the Treasurer for Infinity Healthcare Management Services, LLC, a company engaged in managing skilled nursing facilities and other healthcare facilities. Mr. Eingal received a B.A. in economics from Rupin College and an M.B.A. in financing and banking from the Hebrew University in Jerusalem, Israel.

Jeffrey Bajtner has served as our Chief Investment Officer since March 2022. He joined the Company in June 2021 to oversee all acquisition and disposition activity for our portfolio. Mr. Bajtner is also our Director of Investor Relations working with shareholders and prospective investors. From 2015 until joining the Company, Mr. Bajtner oversaw acquisitions and asset management at BlitzLake Partners a Chicago based real estate developer of mixed-use properties. From 2012 to 2015, Mr. Bajtner worked with the asset management and capital market teams at NorthStar Realty Finance Corp. focusing on healthcare, multifamily and retail investments. Mr. Bajtner received a B.S. in Accounting & Finance from Yeshiva University in 2007. Lastly, Mr. Bajtner is a licensed Certified Public Accountant in the State of Illinois.

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Board of Directors

Our Articles of Incorporation, as amended, and bylaws provide that our Board of Directors will consist of such number of directors as may from time to time be fixed by our Board of Directors but may not less than the minimum number required under the Maryland General Corporation Law (“MGCL”), which is one, or more than 15. We currently have five directors. We believe that three of these directors, Jack Levine, Essel Bailey and Reid Shapiro, meet the requirement to be independent under the standards of NYSE American and the Exchange Act.

Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. The principal features of our corporate governance structure include the following:

● our Board of Directors is not classified, so that each of our directors will be elected annually;

● of the five persons who serve on our Board of Directors, our Board of Directors has determined that three of our directors satisfy the independence requirements on the NYSE American and Rule 10A-3 under the Exchange Act;

● at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

● we believe that we comply with the NYSE American qualification standards, including having board committees comprised solely of independent directors;

● we have opted out of the business combination and control share acquisition statutes in the MGCL; and

● we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss financial risk exposure and the steps our management should take to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The Company has not adopted a policy to separate the roles of Chairman and Chief Executive Officer of the Company. At the present time, Moishe Gubin serves as both the Chairman of the Board and the Chief Executive Officer.

Board Committees

Our Board of Directors has established three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee. The principal functions of each committee are described below. We intend to comply with the qualification requirements and other rules and regulations of NYSE American, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish other committees to facilitate the management of the Company.

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Audit Committee

The Company has an audit committee that is comprised of three independent directors, consisting of Reid Shapiro, Jack Levine and Essel Bailey. We believe that Mr. Levine is qualified as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE American corporate governance qualification standards and “financially sophisticated” as that term is defined by NYSE American. Our board has adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:

● our accounting and financial reporting processes;

● the integrity of our consolidated financial statements and financial reporting process;

● our systems of disclosure controls and procedures and internal control over financial reporting;

● our compliance with financial, legal and regulatory requirements;

● the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

● the performance of our internal audit function

● appropriateness of our related party transactions; and

● our overall risk profile.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

The Company has a nominating and corporate governance committee that is comprised of three independent directors, consisting of Reid Shapiro, Jack Levine and Essel Bailey. Our board has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

● identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

● developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;

● reviewing and making recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;

● recommending to the Board of Directors nominees for each committee of the Board of Directors;

● annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and NYSE American corporate governance qualification standards; and

● overseeing the Board of Directors’ evaluation of management.

In identifying and recommending nominees for directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background

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Compensation Committee

The Company has a compensation committee that is comprised of three independent directors, consisting of Reid Shapiro, Jack Levine and Essel Bailey. Our board has adopted a compensation committee charter, which detailed the principal functions of the compensation committee, including:

● reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

● reviewing and approving the compensation of all of our other officers;

● reviewing our executive compensation policies and plans;

● implementing and administering our incentive compensation equity-based remuneration plans;

● assisting management in complying with our proxy statement and annual report disclosure requirements;

● producing a report on executive compensation to be included in our annual proxy statement; and

● reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics designed to deter wrongdoing and to promote:

● honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

● full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

● compliance with applicable laws, rules and regulations;

● prompt internal reporting of violations of the code to appropriate persons identified in the code; and

● accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE American regulations.

Board Meetings and Attendance

The Board held three in person/virtual meetings in 2022. All Board actions that were not taken at a meeting were approved by the unanimous written consent of the Board as permitted by Maryland law. Each of the current members of the Board of Directors attended at least 75% of the meetings of the Board and committees on which he served, held while he has been a director.

Attendance by Directors at Annual Meeting

The Company expects each of the directors to attend the Annual Meeting.

Stockholder Communications with the Board

Stockholders wishing to communicate with the Board, the non-management directors, or an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Strawberry Fields REIT/Board of Directors, 6101 Nimtz Parkway, South Bend, Indiana 46628. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Indemnification of Directors and Officers and Limitation of Liability

For information concerning indemnification applicable to our directors and officers, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

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EXECUTIVE COMPENSATION

Executive Compensation

The annual base salaries of each executive officer for 2023 is set forth in the following table:

Name and Principal Position	Base Salary

Moishe Gubin	$300,000
Chairman and Chief Executive Officer

Nahman Eingal	$80,000
Chief Financial Officer

Jeffrey Bajtner	$200,000
Chief Investment Officer

The Company has not adopted any compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our management team. We expect that our compensation committee will review the current compensation of our executive officers in conjunction with the establishment of compensation policies and objectives for executive compensation. We anticipate that the compensation committee will design a compensation program that rewards, among other things, our operating results, favorable stockholder returns, and individual contributions to our success. We expect compensation incentives designed to further these goals will take the form of annual cash compensation and longer-term equity awards.

The table below sets forth a summary of all compensation earned, awarded or paid, as applicable, to our executive officers for the years ended December 31, 2021 and 2022.

Name and Principal Position	Year	Salary	Bonus	Total
Moishe Gubin(1)
Chairman and Chief Executive Officer	2021	$300,000	$1,078,000	$1,378,000
	2022	$300,000	$-	$300,000

Nahman Eingal
Chief Financial Officer	2021	$80,000	$-	$80,000
	2022	$80,000	$-	$80,000

Jeffrey Bajtner	2021	$150,000	$-	$150,000
Chief Investment Officer	2022	$180,000	$-	$180,000

(1)	During 2021, the Board of Directors approved the payment of a bonus of $1.1 million to Mr. Gubin for his services for 2021, which was paid in January 2022. Any future bonuses to Mr. Gubin or the other executive officers will be made at the discretion of the Board.

Employment Agreements

None of the officers of the Company are parties to any employment agreements.

Director Compensation

As compensation for serving on our Board of Directors, each of our independent directors receives an annual fee of $60,000. Directors who are also officers or employees of the Company do not receive any additional compensation as directors. In addition, we reimburse our directors for the reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Our Board of Directors may change the compensation of our independent directors in its discretion.

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The amounts paid to our non-executive directors for services in 2022 were as follows:

Name of Director	Fees Earned or Paid in Cash

Michael Blisko	$29,500

Jack Levine	$29,500

Essel Bailey	$29,500

Reid Shapiro	$29,500

2021 Equity Incentive Plan

The Company has adopted an equity incentive plan. The purpose of the plan is to attract and retain non-employee directors, executive officers and other key employees and service providers, including officers and employees of our affiliates, and to award their efforts toward our continued success, long-term growth and profitability. The plan provides for the grant of stock options, share awards (including restricted common stock and restricted stock units), stock appreciation rights, dividend equivalent rights, performance awards, annual incentive cash awards and other equity-based awards. There were a total of 250,000 shares of common stock reserved for issuance pursuant to the plan, subject to certain adjustments set forth in the plan. The Company has granted 24,900 shares under the plan and 225,100 shares remain available for issuance.

Administration of the Equity Incentive Plan

The equity incentive plan is administered by the compensation committee of our board of directors, except that the equity incentive plan is administered by our board of directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the compensation committee or our board of directors, as applicable. The administrator approves all terms of awards under the equity incentive plan. The administrator also determines who will receive grants under the equity incentive plan and the terms of each grant; provided that a director who is not an employee may not receive awards for more than $250,000 in any calendar year.

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our Operating Partnership, are eligible to receive grants under the equity incentive plan. In addition, our independent directors and individuals who perform services for us and our subsidiaries and affiliates, including individuals who perform services for the Operating Partnership, may receive grants under the equity incentive plan. Only common-law employees are eligible to receive awards of incentive stock options.

Share Authorization

There is a total of 250,000 shares of common stock reserved for issuance pursuant to the equity incentive plan, (approximately 0.5% of the number of outstanding shares of common stock and OP units on a fully diluted basis), subject to certain adjustments. In connection with stock splits, stock dividends, recapitalizations and certain other events, our board of directors is authorized to make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the equity incentive plan, the individual grant limits and the terms of outstanding awards. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or are settled in cash, the shares of common stock subject to such awards will again be available for future grants under the equity incentive plan. Shares of common stock tendered or withheld to satisfy the exercise price or for tax withholding are available for future grants under the equity incentive plan.

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Options

The equity incentive plan authorizes the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). The exercise price for any option will generally be payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”).

Stock Awards

The equity incentive plan also provides for the grant of stock awards. A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. Unless otherwise specified in the applicable award agreement, a participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote the shares and the right to receive dividends or distributions on the shares; provided, however, that dividends payable on common stock subject to a stock award that does not vest solely on account of continued employment or service will be distributed only when, and to the extent that, the stock award vests. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) we will retain custody of any certificates evidencing such shares, and (iii) a participant must deliver a stock power to us for each stock award.

Stock Appreciation Rights

The equity incentive plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a “ten percent stockholder.”

Performance Units

The equity incentive plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of common stock, if performance goals established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of the Operating Partnership, the participant’s performance or such other criteria determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.

Incentive Awards

The equity incentive plan also authorizes the grant of incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned, and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment that may be in cash, common stock or a combination of cash and common stock.

Dividend Equivalents

The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in shares of common stock); provided, however, that if the related performance units or other equity-based awards will not vest solely on account of continued employment or service, dividend equivalents will be paid only when, and to the extent that, the underlying award vests. Dividend equivalents may be payable in cash, shares of common stock or other property dividends declared on shares of common stock. The administrator will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that all outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards that are outstanding will be assumed by the surviving entity, or will be replaced by a comparable substitute award of the same type as the original award and that has substantially equal value granted by the surviving entity. The administrator may also provide that all outstanding options and stock appreciation rights will be fully exercisable upon the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units, incentive awards or other equity-based awards will become earned in their entirety. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity-based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to (i) the entire amount that can be earned under an incentive award, (ii) the value received by stockholders in the change in control transaction for each share subject to a stock award, performance unit or other equity-based award or (iii) in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price.

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A change in control under the equity incentive plan occurs if:

● a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of the total combined voting power of our outstanding securities;

● we merge into another entity, unless the holders of our voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

● we sell or dispose of all or substantially all of our assets, other than a sale or disposition to any entity more than 50% of the combined voting power and common stock of which is owned by our stockholders immediately before the sale or disposition; or

● during any period of two consecutive years, individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the equity incentive plan could be treated as parachute payments. In that event, the equity incentive plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under the equity incentive plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. The equity incentive plan also provides that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification from us for the 20% excise tax. Neither of our named executive officers has such an agreement providing for the indemnification of the 20% excise tax.

Amendment; Termination

Our board of directors may amend or terminate the equity incentive plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or NYSE American requirements. Our stockholders also must approve any amendment that materially increases the benefits accruing to participants under the equity incentive plan, materially increases the aggregate number of shares of common stock that may be issued under the equity incentive plan (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the equity incentive plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the equity incentive plan will terminate on the day before the tenth anniversary of the date our board of directors adopts the equity incentive plan.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had and currently have relationships and transactions with related parties. Our related parties consist of our directors, executive officers, persons who beneficially own 5% or more of the shares of our Common Stock or 5% or more of the OP units of the Operating Partnership, and members of their immediate families and their affiliates.

We have described below relationships and transactions since January 1, 2022 with related parties in which the amount involved exceeded $120,000, and all currently proposed transactions which exceed $120,000.

The relationships and transactions described below relate to transactions with Moishe Gubin, who is our Chairman and Chief Executive Officer, Michael Blisko, who is one of our directors, Ted Lerman, who was one of the controlling members of the Predecessor Company, Nahman Eingal, who is our Chief Financial Officer, and Steven Blisko, who is the brother of Michael Blisko, and their affiliated entities. There were no other reportable relationships and transactions with related parties.

Lease Agreements with Related Parties

As of June 30, 2023 and 2022, each of the Company’s facilities except for two were leased and operated by separate tenants. Each tenant is an entity that leases the facility from one of the Company’s subsidiaries and operates the facility as a healthcare facility. The Company had 41 tenants out of 83 who were related parties as of June 30, 2023 and 47 tenants out of 83 who were related parties as of June 30, 2022. Most of the lease agreements are triple net leases.

On June 8, 2023, the Company entered into a Purchase and Sale Agreement with respect to the purchase of 24 healthcare facilities located in Indiana (the “Indiana Facilities”) for $102.0 million. The Indiana Facilities are comprised of 19 skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed. Annualized straight line rent for the facilities is expected to equal $12.7 million representing a weighted average lease yield of 12.4%.

The Indiana Facilities are currently leased under a master lease agreement dated November 1, 2022, between the sellers and a group of tenants affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. Under the master lease, the tenants are required to pay annual rent, on a triple net basis, commencing on November 1, 2022, in the amount of $9.5 million, which amount is subject to annual increases set forth in the master lease. The master lease has an initial term of seven years. The tenants have three options to extend the lease. The first option is for three years, the two remaining options are for five years each. The tenants have an option to buy the properties during the sixth or seventh year of the lease for $127.0 million. The material terms of the master lease will not be modified as a result of the purchase. The tenants operate the Indiana Facilities as skilled nursing and assisted living facilities.

Assuming that we successfully close the acquisition of the Indiana Facilities, the number of properties leased to tenants affiliated with Mr. Gubin and Mr. Blisko would increase from 41 properties to 65 properties, and the percentage of annualized base rent received from related party leases would increase from 62.2% to 67.1%, based on aggregate annualized average base rent over the life of our leases as of June 30, 2023. The Company anticipates closing the acquisition of the Indiana Facilities in August 2023.

On April 4, 2022, an affiliated tenant in Illinois notified the Company of its intent to default with respect to two master lease agreements. Each lease included three nursing home facilities with a combined rent of $225,000 per month, or $2.7 million annually. Default occurred on June 30, 2022, and the Company recognized a loss of $1.1 million due to the write-offs of straight-line rent receivables during the year ended December 31, 2022. On July 1, 2022, the Company entered into 2 new master lease agreements with an unaffiliated third-party operator to lease these properties. The new leases have terms of 10 years each and provide for combined first year base rent of $180,000 per month, or $2.3 million per year, on average, over the life of the leases. In February 2023, one facility was closed. The closure was a result of the tenant’s request and mainly for efficiency reasons. This facility is under a master lease with 2 other facilities and the rent payment has continued to date with no interruption and at the same amount.

In April 2021, tenants for 13 of our properties located in Arkansas agreed to assign their leases to a group of unaffiliated third parties. The prior tenants were related parties of the Company. The facilities located on these properties consist of 12 SNFs and 2 ALFs, with one property housing both a SNF and an ALF. There were no changes to the terms of the existing leases. The assignment of the leases was subject to the approval of the State of Arkansas, which was received in December 2021. In connection with the lease assignments, the Company granted the new tenants an option to purchase the properties for an aggregate price of $90 million. These properties are subject to claims by the prior owners of the properties. These claims did not impact the assignment of the leases, but they may interfere with the exercise of the purchase option.

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The following table sets forth details of the lease agreements in effect as of June 30, 2023, between the Company and its subsidiaries and lessees that are related parties:

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor / Company Subsidiary	Tenant /Operator	Moishe Gubin /Gubin Enterprises LP	Michael Blisko /Blisko Enterprises LP	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
	Master Lease Indiana
IN	1020 West Vine Street Realty, LLC	The Waters of Princeton II, LLC	49.49%	50.51%	$1,045,506	3.00%	1.27%	8/1/2025	2 five year
IN	12803 Lenover Street Realty LLC	The Waters of Dillsboro – Ross Manor II LLC	49.49%	50.51%	1,353,655	3.00%	1.61%	8/1/2025	2 five year
IN	1350 North Todd Drive Realty, LLC	The Waters of Scottsburg II LLC	49.49%	50. 51%	1,089,527	3.00%	1.29%	8/1/2025	2 five year
IN	1600 East Liberty Street Realty LLC	The Waters of Covington II LLC	49.49%	50.51%	1,309,634	3.00%	1.55%	8/1/2025	2 five year
IN	1601 Hospital Drive Realty LLC	The Waters of Greencastle II LLC	49.49%	50.51%	1,100,532	3.00%	1.31%	8/1/2025	2 five year
IN	1712 Leland Drive Realty, LLC	The Waters of Huntingburg II LLC	49.49%	50.51%	1,045,506	3.00%	1.24%	8/1/2025	2 five year
IN	2055 Heritage Drive Realty LLC	The Waters of Martinsville II LLC	49.49%	50.51%	1,133,548	3.00%	1.35%	8/1/2025	2 five year
IN	3895 South Keystone Avenue Realty LLC	The Waters of Indianapolis II LLC	49.49%	50.51%	891,431	3.00%	1.06%	8/1/2025	2 five year
IN	405 Rio Vista Lane Realty LLC	The Waters of Rising Sun II LLC	49.49%	50.51%	638,309	3.00%	0.76%	8/1/2025	2 five year
IN	950 Cross Avenue Realty LLC	The Waters of Clifty Falls II LLC	49.49%	50.51%	1,518,735	3.00%	1.80%	8/1/2025	2 five year
IN	958 East Highway 46 Realty LLC	The Waters of Batesville II LLC	49.49%	50.51%	946,458	3.00%	1.12%	8/1/2025	2 five year
IN	2400 Chateau Drive Realty, LLC	The Waters of Muncie II LLC	49.49%	50.51%	792,383	3.00%	0.94%	8/1/2025	2 five year
IN	The Big H2O LLC	The Waters of New Castle II LLC	49.49%	50.51%	726,351	3.00%	0.86%	8/1/2025	2 five year

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Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor / Company Subsidiary	Tenant /Operator	Moishe Gubin /Gubin Enterprises LP	Michael Blisko /Blisko Enterprises LP	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
	Master Lease Tennessee
TN	115 Woodlawn Drive, LLC	Lakebridge, a Waters Community, LLC	50.00%	50.00%	1,511,463	3.00%	1.79%	8/1/2031	2 five year
TN	146 Buck Creek Road, LLC	The Waters of Roan Highlands, LLC	50.00%	50.00%	1,109,331	3.00%	1.32%	8/1/2031	2 five year
TN	704 5th Avenue East, LLC	The Waters of Springfield, LLC	50.00%	50.00%	915,198	3.00%	1.09%	8/1/2031	2 five year
TN	2501 River Road, LLC	The Waters of Cheatham, LLC	50.00%	50.00%	1,109,331	3.00%	1.32%	8/1/2031	2 five year
TN	202 Enon Springs Road East, LLC	The Waters of Smyrna, LLC	50.00%	50.00%	1,261,864	3.00%	1.50%	8/1/2031	2 five year
TN	140 Technology Lane, LLC	The Waters of Johnson City, LLC	50.00%	50.00%	1,164,797	3.00%	1.38%	8/1/2031	2 five year
TN	835 Union Street, LLC	The Waters of Shelbyville, LLC	50.00%	50.00%	1,331,197	3.00%	1.58%	8/1/2031	2 five year
	Master Lease Tennessee 2
TN	505 North Roan, LLC	Agape Rehabilitation & Nursing Center, A Water’s Community LLC	50.00%	50.00%	1,628,910	3.00%	1.93%	7/1/2031	2 five year
TN	14510 Highway 79, LLC	Waters of McKenzie, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	1,279,858	3.00%	1.52%	7/1/2031	2 five year
TN	6500 Kirby Gate Boulevard, LLC	Waters of Memphis, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	1,745,261	3.00%	2.07%	7/1/2031	2 five year
TN	978 Highway 11 South, LLC	Waters of Sweetwater, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	1,745,261	3.00%	2.07%	7/1/2031	2 five year
TN	2830 Highway 394, LLC	Waters of Bristol, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	2,327,014	3.00%	2.76%	7/1/2031	2 five year

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Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor/ Company Subsidiary	Manager/Tenant/ Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Average Annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
IL	516 West Frech Street, LLC	Parker Rehab & Nursing Center, LLC	50.00%	50.00%	498,350	Varies between $12,000 and $24,000 annually	0.59%	3/31/2031	None
IN	1316 North Tibbs Avenue Realty, LLC	Westpark A Waters Community, LLC	50.00%	50.00%	549,884	3.00%	0.65%	6/1/2024	2 five year
IL	Ambassador Nursing Realty, LLC	Ambassador Nursing and Rehabilitation Center II, LLC	40.00%	40.00%	1,005,313	3.00%	1.19%	2/28/2026	2 five year
IL	Momence Meadows Realty, LLC	Momence Meadows Nursing and Rehabilitation Center, LLC	50.00%	50.00%	1,038,000	None	1.23%	12/30/2025	None
IL	Oak Lawn Nursing Realty, LLC	Oak Lawn Respiratory and Rehabilitation Center, LLC (3)	50.00%	50.00%	637,092	None	0.76%	6/30/2026	None
IL	Forest View Nursing Realty, LLC	Forest View Rehabilitation and Nursing Center, LLC	50.00%	50.00%	1,215,483	3.00%	1.44%	12/1/2024	2 five year
IL	Lincoln Park Holdings, LLC	Lakeview Rehabilitation and Nursing Center, LLC	40.00%	40.00%	1,260,000	None	1.50%	5/31/2031	None
IL	Continental Nursing Realty, LLC	Continental Nursing and Rehabilitation Center, LLC	40.00%	40.00%	1,575,348	None	1.87%	3/1/2031	None
IL	Westshire Nursing Realty, LLC	City View Multicare Center, LLC	50.00%	50.00%	1,788,365	3.00%	2.12%	9/1/2025	2 five year
IL	Belhaven Realty, LLC	Belhaven Nursing and Rehabilitation Center, LLC	50.00%	50.00%	2,134,570	3.00%	2.53%	2/28/2026	2 five year
IL	West Suburban Nursing Realty, LLC	West Suburban Nursing and Rehabilitation Center, LLC	40.00%	40.00%	1,961,604	None	2.33%	11/1/2027	None
IN	1585 Perry Worth Road, LLC	The Waters of Lebanon, LLC	50.00%	50.00%	$116,676	3.00%	0.14%	6/1/2027	2 five year
IL	Niles Nursing Realty LLC	Niles Nursing & Rehabilitation Center LLC	50.00%	50.00%	2,409,998	3.00%	2.86%	2/28/2026	2 five year
IL	Parkshore Estates Nursing Realty, LLC	Parkshore Estates Nursing and Rehabilitation Center, LLC	50.00%	50.00%	2,454,187	3.00%	2.91%	12/1/2024	2 five year
IL	Midway Neurological and Rehabilitation Realty, LLC	Midway Neurological and Rehabilitation Center, LLC	50.00%	50.00%	2,547,712	3.00%	3.02%	2/28/2026	2 five year
IL	4343 Kennedy Drive, LLC	Hope Creek Nursing and Rehabilitation Center, LLC	27.50%	27.50%	478,958	3.00%	0.57%	10/1/2030	2 five year

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Lease Agreements with Related Parties (cont.)

(1)	The interests of the two listed related parties are not held through any commonly owned holding companies. Mr. Gubin’s interests are held directly/indirectly by Gubin Enterprises LP. Mr. Blisko’s interests are held by Blisko Enterprises LP and New York Boys Management, LLC.
(2)	Each of the tenants is a limited liability company. The percentages listed reflect the owners’ percentage ownership of the outstanding membership interests in each tenant. Each tenant is managed by two, which currently consist of Mr. Gubin, and Mr. Blisko. Decisions are made by majority vote of the managers, except (in some cases) for certain major items that require the vote of a majority or greater percentage of the members.
(3)	We expect to enter into a new lease with an unaffiliated tenant for the Oak Lawn property. The new lease will be a triple net lease, which will make the tenant responsible for property taxes and property insurance costs. There will be no material change in the net rent payment payable to the Company

Guarantees from Related Parties

As of June 30, 2023 and December 31, 2022, Mr. Gubin and Mr. Blisko were not parties to any guarantees of any debt of the Company and its subsidiaries.

	June 30,		December 31,
	2023	2022	2022	2021
(dollars in $1,000s)
Straight-line rent receivable	$13,143	$14,691	$11,591	$15,261
Tenant portion of replacement reserve	9,971	9,552	10,227	10,331
Notes receivable	7,450	-	7,816	8,521

Payments from and to Related Parties

	Six Months Ended		Year Ended
	June 30,		December 31,
	2023	2022	2022	2021

Rental income received from related parties	$26,286	$27,171	$54,386	$61,310

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Other Related Party Relationships

On June 30, 2023 and 2022, the Company had approximately $0.4 million and $4.7 million, respectively, on deposit with OptimumBank. Mr. Gubin is the Chairman of the Board of OptimumBank, and Mr. Blisko is a director.

On August 25, 2021, the Company acquired five properties located in Tennessee and one in Kentucky (the “Tennessee/Kentucky Properties”) for an aggregate acquisition cost of $81.0 million, which was paid through the issuance of 1,545,217 OP units valued at $17.0 million, including 90,909 of OP units paid to the broker valued at $1 million and a cash payment of $64.0 million. Moishe Gubin, our Chairman and Chief Executive Officer, agreed to purchase the OP units issued to the sellers either at cost or fair market value (whichever is higher) 12 months after the closing at the option of the sellers. In November 2022 the Board of Directors of the Company approved a resolution to allow the Operating Partnership, instead of Moishe Gubin personally, to repurchase the 1,454,308 OP units from the seller of the Tennessee/Kentucky Properties. On May 1, 2023, the Company paid $15.6 million to redeem these OP units.

Leases with Affiliates of Steven Blisko

Prior to June 30, 2022, the Company leased six facilities to entities that are affiliates of Steven Blisko, whom is the brother of Michael Blisko, one of our directors. Steven Blisko does not serve as a director or officer of the Company; however, he owns 300 shares of our common stock. On April 4, 2022, we were notified that the tenants under the master leases for 6 facilities located in central Illinois intended to default with respect to their lease agreements due to operating losses. The tenants indicated that their operating losses were partially due to decreased occupancy caused by COVID-19. The tenants were affiliates of Steven Blisko, who is the brother of Michael Blisko, one of our directors. These leases provided for a combined rent of $225,000 per month, or $2.7 million per year. All payments due under these leases were paid through mid-June 2022. Default occurred on June 30, 2022, and the Company recognized a loss of $1.1 million in the second quarter of 2022 due to write-offs of straight-line receivables. On July 1, 2022, the Company entered into two new master lease agreements with an unaffiliated third-party operator to lease these properties. The new master leases have terms of 10 years each and provide for combined first year base rent of $180,000 per month, or $2.3 million per year over the life of the leases.

Purchase of Note from Related Party

As noted above, in December 2021, tenants for 13 of our properties located in Arkansas transferred their leasehold interests in these properties to a group of unaffiliated third parties. The prior tenants were affiliates of Infinity Healthcare Management, a company owned and controlled by Mr. Blisko and Mr. Gubin, directors of the Company. As consideration for the transfer of the leasehold interests, the new tenants issued a promissory note in the amount of $8.0 million to an affiliate of Infinity Healthcare Management. In June 2022, the Company purchased the note from this affiliate for a purchase price of $8.0 million, which was equal to the outstanding balance of the note at the time of purchase. In connection with the lease assignments, the Company granted the new tenants an option to purchase the 13 properties for an aggregate price of $90 million. The option may be exercised following the release of the lien filed against the properties by the prior owners in connection with litigation against Infinity Healthcare Management, the Company and certain of their affiliates. The note bears interest at 7% per annum payable monthly. The principal amount of the note becomes due 120 days after the date on which tenants are first able to exercise the purchase option. If the tenants do not exercise the option within this period, then the outstanding balance of the note will thereafter be payable in thirty-six (36) equal monthly installments of principal and interest.

Issuance of Shares in Exchange for OP Units

In June and November 2022, the Company issued 29,410 and 60,450 shares, respectively, of common stock in exchange for an equal number of OP units held by entities controlled by Michael Blisko, Moishe Gubin and Ted Lerman.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2023, certain information regarding the beneficial ownership of shares of our Common Stock and shares of Common Stock issuable upon redemption of OP units for (1) each person who is the beneficial owner of 5% or more of our outstanding Common Stock, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our Common Stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds shares of Common Stock as opposed to OP units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options or other rights (as set forth above) held by that person that are exercisable as of June 30, 2023, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Strawberry Fields REIT, Inc. at 6101 Nimtz Parkway, South Bend, Indiana 46628. No shares beneficially owned by any executive officer or director have been pledged as security for a loan.

	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock and OP Units Beneficially Owned	Percentage of All Shares of Common Stock(2)	Percentage of All Shares of Common Stock and OP Units(2)

Moishe Gubin (3)	385,582	19,124,053	6.1%	36.9%
Michael Blisko (4)	149,780	19,410,148	2.4%	37.4%
Essel Bailey	45,503	45,503	0.7%	0.1%
Jack Levine	100,005	100,005	1.4%	0.2%
Reid Shapiro	—	—	—	—
Nahman Eingal (5)	403,360	403,360	6.3%	0.8%
Jeffrey Bajtner	—	—	—	—
All Directors and Executive Officers as a group (six persons)	1,084,230	39,083,069	16.9%	75. 4%

Beneficial Owners of More than Five Percent (5%)
B&N Realty Investment LLC	623,864	1,015,870	9.8%	3.1%
Moishe Gubin/Gubin Enterprises LP (3)	385,582	19,124,053	6.1%	36.9%
Michael Blisko/Blisko Enterprises LP (4)	149,780	19,410,148	2.4%	37.4%
Ted Lerman/A&F Realty LLC (6)	295,610	6,492,960	4.6%	12.5%
Wissati Irrevocable Trust	520,147	520,147	8.2%	1.0%
Hebrew Orthodox Congregation	623,864	750,000	9.8%	1.4%
Nahman Eingal (5)	403,360	403,360	6.3%	0.8%
Congregation Shaarei Halacha of Chestnut Ridge	522,788	522,788	8.2%	1.0%
South Bend Kollel	623,864	750,000	9.8%	1.4%
The Jewish Federation of Metropolitan Chicago	330,000	330,000	5.2%	0.6%

(1) Excludes shares of Common Stock that may be issued upon redemption of OP units.

(2) Based on an aggregate of 6,365,856 shares of Common Stock and an aggregate of 45,501,568 OP units issued and outstanding as of June 30, 2023.

(3) Gubin Enterprises LP, a limited partnership indirectly controlled by Mr. Gubin, is the owner of 16,035,535 OP units and 318,842 shares of our Common Stock. In addition, Strawberry Patch Aleph LLC, a limited liability company managed by Mr. Gubin and Michael Blisko, is the owner 54,713 shares of our Common Stock. New York Boys Management LLC, a limited liability company managed by Mr. Gubin and Michael Blisko, is the owner of 102,690 shares of our Common Stock and 3,342,014 OP units. R&Q Quest Insurance Limited for and on behalf of the Empire Indemnity 2 Segregated Account a segregated account that Mr. Blisko and Mr. Gubin have indirect beneficial interests in, is the owner of 2,063,857 OP units.

(4) Blisko Enterprises LP, a limited partnership indirectly controlled by Mr. Blisko, is the owner of 16,557,432 OP units and 84,050 shares of our Common Stock. In addition, Strawberry Patch Aleph LLC, a limited liability company managed by Mr. Gubin and Michael Blisko, is the owner of 54,713 shares of our Common Stock. New York Boys Management LLC, a limited liability company managed by Mr. Gubin and Michael Blisko, is the owner of 102,690 shares of our Common Stock and 3,342,014 OP units.. R&Q Quest Insurance Limited for and on behalf of the Empire Indemnity 2 Segregated Account, a segregated account that Mr. Blisko and Mr. Gubin have indirect beneficial interests in, is the owner of 2,063,857 OP units.

(5) T&N Realty LLC, a limited liability company managed by Mr. Eingal, is the owner of 403,360 shares of our Common Stock.

(6) A&F Realty LLC, a limited liability company that Mr. Lerman is on the Board of Managers, is the direct and indirect owner of 6,197,350 OP units and 281,828 shares of our Common Stock, excluding 2,289 shares held directly by Mr. Lerman.

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POLICIES WITH RESPECT TO CERTAIN ACTIVITIES AND TRANSACTIONS

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our Operating Partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of the Company. Consistent with our policy to acquire assets for both income and capital gain, our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We pursue our investment objectives primarily through the ownership by our Operating Partnership of our portfolio of properties and other acquired properties and assets. We currently intend to invest primarily in healthcare-related properties. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing healthcare facilities or other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. We do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of the Company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

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Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interests. The tax consequences to our directors and executive officers who hold OP units resulting from a proposed disposition of a property may influence their decision as to the desirability of such proposed disposition. See “Risk Factors—Risks Related to Our Organizational Structure—Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.”

Financing and Leverage Policy

In the future, we anticipate using a combination of additional borrowings under the new credit facility, additional HUD guaranteed mortgage loans, cash flows from operations to finance our operations and acquisitions. We may also utilize other sources of financing, such as asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or nonrecourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

We intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. Following the consummation of the offering, we will be subject to covenants under our new credit agreement that will limit the amount of leverage that we may incur.

Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur. Going forward, we expect to target a debt-to-gross total assets ratio of approximately 45% to 55%, which is in line with similar publicly traded REITs.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue equity securities, including additional OP units or senior securities of our Operating Partnership. As long as our Operating Partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our Operating Partnership in exchange for additional interests in our Operating Partnership, which will dilute the ownership interests of the limited partners in our Operating Partnership.

Existing common stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of capital stock or Operating Partnership units in connection with acquisitions of property.

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We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

Overview

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to the Company under applicable Maryland law in connection with their oversight and management of the Company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its other partners under Maryland law and the partnership agreement in connection with the management of our Operating Partnership. Our fiduciary duties and obligations, as the general partner of our Operating Partnership, may come into conflict with the duties of our directors and officers to the Company. Affiliates of certain of our officers and directors will be limited partners of our Operating Partnership.

Under Delaware law, a partnership agreement may restrict or eliminate a general partner’s fiduciary duties to a limited partnership or its partners, provided that the partnership agreement may not eliminate the implied contractual covenant of good faith and fair dealing. The partnership agreement provides that we will be under no obligation to consider the separate interests of the limited partners of our Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions. The partnership agreement also provides that, in the event of a conflict between the interests of our Operating Partnership or any limited partner, on the one hand, and the separate interests of the Company or our stockholders, on the other hand, that cannot be resolved in a manner not adverse to either our stockholders or the limited partners, we, in our capacity as the general partner of our Operating Partnership, shall resolve the conflict in favor of the Company and our stockholders. Additionally, any action or failure to act on our part or on the part of our board of directors that gives priority to the separate interests of the Company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its partnership agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its limited partners. The duty of care requires a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law, and this duty may not be unreasonably reduced by the partnership agreement.

The partnership agreement provides that we are not liable to our Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our Operating Partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our Operating Partnership only, and no obligation or liability of the general partner will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

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Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

Sale or Refinancing of Properties

In the event that we sell the properties we acquire in the formation transaction, certain OP unitholders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors. In addition, our Operating Partnership has agreed to indemnify certain limited partners, including affiliates of certain of our executive officers, employees and directors, for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the closing of the formation transaction, with respect to their interest in the tax protected properties.

Policies Applicable to All Directors and Officers

Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions, including negotiating and entering into leases with affiliates of our directors, officers and stockholders, and transactions which raise potential conflicts of interest between us and Operating Partnership, including the tender of OP units by the Predecessor Company or its affiliates, for cash redemption or exchange for shares of our common stock. See “Description of the Partnership Agreement of Strawberry Fields Realty LP—Redemption Rights.” This policy will provide that the audit committee of our board of directors, comprised of independent directors, will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party before approving such transaction. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction. The audit committee would also consider the effect any related party transaction would have on our continued ability to qualify as a REIT. If the board of directors becomes aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Subject to certain exclusions, this policy also will require any member of the audit committee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction.

We have also adopted a code of business conduct and ethics, which provides that all of our directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See “Management—Code of Business Conduct and Ethics.” However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between our directors, officers and employees and the Company. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of stockholders.

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Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

● the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

● the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

● the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our Operating Partnership is formed), we, as general partner, have a fiduciary duty of loyalty to our Operating Partnership and its partners and, consequently, such transactions also are subject to the duties that we, as general partner, owe to the Operating Partnership and its limited partners (as such duty has been modified by the partnership agreement). We have adopted a policy that requires that all contracts and transactions between us, our Operating Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies with Respect to Other Activities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Strawberry Fields Realty LP” we expect, but are not obligated, to issue common stock to holders of OP units upon some or all of their exercises of their redemption rights. Except in connection with the initial capitalization of the Company and our Operating Partnership and the acquisition completed in August, 2021, we have not issued common stock, OP units or any other securities in exchange for property or any other purpose. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the number of authorized shares of common stock or preferred stock or the number of shares of stock of any class or series that we have authority to issue and our board of directors, without stockholder approval, has the authority to authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our Operating Partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interests to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We also make available to our stockholders annual reports, including our audited financial statements.

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STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

Our Company

We were formed as a Maryland corporation on July 8, 2019 and commenced operations upon completion of the formation transaction on June 8, 2021. We are conducting our business through a traditional UPREIT structure in which our properties are owned by our Operating Partnership directly or through limited liability companies, limited partnerships or other subsidiaries, as described below under “—Our Operating Partnership.” We are the sole general partner of our Operating Partnership and, upon completion of this offering, we will own approximately          of the outstanding OP units (assuming that the underwriters do not exercise their option to purchase additional shares). Our board of directors oversees our business and affairs.

Our Operating Partnership

Our Operating Partnership was formed as a Delaware limited partnership on July 9, 2019 and commenced operations on June 8, 2021, following the contribution of the assets of the Predecessor Company to the Operating Partnership. Following completion of this formation transaction, substantially all of our assets were held by, and our operations were conducted through, our Operating Partnership. As the sole general partner of our Operating Partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of Strawberry Fields Realty LP.” In the future, we may issue additional OP units or preferred OP units of limited partnership interest in our Operating Partnership, or preferred OP units, from time to time in connection with property acquisitions, compensation or otherwise.

Formation Transaction

On June 21, 2021, we completed the formation transaction in which the Predecessor Company contributed all of its assets to the Operating Partnership, and the Operating Partnership assume all of the liabilities of the Predecessor Company, in exchange for 45,861,434 OP units and 5,824,846 shares of our common stock. The formation transaction was governed by the terms of a contribution agreement between us, the Predecessor Company and the Operating Partnership.

Tax Protection Agreement

Under the Code, taxable gain recognized upon a sale of an asset contributed to a partnership must be allocated to the contributing partner, or original contributor, in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the contribution. This requirement may result in a significant allocation of taxable gain to the original contributor without an increased cash distribution. In addition, when a partner contributes an asset subject to a liability to a partnership, any reduction in the partner’s share of partnership liabilities that exceeds the partner’s adjusted tax basis in the partnership would result in taxable gain to the partner.

We have entered into a tax protection agreement that provides benefits to the Predecessor Company and certain of their affiliates including affiliates of Moishe Gubin, our Chairman and Chief Executive Officer and Michael Blisko, one of our directors (collectively, the “protected parties”, and each in such capacity, a “protected party”). See “Certain Relationships and Related Transactions—Tax Protection Agreement.” This agreement is intended to protect the protected party against the tax consequences described above. If we dispose of any interest in the protected properties in a taxable transaction prior to the tenth anniversary of the completion of the formation transaction, then we will indemnify the protected parties for their tax liabilities attributable to the built-in gain that exists with respect to such properties as of the time of this offering and the tax liabilities incurred as a result of such tax protection payment. Pursuant to the tax protection agreement, it is anticipated that the total amount of protected built-in gain on the protected properties and other assets will be approximately $423.4 million. Such indemnification obligations could result in aggregate payments of up to $177.0 million. The amount of tax is calculated without regard to any deductions, losses or credits that may be available. With respect to each of the protected properties, the tax indemnities described above will not apply to a disposition of a protected property if such disposition constitutes a “like-kind exchange” under section 1031 of the Code, an involuntary conversion under section 1033 of the Code, or another transaction (including, but not limited to, (i) a contribution of property that qualifies for the non-recognition of gain under sections 721 or 351 of the Code or (ii) a merger or consolidation of our Operating Partnership with or into another entity that qualifies for taxation as a partnership for federal income tax purposes) if such transaction does not result in the recognition of taxable income or gain to a contributor with respect to its OP units. In the case of the exception discussed in the preceding sentence, the tax protection then would apply to the replacement property (or the partnership interest) received in the transaction, to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for that property at the time of our formation transaction.

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In this regard, the Company has granted the tenants of six of the Company’s properties in southern Illinois an option to purchase the properties for an aggregate price of $27 million. If the tenants had exercised its option as of June 30, 2023, the Company would have recognized a built-in gain of approximately $19.2 million on such properties, which could have required the Company to make a tax indemnity payment of approximately $8.1 million. The Company has also entered into an option agreement with the tenants in 13 of the Company’s properties in Arkansas to grant these tenants an option to purchase the properties for an aggregate price of $90 million. If the Company had sold these properties for this price as of June 30, 2023, the Company would have recognized a built-in gain of approximately $54.4 million on such properties, which could have required the Company to make a tax indemnity payment of approximately $22.6 million.

In addition, the tax protection agreement will provide that the Operating Partnership will offer certain protected parties the opportunity to guarantee debt, or, alternatively, to enter into a deficit restoration obligation, in a manner intended to provide an allocation of Operating Partnership liabilities to the partner for federal income tax purposes. This opportunity will be offered upon certain future repayments, retirements, refinancings or other reductions (other than scheduled amortization) of the currently outstanding liabilities of the entities that held those properties prior to the formation transaction during the ten years following the closing of this offering. If we fail to make such opportunities available, we will be required to deliver to each such contributor a cash payment intended to approximate the contributor’s tax liability resulting from our failure to make such opportunities available to that contributor and the tax liabilities incurred as a result of such tax protection payment.

The tax protection agreement also provides that the Operating Partnership will indemnify the protected parties from any federal, state and local income taxes incurred by the protected parties as a result of any income or gain allocated to, or otherwise recognized by, the protected parties by reason of the negative capital account balances of the Predecessor Company existing at the time of the formation transaction. Under the Code, any negative capital account balance attributable to the current members of the Predecessor Company existing at the time of the formation transaction could be recaptured, possibly resulting in the recognition of taxable income to the current members.

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DETERMINATION OF OFFERING PRICE

The initial public offering price will be determined in consultation with the underwriters. In determining the initial public offering price, the underwriters will consider, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price will not necessarily bear any relationship to the book value of our properties and assets, our financial condition or any other established criteria of value and may not be indicative of the market price for shares of our common stock after this offering.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF STRAWBERRY FIELDS REALTY LP

The following summarizes the material terms of the agreement of limited partnership of our Operating Partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our Operating Partnership, a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through our Operating Partnership. Pursuant to the partnership agreement, we, as the general partner, have full, complete and exclusive responsibility and discretion in the management and control of our Operating Partnership, including the ability to cause our Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of tenants, to make distributions to partners and to cause changes in our Operating Partnership’s business activities.

Transferability of Interests

Holders of OP units may not transfer their units without our consent, as general partner of the Operating Partnership. We may not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction that results in a change in control of the Company unless:

● we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by the Company or our subsidiaries);

● as a result of such transaction, all limited partners (other than the Company or our subsidiaries) will receive, or have the right to receive, for each OP unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our shares of common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of OP units (other than those held by the Company or our subsidiaries) shall be given the option to exchange its OP units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

● we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than the Company or our subsidiaries) receive for each OP unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by a holder of one of our shares of common stock.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than OP units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for OP units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement, including those of the general partner, and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

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As the general partner of the Operating Partnership, we may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner, and (ii) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock is listed.

We, through a wholly-owned subsidiary serving as the general partner, without the consent of the limited partners, may (i) merge or consolidate our Operating Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our Operating Partnership in a transaction pursuant to which the limited partners (other than us or any of our subsidiaries) receive consideration as set forth above.

Capital Contributions

We will contribute, directly, to our Operating Partnership substantially all of the net proceeds of this offering as a capital contribution in exchange for OP units. Upon completion of this offering, we will own approximately          % (      % if the underwriters exercise their option to purchase additional shares in full) of the partnership interests in our Operating Partnership. The partnership agreement provides that if our Operating Partnership requires additional funds at any time in excess of funds available to our Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of common or preferred equity securities as additional capital to our Operating Partnership. If we contribute additional capital to our Operating Partnership, we will receive additional OP units or preferred OP units, as applicable, and our percentage interest of OP units or preferred OP units will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our Operating Partnership, the general partner will revalue the property of our Operating Partnership to its fair market value (as determined by the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by the general partner) on the date of the revaluation. Our Operating Partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our Operating Partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, limited partners, other than us, will receive redemption rights, which will enable them to cause our Operating Partnership to redeem their OP units in exchange for cash or, at our Operating Partnership’s option, for shares of our common stock on a one-for-one basis, commencing six months from the date of issuance of such units. Following the consummation of the offering, these limited partners will consist of the Predecessor Company and its affiliates. Redemptions will generally occur only on the first day of each calendar quarter. Limited partners must submit an irrevocable notice to our Operating Partnership of the intention to be redeemed no less than 60 days prior to the redemption date, and each limited partner must submit for redemption at least 1,000 OP units or, if such limited partner holds less than 1,000 OP units, all the OP units owned by such limited partner. The number of shares of common stock issuable upon redemption of OP units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings.

In the event that the Predecessor Company or its affiliates tender their OP units for cash redemption or exchange for shares of our common stock, we will treat this request as a related party transaction. The determination will be made by our audit committee, comprised of independent directors, pursuant to our related party transaction policy. In making this determination, the audit committee would consider the impact of the redemption or exchange on the Company and its shareholders, including any impact on Company’s status as a REIT .. See “Policies With Respect To Certain Activities and Transactions —Policies Applicable to All Directors and Officers.”

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Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

● result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limit in our charter;

● result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

● result in our being “closely held” within the meaning of Section 856(h) of the Code;

● cause us to fail to qualify as a REIT under the Code; or

● cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock or OP units for purposes of complying with the registration provisions of the Securities Act.

The general partner may, in its sole and absolute discretion, waive certain of these restrictions.

The partnership agreement requires that our Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, our Operating Partnership generally will pay all of our administrative costs and expenses, including:

● all expenses relating to our continuity of existence and our subsidiaries’ operations;

● all expenses relating to offerings and registration of securities;

● all expenses associated with any repurchase by us of any securities;

● all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

● all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

● all administrative costs and expenses, including salaries and other payments to directors, officers or employees;

● all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;

● all expenses incurred by us relating to any issuance or redemption of OP units; and

● all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our Operating Partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that, in the future, may be owned by us directly rather than by our Operating Partnership or its subsidiaries.

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General Partner Duties

Our directors and officers have duties under applicable Maryland law. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties under applicable Delaware law to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its limited partners. Our duties, as general partner to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. The partnership agreement provides that we will be under no obligation to consider the separate interests of the limited partners of our Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions. The partnership agreement also provides that in the event of a conflict between the interests of our stockholders, on the one hand, and the limited partners of the Operating Partnership, on the other hand, that cannot be resolved in a manner not adverse to either our stockholders or the limited partners, we, in our capacity as general partner of our Operating Partnership shall resolve the conflict in favor of the Company and our stockholders. We shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

Distributions

The partnership agreement provides that our Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our Operating Partnership’s property in connection with the liquidation of our Operating Partnership) at such time and in such amounts as determined by the general partner in its sole discretion, to us and the other limited partners in accordance with their respective percentage interests in our Operating Partnership.

Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the preferences among classes and the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, the general partner shall have the authority to elect the method to be used by our Operating Partnership for allocating items with respect to (i) the difference between the Predecessor Company’s adjusted tax basis in our portfolio and the proceeds of this offering that we will contribute to our Operating Partnership in exchange for OP units and (ii) contributed property acquired for OP units for which fair market value differs from the adjusted tax basis at the time of contribution. Any such election shall be binding on all partners. Upon the occurrence of certain specified events, our Operating Partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our Operating Partnership.

Registration Rights

We have granted those persons who will receive OP units in the formation transaction certain registration rights with respect to those shares of our common stock that may be issued, including in connection with the exercise of the redemption rights under the partnership agreement.

Following the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities and subject to certain further conditions as set forth in our Operating Partnership’s partnership agreement, we will be obligated to use our commercially reasonable efforts to file a shelf registration statement covering the issuance and resale of common stock received by limited partners upon redemption of their OP units and the resale of the common stock issued in the formation transaction (collectively, the “Registrable Securities”). In furtherance of such registration rights, we have also agreed as follows:

● to use our commercially reasonable efforts to have the registration statement declared effective;

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● to use our commercially reasonable efforts to keep the registration statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date that is two (2) years after the date of the effectiveness of the registration statement, (ii) the date on which all the Registrable Securities registered in the registration statement are eligible for sale without registration pursuant to Rule 144 (or any successor provision) under the Securities Act without volume limitations or other restrictions on transfer thereunder, or (iii) the date on which all the Registrable Securities registered by the registration statement are sold,

● to furnish to limited partners these holder of our shares of common stock prospectuses, supplements, amendments, and such other documents reasonably requested by them;

● to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;

● to list the shares of our common stock on any securities exchange or national market system upon which our shares of common stock are then listed; and

● to indemnify these parties against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such parties.

Notwithstanding the foregoing, we are not required to file more than one registration statement with respect to the registration rights listed above, and, as a condition to our obligations with respect to the registration rights, each affected party will agree:

● that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each such party will be suspended until we notify such party that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period);

● that if we propose an underwritten public offering, each such party will agree not to effect any offer, sale or distribution of our shares during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and

● to indemnify us and each of our officers, directors and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such party.

Subject to certain exceptions, our Operating Partnership will pay all expenses in connection with the exercise of registration rights under our Operating Partnership’s partnership agreement.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the securities of the Company and certain terms of our charter and bylaws, but it is not a complete description of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information”.

General

Our charter provides that we may issue up to 500.0 million shares of common stock, $0.0001 par value per share, and up to 100.0 million shares of preferred stock, $0.0001 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or preferred stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering,                         shares of common stock will be issued and outstanding shares if the underwriters exercise their option to purchase additional shares in full, and no shares of preferred stock will be issued and outstanding.

All shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Outstanding Shares of Common Stock

As of the date of this prospectus, there were 6,365,856 outstanding shares of our common stock, held of record by 508 stockholders.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of the Company’s directors, which means that the stockholders entitled to cast a majority of the votes of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the vote required to amend the charter, which requires at least two-thirds of the votes entitled to be cast) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because assets may be held by a corporation’s subsidiaries, as will be the case with the Company, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of the Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of the Company and any shares with preferential rights thereto.

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Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of the Company and have no appraisal rights. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, upon completion of this offering, (i) no person, may beneficially or constructively own more than 9.8% in value of the aggregate outstanding shares of our common stock, and (ii) no person may beneficially or constructively own more than 9.8%, in value of the outstanding shares of any class or series of our preferred stock (collectively, the “ownership limit”).

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Our charter also prohibits any person from:

● beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

● transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

● beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 9.9% or more of stocks or interest (determined in accordance with Section 856(d)(2)(B) of the Code) of a tenant, other than TRS, of our real property;

● beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operations a “qualified health care property” (as defined in Section 856(e)(6)(D)(i) of the Code) on behalf of a TRS failing to qualify as such under the Code; or

● acquiring shares of our capital stock if such acquisition would disqualify us as a REIT under the Code.

Our board of directors is authorized to consider the lack of certainty in the provisions of the Code relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the ownership limit and attributed ownership and related matters on as conservative basis as the board of directors deems advisable to minimize or eliminate uncertainty as to our qualification or continued qualification as a REIT. Our charter does not restrict the authority of the board to take such other action as it deems necessary or advisable to protect to us and the interests of the stockholders by preservation of our qualification as a REIT under the Code.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person if our board of directors obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limit, subject to certain exceptions. A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the purported owner or transferee (the “prohibited owner”) acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the prohibited owner will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

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Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the prohibited owner, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the prohibited owner shall acquire no rights in those shares.

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT.

Every owner of 5% or more (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Exchange Listing

Our common stock is listed on the NYSE American under the symbol “STRW”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust.

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CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or of Maryland law. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of the Company may be established, increased or decreased by our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless our bylaws are amended, more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy resulting from an increase in the number of directors, or the resignation, death or removal of a director may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, stockholders entitled to cast a majority of all the votes entitled to be cast in the election of directors will be able to elect all of our directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

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Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

1. the corporation’s board of directors will be divided into three classes;

2. the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

3. the number of directors may be fixed only by vote of the directors;

4. a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

5. the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors and (3) require, unless called by our chairman, our president and chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting or until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president and chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendments to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain amendments related to the removal of directors and the vote required to amend the charter (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

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Appraisal Rights

Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record at the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

● supermajority vote and cause requirements for removal of directors;

● requirement that stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

● provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

● the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

● the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

● the restrictions on ownership and transfer of our stock; and

● advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed, or the business combination is not approved by our board of directors, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

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Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and absolute forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, (b) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine and no such action may be brought in any court sitting outside of the State of Maryland or in another circuit court within the State of Maryland unless we consent in writing to such court. These provisions of our bylaws will not apply to claims that may be asserted under federal securities laws.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter provides for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

● the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

● the director or officer actually received an improper personal benefit in money, property or services; or

● in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

● a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

● a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

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Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

● any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

● any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any individual who served the Predecessor Company in any of the capacities described above and to any employee or agent of the Company or the Predecessor Company.

We have also entered indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

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SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have             outstanding shares of our common stock (         shares of our common stock if the underwriters exercise their option to purchase additional shares in full). In addition, a total of           shares of our common stock will be reserved for issuance upon redemption of OP units and 225,100 shares of our common stock have been reserved for issuance under our equity incentive plan.

Of these shares, the              shares of our common stock sold in this offering (               shares of our common stock if the underwriters exercise their option to purchase additional shares in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares of common stock purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining shares of our common stock expected to be outstanding immediately after completion of this offering, plus any shares of common stock purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon redemption of OP units, will be “restricted shares” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

Although our common stock is listed on the NYSE American Stock Exchange, there has been limited public trading of our common stock. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop after this offering, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the redemption of OP units), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

As of the date of this prospectus, shares of our common stock are “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

● 1.0% of the shares of our common stock then outstanding, which will equal approximately           shares immediately after this offering                  shares if the underwriters exercise their option in full); or

● the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

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Redemption/Exchange Rights

The Operating Partnership has issued an aggregate of OP units to persons other than the Company. The holders of these OP units have the right to require our Operating Partnership to redeem part or all of their OP units for cash, or, at our election, for shares of our common stock, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section titled “Description of Capital Stock—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of Strawberry Fields Realty LP.”

Registration Rights

Pursuant to the terms of the partnership agreement of our Operating Partnership, and the terms of the contribution agreement pursuant to which we acquired the assets and liabilities of the Predecessor Company, we agreed to use commercially reasonable efforts to file, following the date on which we become eligible to file a registration statement on Form S-3 under the Securities Act of 1933, as amended, one or more registration statements registering the issuance and resale of the common stock issuable upon redemption of the OP units and the resale of the common stock issued in the formation transfers. We agreed to pay all of the expenses relating to such registration statements.

Equity Incentive Plan

We have adopted an equity incentive plan. The plan will provide for the grant of various types of incentive awards to directors, officers, employees and consultants of the Company and our subsidiaries and affiliates, including our Operating Partnership. An aggregate of 250,000 shares of our common stock are authorized for issuance under the equity incentive plan, of which 24,900 shares have been issued.

Lock-up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, our executive officers, director and director nominees and certain holders of a substantial portion of our outstanding capital stock have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of common stock or securities convertible into, exchangeable for or exercisable for shares of common stock (including OP units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days (subject to extension in certain circumstances) after the date of this prospectus, without the prior written consent the representatives.

The exceptions permit our executive officers, director and director nominees and certain holders of a substantial portion of our outstanding capital stock, subject to certain restrictions, to transfer the common stock (i) as a bona fide gift; (ii) to any trust for the direct or indirect benefit of such person or the immediate family of such person; (iii) pursuant to a qualified domestic order or in connection with a divorce settlement; or (iv) by will or intestate succession to the legal representative, heir, beneficiary or immediate family of such person upon the death of such person.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Shutts & Bowen LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

●	insurance companies;

●	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

●	financial institutions or broker-dealers;

●	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below);

●	U.S. expatriates;

●	persons who mark-to-market our stock;

●	subchapter S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	regulated investment companies and REITs;

●	trusts and estates;

●	holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

●	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code; and

●	persons holding our stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold our stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this summary. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

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WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2022. We believe that have been organized and operated in such a manner for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner to remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex. This summary sets forth only the material aspects of such provisions and is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof. This section is not a substitute for careful tax planning. We urge you, as a prospective investor, to consult your own tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT.

In connection with this offering, Shutts & Bowen LLP is rendering an opinion that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2022 and subsequent taxable years. Investors should be aware that Shutts & Bowen LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court, and speaks as of the date issued. In addition, Shutts & Bowen LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Shutts & Bowen LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Shutts & Bowen LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material), in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

As long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our taxable ordinary income that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to federal tax in the following circumstances:

● We will pay federal corporate income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

● We will pay income tax at the highest corporate rate on:

●	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

●	other non-qualifying income from foreclosure property.

● We will pay a 100% tax on net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business).

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● If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

● the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

● If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distribute.

● We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

● If we have built-in gain assets at the time of the effectiveness of our REIT election and make an election to be taxed immediately or recognize gain on the disposition of such asset during the 5-year period following the effectiveness of our REIT election or if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the 5-year period beginning on the date on which we acquired the asset, then all or a portion of the gain may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS;

● We will be subject to a 100% excise tax on transactions with any TRS that are not conducted on an arm’s-length basis, including services provided by a TRS.

● If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

● If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

● If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, including pursuant to the formation transaction, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

●	the amount of gain that we recognize at the time of the sale or disposition, and

●	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

● We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements.”

● The earnings of our lower-tier entities that are subchapter C corporations, including our TRS and any other TRSs we form in the future, will be subject to federal corporate income tax.

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In addition, notwithstanding our qualification as a REIT, we also may have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, our TRS and any other TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets certain requirements. In order for us to qualify, and continue to qualify, as a REIT, the REIT must meet, generally on a continuing basis, satisfy each of the following requirements:

1. It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. It has at least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9. It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

10. It satisfies certain other tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit-sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

As a Maryland corporation, we satisfied the third requirement. In addition, we are managed by a board of directors, we have transferable shares and we do not intend to operate as a financial institution or insurance company. We utilize the calendar year for federal income tax reporting purposes. Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Stock — Restrictions on Ownership and Transfer.” These provisions permit us to refuse to recognize certain transfers of shares that would tend to violate these REIT provisions. We can offer no assurance that our refusal to recognize a transfer will be effective. Notwithstanding compliance with the share ownership requirements outlined above, tax-exempt stockholders may be required to treat all or a portion of their distributions from us as UBTI if tax-exempt stockholders, in the aggregate, exceed certain ownership thresholds set forth in the Code.

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Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a limited liability company, that has a single owner for federal income tax purposes generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We have control of our Operating Partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

In addition, the character of the assets and gross income of the partnership, qualified REIT subsidiary or other disregarded entity shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and asset tests set forth in the Code.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a “qualified REIT subsidiary” or other disregarded entity, as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a taxable REIT subsidiary is generally subject to corporate income tax on its earnings, which may reduce the cash flow generated by such entity. We are not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such TRS, if any, as dividend income to the extent of the TRS’s current and accumulated earnings and profits. This treatment may affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

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A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. In addition, overall limitations on the deductibility of net interest expense by businesses could apply to our TRS. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements. We may elect to treat entities as TRSs in the future. Such TRSs will be subject to corporate income tax on their taxable income.

Gross Income Tests

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

● rents from real property;

● interest on debt secured by mortgages on real property, or on interests in real property, other than on nonqualified publicly-offered REIT debt instruments;

● dividends or other distributions on, and gain from the sale of, shares in other REITs;

● gain from the sale of real estate assets;

● income and gain derived from foreclosure property;

● amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

● income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Generally, gross income from dispositions of real property held primarily for sale in the ordinary course of business is excluded from the 75% income test.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for the asset tests, neither the gain from the sale of such debt instruments nor interest on such debt instruments is treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” (as defined in “—Hedging Transactions”) that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

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Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

● First, the rent must not be based, in whole or in part, on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales if such amount is in conformity with normal business practice and not used as a means to base rent on income or profits.

● Second, rents received from a tenant will not qualify as “rents from real property” if we or a direct or indirect owner of 10% or more of the REIT directly or constructively owns 10% or more of the tenant except that rents received from a TRS under certain circumstances qualify as rents from real property even if the REIT owns more than a 10% interest in the subsidiary.

● Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

● Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. However, we need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

● are fixed at the time the leases are entered into;

● are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

● conform with normal business practice.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

Second, if we own, actually or constructively, 10% or more (measured by voting power or fair market value) of the stock of a corporate lessee, or 10% or more of the assets or net profits of any non-corporate lessee (each a “related party tenant”), other than a TRS, any income we receive from the lessee will be non-qualifying income for purposes of the 75% and 95% gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. Our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should not own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

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We may own up to 100% of the shares of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as “rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

While rents from real property do not generally include amounts received from an entity in which the REIT owns, directly or indirectly, a 10% or greater interest by voting power or value, the Code permits a REIT to lease a healthcare facility to a TRS, provided the TRS engages an eligible independent contractor (i.e., an unrelated third party) to manage and operate the healthcare facility. A healthcare facility is defined as a hospital, nursing facility, assisted living facility or congregate care facility and may also include certain independent living facilities or other licensed facilities that provide medical or nursing services to patients. The eligible independent contractor must be responsible for the daily supervision and direction of the employees on behalf of the TRS pursuant to a management agreement or similar service contract.

Under the Code, a TRS can receive all revenue and bear all expenses of operating qualified healthcare property, less the independent contractor’s fee. The net income after paying management fees, rent to the REIT, and other operating expenses would be subject to corporate level taxation. The net after tax earnings of the TRS may be distributed by the TRS to the REIT and would constitute good REIT income for purposes of the 95% income test, but not the 75% income test.

With respect to senior housing properties that are healthcare facilities, we could utilize a TRS structure for our senior housing properties by leasing such properties to our TRS or one of its subsidiaries and engaging third party operators; however, we generally lease our senior housing properties to tenants under triple-net or similar lease structures, where the tenant bears all or substantially all of the costs (including cost increases for real estate taxes, utilities, insurance and ordinary repairs).

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of our other non-qualifying income, will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, except as described below, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We believe that we do not perform any services other than customary ones for our lessees, other than services that are provided through independent contractors or TRSs.

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If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. We believe that our leases are structured in a manner that will enable us to continue satisfy the REIT gross income tests.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

● an amount that is based on a fixed percentage or percentages of receipts or sales; and

● an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan or on the date the REIT modifies the loan (if the modification is treated as “significant” for federal income tax purposes), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. For purposes of this paragraph, however, we do not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. In addition, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests assuming the loan is held for investment.

We may modify the terms of any mortgage loans we originate or acquire. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test. In determining the value of the real property securing such a loan, we generally will not obtain third party appraisals but rather will rely on internal valuations.

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We expect that the interest, original issue discount, and market discount income that we receive from any mortgage related assets generally will be qualifying income for purposes of both gross income tests.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Fee Income. We may receive various fees. Fee income generally will not be treated as qualifying income for purposes of the 75% and 95% gross income tests. Any fees earned by a TRS are not included for purposes of the gross income tests. We do not expect such amounts, if any, to be significant.

Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers, in the ordinary course of business, will generally be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by a “qualified REIT subsidiary” and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the 75% Income Test and the 95% Income Test for qualification as a REIT. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

● the REIT has held the property for not less than two years;

● the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

● either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1031 or 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (iv) (a) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted bases) taking into account the current and two prior years did not exceed 10%, or (v) (a) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) taking into account the current and two prior years did not exceed 10%;

● in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

● if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

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We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

● that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

● for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

● for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified healthcare property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

● on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

● on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

● which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income, or a TRS.

We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules could affect a decision by us to foreclose on a particular mortgage loan and could affect whether we choose to foreclose with regard to a particular mortgage loan.

Hedging Transactions. From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means (i) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), or (iii) any transaction entered into to “offset” a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

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Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT that would satisfy the 75% gross income test and 75% asset test (discussed below) on a stand-alone basis. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Phantom income. Due to the nature of the assets in which we may invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may originate loans with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the loan, and to treat it as taxable income in accordance with applicable federal income tax rules even though such yield may exceed cash payments, if any, received on such loan.

Under the tax law informally known as the Tax Cuts and Jobs Act (“TCJA”), we generally will be required to take certain amounts in income no later than the time such amounts are reflected in our consolidated financial statements. This rule may require the accrual of income with respect to any loans we may acquire earlier than would be the case under the general tax rules.

In addition, in the event that any loan is delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular loan are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

● our failure to meet those tests is due to reasonable cause and not to willful neglect; and

● following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

● any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

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Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year relating to the nature and diversification of our assets:

First, at least 75% of the value of our total assets must consist of:

● cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

● U.S. government securities;

● interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

● interests in mortgage loans secured by real property;

● stock in other REITs and debt instruments issued by “publicly offered REITs”; and

● investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than a TRS) may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Sixth, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

● “Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

● a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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● a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

● Any loan to an individual or an estate;

● Any “section 467 rental agreement,” other than an agreement with a related party tenant;

● Any obligation to pay “rents from real property”;

● Certain securities issued by governmental entities;

● Any security issued by a REIT;

● Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

● Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

In general, under the applicable Treasury regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of: (1) the date we agreed to acquire or originate the loan; or (2) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote or value test. IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the loan on the relevant quarterly REIT asset testing date or (2) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. We intend to invest in mortgage loans, if any, in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

● we satisfied the asset tests at the end of the preceding calendar quarter; and

● the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. If we fail any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate applicable to the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

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We believe that our existing investments comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis.

We believe that the assets that we hold, and that we will acquire in the future, will allow us to satisfy the foregoing asset test requirements. However, we do not typically obtain independent appraisals to support our conclusions as to the value of our assets, and may not obtain independent appraisals to support our conclusions as to the value of the real estate collateral for any senior loan that we may hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of certain assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

● the sum of

●	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

●	90% of our after-tax net income, if any, from foreclosure property, minus

● the excess of the sum of specified items of non-cash income (including original issue discount on any loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

Further, if we were not a “publicly offered REIT,” for our distributions to be counted as satisfying the annual distribution requirement for REITs and to provide us with the dividends paid deduction, such distributions must not be “preferential dividends.” A dividend is not a preferential dividend if that distribution is (i) pro rata among all outstanding shares within a particular class of stock and (ii) in accordance with the preferences among different classes of stock as set forth in our charter. This preferential dividend rule does not apply to us so long as we qualify and continue to qualify as a “publicly offered REIT.”

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

● 85% of our REIT ordinary income for such year,

● 95% of our REIT capital gain income for such year, and

● any undistributed taxable income from prior periods.

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We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute during such year.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the REIT annual distribution requirements by making taxable distributions of our stock or debt securities. The IRS has issued a revenue procedure authorizing publicly offered REITs to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. We currently do not intend to pay taxable dividends payable in cash and stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and penalties to the IRS based upon the amount of any deduction we take for deficiency dividends for an earlier year.

We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax laws require us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our advisor and its affiliates. If the IRS were to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay penalties and interest thereon to the IRS, as provided by the Code. A deficiency distribution cannot be used to satisfy the distribution requirement however, if the failure to meet the requirement is not due to a later adjustment to our income by the IRS.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates (currently, 21%). In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, if our REIT status is terminated, for any reason, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

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Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a beneficial owner of our capital stock that for federal income tax purposes is:

● a citizen or resident of the United States;

● a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

● an estate whose income is subject to federal income taxation regardless of its source;

● any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person; or

● a person or entity otherwise subject to federal income taxation on a net income basis.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our capital stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our capital stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. Our dividends will not qualify for the dividends received deduction generally available to corporations.

Individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years before January 1, 2026, the maximum tax rate for U.S. stockholders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum tax rate on ordinary REIT dividends for taxable years before January 1, 2026 would be 29.6%. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

Dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (See “— Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends generally will be taxed at a higher tax rate as described above. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations during the taxable year, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our capital stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

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A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder in the shares of capital stock on which the distribution was paid. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations.

Taxation of U.S. Stockholders on the Disposition of Capital Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our stock may be disallowed if the U.S. stockholder purchases other stock within 30 days before or after the disposition. Also, the IRS is authorized to issue Treasury Regulations that would subject a portion of the capital gain a U.S. stockholder recognizes from selling his shares or from a capital gain distribution to a tax at a 25% rate, to the extent the capital gain is attributable to depreciation previously deducted.

If a U.S. stockholder has shares of our common stock redeemed by us, the U.S. stockholder will be treated as if the U.S. stockholder sold the redeemed shares if all of the U.S. stockholder’s shares of our common stock are redeemed or if the redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption distribution is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution, and will not be entitled to return of capital treatment as in the case of a sale or exchange transaction. U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

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Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. For taxable years before January 1, 2026, the highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. In addition, certain net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

FATCA Withholding

Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain U.S. stockholders who own our shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of capital stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

● the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

● we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

● either:

● one pension trust owns more than 25% of the value of our capital stock; or

● a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

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Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of our capital stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are highly complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our capital stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (“USRPI”), as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

● a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate with us;

● the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or

● the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. stockholder in the shares of capital stock on which the distribution was paid. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exceptions discussed below, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

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Capital gain distributions to the holders of shares of a class of our capital stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (i) (a) such class of capital stock is treated as being “regularly traded” on an established securities market in the United States, and (b) the non-U.S. stockholder did not own more than 10% of such class of capital stock at any time during the one-year period preceding the distribution or (ii) the non-U.S. stockholder was treated as a “qualified shareholder” or “qualified foreign pension fund,” as discussed below. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If a class of our capital stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 10% of the applicable class of our capital stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of shares of our capital stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire that capital stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our capital stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our capital stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, despite our status as a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our capital stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If a class of our capital stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to that class of our capital stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells shares of that class of our capital stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

● that class of our capital stock is treated as being regularly traded under applicable Treasury regulations on an established securities market; and

● the non-U.S. stockholder owned, actually or constructively, 10% or less of that class of our capital stock at all times during a specified testing period.

As noted above, we anticipate our common stock will be regularly traded on an established securities market following this offering.

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If the gain on the sale of shares of our capital stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

● the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

● the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Qualified Shareholders

Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA and thus will not be subject to the special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified stockholder”)) may be subject to FIRPTA withholding. REIT distributions received by a “qualified stockholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.

In addition, a sale of our stock by a “qualified shareholder” who holds such stock directly or indirectly (through one or more partnerships) generally will not be subject to federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to federal income taxation and FIRPTA withholding on a sale of our stock.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE American or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA and thus will not be subject to the special withholding rules under FIRPTA. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of our stock by a “qualified foreign pension fund” that holds such stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.

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A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

FATCA Withholding

Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our capital stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding, at a rate of 24%, with respect to distributions unless the stockholder:

● is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

● provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

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Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Substantially all of the Company’s investments are held indirectly through the Operating Partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. The Company includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held through the Operating Partnership.

Classification as Partnerships. We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner for federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

● is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

● is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity is a U.S. entity and fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner for federal income tax purposes) for federal income tax purposes. Our Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We believe our Operating Partnership will qualify for the private placement exclusion. We expect that any other Partnership that we form in the future will qualify for the private placement exclusion. Our Operating Partnership’s partnership agreement contains provisions enabling its general partner to take such steps as are necessary or appropriate to prevent the issuance and transfers of interests in our Operating Partnership from causing our Operating Partnership to be treated as a publicly traded partnership under the PTP regulations. There can be no assurance, however, that we will not (i) issue partnership interests in a transaction required to be registered under the Securities Act, or (ii) issue partnership interests to more than 100 partners. However, even if our Operating Partnership were considered a publicly-traded partnership under the PTP Regulations, we believe our Operating Partnership should not be treated as a corporation because we expect it would be eligible for the 90% passive income exception described above.

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We have not requested, and do not intend to request, a ruling from the IRS that our Operating Partnership will be classified as a partnership for federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we may not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. In general, a partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership. However, the tax liability for adjustments to a Partnership’s tax returns made as a result of an audit by the IRS will be imposed on the Partnership itself in certain circumstances absent an election to the contrary.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. Our Operating Partnership may admit partners in the future in exchange for a contribution of property, which will result in book-tax differences.

Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis in the hands of our Operating Partnership of properties contributed to us would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our properties were to have a tax basis equal to their fair market value at the time of contribution.

Under the partnership agreement for our Operating Partnership, depreciation or amortization deductions of our Operating Partnership generally will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under Section 704(c) of the Code to use a method for allocating depreciation deductions attributable to contributed properties that results in the contributing partner receiving a disproportionately large share of such deductions when compared to the tax basis of such property. In this case, the contributing partner may be allocated (1) lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to such contributing partner if each such property were to have a tax basis equal to its fair market value at the time of contribution, and/or (2) taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to such contributing partner as a result of such sale. These allocations may cause the contributing partner to recognize taxable income in excess of cash proceeds received by the contributing partner, which might require such partner to utilize cash from other sources to satisfy his or her tax liability or, if the REIT happens to be the contributing partner, adversely affect our ability to comply with the REIT distribution requirements. We have not yet decided what method will be used to account for book-tax differences caused by our Operating Partnership admitting partners in the future in exchange for contributions of property.

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We anticipate that the REIT primarily will be contributing cash to the Operating Partnership, in which case we do not anticipate that these rules will adversely impact the allocations of income and gain from the Operating Partnership to the REIT. However, we (us and the Operating Partnership) have entered into a contribution agreement with certain affiliates pursuant to which the Operating Partnership acquired real properties having a lower basis than the fair market value of these properties. Accordingly, the tax principles discussed in this section could require lower allocations of depreciation expense and, in the event of a sale of one or more of these properties, higher allocations of income or gain to those contributing partners. While the application of these tax principles would not ordinarily have an adverse impact on any allocations of income, deduction, and/or gain to us as a REIT, the Operating Partnership also has entered into a tax protection agreement with the contributing partners that generally limit the Operating Partnership’s ability to dispose of these properties. Further, if the Operating Partnership were to dispose of one (or more) of these properties, the Operating Partnership could be obligated to make certain payments to the contributing partners to compensate them for the additional taxes payable as a result of the gains that are recognized and allocated to the contributing partners under these tax principles. As a result, the net proceeds available for distribution to us by the Operating Partnership after making any such tax payments to the contributing partners would be reduced.

The foregoing principles also could affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a dividend. The allocations described in the above paragraphs may result in a higher portion of our distributions being taxed as a dividend if we acquire properties in exchange for units of our Operating Partnership than would have occurred had we purchased such properties for cash.

In general, if any asset contributed to or revalued by the Operating Partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including the Company, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by the Operating Partnership and increased taxable income and gain on sale. Thus, the Company may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale. In this regard, it should be noted that as the general partner of the Operating Partnership, the Company will determine, taking into account the tax consequences to it, when and whether to sell any given property.

The Company will be allocated its share of the Operating Partnership’s taxable income or loss for each year regardless of the amount of cash that may be distributed to it by the Operating Partnership. As a result, the Company could be allocated taxable income for a year in excess of the amount of cash distributed to it. This excess taxable income is sometimes referred to as “phantom income.” Because the Company relies on cash distributions from the Operating Partnership to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Company’s ability to comply with those requirements.

Basis in Operating Partnership Interest

The adjusted tax basis of a partner’s interest in the Operating Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the Operating Partnership by the partner, (2) increased by the partner’s (a) allocable share of the Operating Partnership’s income and (b) allocable share of indebtedness of the Operating Partnership, and (3) reduced, but not below zero, by (a) the partner’s allocable share of the Operating Partnership’s loss and (b) the amount of cash distributed to the partner, including constructive cash distributions resulting from a reduction in the partner’s share of indebtedness of the Operating Partnership.

If the allocation of a partner’s distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of such partner’s partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce an adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in a partner’s share of the Operating Partnership’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce such partner’s adjusted tax basis below zero, any such distribution, including a constructive distribution, would constitute taxable income to such partner. The gain realized by the partner upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if the partner’s partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

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Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and Their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. The TCJA significantly changed the federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Additional technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our stock.

State and Local Taxes

The Company and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of the Company should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

To the extent that the Company and the taxable REIT subsidiaries are required to pay federal, state or local taxes, the Company will have less cash available for distribution to stockholders.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file, our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

Tax Shelter Reporting. Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

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UNDERWRITING

Compass Point Research & Trading, LLC is acting as the representative of each of the underwriters named below (the “Representative”). Subject to the terms and conditions set forth in an underwriting agreement among us, our Operating Partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Compass Point Research & Trading, LLC
Ladenburg Thalmann & Co. Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock subject, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to a number of additional shares of common stock not to exceed 15% of the number of shares of common stock sold in this offering at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $            per share of common stock. The underwriters may allow a discount from the concession not in excess of $            per share of common stock to certain brokers and dealers. After the initial offering, the Representative may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

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	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public offering price	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

The underwriting discount in this offering is 7.0% of the public offering price. We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have agreed to reimburse the Representative for up to $125,000 of its legal fees and other out-of-pocket expenses. We have also agreed to grant to the Representative a right of first refusal to act as the lead book-running underwriter or placement agent in connection with any and all public or private equity offerings and equity-linked financings of the company for a period of twelve months following the closing of this offering, subject to FINRA Rule 5110(g)(6).

Listing

Our common stock is listed on the NYSE American under the trading symbol “STRW.”

Lock-Up Agreements; No Sales of Similar Securities

We and each of our executive officers and directors and certain holders of a substantial portion of our outstanding capital stock have agreed with the Representative not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including OP units) or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without first obtaining the written consent of the Representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

●	offer, pledge, sell or contract to sell any common stock;

●	sell any option or contract to purchase any common stock;

●	purchase any option or contract to sell any common stock;

●	grant any option, right or warrant for the sale of any common stock;

●	lend or otherwise transfer or dispose of any common stock;

●	exercise any right to request or require registration of any common stock or other securities;

●	file or cause to be filed any registration statement related to the common stock; or

●	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of common stock or other securities, in cash or otherwise.

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This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including OP units. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market Making, Stabilization and Other Transactions

The underwriters may make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, may end any of these activities at any time.

Passive Market Making

The underwriters may also engage in passive market making transactions in our common stock on the NYSE American in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and, if commenced, may end passive market making activities at any time.

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Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters, selling group members (if any) or their affiliates. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Pricing of the Offering

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors that will be considered in determining the public offering price of the securities:

●	the trading price of our common stock prior to this offering;
●	the industry in which we operate;
●	our past and present operating results;
●	the previous experience of our executive officers; and
●	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the securities sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the securities sold in this offering can be resold at or above the public offering price.

Other Relationships

Some of the underwriters and their affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common stock offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

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NOTICE TO INVESTORS

Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the common stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the common stock and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriters provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the common stock in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the common stock acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases common stock will be deemed to have represented to the Company and the underwriters that the investor (i) is purchasing the common stock as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the common stock and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the common stock or with respect to the eligibility of the common stock for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

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Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

●	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State in accordance with the Prospectus Directive, except that an offer of such securities may be made to the public in that Member State:

●	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

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For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

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Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

●	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

●	where no consideration is given for the transfer; or

●	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order”, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a “Relevant Person”.

173

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Shutts & Bowen LLP and for the underwriters by Foley & Lardner LLP. Shapiro Sher Guinot & Sandler P.A. will pass upon the validity of the shares of common stock sold in this offering and certain other matters of Maryland law.

EXPERTS

The consolidated financial statements of Strawberry Fields REIT, Inc. as of December 31, 2022 and 2021, and the combined statements of revenues and certain expenses for the two month period ended December 31, 2022 and the six month period ended June 30, 2023, of WC-Indiana Properties Group, have been included herein in reliance upon the reports of Hacker, Johnson & Smith PA., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.strawberryfieldsreit.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to the Company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Our SEC filings, including our registration statement, are available to you, free of charge, on the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and file periodic reports and other information with the SEC. These reports and other information are available for inspection and copying at the website of the SEC referred to above.

174

Strawberry Fields REIT, Inc. Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2023 and 2022

Condensed Consolidated Balance Sheets June 30, 2023 (unaudited) and December 31, 2022	F-43

Condensed Consolidated Statements of Income and Comprehensive Income (unaudited) three and six months ended June 30, 2023 and 2022	F-44

Condensed Consolidated Statements of Equity (unaudited) three and six months ended June 30, 2023 and 2022	F-45

Condensed Consolidated Statements of Cash Flows (unaudited) six months ended June 30, 2023 and 2022	F-46

Notes to Condensed Consolidated Financial Statements June 30, 2023 (unaudited)	F-48

WC-Indiana Properties Group Combined Statements of Revenues and Certain Expenses for the Two Month Period ended December 31, 2022 and the Six Month Period ended June 30, 2023

Independent Auditor’s Report	F-78

Combined Statements of Revenues and Certain Expenses	F-80

Notes to Combined Statements of Revenues and Certain Expenses	F-81

Unaudited Pro Forma Condensed Combined Financial Information	F-83

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023	F-84

Unaudited Pro Forma Condensed Combined Statements of Income For The Year Ended December 31, 2022	F-85

Unaudited Pro Forma Condensed Combined Statements of Income For The Six Months Ended June 30, 2023	F-86

Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-87

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Strawberry Fields REIT, INC.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Strawberry Fields REIT, Inc., and its Predecessor (the “Company”) as of December 31, 2022 and 2021 and the related consolidated statements of income and comprehensive income (loss), equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements and financial statement schedule III (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations and its cash flows for the years then, in conformity with accounting principles generally accepted in the United States of America.

Supplemental Information

Financial statement schedule III (“Schedule III”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Schedule III is the responsibility of the Company’s management. Our audit procedures included determining whether Schedule III reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in Schedule III. In forming our opinion on Schedule III, we evaluated whether Schedule III, including its form and content, is presented in conformity with the rules and regulations of the Securities and Exchange Commission (“SEC”). In our opinion, Schedule III is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

(PCAOB ID: 400)

HACKER, JOHNSON & SMITH PA

We have served as the Company’s auditor since 2019.

Tampa, Florida

March 27, 2023

F-2

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED BALANCE SHEETS

(Amounts in $000’s, except share data)

	December 31,
	2022	2021
Assets
Real estate investments, net	$438,911	$462,728
Cash and cash equivalents	20,197	26,206
Restricted cash and equivalents	25,507	25,922
Straight-line rent receivable, net	23,534	23,262
Right of use lease asset	1,833	2,064
Goodwill, other intangible assets and lease rights	11,632	14,660
Deferred financing expenses	5,791	4,826
Notes receivable, net	19,419	9,831
Other assets	176	465
Total Assets	$547,000	$569,964

Liabilities
Accounts payable and accrued liabilities	$13,723	$20,654
Bonds, net	74,412	192,549
Notes payable and other debt	381,003	309,251
Operating lease liability	1,833	2,064
Other liabilities	10,892	10,396
Non-controlling interest redemption liability	15,753	-
Total Liabilities	$497,616	$534,914
Commitments and Contingencies (Notes 6 and 8)
Equity
Common stock, $.0001 par value, 500,000,000 shares authorized, 6,365,856 and 5,849,746 shares issued and outstanding in 2022 and 2021	-	-
Preferred stock, $.0001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	-	-
Additional paid in capital	$5,792	$4,327
Accumulated other comprehensive income (loss)	386	(2,455)
Retained earnings	1,608	393
Total Stockholders’ Equity	$7,786	$2,265
Non-controlling interest	$41,598	$32,785
Total Equity	$49,384	$35,050
Total Liabilities and Equity	$547,000	$569,964

See accompanying notes to consolidated financial statements.

F-3

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(Amounts in $000’s, except share data)

	Year Ended December 31,
	2022	2021

Revenues
Rental revenues	$92,543	$87,032

Expenses:
Depreciation	$25,530	24,460
Amortization	3,028	3,028
General and administrative expenses	6,012	6,297
Property taxes	13,131	10,623
Facility rent expenses	532	735
(Credit) provision for doubtful accounts	(5,636)	5,128
Total expenses	$42,597	$50,271
Income from operations	49,946	36,761

Interest expense, net	$(20,507)	$(21,261)
Amortization of deferred financing costs	(504)	(379)
Mortgage insurance premium	(1,704)	(1,769)
Total interest expense	$(22,715)	$(23,409)
Other income (loss):
Gain from sale of real estate investments	-	3,842
Foreign currency transaction loss	(10,932)	(8,775)
Other income	120	-
Total other loss	(10,812)	(4,933)
Net income	$16,419	$8,419
Less:
Net income attributable to non-controlling interest	(14,567)	(3,083)
Net income attributable to predecessor	-	(4,943)
Net income attributable to common stockholders	1,852	393
Other comprehensive income (loss):
Gain (loss) due to foreign currency translation	14,256	(6,751)
Reclassification of foreign currency transaction losses	10,932	8,775
Comprehensive income attributable to predecessor	-	(9,681)
Comprehensive (income) loss attributable to non-controlling interest	(22,347)	6,795
Comprehensive income (loss)	$4,693	$(469)
Net income attributable to common stockholders	$1,852	$393
Basic and diluted income per common share	$.31	$.07

Weighted average number of common shares outstanding	6,008,953	5,846,195

See accompanying notes to consolidated financial statements.

F-4

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED STATEMENTS OF EQUITY

(Amounts in $000’s, except share data)

	Number of Common Shares	Additional Paid-in Capital	Accumulated other comprehensive income (loss)	Retained Earnings / (Accumulated Deficit)	Non-controlling interest	Total
Balance, December 31, 2020 (Predecessor)	-	$63,936	$(23,775)	$(26,741)	$-	$13,420
Net change in foreign currency translation	-	-	9,681	-	-	9,681
Preferred dividends	-	(1,060)	-	-	-	(1,060)
Members’ distribution	-	(5,000)	-	-	-	(5,000)
Net Income	-	-	-	4,943	-	4,943
Balance June 7, 2021	-	57,876	(14,094)	(21,798)	-	21,984
Formation transaction	5,824,846	(53,799)	12,501	21,798	19,500	-
Issuance of operating partnership units	-	-	-	-	16,997	16,997
Net change in foreign currency translation	-	-	(862)	-	(6,795)	(7,657)
Stock-based compensation	24,900	250	-	-	-	250
Net Income	-	-	-	393	3,083	3,476
Balance, December 31, 2021	5,849,746	$4,327	$(2,455)	$393	$32,785	$35,050
Issuance of common shares in exchange for OP units	516,110	-	-	-	-	-
Reallocation of non-controlling interest	-	1,465	-	-	(1,465)	-
Dividends	-	-	-	(637)	-	(637)
Non-controlling interest distributions	-	-	-	-	(10,883)	(10,883)
Net change in foreign currency translation	-	-	2,841	-	22,347	25,188
Reclassification of non-controlling interest to non-controlling interest redemption liability	-	-	-	-	(15,753)	(15,753)
Net Income	-	-	-	1,852	14,567	16,419
Balance, December 31, 2022	6,365,856	$5,792	$386	$1,608	$41,598	$49,384

See accompanying notes to consolidated financial statements

F-5

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in $000’s)

	Year Ended December 31,
	2022	2021

Cash flows from operating activities:
Net income	$16,419	$8,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,558	27,488
Stock-based compensation	-	250
Gain from sale of Real Estate Investments	-	(3,842)
Amortization of bond issuance costs	1,160	1,000
Amortization of deferred financing costs	504	379
Decrease (increase) in other assets	289	(150)
Amortization of right of use asset	231	284
Foreign currency transaction loss	10,932	8,775
Foreign currency translation adjustments	971	(559)
Credit for doubtful accounts due to recovery of foreclosed real estate	(1,200)	-
Increase in straight-line rent receivables	(272)	(2,032)
(Decrease) increase in accounts payable and accrued liabilities and other liabilities	(6,435)	5,058
Repayment of operating lease liability	(231)	(284)
Net cash provided by operating activities	$50,926	$44,786

Cash flow from investing activities:
Purchase of Real estate investments	$(513)	$(64,068)
Proceeds from the sale of Real estate investments	-	44
(Increase) decrease in notes receivable	(9,588)	5,736
Net cash used in investing activities	$(10,101)	$(58,288)

Cash flows from financing activities:
Proceeds from senior debt, net of discount	$105,000	$-
Deferred financing costs	(1,469)	-
Proceeds from issuance of bonds, net of issuance costs	-	63,000
Repayment of bonds	(106,012)	(22,384)
Proceeds from the sale of bonds	-	1,700
Repayment of senior debt	(33,248)	(17,229)
Non-controlling interest distributions	(10,883)	-
Payment of dividends	(637)	-
Payment of Preferred dividends	-	(1,516)
Net cash (used in) provided by financing activities	$(47,249)	$23,571
(Decrease) increase in cash and cash equivalent and restricted cash and equivalents	$(6,424)	$10,069
Cash and cash equivalents and restricted cash and equivalents at the beginning of the year	$52,128	42,059
Cash and cash equivalents and restricted cash and equivalents at the end of the year	$45,704	$52,128

F-6

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in $000’s)

	Year Ended December 31,
	2022	2021
Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for interest	$21,629	$19,395
Supplemental schedule of noncash investing activities:
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	$25,188	$2,024
Increase in real estate investments due to non-cash recovery of foreclosed real estate	$1,200	$-
Reclassification of non-controlling interest to non-controlling interest redemption liability	$15,753	$-
Note receivable in connection with real estate investment sale	$-	$9,027
Buyer assumption of senior debt in connection with real estate investment sale	$-	$16,945
OP units issued in connection with purchase of real estate investments	$-	$16,997
Members’ distribution included in accounts payable and accrued liabilities	$-	$5,000

See accompanying notes to consolidated financial statements

F-7

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Business

Overview

The Company

STRAWBERRY FIELDS REIT Inc. (the “Company”) is a Maryland corporation formed in July 2019. The Company commenced operations on June 8, 2021, following the completion of the formation transaction described below. The Company conducts its business through a traditional UPREIT structure in which substantially all of its assets are owned by subsidiaries of Strawberry Fields Realty, LP, a Delaware limited partnership formed in July 2019 (the “Operating Partnership”). The Company is the general partner of the Operating Partnership.

The Company completed the formation transaction on June 8, 2021. In connection with the formation transaction, the Company, the Operating Partnership and Strawberry Fields REIT, LLC (the “Predecessor Company” or “Predecessor”) entered into a contribution agreement, pursuant to which the Predecessor Company contributed all of its assets to the Operating Partnership, and the Operating Partnership assumed all of its liabilities. In exchange, the Operating Partnership issued limited partnership interests designated as common units (the “OP units”) to the Predecessor Company, which immediately distributed them to its members and beneficial owners. The Company offered certain of the holders of these OP units the opportunity to exchange their OP units for shares of common stock of the Company on a one for one basis. The Company limited the number of OP units that could be exchanged by some of the holders so that such holders would not become beneficial owners of more than 9.8% of the outstanding shares of the Company in violation of the ownership limitations set forth in the Company’s charter. Following the completion of the formation transaction, and other transactions, the Company became the owner of approximately 12% and 11 % of the outstanding OP units as of December 31, 2022 and 2021, respectively. The formation transaction were accounted for at historical cost.

As the sole general partner of the Operating Partnership, the Company has the exclusive power under the partnership agreement to manage and conduct the business affairs of the Operating Partnership, subject to certain limited approval and voting rights of the limited partners. The Company may cause the Operating Partnership to issue additional OP units in connection with property acquisitions, compensation or otherwise. The Company became a publicly traded entity on September 21, 2022.

As of December 31, 2022, the Company owned 78 properties and leased one property that it in turn subleased to a tenant that operates the facility.

Predecessor Company

The Predecessor Company, Strawberry Fields REIT, LLC, is an Indiana limited liability company organized on August 4, 2014. Predecessor company’s final tax return was filed as of December 31, 2021.

The Predecessor Company primarily invested in real estate serving the healthcare industry in the United States. The Predecessor Company through its subsidiaries owned skilled nursing facilities, long-term acute care hospitals, and other healthcare related properties in the States of Illinois, Indiana, Michigan, Texas, Ohio, Tennessee, Kentucky, Oklahoma, and Arkansas. Prior to the formation transaction, the Predecessor Company owned 72 properties and leased one property that was subleased by the Predecessor Company to a tenant that operates the facility.

F-8

NOTE 1. Business (Cont.)

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

These consolidated financial statements are presented in U.S. dollars.

On June 8, 2021, the Company completed the following formation transaction and related transactions:

●	the Predecessor Company contributed all of its assets owned as of June 8, 2021, to the Operating Partnership, and the Operating Partnership assumed all of the liabilities of the Predecessor Company as of the same date;

●	the Operating Partnership issued 51,686,280 OP units to the Predecessor Company, which were distributed to the members and beneficial owners of the Predecessor Company; and

●	the Company issued 5,824,846 shares of its common stock to the members of the Predecessor Company and their beneficial owners and their transferees in exchange for 5,824,846 OP units.

Following the completion of the formation transaction, the Company owned approximately 11.3% or 5,844,166 of the outstanding OP units in the Operating Partnership. As of December 31, 2022 the Company owns approximately 12% of the Operating Partnership.

The following is a summary of the Predecessor Company’s Consolidated Statement of Income for the period from January 1, 2021, through June 7, 2021, and the Company’s Consolidated Statement of Income for the period from June 8, 2021, to December 31, 2021. These amounts are included in the accompanying Consolidated Statements of Income herein for the year ended December 31, 2021.

F-9

NOTE 1. Business (Cont.)

Basis of Presentation (Cont.)

	(Amounts in $000’s)
	Predecessor	Company
	January 1, 2021 through June 7, 2021	June 8, 2021 through December 31, 2021	TOTAL
Revenues
Rental revenues	$35,440	$51,592	$87,032

Expenses:
Depreciation	$10,303	$14,157	$24,460
Amortization	1,323	1,705	3,028
General and administrative expenses	1,928	4,369	6,297
Property taxes	4,039	6,584	10,623
Facility rent expenses	217	518	735
Provision for doubtful accounts	93	5,035	5,128
Total expenses	$17,903	$32,368	$50,271
Income from operations	17,537	19,224	36,761

Interest expense, net	$(8,769)	$(12,492)	$(21,261)
Amortization of deferred financing costs	(132)	(247)	(379)
Mortgage insurance premium	(691)	(1,078)	(1,769)
Total interest expense	$(9,592)	$(13,817)	$(23,409)
Other income (loss):
Gain from sale of real estate investments	3,842	-	3,842
Foreign currency translation loss	(6,844)	(1,931)	(8,775)
Total other loss	(3,002)	(1,931)	(4,933)
Net income	$4,943	$3,476	$8,419
Less net income attributable to non-controlling interest	$-	(3,083)	(3,083)
Net income attributable to Predecessor Company	-	-	(4,943)
Net income attributable to common stockholders	$-	$393	393

Variable Interest Entity

The Company consolidates the Operating Partnership, a variable interest entity (“VIE”) in which the Company is considered the primary beneficiary. The primary beneficiary is the entity that has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE.

Non-Controlling Interest

A non-controlling interest is defined as the portion of the equity in an entity not attributable, directly or indirectly, to the primary beneficiary. Non-controlling interests are required to be presented as a separate component of equity on a consolidated balance sheet. Accordingly, the presentation of net income is modified to present the income attributed to controlling and non-controlling interests. The non-controlling interest on the Company’s consolidated balance sheets represents OP units not held by the Company and represents approximately 88 % and 89 % of the outstanding OP Units issued by the Operating Partnership as of December 31, 2022 and 2021, respectively. The holders of these OP units are entitled to share in cash distributions from the Operating Partnership in proportion to their percentage ownership of OP units. Net income is allocated to the non-controlling interest based on the weighted-average of OP units outstanding during the year.

F-10

NOTE 1. Business (cont.)

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

NOTE 2. Summary of Significant Accounting Policies

Use of Estimates

Management is required to make estimates and assumptions in the preparation of the consolidated financial statements in conformity with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from management’s estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and the Predecessor Company, the Operating Partnership and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and short-term investments with original maturities of three months or less when purchased.

The Company’s cash, cash equivalents and restricted cash and cash equivalents periodically exceed federally insurable limits. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to the cash in its operating accounts. On December 31, 2022 and 2021, the Company had $40.7 million and $36.4 million, respectively, on deposit in excess of federally insured limits.

Restricted Cash and Cash Equivalents

Restricted cash primarily consists of amounts held by mortgage lenders to provide for real estate tax expenditures, tenant improvements, capital expenditures and security deposits, as well as escrow accounts related to principal and interest payments on bonds.

Real Estate Depreciation

Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated over the expected life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Building and improvements	7-53 years
Equipment and personal property	1-14 years

F-11

NOTE 2. Summary of Significant Accounting Policies (cont.)

Real Estate Valuation

In determining fair value and the allocation of the purchase price of acquisitions, the Company uses current appraisals or third-party valuation services. The most significant components of these allocations are typically the allocation of fair value to land and buildings and, for certain of its acquisitions, in place leases and other intangible assets. In the case of the fair value of buildings and the allocation of value to land and other intangibles, the estimates of the values of these components will affect the amount of depreciation and amortization the Company records over the estimated useful life of the property acquired or the remaining lease term. In the case of the value of in place leases, the Company makes best estimates based on the evaluation of the specific characteristics of each tenant’s lease. Factors considered include estimates of carrying costs during hypothetical expected lease up periods, market conditions and costs to execute similar leases. These assumptions affect the amount of future revenue that the Company will recognize over the remaining lease term for the acquired in place leases.

The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets, while transaction costs related to acquisitions that are deemed to be businesses are expensed as incurred. All of the Company’s acquisitions of investment properties qualified as asset acquisitions during the years ended December 31, 2022 and 2021.

Revenue Recognition

Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases. Substantially all of the Company’s leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of three methods depending on specific provisions of each lease as follows:

(i)	a specified annual increase over the prior year’s rent, generally between 1.0% and 3.0%;

(ii)	a calculation based on the Consumer Price Index; or

(iii)	specific dollar increases.

Contingent revenue is not recognized until all possible contingencies have been eliminated. The Company considers the operating history of the lessee and the general condition of the industry when evaluating whether all possible contingencies have been eliminated and have historically, and expect in the future, to not include contingent rents as income until received. The Company follows a policy related to rental income whereby the Company considers a lease to be non-performing after 60 days of non-payment of past due amounts and does not recognize unpaid rental income from that lease until the amounts have been received.

Rental revenues relating to non-contingent leases that contain specified rental increases over the life of the lease are recognized on the straight-line basis. Recognizing income on a straight-line basis requires us to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life. This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in our accompanying consolidated balance sheets. At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. The Company assesses the collectability of straight-line rent in accordance with the applicable accounting standards and reserve policy. If the lessee becomes delinquent in rent owed under the terms of the lease, the Company may provide a reserve against the recognized straight-line rent receivable asset for a portion, up to its full value, that the Company estimates may not be recoverable.

F-12

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Revenue Recognition (cont.)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market leases are accreted to rental income over the remaining terms of the respective leases and expected below-market renewal option periods.

The Company reports revenues and expenses within our triple-net leased properties for real estate taxes that are escrowed and obligations of the tenants in accordance with their respective lease with us.

Gain from sale of real estate investments was recognized when control of the property is transferred, and it is probable that substantially all consideration will be collected.

Allowance for Doubtful Accounts

The Company evaluates the liquidity and creditworthiness of its tenants, operators and borrowers on a monthly and quarterly basis. The Company’s evaluation considers industry and economic conditions, individual and portfolio property performance, credit enhancements, liquidity and other factors. The Company’s tenants, borrowers and operators furnish property, portfolio and guarantor/operator-level financial statements, among other information, on a monthly or quarterly basis; the Company utilizes this financial information to calculate the lease or debt service coverages that it uses as a primary credit quality indicator. Lease and debt service coverage information is evaluated together with other property, portfolio and operator performance information, including revenue, expense, net operating income, occupancy, rental rate, reimbursement trends, capital expenditures and EBITDA (defined as earnings before interest, tax, depreciation and amortization), along with other liquidity measures. The Company evaluates, on a monthly basis or immediately upon a significant change in circumstance, its tenants’, operators’ and borrowers’ ability to service their obligations with the Company.

The Company maintains an allowance for doubtful accounts for straight-line rent receivables resulting from tenants’ inability to make contractual rent and tenant recovery payments or lease defaults. For straight-line rent receivables, the Company’s assessment is based on amounts estimated to be recoverable over the lease term.

Impairment of Long-Lived Assets and Goodwill

The Company assesses the carrying value of real estate assets and related intangibles (“real estate assets”) when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company tests its real estate assets for impairment by comparing the sum of the expected future undiscounted cash flows to the carrying value of the real estate assets. The expected future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If the carrying value exceeds the expected future undiscounted cash flows, an impairment loss will be recognized to the extent that the carrying value of the real estate assets is greater than their fair value.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its’ carrying value. Potential impairment indicators include a significant decline in real estate values, significant restructuring plans, current macroeconomic conditions, state of the equity and capital markets or a significant decline in the Company’s market capitalization. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its’ carrying value, the Company applies the required two-step quantitative approach. The quantitative procedures of the two-step approach (i) compare the fair value of a reporting unit with its carrying value, including goodwill, and, if necessary, (ii) compare the implied fair value of reporting unit goodwill with the carrying value as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the fair value of assets and liabilities, excluding goodwill, is the implied value of goodwill and is used to determine the impairment amount, if any. The Company has selected the fourth quarter of each fiscal year to perform its annual impairment test.

F-13

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and cash equivalents, notes receivable and operating leases on owned properties. These financial instruments are subject to the possibility of loss of carrying value as a result of the failure of other parties to perform according to their contractual obligations or changes in market prices which may make the instrument less valuable. Cash and cash equivalents, restricted cash and equivalents are held with various financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk.

With respect to notes receivable, the Company obtains various collateral and other protective rights, and continually monitor these rights, in order to reduce such possibilities of loss. In addition, the Company provides reserves for potential losses based upon management’s periodic review of our portfolio.

On December 31, 2022, the Company held five notes receivable with an outstanding balance of $19.4 million. The notes have maturities ranging from 2023 through 2046, and interest rates ranging from 2% to 10.25%. One of the notes is collateralized by tenants accounts receivable. All other notes receivable are uncollateralized as of December 31, 2022. As of December 31, 2021 the Company held two uncollateralized notes receivable for a total amount of $9.8 million. All of these notes are paid monthly and are current.

During 2018, the Company undertook to acquire five properties located in Massachusetts through the acquisition of the loans secured by first mortgages on the properties. In this regard, the Company purchased mortgages from the lenders for the price of $7.74 million. During 2019, the Company subsequently advanced $3.1 million under the mortgages to repay other debts related to the properties. The Company had an informal understanding with the owner that, in exchange for the cancellation of the loans, the owner would transfer title to the properties to the Company.

However, subsequent to the purchase of the loans but prior to the transfer of the properties, the Company cancelled the planned transfer because the owner was forced to surrender its licenses to the State of Massachusetts due to cash flow issues. Due to the uncertainty with respect to the recovery of the Company’s investment in the loans, they were fully reserved at December 31, 2021.

In July 2022, the Company as lender sold four of the five properties at auction for the total amount of $4.4 million which is included in (credit) provision for doubtful accounts in the accompanying consolidated statements of income and comprehensive income (loss). In December 2022 the Company took title on the fifth property with an estimated fair value of $1.2 million. The Company is in the process of pursuing collection efforts with respect to the balance outstanding, plans to sell the foreclosed assets and pursue the guarantors of the loans to recover the unpaid principal balances as well as protective advances and collection costs.

Market Concentration Risk

As of December 31, 2022 and 2021, the Company owned 78 properties and leases 1 property in 9 states, with 21 properties or 26.6% of its total properties located in Illinois (which include 4,327 skilled nursing beds or 41.50% of the Company’s total beds) and 15 properties or 19.0% of its total properties in Indiana (which include 1,388 skilled nursing beds or 13.3% of the Company’s total beds). Since tenant revenue is primarily generated from Medicare and Medicaid, the operations of the Company are indirectly subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, Centers for Medicare and Medicaid Services, and the Department of Health and Aging in all states in which the Company operates. Such administrative directives, rules and regulations, including budgetary reimbursement funding, are subject to change by an act of Congress, the passage of laws by the state regulators or an administrative change mandated by one of the executive branch agencies. Such changes may occur with little notice or inadequate funding to pay for the related costs, including the additional administrative burden, to comply with a change.

F-14

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Debt and Capital Raising Issuance Costs

Costs incurred in connection with the issuance of equity interests are recorded as a reduction of additional paid-in capital. Debt issuance costs related to debt instruments, excluding line of credit arrangements, are deferred, recorded as a reduction of the related debt liability, and amortized to interest expense over the remaining term of the related debt liability utilizing the interest method. Deferred financing costs related to line of credit arrangements are deferred, recorded as an asset and amortized to interest expense over the remaining term of the related line of credit arrangement utilizing the interest method.

Penalties incurred to extinguish debt and any remaining unamortized debt issuance costs, discounts and premiums are recognized as income or expense in the consolidated statements of income at the time of extinguishment.

Segment Reporting

Accounting guidance regarding disclosures about segments of an enterprise and related information establishes standards for the manner in which public business enterprises report information about operating segments. The Company’s investment decisions in health care properties, and resulting investments are managed as a single operating segment for internal reporting and for internal decision-making purposes. Therefore, the Company has concluded that it operates as a single segment.

Basic and Diluted Income Per Common Share

The Company calculates basic income per common share by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the year. At December 31, 2022 and 2021, there were 46,890,541 and 47,406,651 OP units, respectively, outstanding which were potentially dilutive securities. During the years ended December 31, 2022, and 2021 the assumed conversion of the OP units had no impact on basic income per share.

F-15

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Beds, Units, Occupancy and Other Measures

Beds, units, occupancy and other non-financial measures used to describe real estate investments included in these notes to the consolidated financial statements are presented on an unaudited basis and are not subject to audit by the Company’s independent auditors in accordance with the standards of the Public Company Accounting Oversight Board.

Foreign Currency Translation and Transactions

Assets and liabilities denominated in foreign currencies that are translated into U.S. dollars use exchange rates in effect at the end of the period, and revenues and expenses denominated in foreign currencies that are translated into U.S. dollars use average rates of exchange in effect during the related period. Gains or losses resulting from translation are included in accumulated other comprehensive income (loss), a component of equity on the consolidated balance sheets.

Gains or losses resulting from foreign currency transactions are translated into U.S. dollars at the rates of exchange prevailing at the dates of the transactions. The effects of transaction gains or losses, if any, are included in other income (loss), in the consolidated statements of income.

Fair Value Measurement

The Company measures and discloses the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

● Level 1—quoted prices for identical instruments in active markets;

● Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

● Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures fair value using a set of standardized procedures that are outlined herein for all assets and liabilities which are required to be measured at fair value. When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and classifies such items in Level 1. In instances where a market price is available, but the instrument is in an inactive or over-the-counter market, the Company consistently applies the dealer (market maker) pricing estimate and classifies the asset or liability in Level 2. If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and/or market capitalization rates. Items valued using such internally generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or Level 3 even though there may be some significant inputs that are readily observable. Internal fair value models and techniques used by the Company include discounted cash flow valuation models.

F-16

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Real Estate Investments – Held for Sale

On December 31, 2022, the Company had one property included in real estate investments which was held for sale and carried at the lower of their net book value or fair value on a non-recurring basis on the consolidated balance sheets. At December 31, 2022 the fair value of real estate investments held for sale exceeded its net book value. As of December 31, 2021 the Company had no real estate investments held for sale. The Company’s real estate investments held for sale were classified as Level 3 of the fair value hierarchy.

Stock-Based Compensation

The Company accounts for share-based payment awards in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. ASC 718 requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions. The Company recognizes share-based payments over the vesting period.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting by requiring timelier recognition of credit losses on loans and other financial instruments held by financial institutions and other organizations. The amendments in ASU 2016-13 eliminate the “probable” initial threshold for recognition of credit losses in current accounting guidance and, instead, reflect an entity’s current estimate of all expected credit losses. Previously, when credit losses were measured under current accounting guidance, an entity generally only considered past events and current conditions in measuring the incurred loss. The amendments in ASU 2016-13 broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss. A reporting entity is required to apply the amendments in ASU 2016-13 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption.

Upon adoption of ASU 2016-13, the Company is required to reassess its financing receivables, including leases and notes receivable, and expects that application of ASU 2016-13 may result in the Company recognizing credit losses at an earlier date than would otherwise be recognized under current accounting guidance. On October 16, 2019, the FASB approved ASU 2019-10 which extends the effective date of ASU 2016-13 to January 1, 2023, for smaller reporting companies. Adoption of ASU 2016-13 on January 1, 2023, was not material to the Company’s consolidated financial position and results of operations.

F-17

NOTE 3. Restricted Cash and Equivalents

The following table presents the Company’s cash and equivalents and escrow deposits:

	December 31,
	2022	2021
	(amounts in $000’s)
Escrow with trustee	$2,287	$1,255
MIP escrow accounts	745	886
Other escrow and debt deposits	781	832
Property tax and insurance escrow	5,243	3,511
Interest and expense reserve bonds escrow	2,276	6,161
HUD replacement reserves	14,175	13,277
Total restricted cash and equivalents	$25,507	$25,922

Escrow with trustee - The Company transfers funds to the trustee for its Series A and Series C Bonds to cover principal and interest payments prior to the payment date.

MIP escrow accounts - The Company is required to make monthly escrow deposits for mortgage insurance premiums on the HUD guaranteed mortgage loans.

Other escrow and debt deposits – The Company funds various escrow accounts under certain of its loan agreements, primarily to cover debt service on underlying loans,

Property tax and insurance escrow - The Company funds escrows for real estate taxes and insurance under certain of its loan agreements.

Interest and expense reserve bonds escrow - The indentures for the Series A Bonds and Series C Bonds require the funding of a six-month interest reserve as well as an expense reserve. See Note 7 - Notes Payable and Other Debt.

HUD replacement reserves - The Company is required to make monthly payments into an escrow for replacement and improvement of the project assets covered by HUD guaranteed mortgage loans. A portion of the replacement reserves are required to be maintained until the applicable loan is fully paid.

F-18

NOTE 4. Real Estate Investments, net

Real estate investments consist of the following:

	Estimated	December 31,
	Useful Lives	2022	2021
	(Years)	(Amounts in $000’s)
Buildings and improvements	7-53	$495,215	$494,015
Equipment and personal property	1-14	78,524	78,011
Land	-	60,010	60,010
		633,749	632,036
Less: accumulated depreciation		(194,838)	(169,308)
Real estate investments, net		$438,911	$462,728

For the years ended December 31, 2022 and 2021, total depreciation expense were $25.5 million and $24.5 million, respectively.

Acquisition of Properties

On August 25, 2021, the Company acquired five properties located in Tennessee and one in Kentucky (the “Tennessee/Kentucky Properties”) for an aggregate acquisition cost of $81.0 million, which was paid through the issuance of 1,545,217 OP units valued at $17.0 million, including 90,909 of OP units paid to the broker valued at $1 million and a cash payment of $64.0 million. Moishe Gubin, our Chairman and Chief Executive Officer, agreed to purchase the OP units issued to the sellers either at cost or fair market value (whichever is higher) 12 months after the closing at the option of the sellers. The properties contain skilled nursing facilities of approximately 223,000 square feet and 515 beds. The Company financed a portion of the cash portion of the purchase price from the net proceeds received by the Company from the sale of Series C Bonds in Israel. The Company leased the five Tennessee facilities to related parties under a new Tennessee master lease, and the one Kentucky property to an unrelated third party under the existing Landmark master lease.

In November 2022 the Board of Directors of the Company approved a resolution to allow the Operating Partnership, instead of Moishe Gubin personally, to buy the 1,454,308 OP Units from the seller of the Tennessee/Kentucky Properties. The Purchase has not yet been completed as of the date of these consolidated financials. In connection with this transaction the Company reclassified $15.8 million, net of distributions on account of such OP Units in 2022, from non-controlling interest to non-controlling interest redemption liability. No adjustment to fair value was necessary at December 31, 2022 as the fair value of the Company’s common stock was less than the redemption price of $11.00 per unit.

Dispositions of Assets

On February 12, 2021, the Company closed on the sale of five properties in Illinois for a total purchase price of $26.1 million. The purchasers paid $9.0 million of the purchase price through the delivery of notes payable to the Predecessor Company and also assumed approximately $16.9 million in outstanding HUD mortgages on these assets. The notes bear a fixed interest rate of 5% per annum with fixed monthly payments of principal and interest of $92,900 for a period of 10.5 years. The Company recognized a gain of $3.8 million in connection with the sale of these real estate investments.

F-19

NOTE 4. Real Estate Investments, net (cont.)

Other Properties

In December 2022, the Company, through one of its subsidiaries, took title on a property in Massachusetts through a foreclosure. See note 2 above. As of December 31, 2022, the property is carried at estimated fair value of $1.2 million and is included in real estate investments in the accompanying consolidated balance sheets.

NOTE 5. Intangible Assets and Goodwill

Intangible assets consist of the following goodwill, Certificate of Need (“CON”) licenses and lease rights:

	Goodwill including CON Licenses	Lease Rights	Total
	(Amounts in $000’s)
Balances, December 31, 2020
Gross	$1,323	54,577	55,900
Accumulated Amortization	-	(38,212)	(38,212)
Net carrying amount	$1,323	$16,365	$17,688
Amortization for the year ended December 31, 2021	$-	(3,028)	(3,028)

Balances, December 31, 2021
Gross	$1,323	$54,577	$55,900
Accumulated amortization	-	(41,240)	(41,240)
Net carrying amount	$1,323	13,337	14,660

Balances, December 31, 2021
Gross	$1,323	54,577	55,900
Accumulated amortization	-	(41,240)	(41,240)
Net carrying amount	$1,323	$13,337	$14,660
Amortization for the year ended December 31, 2022	$-	(3,028)	(3,028)
Balances, December 31, 2022
Gross	$1,323	54,577	55,900
Accumulated amortization	-	(44,268)	(44,268)
Net carrying amount	$1,323	$10,309	$11,632

Estimated amortization expense for all finite-lived intangible assets for each of the future years ending December 31, is as follows:

Amortization of Lease Rights
(Amounts in $000’s)
2023	$3,028
2024	3,028
2025	3,028
2026	675
2027	461
Thereafter	89
Total	$10,309

F-20

NOTE 6. Leases

As of December 31, 2022 and 2021, the Company had leased 79 properties to tenant/operators in the States of Illinois, Indiana, Michigan, Ohio, Texas, Kentucky, Tennessee, Oklahoma and Arkansas. As of December 31, 2022 and 2021 all of the Company’s healthcare facilities were leased. Most of these facilities are leased on a triple net basis, meaning that the lessee (i.e., operator of the facility) is obligated under the lease for all expenses of the property in respect to insurance, taxes and property maintenance, as well as the lease payments.

The following table provides additional information regarding the properties owned/leased for the periods indicated:

	December 31,
	2022	2021
Cumulative number of properties	79	79
Cumulative number of operational beds	10,332	10,336

The following table provides additional information regarding the properties/facilities leased by the Company as of December 31, 2022:

State	Number of Operational Beds/Units	Owned by Company	Leased by Company	Total
Illinois	4,327	21	-	21
Indiana	1,388	14	1	15
Michigan	100	1	-	1
Ohio	238	4	-	4
Tennessee	1,056	12	-	12
Kentucky	1,045	9	-	9
Arkansas	1,568	13	-	13
Oklahoma	137	1	-	1
Texas	473	3	-	3
Total properties	10,332	78	1	79

Facility Type
Skilled Nursing Facilities	10,170	73	1	74
Long-Term Acute Care Hospitals(1)	63	2	-	2
Assisted Living Facility	99	3	-	3
Total facilities	10,332	78	1	79

(1)	Each property is comprised of a skilled nursing facility and long-term acute care hospital.

As of December 31, 2022, total future minimum rental revenues for the Company’s tenants are as follows:

Year	Amount
(Amounts in $000s)
2023	$83,312
2024	84,815
2025	75,152
2026	56,159
2027	56,453
Thereafter	186,099
Total	$541,990

F-21

NOTE 6. Leases (cont.)

The following table provides summary information regarding the number of operational beds associated with a property leased by the Company and subleased to third-party operators:

	December 31,
	2022	2021
Number of facilities leased and subleased to third-parties	1	1
Number of operational beds	68	68

Right of use assets and operating lease liabilities are disclosed as separate line items in the consolidated balance sheets and are valued based on the present value of the future minimum lease payments at the lease commencement. As the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense is recognized on a straight-line basis over the lease term. The Company’s operating lease obligation is for one skilled nursing facility. The lease expires on March 1, 2028 and has two five-year renewal options. The lease is a triple net lease, which requires the Company to pay real and personal property taxes, insurance expenses and all capital improvements. The Company subleases the building as part of the Indiana master lease. Based on the sublease with the Company’s tenant, the tenant is required to pay real and personal property taxes, insurance expenses and all capital improvements.

The components of lease expense and other lease information are as follows (dollars in thousands):

	Years ended December 31,
	2022	2021
Operating lease cost	$392	$375

	As of December 31,
	2022	2021
Operating lease right of use asset	$1,833	$2,064
Operating lease liability	$1,833	$2,064
Weighted average remaining lease term-operating leases (in years)	5.25	6.25
Weighted average discount rate	4.1%	4.1%

Future minimum operating lease payments under non-cancellable leases as of December 31, 2022, reconciled to the Company’s operating lease liability presented on the consolidated balance sheets:

(Amounts in $000s)
2023	$395
2024	395
2025	395
2026	395
2027	395
Thereafter	69
Total	$2,044
Less Interest	(211)
Total operating lease liability	$1,833

Other Properties leased by the Company

The Company, through one of its subsidiaries, leases its office spaces from a related party. Rental expense under the leases for the year ended December 31, 2022 and 2021, was $203,500 and $198,000, respectively.

F-22

NOTE 7. Notes Payable and Other Debt

Notes Payable and Other Debt consist of the following:

	Weighted Interest Rate at December 31,	December 31,
	2022	2022	2021
	(Amounts in $000s)
HUD guaranteed bank loans	3.23%	$275,778	$283,108
Bank loans	7.68%	105,225	24,789
Series A, Series B and Series C Bonds	5.91%	75,788	194,926
Loans from others	-	-	$1,354
Gross Notes Payable and other Debt		$456,791	$504,177
Debt issuance costs		(1,376)	(2,377)
Net Notes Payable and other Debt		$455,415	$501,800

Principal payments on the Notes Payable and Other Debt payable through maturity are as follows (amounts in $000s):

Year Ending December 31,
2023	$28,219
2024	25,793
2025	15,570
2026	57,373
2027	94,747
Thereafter	235,089
$456,791

Debt Covenant Compliance

As of December 31, 2022 and 2021, the Company was party to approximately 40 and 42 outstanding credit related instruments, respectively. These instruments included credit facilities, mortgage notes, bonds and other credit obligations. Some of the instruments include financial covenants. Covenant provisions include, but are not limited to, debt service coverage ratios, and minimum levels of EBITDA (defined as earnings before interest, tax, and depreciation and amortization) or EBITDAR (defined as earnings before interest, tax, depreciation and amortization and rental expense). Some covenants are based on annual financial metric measurements, and some are based on quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant provisions. As of December 31, 2022, the Company was in compliance with all financial and administrative covenants.

F-23

NOTE 7. Notes Payable and Other Debt (cont.)

Senior Debt—Mortgage Loans Guaranteed by HUD

As of December 31, 2022 and 2021, the Company had HUD guaranteed mortgage loans from financial institutions of $276 million and $283 million, respectively. These loans were secured by first mortgage liens on the applicable properties, assignments of rent and second liens on the operator’s assets. The Company pays HUD annual mortgage insurance premiums of 0.65% of the loan balances in addition to the interest rate. As a result, the overall interest rate paid by the Company with respect to the HUD guaranteed loans as of December 31, 2022 and 2021 was 3.88% (including the mortgage insurance premium).

Bank loans/repayment of Series B Bonds

On March 21, 2022, the Company closed a mortgage loan facility with a commercial bank pursuant to which the Company borrowed approximately $105 million. The facility provides for monthly payments of principal based on a 20-year amortization with a balloon payment due in March 2027. The rate is based on the one-month Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.5% and a floor of 4% (as of the December 31, 2022 the rate was 7.68%). As of December 31, 2022, total outstanding was $102.39 million. This loan is collateralized by 21 properties owned by the Company. The new loan proceeds were used to repay the Series B Bonds and prepay certain bank loans not secured by HUD guaranteed mortgages. The Company recognized a foreign currency transaction loss of approximately $10.1 million in connection with the repayment of the Series B Bonds during the year ended December 31, 2022.

The new credit facility financial covenants consist of (i) a covenant that the ratio of the Company’s indebtedness to its EBITDA cannot exceed 8.0 to 1, (ii) a covenant that the ratio of the Company’s net operating income to its debt service before dividend distribution is at least 1.20 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement (iii) a covenant that the ratio of the Company’s net operating income to its debt service after dividend distribution is at least 1.05 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, and (iii) a covenant that the Company’s GAAP equity is at least $20.0 million. As of December 31, 2022 the Company is in compliance with the loan covenants.

Series A Bonds

In November 2015, the Company, through a subsidiary, issued Series A Bonds in the face amount of NIS 265.2 million ($68 million) and received the net amount after issuance costs of NIS 251.2 million ($64.3 million). Since then the Company extended the series amount twice in September 2016 and May 2017 and received a combined net amount of $30.1 million. The Series A Bonds had an original interest rate of 6.4% per annum. The effective weighted interest rate on the Bonds, including those issued in the additional offering, is 7.4%.

Interest

The rate was increased to 6.65% in March 2017 due to the downgrade of the rating of the Series A Bonds by Standard & Poor’s from A to A-. The rate was further increased to 6.90% in August 2019 due to the downgrade of the rating of the BVI Company by Standard & Poor’s from ilA to ilA- and as a result the Series A Bond rating declined from ilA- to ilBBB+. On July 4, 2022, Standard & Poor’s upgraded the rating on Bond A from ilA- to ilA, and interest rate was decreased from 6.9% to 6.4%.

F-24

NOTE 7. Notes Payable and Other Debt (Cont.)

Series A Bonds (Cont.)

Payment Terms

The principal amount of the Series A Bonds is payable in eight annual installments due on July 1 of each of the years 2017 through 2024. The first four principal payments are equal to 15% of the original principal amount of the Series A Bonds, and each of the last four principal payments are equal to 10% of original principal amount of the Series A Bonds.

The Series A Bonds are not secured except for an interest reserve. The indenture for the Series A Bonds requires the BVI Company to maintain an interest reserve with the trustee equal to the next interest payment on the Series A Bonds. In addition, the BVI Company committed not to further encumber its assets under a general lien without obtaining the approval of the holders of the Series A Bonds, provided that the BVI Company may grant specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register general and specific liens on their assets.

Financial Covenants

The financial covenants of the BVI Company are measured based on its financial statements prepared in accordance with IFRS accounting principles. The annual rate of interest on the Series A Bonds will increase by 0.5%, but only once with respect to each breach of any such covenant, if: (i) the shareholders’ equity of the BVI Company (excluding minority interests) is less than $110 million, (ii) the ratio of adjusted net financial debt to adjusted EBITDA (for the latest four quarters) exceeds 12 or (iii) the ratio of equity to total assets is less than 27%. Compliance with these financial covenants is measured annually and quarterly based on the BVI Company’s annual financial statements and quarterly financial statements. As of December 31, 2022, the BVI Company was in compliance with the above covenants.

Dividend Restrictions

The indenture for the Series A Bonds limits the amount of dividends that may be paid by the BVI Company to its stockholders. The BVI Company may not make any distribution unless all of the following conditions are fulfilled (with all amounts calculated under IFRS):

● The distribution amount may not exceed 40% of the net profit after tax that is recognized in the most recent consolidated financial statements of the BVI Company, less profits or losses arising from a change in accounting methods, net revaluation profits/losses (that have not yet been realized) arising from a change in the fair value of the assets with respect to the fair value in prior reporting period.

● The ratio of the consolidated stockholders’ equity of the BVI Company to its total consolidated balance sheet may not be less than 30%.

● The distributable profits for which no distribution was performed in a specific year will be added to the following quarters.

● The BVI Company’s equity at the end of the last quarter, before the distribution of dividends, less the dividends distributed, may not be less than $120 million.

● The BVI Company meets the financial conditions described above, and the Company is not in violation of all and/or any of its material undertakings to the holders of the Series A Bonds.

F-25

NOTE 7. Notes Payable and Other Debt (Cont.)

Series A Bonds (Cont.)

Increase in Interest Rate

Additionally, the annual rate of interest on the Series A Bonds will increase by 0.25% if there is a decrease in the rating of the Series A Bonds, up to a maximum increase of 1.25% per year. In the event of the increase in the rate of interest on the Series A Bonds for the above reasons, the rate will be decreased if the underlying cause of the interests is eliminated, provided that the rate of interest will not be less than 6.4%.

Security

The BVI Company committed not to pledge its assets under general liens without obtaining the consent in advance of the Bond holders. Nevertheless, the BVI Company is entitled to register specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register liens, including general and specific, on their assets.

Redemption Provisions

The BVI Company may, at its discretion, call the Series A Bonds for early repayment. In the event of the redemption of all of the Series A Bonds, the BVI Company would be required to pay the highest of the following amounts:

●	the market value of the balance of the Series A Bonds in circulation which will be determined based on the average closing price of the Series A Bonds for thirty (30) trading days before the date on which the board of directors resolves to undertake the early redemption;

●	the par value of the Series A Bonds available for early redemption in circulation (i.e., the principal balance of the Series A Bonds plus accrued interest until the date of the actual early redemption); or

●	the balance of the payments under the Series A Bonds (consisting of future payments of principal and interest), when discounted to their present value based on the annual yield of the Israeli government bonds plus an “additional rate.” The additional rate will be 2.5% per annum for early repayment.

Change of Control

The holders of a majority of the Series A Bonds may accelerate the outstanding balance of the Bonds if the control of the BVI Company is transferred, directly or indirectly, unless the transfer of control is approved by the holders of a majority of the Series A Bonds.

For purposes of the Series A Bonds, the “controlling stockholders” of the BVI Company are deemed to be Moishe Gubin, Tira Gubin and Michael Blisko.

For the purpose of this provision, a transfer of control means a change of control of the BVI Company such that the BVI Company has a controlling stockholder that is not any of the “controlling stockholders” and/or is in the hands of any of their immediate family members (including through trusts that the controlling stockholders and/or any of their immediate family members are the beneficiaries under and/or are their managers)., “Control” is defined in the Israeli Companies Law.

Bond Repurchases

On March 19, 2020, the Board of Directors of the BVI Company approved a $5 million new buyback program to Series A and Series B Bonds. The Program was approved for a year and on March 21, 2021, the Program was extended for another year to expire on March 20, 2022. On March 28, 2022, the Board of Directors of the BVI Company approved a $10 million buyback program (the “Program”) to Series A and Series C Bonds. The Program was approved for a year and will expire on March 28, 2023. The BVI Company did not repurchase any bonds during the years ended December 31, 2022 and 2021.

F-26

NOTE 7. Notes Payable and Other Debt (cont.)

Series C Bonds

In July 2021, the BVI Company completed an initial offering on the Tel Aviv Stock Exchange (“TASE”) of Series C Bonds with a par value of NIS 208.0 million ($64.7 million). These Series C Bonds were issued at par. Offering and issuance costs of approximately $1.7 million were incurred at closing.

Interest

The Series C Bonds initially bore interest at a rate of 5.7% per annum. In July 2021, Standard & Poor’s provided an initial rating for the Series C Bonds of ilA+.

Interest on the Series C Bonds is payable semi-annually in arrears on July 31 and January 31 of each year. The interest rate may increase if certain financial ratios are not achieved, as discussed below.

Payment Terms

The principal amount of the Series C Bonds is payable in five annual installments due on July 31 of each of the years 2022 through 2026. The first four principal payments are equal to 6% of the original principal amount of the Series C Bonds, and the last principal payments is equal to the outstanding principal amount of the Series C Bonds.

Financial Covenants

Until the date of full repayment of the Series C Bonds, the BVI Company must comply with certain financial covenants described below. The application of the covenants is based on the financial statements of the BVI Company as prepared under the IFRS accounting method. The financial covenants are as follows:

● The stockholders’ equity of the BVI Company may not be less than $230 million.

● The ratio of the consolidated stockholders’ equity of the BVI Company to its total consolidated balance sheet may not be less than 25%.

● The ratio of the adjusted net financial debt to adjusted EBITDA of the BVI Company (for the past four quarters) may not exceed 12.

● The ratio of the outstanding amount of the Series C Bonds to the fair market value of the collateral may not exceed 75%.

Dividend Restrictions

The indenture for the Series C Bonds limits the amount of dividends that may be paid by the BVI Company to its stockholders. The BVI Company may not make any distribution unless all of the following conditions are fulfilled (with all amounts calculated under IFRS):

● The distribution amount may not exceed 80% of the net profit after tax that is recognized in the most recent consolidated financial statements of the BVI Company, less profits or losses arising from a change in accounting methods, net revaluation profits/losses (that have not yet been realized) arising from a change in the fair value of the assets with respect to the fair value in prior reporting period.

● The ratio of the consolidated stockholders’ equity of the BVI Company to its total consolidated balance sheet may not be less than 30%.

F-27

NOTE 7. Notes Payable and Other Debt (cont.)

Series C Bonds (Cont.)

Dividend Restrictions (Cont.)

● The distributable profits for which no distribution was performed in a specific year will be added to the following quarters.

● The BVI Company’s equity at the end of the last quarter, before the distribution of dividends, less the dividends distributed, may not be less than $250 million.

● The BVI Company meets the financial conditions described above, and the Company is not in violation of all and/or any of its material undertakings to the holders of the Series C Bonds.

Increase in Interest Rate

In the event that:

(i) the stockholders’ equity of BVI Company (excluding minority interests) is less than $250 million;

(ii) the ratio of the adjusted net financial debt to adjusted EBITDA (for the latest four quarters) exceeds 11;

(iii) the ratio of the consolidated equity of the BVI Company to total consolidated assets of the BVI Company is below 27%; or

(iv) the ratio of outstanding amount of the Series C Bonds to the fair market value of the collateral for the Series B Bonds exceeds 75%,

then, in each case, the interest on the Series C Bonds will increase by an additional 0.5% annually, but only once with respect to each failure to meet these requirements. Compliance with these financial covenants is measured quarterly.

Additionally, if a decline in the rating of the Series C Bonds should take place, then for each single ratings decrease, the interest will be increased by 0.25% per year, up to a maximum increment of 1.25% annually.

In any case, the total increase in the interest rate as a result of the above adjustments will not exceed 1.5% per year. The increases in the interest rate will also be reversed if the BVI Company regains compliance.

Security

The Series C Bonds are secured by first mortgage liens on eight properties. In addition, the Series C Bonds are also secured by interest and expenses reserves. The BVI Company has agreed not to pledge its assets pursuant to a general lien without obtaining the prior consent of the holders of the Series C Bonds, provided that the BVI Company is entitled to register specific liens on its properties and also to provide guarantees and its subsidiaries are entitled to register general and specific liens on their assets.

Under the terms of the indenture for the Series C Bonds, the BVI Company can take out properties from the collateral (in case of HUD refinancing) or to add properties and increase the Series C Bonds as long as the ratio of outstanding amount of the Series C Bonds to fair market value of the collateral is not more than 65%. In addition, starting from July 1, 2023, if the fair market value of the collateral is below 55%, the BVI Company can request to release collateral so the fair market value will increase to 55%.

F-28

NOTE 7. Notes Payable and Other Debt (cont.)

Series C Bonds (cont.)

Additional Bonds

The BVI Company can issue additional Series C Bonds at any time not to exceed to a maximum of NIS630 million (or $179 million).

Redemption Provisions

The BVI Company may, at its discretion, call the Series C Bonds for early repayment. In the event of the redemption of all of the Series C Bonds, the BVI Company would be required to pay the highest of the following amounts:

●	the market value of the balance of the Series C Bonds in circulation which will be determined based on the average closing price of the Series B Bonds for thirty (30) trading days before the date on which the board of directors resolves to undertake the early redemption;

●	the par value of the Series C Bonds available for early redemption in circulation (i.e., the principal balance of the Series C Bonds plus accrued interest until the date of the actual early redemption); or

●	the balance of the payments under the Series C Bonds (consisting of future payments of principal and interest), when discounted to their present value based on the annual yield of the Israeli government bonds plus an “additional rate.” The additional rate will be 1.0% per annum for early repayment performed by September 30, 2022, 2.5% from October 1, 2022 to September 30, 2023, and 3.0% thereafter.

Change of Control

The holders of a majority of the Series C Bonds may accelerate the outstanding balance of the Bonds if the control of the BVI Company is transferred, directly or indirectly, unless the transfer of control is approved by the holders of a majority of the Series C Bonds.

For the purpose of this provision, a transfer of control means a change of control of the BVI Company such that the BVI Company has a controlling stockholder that is not any of the “controlling stockholders” and/or is in the hands of any of their immediate family members (including through trusts that the controlling stockholders and/or any of their immediate family members are the beneficiaries under and/or are their managers). In this regard, “control” is defined in the Israeli Companies Law.

For purposes of the Series C Bonds, the “controlling stockholders” of the BVI Company are deemed to be Moishe Gubin and Michael Blisko.

Other Debt

As of December 31, 2022 the Company had no other debt. As of December 31, 2021, the Company had $1.4 in outstanding amounts due under notes due to sellers of properties.

F-29

NOTE 8. Commitments and Contingencies

Commitments

The Company guarantees from time-to-time obligations of its wholly-owned subsidiaries.

Contingencies

The Company’s operating results and financial condition are dependent on the ability of its tenants to meet their lease obligations to us.

Although the amount of rent that the Company receives from its tenants is not dependent on the tenants’ operating results, the tenants’ ability to fulfill their lease obligations, including the payment of rent, could be adversely affected if our tenants encountered significant financial difficulties due to a pandemic. To date, the Company does not believe that the recent coronavirus outbreak has had a material adverse impact on its tenants.

In March 2020, Joseph Schwartz, Rosie Schwartz, and certain companies owned by them filed a complaint in the U.S. District Court for the Northern District of Illinois against Moishe Gubin, Michael Blisko, the Company and 21 of its subsidiaries, as well as the operators of 17 of the facilities operated at the Company’s properties. The complaint was related to the Company’s acquisition of 16 properties located in Arkansas, Kentucky and Illinois and the attempt to purchase 5 properties located in Massachusetts in a series of transactions between May 2018 and April 2019. The complaint was dismissed by the court in 2020 for lack of subject matter jurisdiction. The plaintiffs did not file an appeal with respect to this action, and the time for an appeal has expired.

In August 2020, Joseph Schwartz, Rosie Schwartz and several companies controlled by them filed a second complaint in the Circuit Court in Pulaski County, Arkansas. The second complaint had nearly identical claims as the federal case, but was limited to matters related to the Predecessor Company’s acquisition of properties located in Arkansas. The sellers, which were affiliates of Skyline Health Care, had encountered financial difficulties and requested the Predecessor Company to acquire these properties. The defendants have filed an answer denying the plaintiffs’ claims and asserting counterclaims based on breach of contract. The parties are currently engaged in discovery.

In January 2021, Joseph Schwartz, Rosie Schwartz and certain companies owned by them filed a third complaint in Illinois state court in Cook County, Illinois, which has nearly identical claims to the initial federal case but was limited to claims related to the Kentucky and Massachusetts properties. The complaint has not been properly served on any of the defendants, and, accordingly, the defendants did not responded to the complaint. On January 11, 2023, the Cook County Circuit Court entered an order granting such motion, quashing service of process on all defendants. In March 2023, the plaintiffs filed a new complaint and again attempted to serve it on the defendants. It is the defendants’ position that service was defective and they intend to take appropriate steps to challenge the service and to have the complaint again dismissed.

In each of these complaints, the plaintiffs asserted claims for fraud, breach of contract and rescission arising out of the defendants alleged failure to perform certain post-closing obligations under the purchase contracts. The Company has potential direct exposure for these claims because the subsidiaries of the Predecessor Company that were named as defendants are now subsidiaries of the Operating Partnership. Additionally, the Operating Partnership is potentially liable for the claims made against Moishe Gubin, Michael Blisko and the Predecessor Company pursuant to the provisions of the contribution agreement, under which the Operating Partnership assumed all of the liabilities of the Predecessor Company and agreed to indemnify the Predecessor Company and its affiliates for such liabilities. The Company and the named defendants believe that the claims set forth in the complaints are without merit. The named defendants intend to vigorously defend the litigation and to assert counterclaims against the plaintiffs based on their failure to fulfill their obligations under the purchase contracts, interim management agreement, and operations transfer agreements. The Company believes this matter will be resolved without a material adverse effect to the Company.

F-30

NOTE 8. Commitments and Contingencies (Cont.)

Contingencies (Cont.)

As noted above, the March 2020 and January 2021 complaints also related to the Predecessor Company’s planned acquisition of five properties located in Massachusetts. Certain subsidiaries of the Predecessor Company purchased loans related to these properties in 2018 for a price of $7.74 million with the expectation that the subsidiaries would acquire title to the properties and the loans would be retired. The subsidiaries subsequently advanced $3.1 million under the loans to satisfy other liabilities related to the properties. The planned acquisition/settlement with the sellers/owners and borrowers was cancelled because they were forced to surrender their licenses to operate healthcare facilities on these properties due to their cash flow issues. In July 2022, the Company as lender sold four of the five properties at auction for the total amount of $4.4 million. In December 2022 the Company took title on the fifth property. The Company is in the process of pursuing collection efforts with respect to the balance outstanding and plans to sell the foreclosed property and pursue the guarantors of the loans to recover the unpaid principal balances as well as protective advances and collection costs.

Note 9. Equity Incentive Plan

The Company has adopted the 2021 Equity Incentive Plan (the “Plan”). The Plan permits the grant of both options qualifying under Section 422 of the Internal Revenue Code (“incentive stock options”) and options not so qualifying, and the grant of stock appreciation rights, stock awards, incentive awards, performance units, and other equity-based awards. A total of 250,000 shares have been authorized to be granted under the Plan.

As of December 31, 2022, 225,100 shares were available for grant. No shares were issued during the year ended December 31, 2022. The Company issued 24,900 shares under the equity incentive plan during the year ended December 31, 2021 and recognized approximately $250,000 of expense in connection with these grants.

NOTE 10. Stockholders’ Equity and Distributions

The Company elected and qualified to be treated as a REIT commencing with the taxable year ending December 31, 2022. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pays tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

As of December 31, 2022, there were a total of 6,365,856 shares of common stock issued in connection with our formation transaction, OP unit conversions and shares granted to employees and employees of affiliated entities under the equity incentive plan. The outstanding shares were held by a total of approximately 460 stockholders of record, including certain affiliates of the Company who held 864,240 of these shares.

At December 31, 2022 there were 46,890,541 OP units outstanding. Under the terms of the Operating Partnership agreement, such holders have the right to request the redemption of their OP units, in cash. If a holder requests redemption, the Company will have the option of issuing shares of common stock to the requesting holder instead of cash. In addition, OP unit holders are required to obtain Company approval prior to the sale or transfer of any or all of such OP unit holders’ interest.

In addition, the Company has reserved a total of 46,890,541 shares of common stock that may be issued, at the Company’s option, upon redemption of the OP units outstanding as of December 31, 2022.

F-31

NOTE 11. Related Party Transactions and Economic Dependence

The following entities and individuals are considered to be Related Parties:

Moishe Gubin	Chairman of the Board
Michael Blisko	Director
Ted Lerman	Director of Predecessor Company
Nahman Eingal	Chief Financial Officer
Steven Blisko	Former tenant and brother of Michael Blisko
Operating entities	See list below

Lease Agreements with Related Parties

As of December 31, 2022 and 2021, each of the Company’s facilities except for two were leased and operated by separate tenants. Each tenant is an entity that leases the facility from one of the Company’s subsidiaries and operates the facility as a healthcare facility. The Company had 41 tenants out of 79 who were related parties as of December 31, 2022 and 47 tenants out of 79 who were related parties as of December 31, 2021. Most of the lease agreements are triple net leases.

On April 4, 2022, an affiliated tenant in Illinois notified the Company of its intent to default with respect to two master lease agreements. Each lease included three nursing home facilities with a combined rent of $225,000 per month, or $2.7 million annually. Default occurred on June 30, 2022, and the Company recognized a loss of $1,075,000 due to the write-offs of straight-line rent receivables during the year ended December 31, 2022. On July 1, 2022, the Company entered into 2 new master lease agreements with an unaffiliated third-party operator to lease these properties. The new leases have terms of 10 years each and provide for a combined average base rent of $180,000 per month, or $2.3 million per year, on average, over the life of the leases. In February 2023 one facility was closed. The closure was a result of the tenant request and mainly for efficiency reasons. This facility is under a master lease with 2 other facilities and the rent payment is continuing with no interruption and at the same amount.

In April 2021, tenants for 13 of our properties located in Arkansas agreed to assign their leases to a group of unaffiliated third parties. The prior tenants were related parties of the Company. The facilities located on these properties consist of 12 SNFs and 2 ALFs, with one property housing both a SNF and an ALF. There were no changes to the terms of the existing leases. The assignment of the leases was subject to the approval of the State of Arkansas, which was received in December 2021. In connection with the lease assignments, the Company granted the new tenants an option to purchase the properties for an aggregate price of $90 million. These properties are subject to claims by the prior owners of the properties. These claims did not impact the assignment of the leases, but they may interfere with the exercise of the purchase option.

F-32

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

The following table sets forth details of the lease agreements in force between the Company and its subsidiaries and lessees that are related parties:

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor/ Company Subsidiary	Manager/Tenant/Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Ted Lerman/A&F Realty LLC (3)	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
	Master Lease Indiana
IN	1020 West Vine Street Realty, LLC	The Waters of Princeton II LLC	39.10%	40.14%	20.20%	$1,045,506	3.00%	1.45%	8/1/2025	2 five year
IN	12803 Lenover Street Realty LLC	The Waters of Dillsboro - Ross Manor II LLC	39.10%	40.14%	20.20%	1,353,655	3.00%	1.87%	8/1/2025	2 five year
IN	1350 North Todd Drive Realty, LLC	The Waters of Scottsburg II LLC	39.10%	40.14%	20.20%	1,089,527	3.00%	1.51%	8/1/2025	2 five year
IN	1600 East Liberty Street Realty LLC	The Waters of Covington II LLC	39.10%	40.14%	20.20%	1,309,634	3.00%	1.81%	8/1/2025	2 five year
IN	1601 Hospital Drive Realty LLC	The Waters of Greencastle II LLC	39.10%	40.14%	20.20%	1,100,532	3.00%	1.52%	8/1/2025	2 five year
IN	1712 Leland Drive Realty, LLC	The Waters of Huntingburg II LLC	39.10%	40.14%	20.20%	1,045,506	3.00%	1.45%	8/1/2025	2 five year
IN	2055 Heritage Drive Realty LLC	The Waters of Martinsville II LLC	39.10%	40.14%	20.20%	1,133,548	3.00%	1.57%	8/1/2025	2 five year
IN	3895 South Keystone Avenue Realty LLC	The Waters of Indianapolis II LLC	39.10%	40.14%	20.20%	891,431	3.00%	1.23%	8/1/2025	2 five year
IN	405 Rio Vista Lane Realty LLC	The Waters of Rising Sun II LLC	39.10%	40.14%	20.20%	638,309	3.00%	0.88%	8/1/2025	2 five year
IN	950 Cross Avenue Realty LLC	The Waters of Clifty Falls II LLC	39.10%	40.14%	20.20%	1,518,735	3.00%	2.10%	8/1/2025	2 five year
IN	958 East Highway 46 Realty LLC	The Waters of Batesville II LLC	39.10%	40.14%	20.20%	946,458	3.00%	1.31%	8/1/2025	2 five year
IN	2400 Chateau Drive Realty, LLC	The Waters of Muncie II LLC	39.10%	40.14%	20.20%	792,383	3.00%	1.10%	8/1/2025	2 five year
IN	The Big H2O LLC	The Waters of New Castle II LLC	39.10%	40.14%	20.20%	726,351	3.00%	1.00%	8/1/2025	2 five year

F-33

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor / Company Subsidiary	Manager/Tenant /Operator	Moishe Gubin /Gubin Enterprises LP	Michael Blisko /Blisko Enterprises LP	Ted Lerman /A&F Realty LLC (3)	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
	Master Lease Tennessee
TN	115 Woodlawn Drive, LLC	Lakebridge, A Waters Community, LLC	40.00%	40.00%	20.00%	1,514,820	3.00%	1.81%	8/1/2031	2 five year
TN	146 Buck Creek Road, LLC	The Waters of Roan Highlands, LLC	40.00%	40.00%	20.00%	1,111,794	3.00%	1.33%	8/1/2031	2 five year
TN	704 5TH Avenue East, LLC	The Waters of Springfield, LLC	40.00%	40.00%	20.00%	917,230	3.00%	1.09%	8/1/2031	2 five year
TN	2501 River Road, LLC	The Waters of Cheatham, LLC	40.00%	40.00%	20.00%	1,111,794	3.00%	1.33%	8/1/2031	2 five year
TN	202 Enon Springs Road East, LLC	The Waters of Smyrna, LLC	40.00%	40.00%	20.00%	1,264,666	3.00%	1.51%	8/1/2031	2 five year
TN	140 Technology Lane, LLC	The Waters of Johnson City, LLC	40.00%	40.00%	20.00%	1,167,384	3.00%	1.39%	8/1/2031	2 five year
TN	835 Union Street, LLC	The Waters of Shelbyville, LLC	40.00%	40.00%	20.00%	1,334,153	3.00%	1.59%	8/1/2031	2 five year

F-34

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor/ Company Subsidiary	Manager/Tenant/Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Ted Lerman/A&F Realty LLC (3)	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options

	Master Lease Tennessee 2
TN	505 North Roan Street, LLC	Agape Rehabilitation & Nursing Center, A Water’s Community, LLC	40.00%	40.00%	20.00%	1,628,910	3.00%	1.97%	7/1/2031	2 five year
TN	14510 Highway 79, LLC	Waters of McKenzie, A Rehabilitation & Nursing Center, LLC	40.00%	40.00%	20.00%	1,279,858	3.00%	1.55%	7/1/2031	2 five year
TN	6500 Kirby Gate Boulevard, LLC	Waters of Memphis, A Rehabilitation & Nursing Center, LLC	40.00%	40.00%	20.00%	1,745,261	3.00%	2.11%	7/1/2031	2 five year
TN	978 Highway 11 South, LLC	Waters of Sweetwater, A Rehabilitation & Nursing Center, LLC	40.00%	40.00%	20.00%	1,745,261	3.00%	2.11%	7/1/2031	2 five year
TN	2830 Highway 394, LLC	Waters of Bristol, A Rehabilitation & Nursing Center, LLC	40.00%	40.00%	20.00%	2,327,014	3.00%	2.81%	7/1/2031	2 five year

F-35

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor/ Company Subsidiary	Manager/Tenant/ Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Ted Lerman/A&F Realty LLC (3)	Average Annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
IL	516 West Frech Street, LLC	Parker Rehab & Nursing Center, LLC	50.00%	50.00%	0.00%	$498,350	Varies between $12,000 and $24,000 annually	0.69%	3/31/2031	None
IN	1316 North Tibbs Avenue Realty, LLC	Westpark A Waters Community, LLC	40.00%	40.00%	20.00%	549,884	3.00%	0.76%	6/1/2024	2 five year
IL	Ambassador Nursing Realty, LLC	Ambassador Nursing and Rehabilitation Center II, LLC	37.50%	37.50%	5.00%	1,005,313	3.00%	1.39%	2/28/2026	2 five year
IL	Momence Meadows Realty, LLC	Momence Meadows Nursing and Rehabilitation Center, LLC	50.00%	50.00%	0.00%	1,038,000	None	1.44%	12/30/2025	None
IL	Oak Lawn Nursing Realty, LLC	Oak Lawn Respiratory and Rehabilitation Center, LLC	50.00%	50.00%	0.00%	1,083,048	None	1.50%	6/1/2031	None
IL	Forest View Nursing Realty, LLC	Forest View Rehabilitation and Nursing Center, LLC	50.00%	50.00%	0.00%	1,215,483	3.00%	1.68%	12/1/2024	2 five year
IL	Lincoln Park Holdings, LLC	Lakeview Rehabilitation and Nursing Center, LLC	40.00%	40.00%	0.00%	1,260,000	None	1.74%	5/31/2031	None
IL	Continental Nursing Realty, LLC	Continental Nursing and Rehabilitation Center, LLC	37.50%	37.50%	5.00%	1,575,348	None	2.18%	3/1/2031	None
IL	Westshire Nursing Realty, LLC	City View Multicare Center, LLC	50.00%	50.00%	0.00%	1,788,365	3.00%	2.47%	9/1/2025	2 five year
IL	Belhaven Realty, LLC	Belhaven Nursing and Rehabilitation Center, LLC	35.00%	35.00%	24.99%	2,134,570	3.00%	2.95%	2/28/2026	2 five year
IL	West Suburban Nursing Realty, LLC	West Suburban Nursing and Rehabilitation Center, LLC	37.50%	37.50%	5.00%	1,961,604	None	2.71%	11/1/2027	None

F-36

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/Operator (1) (2)
State	Lessor/ Company Subsidiary	Manager/Tenant/ Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Ted Lerman/A&F Realty LLC (3)	Average Annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
IN	1585 Perry Worth Road, LLC	The Waters of Lebanon, LLC	40.00%	40.00%	20.00%	$116,676	3.00%	0.16%	6/1/2027	2 five year
IL	Niles Nursing Realty LLC	Niles Nursing & Rehabilitation Center LLC	40.00%	40.00%	20.00%	2,409,998	3.00%	3.33%	2/28/2026	2 five year
IL	Parkshore Estates Nursing Realty, LLC	Parkshore Estates Nursing and Rehabilitation Center, LLC	30.00%	30.00%	20.00%	2,454,187	3.00%	3.39%	12/1/2024	2 five year
IL	Midway Neurological and Rehabilitation Realty, LLC	Midway Neurological and Rehabilitation Center, LLC	33.39%	33.39%	23.97%	2,547,712	3.00%	3.52%	2/28/2026	2 five year
IL	4343 Kennedy Drive, LLC	Hope Creek Nursing and Rehabilitation Center, LLC	50.00%	50.00%	0.00%	478,958	3.00%	0.58%	10/1/2030	2 five year

(1)	The interests of the three listed related parties are not held through any commonly owned holding companies. Mr. Gubin’s interests are held through Gubin Enterprises LP. Mr. Blisko’s interests are held through Blisko Enterprises LP and New York Boys Management, LLC. The interests held by Ted Lerman/A&F Realty LLC are held directly by them.

(2)	Each of the tenants is a limited liability company. The percentages listed reflect the owners’ percentage ownership of the outstanding membership interests in each tenant. Each tenant is managed by two or three managers, which currently consist of Mr. Gubin, Mr. Blisko and in some cases Mr. Lerman or A&F Realty LLC. Decisions are made by majority vote of the managers, except (in some cases) for certain major items that require the vote of a majority or greater percentage of the members.

(3)	In January 2023 Gubin Enterprises LP and Blisko Enterprises LP reached an agreement with A&F Realty LLC to purchase their ownership interest in all of the operating entities with a retroactive effective date of January 1, 2022.

Guarantees from Related Parties

As of December 31, 2022 Mr. Gubin and Mr. Blisko were not parties to any guarantees of any debt of the Company and its subsidiaries. As of December 31, 2021, Mr. Gubin and Mr. Blisko guaranteed $21.9 million in loans made by commercial banks to the Company’s subsidiaries.

Balances with Related Parties

	December 31,
	2022	2021
	(amounts in $000s)
Straight-line rent receivable	$11,591	$15,261
Tenant portion of replacement reserve	$10,227	$10,331
Notes receivable	$7,816	$8,521

F-37

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Payments from and to Related Parties
	Years ended December 31,
	2022	2021
	(amounts in $000s)
Rental income received from related parties	$54,386	$61,310

Other Related Party Relationships

On December 31, 2022 and 2021, the Company had approximately $4.7 million and $17.5 million, respectively, on deposit with OptimumBank. Mr. Gubin is the Chairman of the Board of OptimumBank. On June 14, 2022, the Company purchased a 7% note receivable with an outstanding balance of $8 million from Infinity Healthcare Management, a company controlled by Mr. Blisko and Mr. Gubin. The note is interest only with a balloon payment due July 1, 2024. The note receivable is due from certain unaffiliated tenants.

NOTE 12. Income Taxes

The Company elected and qualified to be taxed as a REIT for federal income tax purposes commencing with the year ending December 31, 2022.

As a REIT, the Company generally is not subject to federal income tax on its net taxable income that it distributes currently to its stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If the Company fails to qualify for taxation as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company’s income for that year will be taxed at regular corporate rates, and the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. Even if the Company qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and assets and to federal income and excise taxes on its undistributed income.

For the period prior to qualifying as a REIT, the Company is taxed at regular corporate rates for Federal and State income taxes.

The members of the Predecessor Company elected to be taxed as a partnership for federal and state income tax purposes. For federal and state income tax purposes, all items of income and expenses flowed through to its members based on their respective ownership percentages, therefore no provision or liability for income taxes is reflected in the Predecessor Company’s consolidated financial statements.

The Company and the Predecessor Company followed recent accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-than-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. The Predecessor Company’s status as a partnership is defined as a tax position under this accounting guidance. As of the date of the formation transaction, management was not aware of any uncertain tax positions that would have material effect on the Company’s consolidated financial statements.

F-38

NOTE 13. Fair Value of Financial Instruments

The Company is required to disclose the fair value of financials instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, accounts payable and accrued expenses approximate their carrying value on the consolidated balance sheets due to their short-term nature. The Company’s foreclosed real estate is recorded at fair value on a non-recurring basis and is included in real estate investments on the consolidated balance sheets. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market values by licensed appraisers or local real estate brokers and knowledge and experience of management. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below:

		December 31,
		2022		2021
(amounts in $000s)	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable, other debt, and bonds	3	$455,415	454,523	$501,800	508,297

Notes receivable	3	$19,419	18,479	$9,831	9,831

The fair value of the notes payable, other debt, bonds and notes receivable are estimated using a discounted cash flow analysis.

NOTE 14. Subsequent Events

On January 3, 2023, the Company acquired a property located in Kentucky for a total cost of $6.0 million including finder fees and leasehold improvements. The Company also committed to a $700,000 leasehold improvement that will be completed by the new tenant. This property contains a skilled nursing facility with 120 licensed beds and approximately 34,824 square feet. Concurrently with the closing of the acquisition, we added the property to an existing master lease with a third-party operator. The lease has an initial term of 10 years, with two extension options of five years each. The initial annualized base rent is $600,000, which is subject to an annual increase of approximately 3%.

In February 2023 one of the facilities owned by the Company in Southern Illinois was closed. The closure was the result of the tenant’s request and mainly for strategic reasons. This facility remains under a Master Lease with two other facilities and the full amount of the rental payments will continue to be paid through the remaining term of the lease. The tenant is looking for a buyer of the vacant facility.

During February 2023, the Company issued additional Series C Bonds with a par value of NIS 40.00 million and raised a gross amount of $10.73 million (NIS 38.1 million). The Bonds were issued at a price of 95.25%.

On February 22, 2023, the Company’s common stock commenced trading on the NYSE American exchange. The Company’s stock symbol remains the same (“STRW”).

On March 6, 2023 our Board of directors approved a dividend distribution of $0.11 per share. The dividend will be paid prior to March 31, 2023.

NOTE 15. Financing Income (Expenses), Net

	Year ended December 31,
	2022	2021
	(Amounts in $000’s)
Financing expenses
Interest expenses with respect to bonds	$(7,062)	$(9,736)
Interest expenses on loans from banks and others	(14,071)	(11,543)
Interest expenses with respect to leases	(80)	(91)
Other financing expenses (including related parties), net	(95)	(354)
Total financing expenses	$(21,308)	$(21,724)
Financing income	$801	$463
Interest Expense, Net	$(20,507)	$(21,261)

F-39

STRAWBERRY FIELDS REIT, Inc. and Subsidiaries and Predecessor

Schedule III

Real Estate and Accumulated Depreciation

			Initial Cost to Company			Gross Amount at Which Carried at Close of Period
				Building and			Building and
				Improvements	Furniture,		Improvements	Furniture,
				and	fixtures,		and	fixtures,
		Type of		Intangible	and		Intangible	and		Accumulated	Date of	Date
Property	Location	Property(2)	Land	lease assets	equipment	Land	lease assets	equipment	Total	Depreciation (1)	Construction	Acquired

1020 West Vine Street Realty, LLC	IN	SNF	$73,704	5,373,301	552,994	$73,704	4,080,799	-	4,154,503	1,845,496	1968	5/1/2015
12803 Lenover Street Realty LLC	IN	SNF	749,235	11,715,266	707,200	749,235	7,574,048	-	8,323,283	4,848,418	1898	12/28/2012
1600 East Liberty Street Realty LLC	IN	SNF	226,684	8,613,047	684,202	226,684	5,897,638	-	6,124,322	3,399,611	1973	12/28/2012
1601 Hospital Drive Realty LLC	IN	SNF	374,029	6,536,475	574,959	374,029	4,504,832	-	4,878,861	2,606,602	1981	12/28/2012
2055 Heritage Drive Realty LLC	IN	SNF	397,029	6,567,012	592,208	397,029	4,413,431	-	4,810,460	2,745,789	1978	12/28/2012
3895 Keystone Avenue Realty LLC	IN	SNF	905,829	5,401,715	465,715	905,829	3,684,275	-	4,590,104	2,183,155	1998	12/28/2012
405 Rio Vista Lane Realty LLC	IN	SNF	851,889	3,190,949	277,894	851,889	1,713,700	-	2,565,589	1,755,143	1965	12/28/2012
950 Cross Avenue Realty LLC	IN	SNF	1,055,229	8,223,435	793,445	1,055,229	5,550,787	-	6,606,016	3,466,093	1972	12/28/2012
958 East Highway 46 Realty LLC	IN	SNF	1,424,142	12,353,018	494,464	1,424,142	8,440,128	-	9,864,270	4,407,354	1975	12/28/2012
1350 North Todd Drive Realty, LLC	IN	SNF	76,959	3,151,485	371,556	76,959	1,764,500	-	1,841,459	1,758,541	1976	12/28/2012
1712 Leland Drive Realty, LLC	IN	SNF	158,995	5,399,959	441,046	158,995	3,563,280	-	3,722,275	2,277,724	1977	5/1/2015
253 Bradington Drive, LLC	IL	SNF	533,575	6,030,915	535,510	533,575	3,467,761	-	4,001,336	3,098,664	1993	4/1/2011
1621 Coit Road Realty, LLC	TX	SNF	1,466,005	6,428,360	771,979	1,466,005	3,882,672	-	5,348,677	3,317,667	1977	7/1/2015
8200 National Avenue Realty, LLC	OK	SNF/LTACH	1,941,555	8,519,002	781,484	1,941,555	6,389,954	-	8,331,509	2,910,532	1989	7/1/2015
2301 North Oregon Realty, LLC	TX	SNF/LTACH	460,109	9,224,188	1,017,263	460,109	6,732,362	-	7,192,471	3,509,089	1970	7/1/2015
5601 Plum Creek Drive Realty, LLC	TX	SNF	1,110,560	8,585,477	694,019	1,110,560	5,859,676	-	6,970,236	3,419,820	1985	7/1/2015
107 South Lincoln Street, LLC	IL	SNF	69,401	3,401,111	488,487	69,401	2,411,945	-	2,481,346	1,477,653	1974	11/26/2014
1623 West Delmar Avenue, LLC	IL	SNF	369,094	2,188,077	257,828	369,094	1,322,328	-	1,691,422	1,123,577	1962	11/26/2014
393 Edwardsville Road, LLC	IL	SNF	251,415	3,426,747	387,838	251,415	2,141,383	-	2,392,798	1,673,202	1971	11/26/2014
911 South 3rd Street, LLC	MI	SNF	289,936	4,022,959	387,105	289,936	2,661,180	-	2,951,116	1,748,884	1969	5/22/2015
516 West Frech Street, LLC	IL	SNF	85,518	1,697,527	266,955	85,518	353,059	-	438,577	1,611,423	1974	9/28/2011
1316 North Tibbs Avenue Realty, LLC	IN	SNF	323,226	2,940,959	335,816	323,226	1,805,176	-	2,128,402	1,471,599	1976	6/1/2014
3090 Five Points Hartford Realty, LLC	OH	SNF	114,614	1,348,246	155,890	114,614	301,910	-	416,524	1,202,226	1950	8/1/2015
3121 Glanzman Road Realty, LLC	OH	SNF	211,543	2,977,780	329,427	211,543	1,672,330	-	1,883,873	1,634,877	1959	8/1/2015
620 West Strub Road Realty, LLC	OH	SNF	140,266	2,785,910	192,574	140,266	1,437,396	-	1,577,662	1,541,088	1978	8/1/2015
4250 Sodom Hutchings Road Realty, LLC	OH	SNF	41,548	581,176	96,026	41,548	86,724	-	128,272	590,478	1975	8/1/2015
Ambassador Nursing Realty, LLC	IL	SNF	2,344,176	5,891,870	991,190	2,344,176	3,039,602	-	5,383,778	3,843,458	1976	4/1/2008
Momence Meadows Realty, LLC	IL	SNF	185,405	5,861,271	703,325	185,405	2,837,688	-	3,023,093	3,726,908	1974	8/2/2006
Oak Lawn Nursing Realty, LLC	IL	SNF	808,226	3,388,277	403,497	808,226	1,460,683	-	2,268,909	2,331,091	1964	4/30/2012
Forest View Nursing Realty, LLC	IL	SNF	392,245	6,288,479	819,276	392,245	4,458,575	-	4,850,820	2,649,180	1975	11/25/2013
Lincoln Park Holdings, LLC	IL	SNF	4,322,851	6,815,753	861,396	4,322,851	4,917,292	-	9,240,143	2,759,857	1973	11/26/2014
Continental Realty, LLC	IL	SNF	3,392,263	6,659,835	720,666	3,392,263	2,681,690	-	6,073,953	4,698,811	1976	4/2/2008
Westshire Realty, LLC	IL	SNF	356,185	22,165,811	2,253,929	356,185	15,158,032	-	15,514,217	9,261,708	1974	7/26/2013
Belhaven Realty, LLC	IL	SNF	2,298,858	7,026,385	924,756	2,298,858	2,088,233	-	4,387,091	5,862,908	1985	6/1/2006
West Suburban Nursing Realty, LLC	IL	SNF	1,061,095	11,501,970	1,336,935	1,061,095	6,281,317	-	7,342,412	6,557,588	1975	11/2/2007
Niles Nursing Realty LLC	IL	SNF	3,115,279	21,168,943	1,715,779	3,115,279	13,808,596	-	16,923,875	9,076,126	1974	8/25/2012
Parkshore Estates Nursing Realty, LLC	IL	SNF	450,232	18,186,687	1,747,280	450,232	13,584,910	-	14,035,142	6,349,057	1975	2/5/2015

F-40

			Initial Cost to Company			Gross Amount at Which Carried at Close of Period
				Building and			Building and
				Improvements	Furniture,		Improvements	Furniture,
				and	fixtures,		and	fixtures,
		Type of		Intangible	and		Intangible	and		Accumulated	Date of	Date
Property	Location	Property(2)	Land	lease assets	equipment	Land	lease assets	equipment	Total	Depreciation(1)	Construction	Acquired
Midway Neurological and Rehabilitation Realty, LLC	IL	SNF	1,436,736	15,856,182	1,707,081	1,436,736	6,384,359	-	7,821,095	11,178,904	1972	4/1/2005
115 Woodlawn Drive, LLC	TN	SNF	1,130,269	9,411,746	930,933	1,130,269	7,283,093	-	8,413,362	3,059,586	1995	8/1/2016
146 Buck Creek Road, LLC	TN	SNF	829,555	6,907,704	683,254	829,555	5,345,390	-	6,174,945	2,245,568	1997	8/1/2016
704 5TH Avenue East, LLC	TN	SNF	684,383	5,698,856	563,684	684,383	4,409,946	-	5,094,329	1,852,594	1964	8/1/2016
2501 River Road, LLC	TN	SNF	829,555	6,907,704	683,254	829,555	5,345,390	-	6,174,945	2,245,568	1964	8/1/2016
202 Enon Springs Road East, LLC	TN	SNF	943,619	7,857,513	777,201	943,619	6,080,381	-	7,024,000	2,554,333	1974	8/1/2016
140 Technology Lane, LLC	TN	SNF	871,033	7,253,089	717,416	871,033	5,612,659	-	6,483,692	2,357,846	2007	8/1/2016
835 Union Street, LLC	TN	SNF	995,467	8,289,244	819,904	995,467	6,414,467	-	7,409,934	2,694,681	1962	8/1/2016
308 West Maple Avenue, LLC	KY	SNF	995,467	8,289,244	819,904	995,467	6,414,467	-	7,409,934	2,694,681	1970	8/1/2016
The Big H2O LLC	IN		772,847	-	-	772,847	-	-	772,847	-		12/1/2012
1585 Perry Worth Road, LLC	IN	SNF	98,516	820,342	81,142	98,516	662,558	25,825	786,899	213,101	1967	7/17/2017
1155 Eastern Parkway, LLC	KY	SNF	1,147,712	18,894,131	1,708,157	1,147,712	15,557,071	570,353	17,275,136	4,474,864	1973	9/1/2017
1015 Magazine Street, LLC	KY	SNF	2,750,000	3,060,000	690,000	2,750,000	1,102,632	46,500	3,899,132	2,600,868	1981	5/1/2018
5301 Wheeler Avenue, LLC	AR	SNF	400,000	3,147,874	877,500	400,000	2,142,661	116,364	2,659,025	1,766,349	1967	8/29/2018
414 Massey Avenue, LLC	AR	SNF	125,000	845,359	240,000	125,000	561,925	31,826	718,751	491,608	1994	8/29/2018
706 Oak Grove Street, LLC	AR	SNF	300,000	2,641,399	727,500	300,000	1,889,638	96,473	2,286,111	1,382,788	1965	8/29/2018
8701 Riley Drive, LLC	AR	SNF	950,000	3,295,319	1,050,000	950,000	1,758,470	139,239	2,847,709	2,447,610	1979	8/29/2018
1516 Cumberland Street, LLC	AR	SNF	325,000	3,313,843	900,000	325,000	2,557,707	119,348	3,002,055	1,536,788	1971	8/29/2018
5720 West Markham Street, LLC	AR	SNF	600,000	4,069,851	1,155,000	600,000	2,865,470	821,054	4,286,524	1,538,327	1973	8/29/2018
2501 John Ashley Drive, LLC	AR	SNF	550,000	3,695,319	1,050,000	550,000	2,010,722	139,239	2,699,961	2,595,358	1969	8/29/2018
1513 South Dixieland Road, LLC	AR	SNF	275,000	3,060,608	825,000	275,000	2,278,932	109,402	2,663,334	1,497,274	1968	8/29/2018
826 North Street, LLC	AR	SNF	225,000	2,625,428	705,000	225,000	1,984,299	93,489	2,302,788	1,252,640	1971	8/29/2018
900 Gagel Avenue, LLC	KY	SNF	1,250,000	2,390,000	360,000	1,250,000	1,400,697	-	2,650,697	1,349,303	1970	8/30/2018
120 Life Care Way, LLC	KY	SNF	200,000	5,863,133	750,000	200,000	4,809,002	187,867	5,196,869	1,616,264	1974	2/19/2019
1033 North Highway 11, LLC	KY	SNF	450,000	5,976,921	795,000	450,000	4,985,449	199,139	5,634,588	1,587,333	1978	2/19/2019
945 West Russell Street, LLC	KY	SNF	350,000	6,076,921	795,000	350,000	5,203,290	199,139	5,752,429	1,469,492	1979	2/19/2019
9209 Dollarway Road, LLC	AR	SNF	500,000	5,450,000	900,000	500,000	4,053,773	252,023	4,805,796	2,044,204	2001	3/27/2019
727 North 17th St, LLC 3523 Wickenhauser, LLC	IL	SNF	613,116	3,856,645	663,640	613,116	3,131,466	239,522	3,984,104	1,149,297	1969, 1971	1/1/2019
326 Lindley Lane, LLC	AR	SNF	250,000	2,917,353	720,000	250,000	2,385,215	102,112	2,737,327	1,150,026	2001	4/10/2019
2821 West Dixon Road, LLC	AR	SNF	400,000	4,817,873	354,000	400,000	3,357,145	-	3,757,145	1,814,728	1950	4/10/2019
552 Golf Links Road, LLC	AR	SNF	500,000	3,511,981	912,000	500,000	2,808,193	129,342	3,437,535	1,486,446	1978	4/10/2019
9300 Ballard Road Realty, LLC	IL	SNF	285,000	12,467,584	1,470,053	285,000	10,324,309	416,072	11,025,381	3,197,256	1974	6/28/2019
Land in Covington	KY	N/A	94,922	-	-	94,922	-	-	94,922	-	N/A	11/6/2015
2400 Chateau Drive Realty, LLC	IN	SNF	327,804	2,538,755	283,441	327,804	2,149,012	105,982	2,582,798	567,202	1972	11/13/2019
203 Bruce Court, LLC	KY	SNF	150,000	3,755,896	477,000	150,000	3,124,385	68,698	3,343,083	1,039,813	1972	6/1/2020
4343 Kennedy Drive LLC	IL	SNF	1,650,000	1,615,000	735,000	1,650,000	1,504,027	-	3,154,027	845,973	2009	10/1/2020
505 North Roan Street, LLC	TN	SNF	650,000	10,171,216	504,000	650,000	9,749,155	334,174	10,733,329	591,887	2005	8/25/2021
14510 Highway 79, LLC	TN	SNF	525,000	5,117,868	396,000	525,000	4,800,826	262,565	5,588,391	450,477	1969	8/25/2021
6500 Kirby Gate Boulevard, LLC	TN	SNF	1,250,000	17,345,000	405,000	1,250,000	16,736,883	223,043	18,209,926	790,074	2015	8/25/2021
978 Highway 11 South, LLC	TN	SNF	250,000	9,965,900	540,000	250,000	9,539,258	358,043	10,147,301	608,599	1966	8/25/2021
2830 Highway 394, LLC	TN	SNF	475,000	27,625,000	900,000	475,000	26,655,923	657,391	27,788,314	1,211,686	2017	8/25/2021
1253 Lake Barkley Drive, LLC	KY	SNF	175,000	4,496,940	195,000	175,000	4,183,426	63,587	4,422,013	444,927	1968	8/25/2021
1123 Rockdale	MA	Vacant	-	1,200,000	-	-	1,200,000	-	1,200,000	-

Total			$60,009,905	$518,740,118	$54,998,977	$60,009,905	$372,793,563	$6,107,811	$438,911,279	$194,837,721

F-41

The changes in total real estate and accumulated depreciation are as follows (in thousands):

	For the year ended December 31,
	2022	2021
Cost
Balance at beginning of the year	$632,036	550,971
Acquisitions	1,713	81,065
Disposals/other	-	-
Balance at end of the year	$633,749	632,036

Accumulated Depreciation
Balance at beginning of the year	$169,308	144,848
Depreciation	25,530	24,460
Dispositions/other	-	-
Balance at end of the year	$194,838	169,308

Net Real Estate	$438,911	462,728

The unaudited aggregate net tax value of real estate assets for federal income tax purposes as of December 31, 2022 is estimated to be $439,750,388.

(1) The cost of building and improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 3 to 35 years. The cost of intangible lease assets is depreciated on a straight-line basis over the initial term of the related leases, ranging primarily from 3 to 20 years. The cost of furniture, fixtures and equipment are depreciated on a straight-line basis over the estimated useful lives of the furniture, fixtures and equipment, ranging primarily from 2 to 15 years. See Note 4 to the consolidated financial statements for information on useful lives used for depreciation and amortization.

(2) LTACH — long-term acute care hospital, SNF — skilled nursing facility, and ALF — assisted living facility.

F-42

PART I – FINANCIAL INFORMATION

Item 1 - Financial Statements

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in $000’s, except share data)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Real estate investments, net	$430,030	$438,911
Cash and cash equivalents	37,600	20,197
Restricted cash and equivalents	29,500	25,507
Straight-line rent receivable, net	24,321	23,534
Right of use lease asset	1,675	1,833
Goodwill, other intangible assets and lease rights	10,118	11,632
Deferred financing expenses	5,650	5,791
Notes receivable, net	17,809	19,419
Other assets	950	176
Total Assets	$557,653	$547,000

Liabilities
Accounts payable and accrued liabilities	$14,666	$13,723
Bonds, net	102,744	74,412
Notes payable and other debt	375,840	381,003
Operating lease liability	1,675	1,833
Other liabilities	10,636	10,892
Non-controlling interest redemption liability	-	15,753
Total Liabilities	$505,561	$497,616
Commitments and Contingencies (Note 8)
Equity
Common stock, $.0001 par value, 500,000,000 shares authorized, 6,365,856 shares issued and outstanding	-	-
Preferred stock, $.0001 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	$-	$-
Additional paid in capital	5,792	5,792
Accumulated other comprehensive income	905	386
Retained earnings	1,401	1,608
Total Stockholders’ Equity	$8,098	$7,786
Non-controlling interest	$43,994	$41,598
Total Equity	$52,092	$49,384
Total Liabilities and Equity	$557,653	$547,000

See accompanying notes to Condensed Consolidated financial statements.

F-43

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(unaudited)

(Amounts in $000’s, except share and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022

Revenues
Rental revenues	$48,554	$44,737	$24,307	$21,778

Expenses:
Depreciation	$12,461	$13,051	$6,230	$6,524
Amortization	1,514	1,514	757	757
Loss on real estate investment impairment	2,451	-	-	-
General and administrative expenses	2,413	3,421	951	832
Property taxes	7,435	5,620	3,717	2,677
Facility rent expenses	272	259	136	128
Provision for credit losses	-	663	-	413
Total expenses	$26,546	$24,528	$11,791	$11,331
Income from operations	22,008	20,209	12,516	10,447

Interest expense, net	$(10,118)	$(9,039)	(5,310)	$(4,550)
Amortization of deferred financing costs	(253)	(187)	(123)	(129)
Mortgage insurance premium	(833)	(861)	(418)	(430)
Total interest expense	$(11,204)	$(10,087)	$(5,851)	$(5,109)
Other income (loss):
Other expense	(983)	-	(983)	-
Foreign currency transaction loss	-	(10,100)	-	-
Total other income (loss)	(983)	(10,100)	(983)	-
Net income	$9,821	$22	$5,682	$5,338
Less -
Net income attributable to non-controlling interest	(8,628)	(20)	(4,984)	(4,751)
Net income attributable to common stockholders	1,193	2	698	587
Other comprehensive income:
Gain due to foreign currency translation	4,284	14,010	1,966	9,036
Reclassification of foreign currency transaction losses	-	10,100	-	-
Comprehensive income attributable to non-controlling interest	(3,765)	(21,458)	(1,724)	(8,042)
Comprehensive income	$1,712	$2,654	$940	$1,581
Net income attributable to common stockholders	$1,193	$2	698	587
Basic and diluted income per common share	$.19	$-	$.11	$.10
Weighted average number of common shares outstanding	6,365,856	5,864,789	6,365,856	5,879,667

See accompanying notes to Condensed Consolidated financial statements

F-44

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(Amounts in $000’s)

	Number of common shares	Additional Paid-in Capital	Accumulated other comprehensive (loss) income	Retained Earnings	Non- controlling interest	Total

Balance, December 31, 2021	5,849,746	$4,327	$(2,455)	$393	$32,785	$35,050
Net change in foreign currency translation (unaudited)	-	-	1,658	-	13,416	15,074
Net loss (unaudited)	-	-	-	(585)	(4,731)	(5,316)
Balance, March 31, 2022 (unaudited)	5,849,746	4,327	(797)	(192)	41,470	44,808
Issuance of common shares in exchange for OP units	194,484	-	-	-	-	-
Non-controlling interest distributions	-	-	-	-	(4,876)	(4,876)
Net change in foreign currency translation (unaudited)	-	-	994	-	8,042	9,036
Net income (unaudited)	-	-	-	587	4,751	5,338
Balance, June 30, 2022 (unaudited)	6,044,230	$4,327	$197	$395	$49,387	$54,306
Balance, December 31, 2022	6,365,856	$5,792	$386	$1,608	$41,598	$49,384
Dividends (unaudited)	-	-	-	(700)	-	(700)
Non-controlling interest distributions (unaudited)	-	-	-	-	(4,999)	(4,999)
Net change in foreign currency translation (unaudited)	-	-	277	-	2,041	2,318
Net income (unaudited)	-	-	-	495	3,644	4,139
Balance, March 31, 2023 (unaudited)	6,365,856	$5,792	$663	$1,403	$42,284	$50,142
Dividends (unaudited)	-	-	-	(700)	-	(700)
Non-controlling interest distributions	-	-		-	(4,998)	(4,998)
Net change in foreign currency translation (unaudited)	-	-	242	-	1,724	1,966
Net income (unaudited)	-	-	-	698	4,984	5,682
Balance, June 30, 2023 (unaudited)	6,365,856	5,792	905	1,401	43,994	52,092

See accompanying notes to Condensed Consolidated financial statements

F-45

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Amounts in $000’s)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net income	$9,821	22
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,975	14,565
Amortization of bond issuance costs	251	330
Loss on real estate investment impairment	2,451	-
Amortization of deferred financing costs	253	187
(Increase) decrease in other assets	(774)	171
Amortization of right of use asset	158	147
Foreign currency transaction loss	-	10,100
Foreign currency translation adjustments	(324)	340
(Increase) decrease in straight-line rent receivables	(787)	158
Increase (decrease) in accounts payable and accrued liabilities and other liabilities	687	(7,864)
Repayment of operating lease liability	(158)	(147)
Net cash provided by operating activities	$25,553	18,009

Cash flow from investing activities:
Purchase of real estate investments	$(6,031)	-
Increase in notes receivable	-	(8,000)
Principal payments of notes receivable	1,610	387
Net cash used in investing activities	$(4,421)	(7,613)

Cash flows from financing activities:
Proceeds from senior debt, net	$3,096	103,548
Proceeds from issuance of bonds, net	32,689	-
Repayment of bonds	-	(91,768)
Repayment of senior debt	(8,371)	(26,418)
Repayment of non-controlling interest redemption liability	(15,753)	-
Payment of dividends	(1,400)	-
Non-controlling interest distributions	(9,997)	(4,876)
Net cash provided by (used in) financing activities	$264	(19,514)
Increase (decrease) in cash and cash equivalents and restricted cash and equivalents	$21,396	(9,118)
Cash and cash equivalents and restricted cash and equivalents at the beginning of the period	45,704	52,128
Cash and cash equivalents and restricted cash and equivalents at the end of the period	$67,100	43,010

F-46

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

(Amounts in $000’s)

	Six Months Ended June 30,
	2023	2022
Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for interest	$10,255	9,970
Supplemental schedule of noncash investing activities:
Accumulated other comprehensive income:
Foreign currency translation adjustments	$4,284	24,110

See accompanying notes to Condensed Consolidated financial statements

F-47

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Business

Overview

The Company

STRAWBERRY FIELDS REIT, Inc. (the “Company”) is a Maryland corporation formed in July 2019. The Company commenced operations on June 8, 2021. The Company conducts its business through a traditional UPREIT structure in which substantially all of its assets are owned by subsidiaries of Strawberry Fields Realty, LP, a Delaware limited partnership formed in July 2019 (the “Operating Partnership”). The Company is the general partner of the Operating Partnership. The Company owns approximately 12.3% and 12.0% of the outstanding OP units as of June 30, 2023 and December 31, 2022, respectively.

As the sole general partner of the Operating Partnership, the Company has the exclusive power under the partnership agreement to manage and conduct the business affairs of the Operating Partnership, subject to certain limited approval and voting rights of the limited partners. The Company may cause the Operating Partnership to issue additional OP units in connection with property acquisitions, compensation or otherwise. The Company became a publicly traded entity on September 21, 2022.

The Company is engaged in the ownership, acquisition, financing and triple-net leasing of skilled nursing facilities and other post-acute healthcare properties. The Company’s portfolio consists of 79 healthcare properties with an aggregate of 10,351 licensed beds. The Company holds fee title to 78 of these properties and holds 1 property under a long-term lease. These properties are located in Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The Company generates substantially all of its revenues by leasing its properties to tenants under long-term leases primarily on a triple-net basis, under which the tenant pays the cost of real estate taxes, insurance and other operating costs of the facility and capital expenditures. Each healthcare facility located at its properties is managed by a qualified operator with an experienced management team.

Interim Condensed Consolidated Financial Statements

The accompanying unaudited, condensed consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial information, and the Securities and Exchange Commission (“SEC”) rules for interim financial reporting. Certain information and footnote disclosures normally included in the Condensed Consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying interim Condensed Consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s Condensed Consolidated financial position as of June 30, 2023, and the Condensed Consolidated results of operations and cash flows for the periods presented. The Condensed Consolidated results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ending December 31, 2023.

Variable Interest Entity

The Company consolidates the Operating Partnership, a variable interest entity (“VIE”) in which the Company is considered the primary beneficiary. The primary beneficiary is the entity that has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE.

Non-Controlling Interest

A non-controlling interest is defined as the portion of the equity in an entity not attributable, directly or indirectly, to the primary beneficiary. Non-controlling interests are required to be presented as a separate component of equity on a Condensed Consolidated balance sheet. Accordingly, the presentation of net income is modified to present the income attributed to controlling and non-controlling interests. The non-controlling interest on the Company’s Condensed Consolidated balance sheets represents OP units not held by the Company and represents approximately 87.7% and 88.0% of the outstanding OP Units issued by the Operating Partnership as of June 30, 2023 and December 31, 2022, respectively. The holders of these OP units are entitled to share in cash distributions from the Operating Partnership in proportion to their percentage ownership of OP units. Net income is allocated to the non-controlling interest based on the weighted average of OP units outstanding during the period.

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

F-48

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies

Use of Estimates

Management is required to make estimates and assumptions in the preparation of the Condensed Consolidated financial statements in conformity with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Condensed Consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from management’s estimates.

Principles of Consolidation

The accompanying Condensed Consolidated financial statements include the accounts of the Company and the Operating Partnership and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and short-term investments with original maturities of three months or less when purchased.

The Company’s cash, cash equivalents and restricted cash and cash equivalents periodically exceed federally insurable limits. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to the cash in its operating accounts. On June 30, 2023 and December 31, 2022, the Company had $50.7 million and $40.7 million, respectively, on deposit in excess of federally insured limits. On June 30, 2023, the Company entered into Interbank Cash Sweep accounts to minimize exposure to loss of funds not federally insured. These sweep accounts held approximately $17.7 million as of June 30, 2023.

Restricted Cash and Cash Equivalents

Restricted cash primarily consists of amounts held by mortgage lenders to provide for real estate tax expenditures, tenant improvements, capital expenditures and security deposits, as well as escrow accounts related to principal and interest payments on Bonds.

Real Estate Depreciation

Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated over the expected life of the asset on a straight-line basis. The Company considers the period of future benefit of an asset to determine its appropriate useful life. The Company does not incur expenditures for tenant improvements as they are the responsibility of the tenant per their respective leases. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Building and improvements	7-53 years
Equipment and personal property	1-14 years

F-49

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Real Estate Valuation

In determining fair value and the allocation of the purchase price of acquisitions, the Company uses current appraisals or third-party valuations services. The most significant components of these allocations are typically the allocation of fair value to land and buildings and, for certain of its acquisitions, in place leases and other intangible assets. In the case of the fair value of buildings and the allocation of value to land and other intangibles, the estimates of the values of these components will affect the amount of depreciation and amortization the Company records over the estimated useful life of the property acquired or the remaining lease term. In the case of the value of in place leases, the Company makes best estimates based on the evaluation of the specific characteristics of each tenant’s lease. Factors considered include estimates of carrying costs during hypothetical expected lease up periods, market conditions and costs to execute similar leases. These assumptions affect the amount of future revenue that the Company will recognize over the remaining lease term for the acquired in place leases.

The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. Transaction costs related to acquisitions that are not deemed to be businesses are included in the cost basis of the acquired assets, while transaction costs related to acquisitions that are deemed to be businesses are expensed as incurred. All of the Company’s acquisitions of investment properties qualified as asset acquisitions during the period ended June 30, 2023.

Revenue Recognition

Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases. Substantially all of the Company’s leases contain provisions for specified annual increases over the rents of the prior year and are generally computed in one of three methods depending on specific provisions of each lease as follows:

(i)	a specified annual increase over the prior year’s rent, generally between 1.0% and 3.0%;

(ii)	a calculation based on the Consumer Price Index; or

(iii)	specific dollar increases.

Contingent revenue is not recognized until all possible contingencies have been eliminated. The Company considers the operating history of the lessee and the general condition of the industry when evaluating whether all possible contingencies have been eliminated and have historically, and expect in the future, to not include contingent rents as income until received. The Company follows a policy related to rental income whereby the Company considers a lease to be non-performing after 60 days of non-payment of past due amounts and does not recognize unpaid rental income from that lease until the amounts have been received.

Rental revenues relating to non-contingent leases that contain specified rental increases over the life of the lease are recognized on the straight-line basis. Recognizing income on a straight-line basis requires us to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life. This method results in rental income in the early years of a lease being higher than actual cash received, creating a straight-line rent receivable asset included in our accompanying Condensed Consolidated balance sheets. At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. The Company assesses the collectability of straight-line rent in accordance with the applicable accounting standards and reserve policy. If the lessee becomes delinquent in rent owed under the terms of the lease, the Company may provide a reserve against the recognized straight-line rent receivable asset for a portion, up to its full value, that the Company estimates may not be recoverable.

F-50

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Revenue Recognition (Cont.)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market leases are accreted to rental income over the remaining terms of the respective leases and expected below-market renewal option periods.

The Company reports revenues and expenses within our triple-net leased properties for real estate taxes that are escrowed and obligations of the tenants in accordance with their respective lease with us.

Gain from sale of real estate investments is recognized when control of the property is transferred and it is probable that substantially all consideration will be collected.

Allowance for Doubtful Accounts

The Company evaluates the liquidity and creditworthiness of its tenants, operators and borrowers on a monthly and quarterly basis. The Company’s evaluation considers industry and economic conditions, individual and portfolio property performance, credit enhancements, liquidity and other factors. The Company’s tenants, borrowers and operators furnish property, portfolio and guarantor/operator-level financial statements, among other information, on a monthly or quarterly basis; the Company utilizes this financial information to calculate the lease or debt service coverages that it uses as a primary credit quality indicator. Lease and debt service coverage information is evaluated together with other property, portfolio and operator performance information, including revenue, expense, net operating income, occupancy, rental rate, reimbursement trends, capital expenditures and EBITDA (defined as earnings before interest, tax, depreciation and amortization), along with other liquidity measures. The Company evaluates, on a monthly basis or immediately upon a significant change in circumstance, its tenants’, operators’ and borrowers’ ability to service their obligations with the Company.

The Company maintains an allowance for doubtful accounts for straight-line rent receivables resulting from tenants’ inability to make contractual rent and tenant recovery payments or lease defaults. For straight-line rent receivables, the Company’s assessment is based on amounts estimated to be recoverable over the lease term.

Impairment of Long-Lived Assets and Goodwill

The Company assesses the carrying value of real estate assets and related intangibles (“real estate assets”) when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company tests its real estate assets for impairment by comparing the sum of the expected future undiscounted cash flows to the carrying value of the real estate assets. The expected future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If the carrying value exceeds the expected future undiscounted cash flows, an impairment loss will be recognized to the extent that the carrying value of the real estate assets is greater than their fair value. See Note 4 below.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value. Potential impairment indicators include a significant decline in real estate values, significant restructuring plans, current macroeconomic conditions, state of the equity and capital markets or a significant decline in the Company’s market capitalization. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company applies the required two-step quantitative approach. The quantitative procedures of the two-step approach (i) compare the fair value of a reporting unit with its carrying value, including goodwill, and, if necessary, (ii) compare the implied fair value of reporting unit goodwill with the carrying value as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the fair value of assets and liabilities, excluding goodwill, is the implied value of goodwill and is used to determine the impairment amount, if any. The Company has selected the fourth quarter of each fiscal year to perform its annual impairment test.

F-51

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and cash equivalents, notes receivable and operating leases on owned properties. These financial instruments are subject to the possibility of loss of carrying value as a result of the failure of other parties to perform according to their contractual obligations or changes in market prices which may make the instrument less valuable. Cash and cash equivalents, restricted cash and equivalents are held with various financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions which management believes limits the risk.

With respect to notes receivable, the Company obtains various collateral and other protective rights, and continually monitors these rights, in order to reduce such possibilities of loss. In addition, the Company provides reserves for potential losses based upon management’s periodic review of our portfolio.

On June 30, 2023, the Company held four notes receivable with an outstanding balance of $17.8 million. The notes have maturities ranging from 2023 through 2046, and interest rates ranging from 2% to 10.25%. One of the notes is collateralized by tenants’ accounts receivable. All other notes receivable are uncollateralized as of June 30, 2023. As of December 31, 2022, the Company held five notes receivable for a total amount of $19.4 million. As of June 30, 2023 all of these notes are paid monthly and are current.

Market Concentration Risk

As of June 30, 2023 and December 31, 2022, the Company owned 78 properties and leased 1 property. The properties are located in 9 states, with 20 properties of its total properties located in Illinois (which include 4,226 skilled nursing beds or 40.8% of the Company’s total beds) and 15 properties of its total properties in Indiana (which include 1,388 skilled nursing beds or 13.4% of the Company’s total beds). Since tenant revenue is primarily generated from Medicare and Medicaid, the operations of the Company are indirectly subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to the Centers for Medicare & Medicaid Services, and the Department of Health and Aging in all states in which the Company operates. Such administrative directives, rules and regulations, including budgetary reimbursement funding, are subject to change by an act of Congress, the passage of laws by the state regulators or an administrative change mandated by one of the executive branch agencies. Such changes may occur with little notice or inadequate funding to pay for the related costs, including the additional administrative burden, to comply with a change.

Debt and Capital Raising Issuance Costs

Costs incurred in connection with the issuance of equity interests are recorded as a reduction of additional paid-in capital. Debt issuance costs related to debt instruments, excluding line of credit arrangements, are deferred, recorded as a reduction of the related debt liability, and amortized to interest expense over the remaining term of the related debt liability utilizing the interest method. Deferred financing costs related to line of credit arrangements are deferred, recorded as an asset and amortized to interest expense over the remaining term of the related line of credit arrangement utilizing the interest method.

Penalties incurred to extinguish debt and any remaining unamortized debt issuance costs, discounts and premiums are recognized as income or expense in the Condensed Consolidated statements of income at the time of extinguishment.

Segment Reporting

Accounting guidance regarding disclosures about segments of an enterprise and related information establishes standards for the manner in which public business enterprises report information about operating segments. The Company’s investment decisions in health care properties, and resulting investments are managed as a single operating segment for internal reporting and for internal decision-making purposes. Therefore, the Company has concluded that it operates as a single segment.

F-52

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Basic and Diluted Income Per Common Share

The Company calculates basic income per common share by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. At June 30, 2023 and 2022, there were 45,436,232 and 47,212,167 OP units outstanding which were potentially dilutive securities. During the six month periods ended June 30, 2023 and 2022, the assumed conversion of the OP units had no impact on basic income per share.

Foreign Currency Translation and Transactions

Assets and liabilities denominated in foreign currencies that are translated into U.S. dollars use exchange rates in effect at the end of the period, and revenues and expenses denominated in foreign currencies that are translated into U.S. dollars use average rates of exchange in effect during the related period. Gains or losses resulting from translation are included in accumulated other comprehensive income, a component of equity on the Condensed Consolidated balance sheets.

Gains or losses resulting from foreign currency transactions are translated into U.S. dollars at the rates of exchange prevailing at the dates of the transactions. The effects of transaction gains or losses, if any, are included in other income (loss), in the Condensed Consolidated statements of income.

Fair Value Measurement

The Company measures and discloses the fair value of nonfinancial and financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

● Level 1—quoted prices for identical instruments in active markets;

● Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

● Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures fair value using a set of standardized procedures that are outlined herein for all assets and liabilities which are required to be measured at fair value. When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and classifies such items in Level 1. In instances where a market price is available, but the instrument is in an inactive or over-the-counter market, the Company consistently applies the dealer (market maker) pricing estimate and classifies the asset or liability in Level 2. If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads and/or market capitalization rates. Items valued using such internally generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or Level 3 even though there may be some significant inputs that are readily observable. Internal fair value models and techniques used by the Company include discounted cash flow valuation models.

F-53

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. Summary of Significant Accounting Policies (Cont.)

Real Estate Investments – Held for Sale

On June 30, 2023, the Company had two properties included in real estate investments which were held for sale and carried at the lower of their net book value or fair value on a non-recurring basis on the Condensed Consolidated balance sheets. On December 31, 2022, the Company had one property included in real estate investments which was held for sale and carried at the lower of its net book value or fair value on a non-recurring basis on the Condensed Consolidated balance sheets. The Company’s real estate investments held for sale were classified as Level 3 of the fair value hierarchy.

Stock-Based Compensation

The Company accounts for share-based payment awards in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the Condensed Consolidated financial statements. ASC 718 requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions. The Company recognizes share-based payments over the vesting period.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting by requiring timelier recognition of credit losses on loans and other financial instruments held by financial institutions and other organizations. The amendments in ASU 2016-13 eliminate the “probable” initial threshold for recognition of credit losses in current accounting guidance and, instead, reflect an entity’s current estimate of all expected credit losses. Previously, when credit losses were measured under current accounting guidance, an entity generally only considered past events and current conditions in measuring the incurred loss. The amendments in ASU 2016-13 broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss. A reporting entity is required to apply the amendments in ASU 2016-13 using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption.

The adoption of ASU 2016-13 on January 1, 2023, was not material to the Company’s Condensed Consolidated financial position and results of operations.

F-54

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. Restricted Cash and Equivalents

The following table presents the Company’s restricted cash and equivalents and escrow deposits:

	June 30,	December 31,
	2023	2022
	(amounts in $000’s)
Escrow with trustee	$-	$2,287
MIP escrow accounts	1,300	745
Other escrow and debt deposits	4,297	781
Property tax and insurance escrow	6,324	5,243
Interest and expense reserve bonds escrow	3,765	2,276
HUD replacement reserves	13,814	14,175
Total restricted cash and equivalents	$29,500	$25,507

Escrow with trustee - The Company transfers funds to the trustee for its Series A, C and D Bonds to cover principal and interest payments prior to the payment date.

MIP escrow accounts - The Company is required to make monthly escrow deposits for mortgage insurance premiums on the HUD guaranteed mortgage loans.

Other escrow and debt deposits – The Company funds various escrow accounts under certain of its loan agreements, primarily to cover debt service on underlying loans.

Property tax and insurance escrow - The Company funds escrows for real estate taxes and insurance under certain of its loan agreements.

Interest and expense reserve bonds escrow - The indentures for the Series A, C and D Bonds require the funding of a six-month interest reserve as well as an expense reserve. See Note 7 - Notes Payable and Other Debt.

HUD replacement reserves - The Company is required to make monthly payments into an escrow for replacement and improvement of the project assets covered by HUD guaranteed mortgage loans. A portion of the replacement reserves are required to be maintained until the applicable loan is fully paid.

NOTE 4. Real Estate Investments, net

Real estate investments consist of the following:

	Estimated Useful Lives	June 30, 2023	December 31, 2022
	(Years)	(Amounts in $000’s)
Buildings and improvements	7-53	$494,776	$495,215
Equipment and personal property	1-14	79,804	78,524
Land	-	61,241	60,010
		635,821	633,749
Less: accumulated depreciation		(205,791)	(194,838)
Real estate investments, net		$430,030	$438,911

For the three-month periods ended June 30, 2023 and 2022, total depreciation expense was $6.2 million and $6.5 million, respectively. For the six-month periods ended June 30, 2023 and 2022, total depreciation expenses were $12.5 million and $13.1 million, respectively.

F-55

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. Real Estate Investments, net (Cont.)

Acquisition of Properties

On January 3, 2023, the Company acquired a property located in Kentucky for a total cost of $6.0 million including finder fees and leasehold improvements. The Company also committed to a $700,000 leasehold improvement that will be completed by the new tenant. This property contains a skilled nursing facility with 120 licensed beds and approximately 34,824 square feet. Concurrently with the closing of the acquisition, we added the property to an existing master lease with a third-party operator. The lease has an initial term of 10 years, with two extension options of five years each. The initial annualized base rent is $600,000, which is subject to an annual increase of approximately 3.0%.

Other Properties

In December 2022, the Company, through one of its subsidiaries, took title on a property in Massachusetts through a foreclosure. As of June 30, 2023 and December 31, 2022, the property is carried at its estimated fair value of $1.2 million and is included in real estate investments in the accompanying Condensed Consolidated balance sheets.

In February 2023, one facility under our southern Illinois master lease was closed. The closure was made at the request of the tenant and mainly for efficiency reasons. This facility is under a master lease with two other facilities. The closing did not affect the aggregate rent payable under the master lease, which has been paid without interruption. As a result of the closure, the Company has elected to sell the property. The Company has written off the remaining book value of this property and has recorded a loss on real estate investment impairment of approximately $2.5 million during the six-month period ended June 30, 2023, since the facility is no longer licensed to operate as a skilled nursing facility. Additionally, the tenant continues to be responsible for ensuring the building is secure and paying utilities, real estate taxes and insurance bills.

On June 8, 2023, the Company entered into a Purchase and Sale Agreement with respect to the purchase of 24 healthcare facilities located in Indiana (the “Indiana Facilities”) for $102,000,000. The 24 Facilities are comprised of nineteen skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed.

The Company made an initial earnest money deposit of $4,000,000 in June 2023 and a second deposit of $1,000,000 in July 2023 under the Purchase and Sale Agreement, which will be applied to the purchase price at closing. The Company plans to pay the balance of the purchase price from the Company’s current working capital and utilizing funds provided by a third-party lender. Under the Purchase and Sale Agreement, the Company has agreed to make a loan of approximately $6,500,000 to the sellers, which will be due and payable within 60 days after the closing.

The Indiana Facilities are currently leased under a master lease agreement dated November 1, 2022, between the sellers and a group of tenants affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. Under the master lease, the tenants are required to pay annual rent, on a triple net basis, commencing on November 1, 2022, in the amount of $9,500,000, which amount is subject to annual increases set forth in the master lease. The master lease has an initial term of seven years. The tenants have three options to extend the lease. The first option is for 3 years, the two remaining options are for 5 years each. The tenants have an option to buy the properties after 6 years for $127 million. The material terms of the master lease will not be modified as a result of the purchase. The tenants operate the Indiana Facilities as skilled nursing and assisted living facilities. Closing is expected during the third quarter of 2023.

F-56

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. Intangible Assets and Goodwill

Intangible assets consist of the following goodwill, Certificate of Need (“CON”) licenses and lease rights:

	Goodwill including CON Licenses	Lease Rights	Total
	(Amounts in $000’s)
Balances, December 31, 2021
Gross	$1,323	$54,577	$55,900
Accumulated amortization	-	(41,240)	(41,240)
Net carrying amount	1,323	13,337	14,660
Amortization	-	(1,514)	(1,514)
Balances, June 30, 2022
Gross	1,323	54,577	55,900
Accumulated amortization	-	(42,754)	(42,754)
Net carrying amount	$1,323	$11,823	$13,146

Balances, December 31, 2022
Gross	$1,323	54,577	55,900
Accumulated amortization	-	(44,268)	(44,268)
Net carrying amount	1,323	10,309	11,632
Amortization	-	(1,514)	(1,514)
Balances, June 30, 2023
Gross	1,323	54,577	55,900
Accumulated amortization	-	(45,782)	(45,782)
Net carrying amount	$1,323	8,795	10,118

Estimated amortization expense for all lease rights for each of the future years ending December 31, is as follows:

Amortization of Lease Rights
(Amounts in $000’s)
2023 (six months)	1,514
2024	3,028
2025	3,028
2026	675
2027	461
Thereafter	89
Total	$8,795

F-57

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. Leases

As of June 30, 2023 and December 31, 2022, the Company had leased 83 facilities (79 properties) to tenant/operators in the States of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. As of June 30, 2023 and December 31, 2022, all of the Company’s facilities were leased. Most of these facilities are leased on a triple net basis, meaning that the lessee (i.e., operator of the facility) is obligated under the lease for all expenses of the property in respect to insurance, taxes and property maintenance, as well as the lease payments.

The following table provides additional information regarding the properties owned/leased by the Company for the periods indicated:

	June 30,	December 31,
	2023	2022
Cumulative number of facilities (properties)	83 (79)	83 (79)
Cumulative number of operational beds	10,351	10,332

The following table provides additional information regarding the properties/facilities leased by the Company as of June 30, 2023:

State	Number of Operational Beds/Units	Owned by Company	Leased by Company	Total
Illinois	4,226	20	-	20
Indiana	1,388	14	1	15
Michigan	100	1	-	1
Ohio	238	4	-	4
Tennessee	1,056	12	-	12
Kentucky	1,165	11	-	11
Arkansas	1,568	14	-	14
Oklahoma	137	2	-	2
Texas	473	4	-	4
Total properties	10,351	82	1	83

Facility Type
Skilled Nursing Facilities	10,189	77	1	78
Long-Term Acute Care Hospitals	63	2	-	2
Assisted Living Facility	99	3	-	3
Total facilities	10,351	82	1	83

As of June 30, 2023, total future minimum rental revenues for the Company’s tenants are as follows:

Year	Amount
(Amounts in $000s)
2023 (six month period)	$41,958
2024	84,816
2025	75,152
2026	56,159
2027	56,453
Thereafter	184,588
Total	$499,126

F-58

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. Leases (Cont.)

The following table provides summary information regarding the number of operational beds associated with a property leased by the Company and subleased to third-party operators:

	June 30,	December 31,
	2023	2022
Number of facilities leased and subleased to third parties	1	1
Number of operational beds	68	68

Right of use assets and operating lease liabilities are disclosed as separate line items in the Condensed Consolidated balance sheets and are valued based on the present value of the future minimum lease payments at the lease commencement. As the Company’s leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense is recognized on a straight-line basis over the lease term. The Company’s operating lease obligation is for one skilled nursing facility. The lease has an initial term that expires on March 1, 2028 and has two five-year renewal options. The lease is a triple net lease, which requires the Company to pay real and personal property taxes, insurance expenses and all capital improvements. The Company subleases the building as part of the Indiana master lease. Based on the sublease with the Company’s tenant, the tenant is required to pay real and personal property taxes, insurance expenses and all capital improvements.

The components of lease expense and other lease information are as follows (dollars in thousands):

	Six Month Period ended June 30,		Three Month Period ended June 30,
	2023	2022	2023	2022
Operating lease cost	$197	195	99	98

	June 30, 2023	December 31, 2022
Operating lease right of use asset	$1,675	$1,833
Operating lease liability	$1,675	$1,833
Weighted average remaining lease term-operating leases (in years)	4.75	5.25
Weighted average discount rate	4.1%	4.1%

Future minimum operating lease payments under non-cancellable leases as of June 30, 2023, reconciled to the Company’s operating lease liability presented on the Condensed Consolidated balance sheets are:

(Amounts in $’000s)
2023 (six month period)	$197
2024	395
2025	395
2026	395
2027	395
Thereafter	99
Total	$1,876
Less Interest	(201)
Total operating lease liability	$1,675

Other Properties leased by the Company

The Company, through one of its subsidiaries, leases its office spaces from a related party. Rental expense under the leases for the six-month periods ended June 30, 2023 and 2022, was $105,000 and $97,000, respectively. Rental expense under the leases for the three-month periods ended June 30, 2023 and 2022, was $52,000 and $46,000, respectively.

F-59

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt

Notes Payable and Other Debt consist of the following:

	Weighted Interest Rate at June 30,	June 30,	December 31,
	2023	2023	2022
		(Amounts in $’000s)
HUD guaranteed loans	3.23%	$275,222	$275,778
Bank loans	8.67%	100,617	105,225
Series A, C and D Bonds	6.59%	105,303	75,788
Gross Notes Payable and other Debt		$481,142	$456,791
Debt issuance costs		(2,558)	(1,376)
Net Notes Payable and other Debt		$478,584	$455,415

Principal payments on the Notes Payable and Other Debt payable through maturity are as follows (amounts in $’000s):

Year Ending December 31,
2023 (six-month period)	$19,785
2024	27,127
2025	17,426
2026	83,801
2027	102,711
Thereafter	230,292
$481,142

Debt Covenant Compliance

As of June 30, 2023 and December 31, 2022, the Company was party to approximately 41 and 40 outstanding credit related instruments, respectively. These instruments included credit facilities, mortgage notes, bonds and other credit obligations. Some of the instruments include financial covenants. Covenant provisions include, but are not limited to, debt service coverage ratios, and minimum levels of EBITDA (defined as earnings before interest, tax, and depreciation and amortization) or EBITDAR (defined as earnings before interest, tax, depreciation and amortization and rental expense). Some covenants are based on annual financial metric measurements, and some are based on quarterly financial metric measurements. The Company routinely tracks and monitors its compliance with its covenant provisions. As of June 30, 2023, the Company was in compliance with all financial and administrative covenants.

Senior Debt – Commercial Bank Mortgage Loan Facility

On March 21, 2022, the Company closed a mortgage loan facility with a commercial bank pursuant to which the Company borrowed approximately $105 million. The facility provides for monthly payments of principal based on a 20-year amortization with a balloon payment due in March 2027. The rate is based on the one-month Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.5% and a floor of 4% (as of June 30, 2023, the rate was 8.67%). As of June 30, 2023 and December 31, 2022, total amounts outstanding were $100.6 million and $102.4 million, respectively. This facility loan is collateralized by 21 properties owned by the Company. The loan proceeds were used to repay the Series B Bonds and prepay commercial loans not secured by HUD guaranteed mortgages. The Company recognized a foreign currency transaction loss of approximately $10.1 million in connection with the repayment of the Series B Bonds during the six months ended June 30, 2022.

F-60

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Senior Debt – Commercial Bank Mortgage Loan Facility (Cont.)

The credit facility financial covenants consist of (i) a covenant that the ratio of the Company’s indebtedness to its EBITDA cannot exceed 8.0 to 1, (ii) a covenant that the ratio of the Company’s net operating income to its debt service before dividend distribution is at least 1.20 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, (iii) a covenant that the ratio of the Company’s net operating income to its debt service after dividend distribution is at least 1.05 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, and (iii) a covenant that the Company’s GAAP equity is at least $20,000,000. As of June 30, 2023, the Company is in compliance with these loan covenants.

Senior Debt – Mortgage Loans Guaranteed by HUD

As of June 30, 2023 and December 31, 2022, the Company had HUD guaranteed mortgage loans from financial institutions of approximately $275 million and $276 million, respectively. These loans were secured by first mortgage liens on the applicable properties, assignments of rent and second liens on the operator’s assets. In addition to interest payments, the Company pays HUD annual mortgage insurance premiums of 0.65% of the loan balances. As a result, the overall interest rate paid by the Company with respect to the HUD guaranteed loans as of June 30, 2023 and December 31, 2022 was 3.88% (including the mortgage insurance premium).

Series A Bonds

In November 2015, the Company, through a subsidiary, issued Series A Bonds in the face amount of NIS 265.2 million ($68 million) and received the net amount after issuance costs of NIS 251.2 million ($64.3 million). Since then, the Company increased the series amount twice in September 2016 and May 2017 and received a combined net amount of $30.1 million. The Series A Bonds interest rate is 6.4% as of June 30, 2023. The effective weighted interest rate on these bonds, including those issued in the additional offering, is 7.4%. In June 2023, Standard & Poor’s provided rating for the Series A Bonds of ilA. As of June 30, 2023 and December 31, 2022, the outstanding balances of the Series A Bonds were $20.2 million and $21.5 million, respectively.

Payment Terms

The principal amount of the Series A Bonds is payable in eight annual installments due on July 1 of each of the years 2017 through 2024. The first four principal payments were equal to 15% of the original principal amount of the Series A Bonds, and each of the last four principal payments are equal to 10% of original principal amount of the Series A Bonds.

The Series A Bonds are not secured except for an interest reserve. The indenture for the Series A Bonds requires the Strawberry Fields REIT, Ltd. a wholly-owned subsidiary of the Operating Partnership organized under the laws of the British Virgin Islands (the “BVI Company”) to maintain an interest reserve with the trustee equal to the next interest payment on the Series A Bonds. In addition, the BVI Company has committed not to further encumber its assets under a general lien without obtaining the approval of the holders of the Series A Bonds, provided that the BVI Company may grant specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register general and specific liens on their assets.

Financial Covenants

The financial covenants of the BVI Company are measured based on its financial statements prepared in accordance with IFRS accounting principles. The annual rate of interest on the Series A Bonds will increase by 0.5%, but only once with respect to each breach of any such covenant, if: (i) the shareholders’ equity of the BVI Company (excluding minority interests) is less than $110 million, (ii) the ratio of adjusted net financial debt to adjusted EBITDA (for the latest four quarters) exceeds 12 or (iii) the ratio of equity to total assets is less than 27%. Compliance with these financial covenants is measured annually and quarterly based on the BVI Company’s annual financial statements and quarterly financial statements. As of June 30, 2023, the BVI Company was in compliance with the above covenants.

F-61

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series A Bonds (Cont.)

Dividend Restrictions

The indenture for the Series A Bonds limits the amount of dividends that may be paid by the BVI Company to the Operating Partnership. The BVI Company may not make any distribution unless all of the following conditions are fulfilled (with all amounts calculated under IFRS):

● The distribution amount may not exceed 40% of the net profit after tax that is recognized in the most recent Consolidated financial statements of the BVI Company, less profits or losses arising from a change in accounting methods, net of revaluation profits/losses (that have not yet been realized) arising from a change in the fair value of the assets with respect to the fair value in the prior reporting period.

● The ratio of the Condensed Consolidated stockholders’ equity of the BVI Company to its total Condensed Consolidated balance sheet may not be less than 30%.

● The distributable profits for which no distribution was performed in a specific year will be added to the following quarters.

● The BVI Company’s equity at the end of the last quarter, before the distribution of dividends, less the dividends distributed, may not be less than $120 million.

As of June 30, 2023, the BVI Company met these financial conditions and the BVI Company is not in violation of any of its material undertakings to the holders of the Series A Bonds.

Increase in Interest Rate

The annual rate of interest on the Series A Bonds will increase by 0.25% if there is a decrease in the rating of the Series A Bonds, up to a maximum increase of 1.25% per year. In the event of the increase in the rate of interest on the Series A Bonds for the above reasons, the rate will be decreased if the underlying cause of the interests is eliminated, provided that the rate of interest will not be less than 6.4%.

Security

The BVI Company committed not to pledge its assets under general liens without obtaining the consent in advance of the holders of the Series A Bonds. Nevertheless, the BVI Company is entitled to register specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register liens, including general and specific, on their assets.

F-62

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series A Bonds (Cont.)

Redemption Provisions

The BVI Company may, at its discretion, call the Series A Bonds for early repayment. In the event of the redemption of all of the Series A Bonds, the BVI Company would be required to pay the highest of the following amounts:

●	the market value of the balance of the Series A Bonds in circulation which will be determined based on the average closing price of the Series A Bonds for thirty (30) trading days before the date on which the board of directors resolves to undertake the early redemption;

●	the par value of the Series A Bonds available for early redemption in circulation (i.e., the principal balance of the Series A Bonds plus accrued interest until the date of the actual early redemption); or

●	the balance of the payments under the Series A Bonds (consisting of future payments of principal and interest), when discounted to their present value based on the annual yield of the Israeli government bonds plus an “additional rate.” The additional rate will be 2.5% per annum for early repayment.

Change of Control

The holders of a majority of the Series A Bonds may accelerate the outstanding balance of the Bonds if the control of the BVI Company is transferred, directly or indirectly, unless the transfer of control is approved by the holders of a majority of the Series A Bonds.

For purposes of the Series A Bonds, the “controlling stockholders” of the BVI Company are deemed to be Moishe Gubin, Tira Gubin and Michael Blisko.

For the purpose of this provision, a transfer of control means a change of control of the BVI Company such that the BVI Company has a controlling stockholder that is not any of the “controlling stockholders” and/or is in the hands of any of their immediate family members (including through trusts that the controlling stockholders and/or any of their immediate family members are the beneficiaries under and/or are their managers)., “Control” is defined in the Israeli Companies Law.

Bond Repurchases

On March 19, 2020, the Board of Directors of the BVI Company approved a $5 million buyback program to Series A and Series B Bonds. The Program was extended annually to expire on March 20, 2022. On March 28, 2022, the Board of Directors of the BVI Company approved a $10 million buyback program (the “Program”) to Series A and Series C Bonds. The Program was approved for a year and was extended on March 28, 2023 for another year. The BVI Company did not repurchase any bonds during the six-month periods ended June 30, 2023 and 2022.

Series C Bonds

In July 2021, the BVI Company completed an initial offering on the Tel Aviv Stock Exchange (“TASE”) of Series C Bonds with a par value of NIS 208.0 million ($64.7 million). These Series C Bonds were issued at par. Offering and issuance costs of approximately $1.7 million were incurred at closing. During February 2023, the Company issued additional Series C Bonds with a par value of NIS 40.00 million ($11.3 million) and raised a gross amount of $10.73 million (NIS 38.1 million). The Bonds were issued at a price of 95.25%. As of June 30, 2023 and December 31, 2022, the outstanding balances of the Series C Bonds were $63.7 million and $55.6 million, respectively.

F-63

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series C Bonds (Cont.)

Interest

The Series C Bonds initially bore interest at a rate of 5.7% per annum. In July 2021, Standard & Poor’s provided an initial rating for the Series C Bonds of ilA+.

Interest on the Series C Bonds is payable semi-annually in arrears on July 31 and January 31 of each year. The interest rate may increase if certain financial ratios are not achieved, as discussed below.

Payment Terms

The principal amount of the Series C Bonds is payable in five annual installments due on July 31 of each of the years 2022 through 2026. The first four principal payments are equal to 6% of the original principal amount of the Series C Bonds, and the last principal payments is equal to the outstanding principal amount of the Series C Bonds.

Financial Covenants

Until the date of full repayment of the Series C Bonds, the BVI Company must comply with certain financial covenants described below. The application of the covenants is based on the financial statements of the BVI Company as prepared under the IFRS accounting method. The financial covenants are as follows:

● The stockholders’ equity of the BVI Company may not be less than $230 million.

● The ratio of the Condensed Consolidated stockholders’ equity of the BVI Company to its total Condensed Consolidated balance sheet may not be less than 25%.

● The ratio of the adjusted net financial debt to adjusted EBITDA of the BVI Company (for the past four quarters) may not exceed 12.

● The ratio of the outstanding amount of the Series C Bonds to the fair market value of the collateral may not exceed 75%.

F-64

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series C Bonds (Cont.)

Dividend Restrictions

The indenture for the Series C Bonds limits the amount of dividends that may be paid by the BVI Company to the Operating Partnership. The BVI Company may not make any distribution unless all of the following conditions are fulfilled (with all amounts calculated under IFRS):

● The distribution amount may not exceed 80% of the net profit after tax that is recognized in the most recent Condensed Consolidated financial statements of the BVI Company, less profits or losses arising from a change in accounting methods, net of revaluation profits/losses (that have not yet been realized) arising from a change in the fair value of the assets with respect to the fair value in the prior reporting period.

● The ratio of the consolidated stockholders’ equity of the BVI Company to its total consolidated balance sheet may not be less than 30%.

● The distributable profits for which no distribution was performed in a specific year will be added to the following quarters.

● The BVI Company’s equity at the end of the last quarter, before the distribution of dividends, less the dividends distributed, may not be less than $250 million.

As of June 30, 2023, the BVI Company met these financial conditions, and the BVI Company was not in violation of any of its material undertakings to the holders of the Series C Bonds.

Increase in Interest Rate

In the event that:

(i) the stockholders’ equity of the BVI Company (excluding minority interests) is less than $250 million;

(ii) the ratio of the adjusted net financial debt to adjusted EBITDA (for the latest four quarters) exceeds 11;

(iii) the ratio of the consolidated equity of the BVI Company to total consolidated assets of the BVI Company is below 27%; or

(iv) the ratio of outstanding amount of the Series C Bonds to the fair market value of the collateral for the Series C Bonds exceeds 75%,

then, in each case, the interest on the Series C Bonds will increase by an additional 0.5% annually, but only once with respect to each failure to meet these requirements. Compliance with these financial covenants is measured quarterly.

Additionally, if a decline in the rating of the Series C Bonds should take place, then for each single ratings decrease, the interest will be increased by 0.25% per year, up to a maximum increment of 1.25% annually.

In any case, the total increase in the interest rate as a result of the above adjustments will not exceed 1.5% per year. The increases in the interest rate will also be reversed if the BVI Company regains compliance.

F-65

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series C Bonds (Cont.)

Security

The Series C Bonds are secured by first mortgage liens on nine properties. In addition, the Series C Bonds are also secured by interest and expenses reserves. The BVI Company has agreed not to pledge its assets pursuant to a general lien without obtaining the prior consent of the holders of the Series C Bonds, provided that the BVI Company is entitled to register specific liens on its properties and also to provide guarantees and its subsidiaries are entitled to register general and specific liens on their assets.

Under the terms of the indenture for the Series C Bonds, the BVI Company can take out properties from the collateral (in case of HUD refinancing) or to add properties and increase the Series C Bonds as long as the ratio of outstanding amount of the Series C Bonds to fair market value of the collateral is not more than 65%. In addition, starting from July 1, 2023, if the fair market value of the collateral is below 55%, the BVI Company can request to release collateral so the fair market value will increase to 55%.

Additional Bonds

The BVI Company can issue additional Series C Bonds at any time not to exceed a maximum outstanding of NIS 630 million (or $170 million).

Redemption Provisions

The BVI Company may, at its discretion, call the Series C Bonds for early repayment. In the event of the redemption of all of the Series C Bonds, the BVI Company would be required to pay the highest of the following amounts:

●	the market value of the balance of the Series C Bonds in circulation which will be determined based on the average closing price of the Series C Bonds for thirty (30) trading days before the date on which the board of directors resolves to undertake the early redemption;

●	the par value of the Series C Bonds available for early redemption in circulation (i.e., the principal balance of the Series C Bonds plus accrued interest until the date of the actual early redemption); or

●	the balance of the payments under the Series C Bonds (consisting of future payments of principal and interest), when discounted to their present value based on the annual yield of the Israeli government bonds plus an “additional rate.” The additional rate will be 1.0% per annum for early repayment performed by September 30, 2022, 2.5% from October 1, 2022 to September 30, 2023, and 3.0% thereafter.

Change of Control

The holders of a majority of the Series C Bonds may accelerate the outstanding balance of the Bonds if the control of the BVI Company is transferred, directly or indirectly, unless the transfer of control is approved by the holders of a majority of the Series C Bonds.

For purposes of the Series C Bonds, the “controlling stockholders” of the BVI Company are deemed to be Moishe Gubin and Michael Blisko.

F-66

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Change of Control (Cont.)

For the purpose of this provision, a transfer of control means a change of control of the BVI Company such that the BVI Company has a controlling stockholder that is not any of the “controlling stockholders” and/or is in the hands of any of their immediate family members (including through trusts that the controlling stockholders and/or any of their immediate family members are the beneficiaries under and/or are their managers). In this regard, “control” is defined in the Israeli Companies Law.

Series D Bonds

In June 2023, the BVI Company completed an initial offering on the Tel Aviv Stock Exchange (“TASE”) of Series D Bonds with a par value of NIS 82.9 million ($22.9 million). These Series D Bonds were issued at par. Offering and issuance costs of approximately $0.6 million were incurred at closing. As of June 30, 2023 the outstanding balances of the Series D Bonds was $22.4 million. As discussed in Note 14 below, in July 2023, the BVI Company issued an additional NIS 70.0 million ($19.2 million) in Series D Bonds.

Interest

The Series D Bonds initially bore interest at a rate of 9.1% per annum. In June 2023, Standard & Poor’s provided an initial rating for the Series D Bonds of ilA.

Interest on the Series D Bonds is payable semi-annually in arrears on March 31 and September 30 of each year. The interest rate may increase if certain financial ratios are not achieved, as discussed below.

Payment Terms

The principal amount of the Series D Bonds is payable in three annual installments due on September 30 of each of the years 2024 through 2026. The first two principal payments are equal to 6% of the original principal amount of the Series D Bonds, and the last principal payments is equal to the outstanding principal amount of the Series D Bonds.

Financial Covenants

Until the date of full repayment of the Series D Bonds, the BVI Company must comply with certain financial covenants described below. The application of the covenants is based on the financial statements of the BVI Company as prepared under the IFRS accounting method. The financial covenants are as follows:

● The stockholders’ equity of the BVI Company may not be less than $230 million.

● The ratio of the Condensed Consolidated stockholders’ equity of the BVI Company to its total Condensed Consolidated balance sheet may not be less than 25%.

● The ratio of the adjusted net financial debt to adjusted EBITDA of the BVI Company (for the past four quarters) may not exceed 12.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series D Bonds (Cont.)

Dividend Restrictions

The indenture for the Series D Bonds limits the amount of dividends that may be paid by the BVI Company to its stockholders. The BVI Company may not make any distribution unless all of the following conditions are fulfilled (with all amounts calculated under IFRS):

● The distribution amount may not exceed 80% of the net profit after tax that is recognized in the most recent Condensed Consolidated financial statements of the BVI Company, less profits or losses arising from a change in accounting methods, net of revaluation profits/losses (that have not yet been realized) arising from a change in the fair value of the assets with respect to the fair value in the prior reporting period.

● The ratio of the consolidated stockholders’ equity of the BVI Company to its total consolidated balance sheet may not be less than 30%.

● The distributable profits for which no distribution was performed in a specific year will be added to the following quarters.

● The BVI Company’s equity at the end of the last quarter, before the distribution of dividends, less the dividends distributed, may not be less than $250 million.

● The BVI Company meets the financial conditions described above, and the BVI Company is not in violation of all and/or any of its material undertakings to the holders of the Series D Bonds as of June 30, 2023.

Increase in Interest Rate

In the event that:

(i) the stockholders’ equity of the BVI Company (excluding minority interests) is less than $250 million;

(ii) the ratio of the adjusted net financial debt to adjusted EBITDA (for the latest four quarters) exceeds 11;

(iii) the ratio of the consolidated equity of the BVI Company to total consolidated assets of the BVI Company is below 27%; or

then, in each case, the interest on the Series D Bonds will increase by an additional 0.5% annually, but only once with respect to each failure to meet these requirements. Compliance with these financial covenants is measured quarterly.

Additionally, if a decline in the rating of the Series D Bonds should take place, then for each single ratings decrease, the interest will be increased by 0.25% per year, up to a maximum increment of 1.25% annually.

In any case, the total increase in the interest rate as a result of the above adjustments will not exceed 1.5% per year. The increases in the interest rate will also be reversed if the BVI Company regains compliance.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Series D Bonds (Cont.)

Security

The BVI Company has committed not to pledge its assets under general liens without obtaining the consent in advance of the Bond holders. Nevertheless, the BVI Company is entitled to register specific liens on its properties and also to provide guarantees; and its subsidiaries are entitled to register liens, including general and specific, on their assets.

Additional Bonds

The BVI Company can issue additional Series D Bonds at any time not to exceed a maximum outstanding of NIS 450 million (or $120 million).

Redemption Provisions

The BVI Company may, at its discretion, call the Series D Bonds for early repayment. In the event of the redemption of all of the Series D Bonds, the BVI Company would be required to pay the highest of the following amounts:

●	the market value of the balance of the Series D Bonds in circulation which will be determined based on the average closing price of the Series D Bonds for thirty (30) trading days before the date on which the board of directors resolves to undertake the early redemption;

●	the par value of the Series D Bonds available for early redemption in circulation (i.e., the principal balance of the Series D Bonds plus accrued interest until the date of the actual early redemption); or

●	the balance of the payments under the Series D Bonds (consisting of future payments of principal and interest), when discounted to their present value based on the annual yield of the Israeli government bonds plus an “additional rate.” The additional rate will be 1.0% per annum for early repayment performed by September 30, 2024, and 3.0% thereafter.

Change of Control

The holders of a majority of the Series D Bonds may accelerate the outstanding balance of the Bonds if the control of the BVI Company is transferred, directly or indirectly, unless the transfer of control is approved by the holders of a majority of the Series D Bonds.

For purposes of the Series D Bonds, the “controlling stockholders” of the BVI Company are deemed to be Moishe Gubin and Michael Blisko.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. Notes Payable and Other Debt (Cont.)

Change of Control (Cont.)

For the purpose of this provision, a transfer of control means a change of control of the BVI Company such that the BVI Company has a controlling stockholder that is not any of the “controlling stockholders” and/or is in the hands of any of their immediate family members (including through trusts that the controlling stockholders and/or any of their immediate family members are the beneficiaries under and/or are their managers). In this regard, “control” is defined in the Israeli Companies Law.

NOTE 8. Commitments and Contingencies

Commitments

The Company guarantees from time-to-time obligations of its wholly-owned subsidiaries.

Contingencies

The Company’s operating results and financial condition are dependent on the ability of its tenants to meet their lease obligations to us.

Although the amount of rent that the Company receives from its tenants is not dependent on the tenants’ operating results, the tenants’ ability to fulfill their lease obligations, including the payment of rent, could be adversely affected if our tenants encountered significant financial difficulties due to a pandemic. To date, the Company does not believe that the coronavirus outbreak has had a material adverse impact on its tenants.

In March 2020, Joseph Schwartz, Rosie Schwartz and certain companies owned by them filed a complaint in the U.S. District Court for the Northern District of Illinois against Moishe Gubin, Michael Blisko, Strawberry Fields REIT, LLC (“the Predecessor Company”) and 21 of its subsidiaries, as well as the operators of 17 of the facilities operated at our properties. The complaint was related to the Predecessor Company’s acquisition of 16 properties located in Arkansas and Kentucky that were completed between May 2018 and April 2019 and the attempt to purchase an additional 5 properties located in Massachusetts. The complaint was dismissed by the court in 2020 for lack of subject matter jurisdiction. The plaintiffs did not file an appeal of this dismissal, and the time for an appeal has expired.

In August 2020, Joseph Schwartz, Rosie Schwartz and several companies controlled by them filed a second complaint in the Circuit Court in Pulaski County, Arkansas. The second complaint had nearly identical claims as the federal case, but was limited to matters related to the Predecessor Company’s acquisition of properties located in Arkansas. The sellers, which were affiliates of Skyline Health Care, had encountered financial difficulties and requested the Predecessor Company to acquire these properties. The defendants have filed an answer denying the plaintiffs’ claims and asserting counterclaims based on breach of contract. The parties are currently engaged in discovery.

In January 2021, Joseph Schwartz, Rosie Schwartz and certain companies owned by them filed a third complaint in Illinois state court in Cook County, Illinois, which has nearly identical claims to the initial federal case but was limited to claims related to the Kentucky and Massachusetts properties. The complaint has not been properly served on any of the defendants, and, accordingly, the defendants did not respond to the complaint. On January 11, 2023, the Cook County Circuit Court granting a motion to quash service on all defendants. In March 2023, the plaintiffs filed a new complaint and again attempted to serve it on the defendants. The defendants filed a motion to dismiss the complaint on the basis that service was defective. The court granted this motion and dismissed the complaint on June 20, 2023.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. Commitments and Contingencies (Cont.)

In each of these complaints, the plaintiffs asserted claims for fraud, breach of contract and rescission arising out of the defendants’ alleged failure to perform certain post-closing obligations under the purchase contracts. The Company has potential direct exposure for these claims because the subsidiaries of the Predecessor Company that were named as defendants are now subsidiaries of the Operating Partnership. Additionally, the Operating Partnership is potentially liable for the claims made against Moishe Gubin, Michael Blisko and the Predecessor Company pursuant to the provisions of the contribution agreement, under which the Operating Partnership assumed all of the liabilities of the Predecessor Company and agreed to indemnify the Predecessor Company and its affiliates for such liabilities. The Company and the named defendants believe that the claims set forth in the complaints are without merit. The named defendants intend to vigorously defend the litigation and to assert counterclaims against the plaintiffs based on their failure to fulfill their obligations under the purchase contracts, interim management agreement, and operations transfer agreements. The Company believes this matter will be resolved without a material adverse effect to the Company.

As noted above, the March 2020 and January 2021 complaints also related to the Predecessor Company’s planned acquisition of five properties located in Massachusetts. Certain subsidiaries of the Predecessor Company purchased loans related to these properties in 2018 for a price of $7.74 million with the expectation that the subsidiaries would acquire title to the properties and the loans would be retired. The subsidiaries subsequently advanced $3.1 million under the loans to satisfy other liabilities related to the properties. The planned acquisition/settlement with the sellers/owners and borrowers was cancelled because they were forced to surrender their licenses to operate healthcare facilities on these properties due to their cash flow issues. In July 2022, the Company as lender sold four of the five properties at auction for the total amount of $4.4 million. In December 2022, the Company took title to the fifth property. The Company is in the process of pursuing collection efforts with respect to the balance outstanding and plans to sell the foreclosed property and pursue the guarantors of the loans to recover the unpaid principal balances as well as protective advances and collection costs.

Note 9. Equity Incentive Plan

The Company has adopted the 2021 Equity Incentive Plan (the “Plan”). The Plan permits the grant of both options qualifying under Section 422 of the Internal Revenue Code (“incentive stock options”) and options not so qualifying, and the grant of stock appreciation rights, stock awards, incentive awards, performance units, and other equity-based awards. A total of 250,000 shares have been authorized to be granted under the Plan.

As of June 30, 2023, 225,100 shares were available for grant. No shares were issued during the six month periods ended June 30, 2023 and 2022.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. Stockholders’ Equity and Distributions

The Company elected and qualified to be treated as a REIT commencing with the taxable year ended December 31, 2022. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pays tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income, including net capital gains. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions that it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years.

As of June 30, 2023, there were a total of 6,365,856 shares of common stock issued and outstanding. The outstanding shares were held by a total of approximately 508 stockholders of record, including certain affiliates of the Company who held 864,240 of these shares.

At June 30, 2023, there were 45,436,232 OP units outstanding. Under the terms of the partnership agreement for the Operating Partnership, such holders have the right to request the cash redemption of their OP units. If a holder requests redemption, the Company has the option of issuing shares of common stock to the requesting holder instead of cash. The OP unit holders are required to obtain Company approval prior to the sale or transfer of any or all of such holder’s OP units.

The Company has reserved a total of 45,436,232 shares of common stock that may be issued, at the Company’s option, upon redemption of the OP units outstanding as of June 30, 2023.

NOTE 11. Related Party Transactions and Economic Dependence

The following entities and individuals are considered to be Related Parties:

Moishe Gubin	CEO & Chairman of the Board and a stockholder of the Company
Michael Blisko	Director and a stockholder of the Company
Nahman Eingal	Chief Financial Officer and a stockholder of the Company
Operating entities	See list below

Lease Agreements with Related Parties

As of June 30, 2023 and December 31, 2022, each of the Company’s facilities was leased and operated by separate tenants. Each tenant is an entity that leases the facility from one of the Company’s subsidiaries and operates the facility as a healthcare facility. The Company had 41 tenants out of 83 who were related parties as of June 30, 2023, and December 31, 2022. Most of the lease agreements are triple net leases.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

The following table sets forth details of the lease agreements in force between the Company and its subsidiaries and lessees that are related parties as of June 30, 2023:

			Related Party Ownership in Manager/Tenant/ Operator (1) (2)
State	Lessor / Company Subsidiary	Tenant/ Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
	Master Lease Indiana
IN	1020 West Vine Street Realty, LLC	The Waters of Princeton II, LLC	49.24%	50.25%	$1,045,506	3.00%	1.27%	8/1/2025	2 five year
IN	12803 Lenover Street Realty LLC	The Waters of Dillsboro – Ross Manor II LLC	49.24%	50.25%	1,353,655	3.00%	1.64%	8/1/2025	2 five year
IN	1350 North Todd Drive Realty, LLC	The Waters of Scottsburg II LLC	49.24%	50.25%	1,089,527	3.00%	1.32%	8/1/2025	2 five year
IN	1600 East Liberty Street Realty LLC	The Waters of Covington II LLC	49.24%	50.25%	1,309,634	3.00%	1.59%	8/1/2025	2 five year
IN	1601 Hospital Drive Realty LLC	The Waters of Greencastle II LLC	49.24%	50.25%	1,100,532	3.00%	1.33%	8/1/2025	2 five year
IN	1712 Leland Drive Realty, LLC	The Waters of Huntingburg II LLC	49.24%	50.25%	1,045,506	3.00%	1.27%	8/1/2025	2 five year
IN	2055 Heritage Drive Realty LLC	The Waters of Martinsville II LLC	49.24%	50.25%	1,133,548	3.00%	1.37%	8/1/2025	2 five year
IN	3895 South Keystone Avenue Realty LLC	The Waters of Indianapolis II LLC	49.24%	50.25%	891,431	3.00%	1.08%	8/1/2025	2 five year
IN	405 Rio Vista Lane Realty LLC	The Waters of Rising Sun II LLC	49.24%	50.25%	638,309	3.00%	0.77%	8/1/2025	2 five year
IN	950 Cross Avenue Realty LLC	The Waters of Clifty Falls II LLC	49.24%	50.25%	1,518,735	3.00%	1.84%	8/1/2025	2 five year
IN	958 East Highway 46 Realty LLC	The Waters of Batesville II LLC	49.24%	50.25%	946,458	3.00%	1.14%	8/1/2025	2 five year
IN	2400 Chateau Drive Realty, LLC	The Waters of Muncie II LLC	49.24%	50.25%	792,383	3.00%	0.96%	8/1/2025	2 five year
IN	The Big H2O LLC	The Waters of New Castle II LLC	49.24%	50.25%	726,351	3.00%	0.88%	8/1/2025	2 five year

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/ Operator (1) (2)
State	Lessor / Company Subsidiary	Tenant/ Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Average annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
	Master Lease Tennessee
TN	115 Woodlawn Drive, LLC	Lakebridge, a Waters Community, LLC	50.00%	50.00%	1,514,820	3.00%	1.84%	8/1/2031	2 five year
TN	146 Buck Creek Road, LLC	The Waters of Roan Highlands, LLC	50.00%	50.00%	1,111,794	3.00%	1.35%	8/1/2031	2 five year
TN	704 5th Avenue East, LLC	The Waters of Springfield, LLC	50.00%	50.00%	917,230	3.00%	1.11%	8/1/2031	2 five year
TN	2501 River Road, LLC	The Waters of Cheatham, LLC	50.00%	50.00%	1,111,794	3.00%	1.35%	8/1/2031	2 five year
TN	202 Enon Springs Road East, LLC	The Waters of Smyrna, LLC	50.00%	50.00%	1,264,666	3.00%	1.53%	8/1/2031	2 five year
TN	140 Technology Lane, LLC	The Waters of Johnson City, LLC	50.00%	50.00%	1,167,384	3.00%	1.41%	8/1/2031	2 five year
TN	835 Union Street, LLC	The Waters of Shelbyville, LLC	50.00%	50.00%	1,334,153	3.00%	1.62%	8/1/2031	2 five year
	Master Lease Tennessee 2
TN	505 North Roan, LLC	Agape Rehabilitation & Nursing Center, A Water’s Community LLC	50.00%	50.00%	1,628,910	3.00%	1.97%	7/1/2031	2 five year
TN	14510 Highway 79, LLC	Waters of McKenzie, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	1,279,858	3.00%	1.55%	7/1/2031	2 five year
TN	6500 Kirby Gate Boulevard, LLC	Waters of Memphis, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	1,745,261	3.00%	2.11%	7/1/2031	2 five year
TN	978 Highway 11 South, LLC	Waters of Sweetwater, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	1,745,261	3.00%	2.11%	7/1/2031	2 five year
TN	2830 Highway 394, LLC	Waters of Bristol, A Rehabilitation & Nursing Center, LLC	50.00%	50.00%	2,327,014	3.00%	2.82%	7/1/2031	2 five year

F-74

STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

			Related Party Ownership in Manager/Tenant/ Operator (1) (2)
State	Lessor/ Company Subsidiary	Manager/ Tenant/ Operator	Moishe Gubin/Gubin Enterprises LP	Michael Blisko/Blisko Enterprises LP	Average Annual rent over life of lease	Annual Escalation	% of total rent	Lease maturity	Extension options
IL	516 West Frech Street, LLC	Parker Rehab & Nursing Center, LLC	50.00%	50.00%	498,350	Varies between $12,000 and $24,000 annually	0.60%	3/31/2031	None
IN	1316 North Tibbs Avenue Realty, LLC	Westpark A Waters Community, LLC	50.00%	50.00%	549,884	3.00%	0.67%	6/1/2024	2 five year
IL	Ambassador Nursing Realty, LLC	Ambassador Nursing and Rehabilitation Center II, LLC	40.00%	40.00%	1,005,313	3.00%	1.22%	2/28/2026	2 five year
IL	Momence Meadows Realty, LLC	Momence Meadows Nursing and Rehabilitation Center, LLC	50.00%	50.00%	1,038,000	None	1.26%	12/30/2025	None
IL	Forest View Nursing Realty, LLC	Forest View Rehabilitation and Nursing Center, LLC	50.00%	50.00%	1,215,483	3.00%	1.47%	12/1/2024	2 five year
IL	Lincoln Park Holdings, LLC	Lakeview Rehabilitation and Nursing Center, LLC	40.00%	40.00%	1,260,000	None	1.53%	5/31/2031	None
IL	Continental Nursing Realty, LLC	Continental Nursing and Rehabilitation Center, LLC	40.00%	40.00%	1,575,348	None	1.91%	3/1/2031	None
IL	Westshire Nursing Realty, LLC	City View Multicare Center, LLC	50.00%	50.00%	1,788,365	3.00%	2.17%	9/1/2025	2 five year
IL	Belhaven Realty, LLC	Belhaven Nursing and Rehabilitation Center, LLC	50.00%	50.00%	2,134,570	3.00%	2.59%	2/28/2026	2 five year
IL	West Suburban Nursing Realty, LLC	West Suburban Nursing and Rehabilitation Center, LLC	40.00%	40.00%	1,961,604	None	2.38%	11/1/2027	None
IN	1585 Perry Worth Road, LLC	The Waters of Lebanon, LLC	50.00%	50.00%	116,676	3.00%	0.14%	6/1/2027	2 five year
IL	Niles Nursing Realty LLC	Niles Nursing & Rehabilitation Center LLC	50.00%	50.00%	2,409,998	3.00%	2.92%	2/28/2026	2 five year
IL	Parkshore Estates Nursing Realty, LLC	Parkshore Estates Nursing and Rehabilitation Center, LLC	50.00%	50.00%	2,454,187	3.00%	2.97%	12/1/2024	2 five year
IL	Midway Neurological and Rehabilitation Realty, LLC	Midway Neurological and Rehabilitation Center, LLC	50.00%	50.00%	2,547,712	3.00%	3.09%	2/28/2026	2 five year
IL	4343 Kennedy Drive, LLC	Hope Creek Nursing and Rehabilitation Center, LLC	27.50%	27.50%	478,958	3.00%	0.58%	10/1/2030	2 five year
IL	Oak Lawn Nursing Realty, LLC	Oak Lawn Respiratory and Rehab center, LLC	50.00%	50.00%	$637,092	None	0.76%	6/1/2031	None

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. Related Party Transactions and Economic Dependence (cont.)

Lease Agreements with Related Parties (cont.)

(1)	The interests of the two listed related parties are not held through any commonly owned holding companies. Mr. Gubin’s interests are held directly/indirectly by Gubin Enterprises LP. Mr. Blisko’s interests are held by Blisko Enterprises LP and New York Boys Management, LLC.
(2)	Each of the tenants is a limited liability company. The percentages listed reflect the owners’ percentage ownership of the outstanding membership interests in each tenant.

Guarantees from Related Parties

As of June 30, 2023 and December 31, 2022 Mr. Gubin and Mr. Blisko were not parties to any guarantees of any debt of the Company or its subsidiaries.

Balances with Related Parties

	June 30, 2023	December 31, 2022
	(amounts in $000s)
Straight-line rent receivable	$13,143	$11,591
Tenant portion of replacement reserve	$9,971	$10,227
Notes receivable	$7,450	$7,816

Payments from and to Related Parties

	Six Months ended June 30,		Three Months ended June 30,
	2023	2022	2023	2022
	(amounts in $000s)		(amounts in $000s)
Rental income received from related parties	$26,286	27,171	$14,448	13,599

Other Related Party Relationships

On June 30, 2023 and December 31, 2022, the Company had approximately $0.4 million and $4.7 million, respectively, on deposit with OptimumBank. Mr. Gubin is the Chairman of the Board of OptimumBank, and Mr. Blisko is a director.

On June 14, 2022, the Company purchased an $8 million note held by Infinity Healthcare Management, a company controlled by Mr. Blisko and Mr. Gubin. The note was issued by certain unaffiliated tenants. It bears interest at 7% per annum, payable annually. The principal amount of the note becomes payable 120 days after the date on which tenants are first able to exercise the purchase option for the properties contained in their lease. The purchase option becomes exercisable upon the Company’s ability to deliver fee simple title to the properties.. If the tenants do not exercise the option within this period, then the outstanding balance of the note will thereafter be payable in thirty-six (36) equal monthly installments of principal and interest.

NOTE 12. Income Taxes

The Company elected and qualified to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2022.

As a REIT, the Company generally is not subject to federal income tax on its net taxable income that it distributes currently to its stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If the Company fails to qualify for taxation as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company’s income for that year will be taxed at regular corporate rates, and the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. Even if the Company qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and assets and to federal income and excise taxes on its undistributed income.

The Company follows recent accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-than-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

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STRAWBERRY FIELDS REIT, INC. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. Fair Value of Financial Instruments

The Company is required to disclose the fair value of financials instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, accounts payable and accrued expenses approximate their carrying value on the Condensed Consolidated balance sheets due to their short-term nature. The Company’s foreclosed real estate is recorded at fair value on a non-recurring basis and is included in real estate investments on the Condensed Consolidated balance sheets. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market values by licensed appraisers or local real estate brokers and knowledge and experience of management. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the Condensed Consolidated balance sheets are reported below:

		June 30, 2023		December 31, 2022
(amounts in $000s)	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Note payable, other debt, and bonds	3	$478,584	480,740	$455,415	$454,523
Notes receivable	3	$17,809	17,065	$19,419	$18,479

The fair value of the notes payable, other debt, bonds and notes receivable are estimated using a discounted cash flow analysis.

NOTE 14. Subsequent Events

During July 2023, the BVI Company issued additional Series D Bonds with a par value of NIS 70.0 million and raised a gross amount of $19.2 million (NIS 69.8 million). The Bonds were issued at a price of 99.7%.

On August 10, 2023 our Board of Directors approved a dividend distribution of $0.11 per share. The dividend will be paid prior to September 29, 2023.

NOTE 15. Financing Income (Expenses), Net

	Six months ended June 30,		Three months ended June 30
	2023	2022	2023	2022
	(amounts in $000s)		(amounts in $000s)
Financing expenses
Interest expenses with respect to bonds	$(2,657)	$(3,665)	$(1,443)	$(1,495)
Interest expenses on loans from banks and others	(7,982)	(5,374)	(4,124)	(3,593)
Interest expenses with respect to leases	(37)	(41)	(18)	(20)
Other financing expenses (including related parties), net	-	(59)	-	610
Total financing expenses	$(10,676)	$(9,139)	$(5,585)	(4,498)
Financing income	$558	$100	$275	(52)
Interest Expense, Net	$(10,118)	$(9,039)	$(5,310)	(4,550)

F-77

Report of Independent Auditor

To WC Indiana Properties Group:

We have audited the combined statements of revenues and certain expenses (the “Statements”) of the WC-Indiana Properties Group for the two month period ended December 31, 2022 and the six month period ended June 30, 2023, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the combined statement of revenues and certain expenses of WC-Indiana Properties Group for the two month period ended December 31, 2022 and the six month period ended June 30, 2023, and the related notes to the combined financial statements in accordance with the basis of accounting described in Note 2.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the WC-Indiana Properties Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter — Basis of Accounting

As discussed in notes to the combined financial statements, the accompanying combined financial statements were prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Strawberry Fields REIT, Inc., as described in note 2 and are not intended to be a complete presentation of the WC-Indiana Properties Group’s combined revenue and expenses.

Responsibilities of Management for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with the basis of accounting described in Note 1, and for determining that the basis of accounting is an acceptable basis for the preparation of the combined financial statements in the circumstances. Management is also responsible for the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of certain internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

F-78

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

●	Obtain an understanding of internal controls relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the WC-Indiana Properties Group’s internal controls. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the WC-Indiana Properties Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

August 14, 2023

F-79

WC-INDIANA PROPERTIES GROUP

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

TWO MONTH PERIOD ENDED DECEMBER 31, 2022 AND SIX MONTH PERIOD ENDED JUNE 30, 2023

(Dollars in Thousands)

	Two Months Ended December 31 2022	Six Months Ended June 30 2023
Revenues:
Rental revenue	$2,189	6,725

Certain expense:
Property taxes	78	391

REVENUES IN EXCESS OF CERTAIN EXPENSES	$2,111	6,334

See accompanying notes to combined statement of revenue and certain expenses.

F-80

WC-INDIANA PROPERTIES GROUP

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

TWO MONTH PERIOD ENDED DECEMBER 31, 2022 AND SIX MONTH
PERIOD ENDED JUNE 30, 2023

NOTE 1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

WC-Indiana Properties Group (the “Properties Group”), which is not a legal entity, but rather a combination of certain real estate entities and operations as described below, is engaged in the business of owning and leasing certain healthcare facilities located in the State of Indiana. The accompanying combined statements of revenue and certain expenses (the “Statements”) relate to the operations of the Properties Group, consisting of leasing 19 skilled nursing facilities with 1,659 licensed beds and 5 assisted living facilities with 193 beds, of which 29 beds are licensed (the “Facilities”). The Facilities are owned by WC-Castleton LLC, WC-Chesterfield LLC, WC-Columbia City LLC, WC-Dunkirk LLC, WC-Fort Wayne LLC, WC-Hartford City LLC, WC-Hobart LLC, WC-Huntington LLC, WC-Lagrange LLC, WC-Middletown LLC, WC-Peru LLC, WC-Rockport LLC, WC-Rushville LLC, WC-Sullivan LLC, WC-Syracuse LLC, WC-Tipton LLC, WC-Wabash LLC and WC-Wakarusa LLC (collectively, the “Sellers”), all of which are affiliates of the WC-Indiana, LLC.

On June 8, 2023, the Sellers and Strawberry Fields REIT Inc. (the “Purchaser”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to with the Purchaser agreed to purchase the Facilities. The Purchaser is not an affiliate of the Sellers. The Purchaser will assign the right to acquire the Facilities to newly organized indirect subsidiaries of the Strawberry Fields Realty, LP, the Purchaser’s operating partnership. The purchase price for the Facilities is $102.0 million, payable at the closing. Under the Purchase Agreement, the Purchaser will also make a loan of approximately $6.5 million to the Properties, which will be scheduled to be repaid within 60 days of the closing. The Purchaser anticipates closing the acquisition in August 2023; however, there are no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of these Facilities is subject to substantial conditions to closing.

The accompanying combined statements of revenues and certain expenses (the “Statements”) relate to the operations of the Properties.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenue and expenses to be incurred in the future operations of the Properties Group, have been excluded. Such excluded items include depreciation and amortization, interest expense, related party fees, management fees, non-recurring professional fees, and other miscellaneous revenue and expenses not directly related to the proposed future operations of the Properties Group.

Revenue Recognition

Rental income from the Facilities is derived from the leasing of healthcare facilities to tenants/operators under a master lease. The lease is for a fixed term and provides for annual rentals and expense reimbursements to be paid in monthly installments. Rental revenues relating to the lease, which contains specified rental increases over the life of the lease are recognized on the straight-line basis. Recognizing income on a straight-line basis requires the Properties Group to calculate the total non-contingent rent containing specified rental increases over the life of the lease and to recognize the revenue evenly over that life. This method results in rental income in the early years of a lease being higher than actual cash received. At some point during the lease, depending on its terms, the cash rent payments eventually exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. The Properties Group assesses the collectability of straight-line rent in accordance with the applicable accounting standards and reserve policy. If the lessees becomes delinquent in rent owed under the terms of the lease, the Properties Group may provide a reserve against the recognized straight-line rent receivable asset for a portion, up to its full value, that the Properties Group estimates may not be recoverable

F-81

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Use of Estimates

The preparation of the Statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that could affect the amounts of reported revenues and certain operating expenses. Actual results could differ from those estimates.

Commitments and Contingencies

The Properties Group may be subject to legal claims and disputes in the ordinary course of business. Management believes any settlement of any existing potential claims and dispute would not have a material impact on the Properties Group’s revenues and certain expenses.

NOTE 3.	MINIMUM FUTURE LEASE RENTALS

The Facilities are leased under a master lease agreement with a group of tenants. As of June 30, 2023, the minimum future cash rents receivable under this non-cancelable operating lease in each of the next five years and thereafter are as follows (dollars in thousands):

Years Ending:
2023 (six-month period)	$4,750
2024	9,854
2025	12,065
2026	14,324
2027	14,611
Thereafter	27,528
Total	$83,132

NOTE 4.	TENANT CONCENTRATIONS

For the two month period ended December 31, 2022 and the six month period ended June 30, 2023, the properties were leased under a master lease to a group of related tenants. No single tenant accounted for a significant amount of rental revenue.

NOTE 5.	SUBSEQUENT EVENTS

Management has evaluated the events and transactions that have occurred through August 14, 2023, the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements.

F-82

Unaudited Pro Forma Condensed Combined Financial Information

On June 8, 2023, Strawberry Fields REIT Inc (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”), with WC-Castleton LLC, WC-Chesterfield LLC, WC-Columbia City LLC, WC-Dunkirk LLC, WC-Fort Wayne LLC, WC-Hartford City LLC, WC-Hobart LLC, WC-Huntington LLC, WC-Lagrange LLC, WC-Middletown LLC, WC-Peru LLC, WC-Rockport LLC, WC-Rushville LLC, WC-Sullivan LLC, WC-Syracuse LLC, WC-Tipton LLC, WC-Wabash LLC and WC-Wakarusa LLC (collectively, the “Sellers”) with respect to the purchase of 24 healthcare facilities located in Indiana (the “Facilities”). The Sellers are not affiliates of the Company. The Company will assign the right to acquire the Facilities to newly organized indirect subsidiaries of the Strawberry Fields Realty, LP, the Company’s operating partnership.

The purchase price for the Facilities is $102.0 million, payable at the closing. The Company has made a deposit of $4.0 million under the Purchase Agreement, which will be applied to pay a portion of the purchase price at the closing. The Company plans to pay the balance of the purchase price utilizing funds provided by a third-party lender and the Company’s current working capital.

Under the Purchase Agreement, the Company will also make a loan of approximately $6.5 million to the Sellers, which will be due and payable within 60 days of the closing.

The Facilities are currently leased under an initial seven-year master lease agreement to a group of tenants affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. Under the master lease, (i) the tenants are paying annual first year rent of $9.5 million, on a triple net basis (ii) the tenants have three options to extend the lease. The first option is for three years, the two remaining options are for five years each, and (iii) the tenants have an option to buy the properties after six years for $127 million. The material terms of the master lease will not be modified as a result of the purchase of the Facilities. The tenants operate the Facilities as skilled nursing and assisted living facilities.

The 24 Facilities are comprised of nineteen skilled nursing facilities with 1,659 licensed beds and five assisted living facilities with 193 beds, of which 29 beds are licensed.

The material terms of the Purchase Agreement include: (i) a deposit of $4.0 million made at the signing of the Purchase Agreement, which is non-refundable except as otherwise specifically provided in the Purchase Agreement; (ii) as a condition precedent to Sellers’ obligation to close, the Company’s performance of and satisfaction of covenants and representations and warranties as detailed in the Purchase Agreement; (iii) as the Company’s sole and exclusive remedy in the event of Sellers’ material breach of failure to perform any of its covenants under the Purchase Agreement, the Company’s right to either file an action for specific performance of Sellers’ obligation to perform under the Purchase Agreement or to declare the Purchase Agreement terminated and have the deposit returned to the Company, as liquidated damages; (iv) as Sellers’ sole and exclusive remedy in the event of the Company’s material breach or failure to perform any of its covenants under the Purchase Agreement, Sellers’ right to terminate the Purchase Agreement in its entirety and retain the deposit as liquidated damages; and (v) the Company’s agreement that the Facilities are being purchased “as-is”, except for the limited representations and covenants of the Sellers under the Purchase Agreement.

The Company anticipates closing the acquisition in August 2023; however, we can give no assurance that the closing will occur within this timeframe, or at all. The potential acquisition of these Facilities is subject to substantial conditions to closing.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2023 is presented as if the acquisition was completed on June 30, 2023. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022, and for the six months ended June 30, 2023 are presented as if the acquisition was completed on November 1, 2022.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2022 only includes the operating results of the WC-Indiana Properties Group for the period from November 1, 2022 through December 31, 2022. The operating results of the WC-Indiana Properties Group for the period from January 1, 2022 to October 31, 2022, were excluded because the Facilities were leased to unaffiliated tenants on substantially different terms during this period, including significantly higher rent for the first six months of 2022 and no rent for the period from June 1, 2022 through October 31, 2022.

The following unaudited pro forma condensed consolidated financial information has been prepared to comply with Article 11 of Regulation S-X, as promulgated by the SEC. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company and notes thereto presented elsewhere in this prospectus for the six months ended June 30, 2023, and the fiscal year ended December 31, 2022, and the combined statements of revenues and certain expenses for two month period ended December 31, 2022 and six month period ended June 30, 2023 of WC-Indiana Properties Group. The unaudited pro forma balance sheet and statement of operations are not necessarily indicative of what the actual financial position and operating results would have been had the acquisition had occurred on the dates indicated nor are they indicative of future operating results of the Company.

F-83

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(In thousands)

	Strawberry Fields REIT Inc.	Indiana Property Acquisition		Proforma Combined

Assets
Real estate investments, net	$430,030	102,000	(a)	532,030
Cash and cash equivalents	37,600	(24,386)	(b)	13,214
Restricted cash and equivalents	29,500	-		29,500
Straight-line rent receivable, net	24,321	-		24,321
Right of use lease asset	1,675	-		1,675
Goodwill, other intangible assets and lease rights	10,118	-		10,118
Deferred financing expenses	5,650	1,076	(c)	6,726
Notes receivable, net	17,809	6,500	(d)	24,309
Other assets	950	-		950
Total Assets	$557,653	85,190		642,843

Liabilities
Accounts payable and accrued liabilities	$14,666	-		14,666
Bonds, net	102,744	19,190	(e)	121,934
Notes payable and other debt	375,840	66,000	(f)	441,840
Operating lease liability	1,675	-		1,675
Other liabilities	10,636	-		10,636
Total Liabilities	$505,561	85,190		590,751

Equity
Additional paid in capital	5,792	-		5,792
Accumulated other comprehensive income	905	-		905
Retained earnings	1,401	-		1,401
Total Stockholders’ Equity	$8,098	-		8,098
Non-controlling interest	$43,994			43,994
Total Equity	$52,092	-		52,092
Total Liabilities and Equity	$557,653	85,190		642,843

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

F-84

Unaudited Pro Forma Condensed Combined Statements of Income

FOR THE YEAR ENDED DECEMBER 31, 2022

	Strawberry Fields REIT Inc.	WC-Indiana Properties Group		Proforma Adjustments		Proforma Combined

Revenues
Rental revenues	$92,543	2,189	(g)	72	(h)	94,804

Expenses:
Depreciation	$25,530	-		1,051	(i)	26,581
Amortization	3,028	-		-		3,028
General and administrative expenses	6,012	-		-		6,012
Property taxes	13,131	78		72	(h)	13,281
Facility rent expenses	532	-		-		532
Provision for credit losses	(5,636)	-		-		(5,636)
Total expenses	$42,597	78		1,123		43,798
Income from operations	49,946	2,111		(1,051)		51,006

Interest expense, net	$(20,507)	-		(1,226)	(e)(f)	(21,733)
Amortization of deferred financing costs	(504)	-		(49)	(c)	(553)
Mortgage insurance premium	(1,704)	-		-		(1,704)
Total interest expense	$(22,715)	-		(1,275)		(23,990)
Other income (loss):
Other income	120	-		-		120
Foreign currency transaction loss	(10,932)	-		-		(10,932)
Total other income (loss)	(10,812)	-		-		(10,812)
Net income	$16,419	2,111		(2,326)		16,204

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

F-85

Unaudited Pro Forma Condensed Combined Statements of Income

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Strawberry Fields REIT Inc.	WC-Indiana Properties Group		Proforma Adjustments		Proforma Combined

Revenues
Rental revenues	$48,554	6,725	(g)	59	(h)	55,338

Expenses:
Depreciation	$12,461	-		3,154	(i)	15,615
Amortization	1,514	-		-		1,514
Loss on real estate investment impairment	2,451	-		-		2,451
General and administrative expenses	2,413	-		-		2,413
Property taxes	7,435	391		59	(h)	7,885
Facility rent expenses	272	-		-		272
Total expenses	$26,546	391		3,213		30,150
Income from operations	22,008	6,334		(3,154)		25,188

Interest expense, net	$(10,118)	-		(3,678)	(e)(f)	(13,796)
Amortization of deferred financing costs	(253)	-		(146)	(c)	(399)
Mortgage insurance premium	(833)	-		-		(833)
Total interest expense	$(11,204)	-		(3,824)		(15,028)
Other expense	(983)	-		-		(983)
Net income	$9,821	6,334		(6,978)		9,177

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

F-86

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

On June 8, 2023, Strawberry Fields REIT Inc. (the “Company’) entered into a Purchase Agreement, with multiple sellers with respect to the purchase of 24 healthcare facilities located in Indiana (the “Facilities”). The sellers are not affiliates of the Company. The Company will assign the right to acquire the Facilities to newly organized indirect subsidiaries of Strawberry Fields Realty, LP, the Company’s operating partnership.

The historical financial statements have been adjusted in the pro forma condensed combined financial statements to give effect for (i) transaction accounting adjustments (ii) autonomous entity adjustments and (iii) management’s adjustments, as required.

The pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been if the acquisition of the WC-Indiana Properties Group occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Purchase Price Allocation

The Company intends to account for the planned acquisition as an asset acquisition. We will measure the value of the acquired physical assets (land, building and building improvements, site improvements, and furniture fixtures and equipment) by allocating the total cost of the acquisition on a relative fair value basis. The Company expects to allocate the total cost as follows (in thousands):

Land	$4,667
Building and building improvements	79,778
Furniture, fixtures and equipment	17,555
Total purchase price	$102,000

3.	Pro Forma Adjustments

(a)	Represents the adjustment to record the assets to be purchased in the planned acquisition of the Facilities at relative fair value based on the total cost of the acquisition.
(b)	Represents the cash and cash equivalents to be utilized to pay a portion of the purchase price for the Facilities at closing, to fund the $6,500,000 loan to the sellers and to pay related debt issuance costs.
(c)	Represents debt issuance costs of $1,076,000 related to the funding of the acquisition that are deferred and recorded as a reduction of the related debt liability and amortized to interest expense over the remaining term of the related debt liability utilizing the interest method.
(d)	Represents the $6,500,000 loan to be made to the sellers, which will be due and payable 60 days after the closing.
(e)	Represents Series D bonds issued to finance the acquisition. The Series D bonds bear interest at a the rate 9.1% per annum and mature in June 2026.
(f)	Represents the planned borrowing under a new commercial bank mortgage facility to be established by the Company, which will be utilized to fund a portion of the acquisition price. Loans under the facility bear interest at the Secured Overnight Financing Rate (“SOFR”) plus a margin of 3.5% and mature in 5 years from the date of the loans. For purposes of the pro forma statements of operations, the interest rate is assumed to be 8.67%, which is equal to SOFR plus the 3.5% margin on June 30, 2023.
(g)	Represents straight-line monthly income for the period stated. The Company recognizes rental revenue for operating leases on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of a leased asset.
(h)	Represents real estate taxes for the stated period. The Company reports revenues and expenses within our triple-net leased properties for real estate taxes that are escrowed and obligations of the tenants in accordance with their respective leases with us.
(i)	Real estate costs related to the acquisition and improvement of properties are capitalized and depreciated over the expected life of the asset on a straight-line basis. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Building and improvements	7-53 years
Equipment and personal property	1-14 years

(j)

F-87

SHARES

STRAWBERRY FIELDS REIT, INC.

COMMON STOCK

PRELIMINARY PROSPECTUS

Compass Point	Ladenburg Thalmann

               , 2023

UNTIL , 2023 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

Information Not Required in Prospectus

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered by this prospectus, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee, the NYSE American Listing Fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$
NYSE American Listing Fee
FINRA Filing Fee
Printing and Engraving Expenses
Legal Fees and Expenses (other than Blue Sky)*
Accounting Fees and Expenses
Transfer Agent and Registrar Fees
Other Expenses**
Total	$

* Includes reimbursement of underwriters’ counsel fees

** Includes travel, organizational expenses, consulting fees

Item 32. Sales to Special Parties.

See Response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

In June 2023 the Company completed an initial offering in Israel of Series D Bonds with a par value of NIS 82.9 million ($22.9 million). The Series D Bonds were issued at par. During July 2023, the BVI Company issued additional Series D Bonds with a par value of NIS 70.0 million and raised a gross amount of $19.2 million (NIS 69.8 million). The Bonds were issued at a price of 99.7%. The Series D Bonds were issued in overseas directed offerings exclusively to investors in Israel in reliance on SEC Regulation S. The Series D Bonds are listed on the TASE. Aggregate commissions paid by the Company were $0.7 million.

During February 2023, the Company issued an additional NIS 40.0 million in par value of Series C Bonds and received a gross amount of $10.7 million (NIS 38.1 million). The Bonds were issued at a price of 95.25%.The Series C Bonds were issued in an overseas directed offering exclusively to investors in Israel in reliance on SEC Regulation S. The Series C Bonds are listed on the TASE. Aggregate commissions paid by the Company were $0.25 million.

In June and November 2022, the Company issued 29,410 and 60,450 shares, respectively, of common stock in exchange for an equal number of OP Units held by entities controlled by Michael Blisko, Moishe Gubin and Ted Lerman. Mr. Blisko and Mr. Gubin are affiliates of the Company. The issuance of the OP units was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

In October 2021, the Company issued 5,580 shares of its common stock to employees of the Company and certain of its affiliates. The issuance of the shares was made in reliance on Rule 701 under the Securities Act.

In August 2021, the Operating Partnership issued 1,545,217 OP units to the sellers of six properties acquired by the Operating Partnership. The sellers were under common control of a single individual owner. The OP units were issued in payment of $16,997,000 of the acquisition cost of the properties. The issuance of the OP units was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act. In May of 2023 the Company repurchased these OP units.

In July 2021, the Company issued 19,320 shares of its common stock to employees of the Company and certain of its affiliates. The issuance of the shares was made in reliance on Rule 701 under the Securities Act.

II-1

In July 2021, the BVI Company, a subsidiary of the Company, issued Series C Bonds with a par value of NIS 208.0 million ($64.7 million). The Series C Bonds were issued at par. The Series C Bonds were issued in an overseas directed offering exclusively to investors in Israel in reliance on SEC Regulation S. The Series C Bonds are listed on the TASE. Aggregate commissions paid by the BVI Company were $1.6 million.

In June 2021, the Operating Partnership issued 51,686,280 OP units to the Predecessor Company in exchange for the contribution of all of the assets of the Predecessor Company to the Operating Partnership. The Operating Partnership also assumed all of the liabilities of the Predecessor Company. The issuance of the OP units was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

In June 2021, the Company issued 5,824,846 shares of its common stock to 420 holders of the OP units in exchange for 5,824,846 OP units. The shares were issued exclusively to accredited investors in reliance on Rule 506(b) of Regulation D.

In December 2020, the Predecessor Company issued 73 preferred units to Empire Indemnity, a company controlled by Moishe Gubin and Michael Blisko, two of the Controlling Members of the Predecessor Company, in exchange for a cash purchase price of $45,000 per preferred unit. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.

In September 2020, the Predecessor Company issued 71 common units and 462 of preferred units to 20 investors at a price of $40,000 per common unit and $45,000 per preferred unit. The total purchase price for the units sold in this offering was $23,630,000, of which $2,340,000 was paid in cash and the balance was paid through the cancellation of debt owned by the Predecessor Company to the investors. The issuance of such units was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act. The purchasers include the following related parties:

● Empire Indemnity, a company controlled by Moishe Gubin and Michael Blisko, two of the Controlling Members of the Predecessor Company, purchased 402 common units for an aggregate cash price of $18,090,000.

● 516 West Frech St II, LLC, a company controlled by Moishe Gubin and Michael Blisko, two of the Controlling Members of the Predecessor Company, acquired 11 common units and 20 preferred units for an aggregate price of $1,340,000, which was paid through cancellation of indebtedness owed by the Predecessor Company to the purchaser.

● Strawberry Patch Bet, LLC, a company controlled by Moishe Gubin and Michael Blisko, two of the Controlling Members of the Predecessor Company, acquired 15 common units and 30 preferred units for an aggregate price of $1,950,000, which was paid through cancellation of indebtedness owed by the Predecessor Company to the purchaser.

● T&N Realty, LLC, a company controlled by Nahman Eingal, one of the Company’s executive officers, purchased 2 common units and 4 preferred units for an aggregate cash price of $260,000.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

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Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.” In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Strawberry Fields Realty LP, the partnership of which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements. See Index to Financial Statements and the related notes thereto.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

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EXHIBIT INDEX

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1	Articles of Amendment and Restatement of Strawberry Fields REIT, Inc., incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

3.2	Amended and Restated Bylaws of Strawberry Fields REIT, Inc., incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

4.1*	Description of Capital Stock

5.1*	Opinion of Shapiro Sher Guinot & Sandler P.A. regarding the validity of the securities being registered

8.1*	Opinion of Shutts & Bowen LLP with respect to tax matters

10.1	Deed of Trust dated April 23, 2018, between Strawberry Fields REIT, LTD and Mishmeret Trust Services Company Ltd. .incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.2	Deed of Trust dated November 24, 2015, between Strawberry Fields REIT, LTD and Mishmeret Trust Services Company Ltd., incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.3	Deed of Trust dated July 27, 2021 between Strawberry Fields REIT, LTD and Mishmeret Trust Services Company Ltd., incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.4	First Amended and Restated Agreement of Limited Partnership dated June 1, 2021 of Strawberry Fields Realty LP, incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.5	Contribution Agreement dated June 8, 2021 between Strawberry Fields REIT, Inc., Strawberry Fields REIT, LLC and of Strawberry Fields Realty LP., incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.6	Tax Protection Agreement effective as of June 8, 2021 among Strawberry Fields Realty LP, Strawberry Fields REIT, Inc. and Strawberry Fields REIT, LLC., incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.7	Strawberry Fields REIT, Inc. 2021 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.8	Term Loan and Security Agreement dated March 18, 2022, by and among Strawberry Fields Realty LP and certain subsidiaries thereof named as Borrowers, and Popular Bank, as Agent and Lender., incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form 10 filed with the Securities and Exchange Commission as of July 12, 2022.

10.9	Indemnification Agreement effective January 13, 2020 between the Company and Essel Bailey incorporated herein by reference to Exhibit 10.1 to the Form 10-Q filed with the Securities and Exchange Commission as of September 8, 2022.

10.10	Indemnification Agreement effective January 13, 2020 between the Company and Jack Levine Bailey incorporated herein by reference to Exhibit 10.2 to the Form 10-Q filed with the Securities and Exchange Commission as of September 8, 2022.

10.11	Indemnification Agreement effective January 13, 2020 between the Company and Michael Blisko incorporated herein by reference to Exhibit 10.3 to the Form 10-Q filed with the Securities and Exchange Commission as of September 8, 2022.

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10.12	Indemnification Agreement effective January 13, 2020 between the Company and Moishe Gubin incorporated herein by reference to Exhibit 10.4 to the Form 10-Q filed with the Securities and Exchange Commission as of September 8, 2022.

10.13	Indemnification Agreement effective January 13, 2020 between the Company and Reid Shapiro incorporated herein by reference to Exhibit 10.5 to the Form 10-Q filed with the Securities and Exchange Commission as of September 8, 2022.

10.14	Deed of Trust dated June 19, 2023, between Strawberry Fields REIT, LTD and Mishmeret Trust Services Company Ltd. ,incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission as of August 14, 2023

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of Hacker Johnson and Smith P.A.

23.2	Consent of Hacker Johnson and Smith P.A.

23.3 *	Consent of Shapiro Sher Guinot & Sandler P.A. (included in Exhibit 5.1)

23.4*	Consent of Shutts & Bowen LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included in signature page to this Registration Statement on Form S-11)

107	Filing Fee Table

* To be filed by amendment.

† Compensatory plan or arrangement.

Item 37. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Bend, Indiana, on the 21st day of August, 2023.

STRAWBERRY FIELDS REIT, INC.

By:	/s/ Moishe Gubin
Name:	Moishe Gubin
Title:	Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Moishe Gubin and Nahman Eingal, and each of them, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Moishe Gubin		August 21, 2023
Moishe Gubin	Director and Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ Nahman Eingal		August 21, 2023
Nahman Eingal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Name	Title	Date

/s/ Moishe Gubin	Chairman and Chief Executive Officer (Principal Executive Officer)	August 21, 2023
Moishe Gubin
/s/ Nahman Eingal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2023
Nahman Eingal
/s/ Michael Blisko	Director	August 21, 2023
Michael Blisko
/s/ Essel Bailey	Director	August 21, 2023
Essel Bailey
/s/ Jack Levine	Director	August 21, 2023
Jack Levine
/s/ Reid Shapiro	Director	August 21, 2023
Reid Shapiro

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